As filed with the Securities and Exchange Commission on December 28, 2000
                                                        Registration No. 333-

----------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                                    ____________
                                      FORM S-4
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933
                                    ____________
                                   WORLDCOM, INC.
               (Exact name of Registrant as specified in its charter)

              Georgia                      4813               58-1521612

           (State or other              (Primary          (I.R.S. Employer
           jurisdiction of               Standard           Identification
           incorporation or             Industrial               No.)
            organization)             Classification
                                       Code Number)

                                    ____________
                                 Bernard J. Ebbers
                       President and Chief Executive Officer
                                   WorldCom, Inc.
                              500 Clinton Center Drive
                            Clinton, Mississippi  39056
                                  (601) 460-5600


     (Address, including zip code, and    (Name and address, including zip
     telephone number, including area     code, and telephone number, including
     code, of Registrant's principal      area code, of agent for service)
     executive offices)
                                   ____________
                                  With copies to:

                 Scott D. Sullivan                      Andrew R. Keller
              Chief Financial Officer              Simpson Thacher & Bartlett
                   WorldCom, Inc.                     425 Lexington Avenue
              500 Clinton Center Drive              New York, NY 10017-3954
            Clinton, Mississippi  39056

                                    ____________

          Approximate date of commencement of proposed sale to the public:
     As soon as practicable after the Registration Statement becomes effective.
                                    ____________

          If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
                                    ____________

                          CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------

                                                       Proposed Maximum                                     Amount of
         Title of Each Class of       Amount to be    Offering Price per        Proposed Maximum          Registration
       Securities to be Registered     Registered            Share          Aggregate Offering Price         Fee<F3>
     -----------------------------   --------------  -------------------   ------------------------    -----------------
     WorldCom, Inc. --
       WorldCom Group Common
       Stock, par value $0.01 per
       share <F1><F2>. . . . . . . .       N/A             N/A                   N/A                        N/A
                                     -------------   -------------------   ------------------------    -----------------
     WorldCom, Inc. --
       MCI Group Common Stock, par
       value $0.01 per share
       <F1><F2>. . . . . . . . . . .       N/A             N/A               $2,881,000,000              $720,250
                                     -------------   -------------------   ------------------------    -----------------

     <F1>
      If the tracking stock proposal described herein is approved by the shareholders, each share of the Registrant's Common Stock, par value $0.01 per share (the "Existing Common Stock"), will be changed into one share of WorldCom, Inc. -- WorldCom Group Common Stock, par value $0.01 per share ("WorldCom group stock") and 1/25 of a share of WorldCom, Inc. MCI Group Common Stock, par value $0.01 per share ("MCI group stock"). The number of shares of WorldCom group stock being registered is equal to the number of shares of Existing Common Stock outstanding immediately before the tracking stock proposal is implemented, and the number of shares of MCI group stock being registered is equal to 1/25 of the number of shares of Existing Common Stock outstanding immediately before the tracking stock proposal is implemented. In accordance with Rule 457(o) under the Securities Act of 1933, (the "Securities Act"), the number of shares being registered is not included in the table.

     <F2>
      Each share of WorldCom group stock and MCI group stock includes a preferred stock purchase right. The value, if any, of this right is reflected in the market price of the related common stock. Accordingly, no separate fee is paid.

     <F3>
      Based upon the book value of the Registrant's historical interest in the MCI group of $2,881,000,000 as of September 30, 2000.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Red herring text    The information is not complete and may be changed.
     We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED DECEMBER 28, 2000
                         PROXY STATEMENT AND PROSPECTUS OF
                                   WORLDCOM, INC.
                       SPECIAL MEETING OF SHAREHOLDERS TO BE
              HELD AT           , LOCAL TIME, ON                , 2001
                                ___________________
                                                                        , 2001
     Dear Shareholder,

          You are cordially invited to attend a special meeting of WorldCom,
     Inc. shareholders, to be held on    , 2001, at 10:00 a.m., local time,
     at 500 Clinton Center Drive, Clinton, Mississippi.

          As part of our ongoing efforts to create additional value for our shareholders, our board of directors requests your approval to amend our charter to effect a recapitalization that will replace our existing common stock with two new series of our common stock that are intended to reflect, or track, the performance of our WorldCom businesses and our MCI businesses. We believe that this new capital structure will facilitate our efforts to continue to create value for our shareholders by highlighting our distinct businesses.

          If the shareholders approve the recapitalization, each share of our existing common stock will be changed into one share of WorldCom group stock and 1/25 of a share of MCI group stock. After the recapitalization, a common shareholder's ownership in WorldCom, Inc. will then be represented by two stocks: WorldCom group stock and MCI group stock. We will seek the listing of both the WorldCom group stock and the MCI group stock on the Nasdaq National Market.

          We intend to pay a quarterly dividend of $          per share on
     the MCI group stock. We do not intend to pay dividends on the WorldCom group stock in the foreseeable future.

          At the special meeting, we will be asking you to vote in favor of a proposed amendment to our charter to permit the creation of the tracking stock capital structure. Approval of the amendment will permit us to issue the WorldCom group stock and MCI group stock. The terms of the

     WorldCom group stock and the MCI group stock, along with other important information, are included in this proxy statement and prospectus.

          At the special meeting, you will also be asked to consider and approve a proposal to amend the fair price provisions of our charter to reflect the tracking stock structure.

          Our board of directors unanimously recommends that you vote "FOR" the tracking stock proposal and the proposal to amend the fair price provisions of our charter.

          This proxy statement provides you with detailed information about the proposals. We encourage you to read this entire document.

          I look forward to seeing you at the special meeting.

                                         Sincerely,


                                         Bernard J. Ebbers
                                         President and Chief Executive Officer

     FOR A DISCUSSION OF THE MATERIAL RISKS INVOLVED IN CONNECTION WITH THE PROPOSALS SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROXY STATEMENT AND PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT AND PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          This proxy statement and prospectus is dated   , 2001 and is first
     being mailed to shareholders on or about  ________________, 2001.

                        HOW YOU CAN OBTAIN MORE INFORMATION

          This proxy statement and prospectus incorporates important information that is not included in or delivered with this document. You may request a copy of this information at no cost, by writing or telephoning us at the following address:

                                   WorldCom, Inc.
                              500 Clinton Center Drive
                            Clinton, Mississippi  39056
                     Attention:  Investor Relations Department
                    Telephone:  (877) 624-9266 or (601) 460-5600

          TO OBTAIN TIMELY DELIVERY, YOU MUST MAKE THIS REQUEST NO LATER THAN
     FIVE BUSINESS DAYS BEFORE           , 2001, THE DATE OF THE SPECIAL
     MEETING.

          YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT AND PROSPECTUS TO VOTE ON THE MATTERS BEING CONSIDERED AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT AND PROSPECTUS. THIS PROXY STATEMENT
     AND PROSPECTUS IS DATED           , 2001. YOU SHOULD NOT ASSUME THAT THE
     INFORMATION CONTAINED IN THIS PROXY STATEMENT AND PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT AND PROSPECTUS TO SHAREHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                  [WorldCom Logo]
                              500 Clinton Center Drive
                             Clinton, Mississippi 39056

                     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                           Clinton, Mississippi         , 2001

          The special meeting of shareholders of WorldCom, Inc. will be held
     on   , 2001, at 10:00 a.m. local time, at 500 Clinton Center Drive,
     Clinton, Mississippi for the purpose of:

          - considering and approving a proposal to amend our articles of incorporation, which would provide for each outstanding share of our existing common stock to be changed into one share of WorldCom group stock and 1/25 of a share of MCI group stock; and

          - considering and approving a proposal to amend the fair price provisions of our articles of incorporation to reflect the tracking stock structure.

          Proposed articles of amendment to our charter to be voted on at the special meeting are included in Annex I and Annex II to the accompanying proxy statement and prospectus.

          You can vote if you were a shareholder of record on     , 2001 of
     our common stock or any of our series B, series D, series E, series F or series G preferred stock.

          Your vote is important.  Please vote in one of these ways:

               1) use the toll-free telephone number shown on your proxy card;

               2) visit and cast your vote at the web site listed on the proxy card; or

               3)   mark, sign and return the accompanying proxy.

                                            By Order of the Board of Directors

                                                             Scott D. Sullivan
                                                                     Secretary

                                                                          Page
                                 Table of Contents

     QUESTIONS AND ANSWERS ABOUT THE PROPOSALS.........................      1
     SUMMARY...........................................................      2
     RISK FACTORS......................................................     15
       Risks Relating to Our New Tracking Stock Capital Structure......     15
       Risks Relating to Our WorldCom Group Operations.................     21
       Risks Relating to Our MCI Group Operations......................     23
     CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS.........     24
     INFORMATION ABOUT THE SPECIAL MEETING AND VOTING..................     25
       Date, Time and Place of the Special Meeting.....................     25
       Proposals to be Considered at the Special Meeting...............     25
       Who Can Vote....................................................     25
       Shares Outstanding..............................................     25
       Voting of Shares................................................     25
       Voting of Proxies...............................................     25
       Votes Required to Approve the Proposals.........................     25
       How You Can Vote................................................     26
       Revocation of Proxy.............................................     26
       Quorum..........................................................     26
       Solicitation of Proxies.........................................     26
     PROPOSAL 1 - THE TRACKING STOCK PROPOSAL..........................     28
       Description of Proposal 1 - The Tracking Stock Proposal.........     28
       Recommendation of Our Board of Directors........................     30
       Dividend Policy.................................................     31
       The WorldCom Group and the MCI Group............................     31
       Description of WorldCom Group Stock and MCI Group Stock.........     31
       U.S. Federal Income Tax Considerations..........................     49
       Stock Exchange Listings.........................................     50
       Stock Transfer Agent and Registrar..............................     51
       Financial Advisors..............................................     51
       Effect on Existing Stock Based Awards, Preferred Stock and
         Warrants.....................................................      51
       No Dissenters' Rights...........................................     51
     BUSINESS OF THE WORLDCOM GROUP....................................     52
     BUSINESS OF THE MCI GROUP.........................................     67
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
        RESULTS OF OPERATIONS OF WORLDCOM, INC.........................     75
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
        RESULTS OF OPERATIONS OF THE WORLDCOM GROUP (AN INTEGRATED
        BUSINESS OF WORLDCOM, INC.)....................................     96
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
        RESULTS OF OPERATIONS OF THE MCI GROUP (AN INTEGRATED BUSINESS
        OF WORLDCOM, INC.)............................................     108
     RELATIONSHIP BETWEEN THE WORLDCOM GROUP AND THE MCI GROUP
       General Policy.................................................     117

       Amendment and Modification of the Policy Statement.............    117
       Corporate Opportunities........................................    117
       Relationship Between the Groups................................    118
       Dividend Policy................................................    120
       Financial Reporting; Allocation Matters........................    120
     PROPOSAL 2 - AMENDMENTS TO FAIR PRICE PROVISIONS OF CHARTER......    121
     PRINCIPAL SHAREHOLDERS...........................................    122
     PRICE RANGE AND DIVIDENDS ON EXISTING COMMON STOCK...............    124
     INFORMATION ABOUT SHAREHOLDER PROPOSALS..........................    124
     LEGAL AND TAX OPINIONS...........................................    125
     EXPERTS..........................................................    125
     WHERE YOU CAN FIND MORE INFORMATION..............................    125
     INDEX TO FINANCIAL STATEMENTS....................................    F-1

     ANNEX I --    Proposed Articles of Amendment to the Second Amended and
                   Restated Articles of Incorporation of WorldCom, Inc. to
                   Establish Tracking Stock

     ANNEX II--    Proposed Articles of Amendment to Fair Price Provisions of
                   the Second Amended and Restated Articles of Incorporation of WorldCom, Inc.

                     QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

     Q-1:     What am I being asked to vote on?

     A-1: We are asking you to approve articles of amendment to our charter to permit us to change each outstanding share of our existing common stock into one share of WorldCom group stock and 1/25 of a share of MCI group stock.

              We are also asking you to approve a proposal to amend the fair price provisions of our charter to reflect the tracking stock structure.

     Q-2:     Should I vote "FOR" the proposals?

     A-2: Yes. Our directors unanimously recommend that you vote "FOR" both of the proposals. We are soliciting your vote "FOR" the proposals with this proxy statement.

     Q-3: What will my existing common stock represent if the tracking stock proposal is implemented?

     A-3: Each shares of our existing common stock will be changed into one share of WorldCom group stock and 1/25 of a share of MCI group stock. For example, if you own 101 shares of existing common stock, you would receive 101 shares of WorldCom group stock, 4 shares of MCI group stock and cash in lieu of 1/25 of a share of MCI group stock. The cash to be received would be equal to 1/25 of the closing price of the MCI group stock on the date the tracking stock proposal is implemented. Neither the WorldCom group nor MCI group will be a separate independent entity.

     Q-4:     Should I send in my stock certificates?

     A-4: No. Each old share certificate will represent your new interests in the WorldCom group stock and MCI group stock. Shortly after the implementation of the tracking stock proposal, you will receive instructions on how proposal, you will receive instructions on how you may, at your option, exchange your existing stock certificates for new stock certificates representing your WorldCom group stock and MCI group stock.

     Q-5:     How do I vote on the proposals?

     A-5: You may vote by telephone or via the Internet. You may also mail your signed proxy card in the enclosed return envelope, but please do so as soon as possible so that your shares may be represented at the special meeting. Or, you may attend the special meeting, as we describe in this proxy statement and
              prospectus.  The special meeting will take place on    , 2001.

     Q-6: If I hold my shares through a broker, how do I vote on the proposals?

     A-6: You should have received with this proxy statement and prospectus a voting instruction card. If you have further questions on voting, please contact your broker.

     Q-7:     Can I change my vote?

     A-7: Yes. If you vote by proxy, you may revoke that proxy at any time before it is voted at the special meeting. You may do this by (1) voting again by telephone or on the Internet prior to the special meeting; (2) signing another proxy card with a later date and returning it to us prior to the special meeting; or (3) attending the special meeting in person and casting a ballot.

              If you own your shares through a broker, your broker can tell you how to change your vote.

     Q-8:     What happens if I do not vote on the proposals?

     A-8: If you do not return a proxy card or otherwise vote on the proposals, the effect will be the same as if you have voted "AGAINST" the proposals. We urge you to vote "FOR" both of the proposals.

     Q-9:     Whom can I call with questions?

     A-9: If you have any questions about the proposals, please call us at (___) ___-____.

                                      SUMMARY

          This summary, together with the "Questions and Answers About the Proposals" on the preceding page, highlights important information from this proxy statement and prospectus. To understand the tracking stock proposal fully and for a more complete description of the legal terms of the tracking stock proposal, you should read carefully this entire document.

          In this proxy statement and prospectus, "we," "us," "our," "ours" and "WorldCom" refer to WorldCom, Inc. and its subsidiaries.

     TRACKING STOCK

          We are asking you to permit us to create two new series of common stock. The WorldCom group stock is intended to reflect or "track" the separate performance of our data, Internet, international and commercial voice businesses and the MCI group stock is intended to track the performance of our consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access operations. These groups are collections of businesses that we have grouped together in order for us to issue WorldCom group stock and MCI group stock. The groups are not separate legal entities and cannot issue any securities. Holders of WorldCom group stock and holders of MCI group stock will be shareholders of WorldCom, Inc. only and will not have an ownership interest in the WorldCom group or the MCI group or any company in these groups. As a result, holders of WorldCom group stock and holders of MCI group stock will be subject to the benefits and risks associated with an investment in WorldCom and all of our businesses, assets and liabilities.

          We cannot assure you that either the WorldCom group stock or the MCI group stock will reflect the separate performance of the WorldCom group or the MCI group as we intend. In particular, we cannot assure you that the terms of WorldCom group stock and MCI group stock will guarantee a linkage between their market prices and group performance. In addition, the market prices of WorldCom group stock and MCI group stock could be affected by factors that do not affect the market price of the stock you now own. We discuss these risks more fully beginning on page 15.

          If shareholders approve the tracking stock proposal, we will be able to change each share of our existing common stock into one share of WorldCom group stock and 1/25 of a share of MCI group stock. From that point forward, you will be able to decide whether to retain or sell either or both series of common stock, depending on your investment objectives.

          The following chart contrasts our current capital structure and our capital structure following the completion of the expected recapitalization:

                               OUR CAPITAL STRUCTURE

    CURRENT STRUCTURE                               TRACKING STOCK STRUCTURE


                              [GRAPHIC AT THIS POINT]


                                 WORLDCOM, INC.

          We provide a broad range of integrated communications and managed network services to both U.S. and non-U.S. based corporations. We are a global communications company utilizing a strategy based on being able to provide service through our own facilities throughout the world instead of being restricted to a particular geographic location. We call this our "on-net" strategy. The on-net approach allows our customers to send data streams or voice traffic across town, across the U.S., or to any of our networks in Europe or Asia, without ever leaving our networks. The on-net approach provides our customers with superior reliability and low operating costs. Our core business is communications services, which includes voice, data, Internet and international services. During each of the last three years, more than 90% of our operating revenues were derived from communications services.

          Our principal executive offices are located at 500 Clinton Center Drive, Clinton, Mississippi 39056 and our telephone number is
     (601) 460-5600. We are incorporated under the laws of the State of Georgia.

     OUR OPERATIONS TRACKED BY WORLDCOM GROUP STOCK

          Through the WorldCom group, we provide a broad range of integrated communications and managed network services to both U.S. and non-U.S. based corporations using our extensive and advanced facilities-based communications networks. We call our networks "facilities-based" because we offer our services globally through company-owned facilities. Offerings include data services, Internet-related services, commercial voice services, and international services. We believe we are positioned to use our global assets and customer base to lead the new generation of fast growing, e-commerce and data-driven segments of the communications industry.

          WorldCom group stock is intended to reflect the separate performance of the WorldCom group, which includes the assets and liabilities shown in the combined balance sheets of the WorldCom group. If we acquire interests in other businesses, we intend to attribute those assets and any related liabilities to the WorldCom group or MCI group in accordance with our tracking stock policy statement. All net income and cash flows generated by the assets attributed to the WorldCom group will be attributed to the WorldCom group and all net proceeds from any disposition of these assets will also be attributed to the WorldCom group.

     OUR OPERATIONS TRACKED BY MCI GROUP STOCK

          Through the MCI group, we provide a broad range of retail and wholesale communications services, including long distance voice communications, consumer local voice telecommunications, wireless messaging, private line services and dial-up Internet access services. Our retail services are provided to consumers and small businesses in the United States. We are the second-largest carrier of long distance telecommunications services in the United States. We provide a wide range of long distance telecommunications services, including basic long distance telephone service, dial around such as our 10-10-321 service, collect calling, operator assistance and calling card services (including prepaid calling cards) and toll-free or 800 services. We offer these services individually and in combinations. Through combined offerings, we provide customers with benefits such as single billing, unified services for multi-location companies and customized calling plans. Our wholesale businesses include wholesale long distance voice and data services provided to carrier customers and other resellers, and dial-up Internet services.

          MCI group stock is intended to reflect the separate performance of the MCI group, which includes the assets and liabilities shown in the combined balance sheets of the MCI group. If we acquire interests in other businesses, we intend to attribute those assets and any related liabilities to the MCI group or the WorldCom group in accordance with our tracking stock policy statement. All net income and cash flows generated by the assets attributed to the MCI group will be attributed to the MCI group and all net proceeds from any disposition of these assets will also be attributed to the MCI group.

                                THE SPECIAL MEETING

     PROPOSALS TO BE CONSIDERED AT THE MEETING (PAGE 25)

          We are asking you to consider and vote upon the following proposals at the special meeting:

              - PROPOSAL 1: The adoption of articles of amendment to our charter pursuant to which our board of directors intends to create the WorldCom group stock and MCI group stock with the terms described under "Proposal 1

                 - The Tracking Stock Proposal--Description of WorldCom Group Stock and MCI Group Stock."

              - PROPOSAL 2: The adoption of articles of amendment to our charter pursuant to which, as described under "Proposal 2 - Amendment to Fair Price Provisions of Charter," we will amend the fair price provisions of our charter to reflect the tracking stock structure.

     VOTE REQUIRED TO APPROVE THE PROPOSALS (PAGE 25)

          The following shareholder votes are required for approval of the proposals:

              -  PROPOSAL 1: The favorable vote by a majority of:

                 - all of the outstanding shares of our existing common
                   stock; and

                 - all of the outstanding shares of our existing common
                   stock and our series B, series D, series E, series F and series G preferred stock voting together as a single voting group.

              -  PROPOSAL 2: The favorable vote by:

                 - 70% of the shares present at a special meeting of our
                   existing common stock and our series B, series D, series E, series F and series G preferred stock voting together as a single voting group; and

                 - a majority of all of the outstanding shares of our
                   existing common stock and our series B, series D, series E, series F and series G preferred stock voting together as a single group.

          Our directors and executive officers beneficially owned
     approximately    % of the outstanding shares of our existing common
     stock and none of the outstanding shares of our existing series B,
     series D, series E, series F and series G preferred stock on          ,
     2001.

                 PROPOSAL 1 - THE TRACKING STOCK PROPOSAL (PAGE 28)

     THE TRACKING STOCK ARTICLES OF AMENDMENT (PAGE 28)

          The adoption of the articles of amendment to our charter will:

              -    permit us to issue a total of      billion shares of our
                   common stock as WorldCom group stock and      million
                   shares of our common stock as MCI group stock; and

              - provide for each outstanding share of our existing common stock to be exchanged for one share of WorldCom group stock and 1/25 of a share of MCI group stock.

          If subsequent considerations arise, our board of directors can decide not to create WorldCom group stock and MCI group stock even if our shareholders have approved the articles of amendment.

     REASONS FOR PROPOSAL 1 - THE TRACKING STOCK PROPOSAL (PAGE 28)

          We expect the tracking stock proposal to:

              -    permit greater market recognition of our businesses;

              -    increase the effectiveness of management incentives;

              -    enhance our strategic flexibility; and

              -    increase our financial flexibility.

     For additional reasons for the tracking stock proposal, see "Proposal 1
     - The Tracking Stock Proposal -- Background of and Reasons for Proposal 1 - The Tracking Stock Proposal."

       COMPARISON OF EXISTING COMMON STOCK WITH WORLDCOM GROUP STOCK AND MCI GROUP STOCK (PAGE 33)

          The following table compares the terms of our existing common stock to the terms of WorldCom group stock and MCI group stock. This comparison should be read together with the more detailed information set forth under "Proposal 1 - The Tracking Stock Proposal -- Description of WorldCom Group Stock and MCI Group Stock."


                                          Existing                 WorldCom Group                MCI Group
                                        Common Stock                   Stock                       Stock
                                 ------------------------    ------------------------   ------------------------
     DIVIDENDS:(SEE PAGE 33)     None.                       None for the foreseeable   Expected quarterly
                                                             future.                    dividend of $       per
                                                                                        share paid at the
                                                                                        discretion of our board
                                                                                        of directors.

     VOTING RIGHTS:(SEE PAGE     One vote per share.         One vote per share.        Variable, based on
     33)                                                                                relative average market
                                                                                        prices of the two series
                                                                                        of common stock.

     CONVERSION AT OPTION OF     Not convertible.            Not convertible.           Convertible into WorldCom
     BOARD OF DIRECTORS:(SEE                                                            group stock.
     PAGE 35)

     REDEMPTION IN EXCHANGE      Not redeemable.             Redeemable for common      Redeemable for common
     FOR THE STOCK OF A                                      stock of WorldCom          stock of WorldCom
     SUBSIDIARY AT OPTION OF                                 subsidiary holding all     subsidiary holding all
     BOARD OF DIRECTORS:(SEE                                 assets and liabilities     assets and liabilities
     PAGE 37)                                                attributed to the          attributed to the MCI
                                                             WorldCom group.            group.










                                         19


     RIGHTS ON SALE OF AT        None.                       Holders will receive a     Holders will receive a
     LEAST 80% OF ASSETS                                     dividend or their shares   dividend or their shares
     ATTRIBUTED TO A GROUP:                                  will be redeemed or the    will be redeemed or
     (SEE PAGE 38)                                           MCI group stock will be    converted into WorldCom
                                                             converted into WorldCom    group stock at the option
                                                             group stock at the option  of our board of
                                                             of our board of            directors.
                                                             directors. In limited
                                                             circumstances, WorldCom
                                                             group stock may be
                                                             converted into MCI group
                                                             stock.

     DISSOLUTION:(SEE PAGE 42)   Receives remaining          Receives remaining         Receives remaining
                                 WorldCom assets in equal    WorldCom assets on a per   WorldCom assets on a per
                                 amounts per share of        share basis in proportion  share basis in proportion
                                 existing common stock.      to liquidation units per   to liquidation units per
                                                             share. Each share has one  share. Each share has
                                                             liquidation unit.          1/25 of one liquidation
                                                                                        unit.


     TRACKING STOCK POLICY STATEMENT (PAGE 117)

          Our board of directors has adopted a tracking stock policy statement to govern the ongoing relationship between the WorldCom group and the MCI group where the holders of WorldCom group stock and MCI group stock may have potentially divergent interests. Our board of directors may change our tracking stock policy statement at any time without shareholder approval.

          Our tracking stock policy statement provides that we will resolve all material matters as to which the holders of WorldCom group stock and the holders of MCI group stock may have potentially divergent interests in a manner that our board of directors, or any special committee appointed by the board at such time, determines to be in the best interests of WorldCom, Inc. The best interests of WorldCom, Inc.
     may be different from the best interests of the holders of one series of stock. The tracking stock policy statement provides that due consideration will be given to the potentially divergent interests and all other interests of the separate series of our common stock that our board of directors, or any special committee appointed by the board, deems relevant.

          Our tracking stock policy statement also requires:

              -    centralized management of most financial activities;

                                         20


              - debt allocated to the MCI group to carry an interest rate equal to the weighted average interest rate of WorldCom, Inc. plus a spread that will be determined by the board of directors based upon rates at which the MCI group would borrow if it was a wholly owned subsidiary of WorldCom but did not have the benefit of any guarantee by WorldCom;

              - the MCI group to be charged a fee by the WorldCom group for use of its fiber optic systems and the WorldCom group to be charged a fee by the MCI group for use of its business voice switched services and the fees to be equal to a proportion, based on usage, of the group's costs. All other material transactions between the groups are intended to be on an arm's-length basis;

              - the transfer of assets and liabilities between the businesses attributed to one group and the businesses attributed to the other group to be at fair value; and

              - corporate opportunities to be allocated in our overall best interests.

     ATTRIBUTION OF PROCEEDS OF ISSUANCES OF COMMON STOCK (PAGE 42)

          If we issue shares of a series of common stock for cash or other property, we will attribute the proceeds of that issuance to the group related to the series of common stock that we are issuing. However, if there are shares of the series of stock being issued reserved for the other group or for issuance to the holders of the series of stock related to the other group, our board of directors will decide whether any portion of the proceeds should be attributed to such other group.

     RISK FACTORS (PAGE 15)

          When evaluating the tracking stock proposal, you should be aware of the risk factors we describe under "Risk Factors," starting on page
     15.

     U.S. FEDERAL INCOME TAX CONSIDERATIONS (PAGE 49)

          We have been advised by Simpson Thacher & Bartlett that the WorldCom group stock and the MCI group stock will be considered our common stock for U.S. federal income tax purposes. This means that you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the tracking stock proposal, except for any cash received instead of fractional shares of MCI group stock. However, the Internal

                                         21


     Revenue Service could disagree. There are no court decisions or other authorities bearing directly on the terms of stock similar to those of the WorldCom group stock and the MCI group stock. In addition, the Internal Revenue Service has announced that it will not issue rulings on the characterization of stock with characteristics similar to the WorldCom group stock and the MCI group stock. Therefore, the tax treatment of the tracking stock proposal is subject to some uncertainty.

     STOCK EXCHANGE LISTINGS (PAGE 50)

          Our existing common stock is listed on the Nasdaq National
     Market. We expect to list WorldCom group stock on the Nasdaq National
     Market under the trading symbol "WCOM." We expect to list MCI group stock on the Nasdaq National Market under the trading symbol "MCIT."

     NO DISSENTERS' RIGHTS

          Under Georgia law, shareholders who dissent from the tracking stock proposal will not have appraisal rights.

     NO REGULATORY APPROVALS

          No state or federal regulatory approvals are required for the recapitalization.

        PROPOSAL 2 -- AMENDMENT TO FAIR PRICE PROVISION OF CHARTER (PAGE 121)

          We are also asking you to vote on a related proposal to amend the fair price provisions of our charter to reflect the tracking stock structure. In addition to approvals otherwise required by applicable law, the existing fair price provisions of our charter require approval by the holders of at least 70% of the outstanding shares of our capital stock whose holders are present at a meeting of shareholders to approve a business combination unless the combination is approved by our board or minimum price requirements are met. The fair price provision amendments would:

              - require 70% of the voting power of our outstanding shares of capital stock to approve a business combination instead of 70% of our outstanding shares of capital stock; and

              - provide that to satisfy the minimum price requirements, the price which must be paid for shares of a particular series of our capital stock in a business combination is required to be the highest stock purchase price paid for that particular series of capital stock, rather than for any series of capital stock.

                                         22


                                    ____________

     RECOMMENDATION OF OUR BOARD OF DIRECTORS

          Our board of directors has carefully considered each of the proposals and believes that the approval of both proposals by the shareholders is advisable and in the best interests of WorldCom. Our board of directors unanimously recommends that you vote "FOR" both the proposals.







































                                         23


                  SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                                 OF WORLDCOM, INC.

          We derived the selected historical consolidated financial data presented below from our consolidated financial statements and related notes, which include the WorldCom group and the MCI group. Our audited consolidated financial statements for each of the years ended December
     31, 1997, 1998 and 1999 and unaudited consolidated financial statements for the nine months ended September 30, 1999 and 2000 are included in this document. The pro forma data set forth below give effect to the recapitalization as though the recapitalization had occurred on January
     1, 1999. Arthur Andersen LLP, independent accountants, audited our consolidated financial statements for each of the years in the three-year period ended December 31, 1999.

          You should read the selected financial data together with our audited and unaudited consolidated financial statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations of WorldCom, Inc." included in this document.

          In reading the following selected financial data, please note the following:

              -    On September 14, 1998 we completed our merger with MCI
                   Communications Corporation. The MCI merger was accounted for as a purchase; accordingly, the operating results of MCI are included from the date of that acquisition.

              - Results for the nine months ended September 30, 2000 include a pre-tax charge of $93 million associated with the termination of the Sprint merger agreement, including regulatory, legal, accounting and investment banking fees and other costs, and a $685 million pre-tax charge associated with specific domestic and international wholesale accounts that were no longer deemed collectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000.

              - In 1998, we recorded a pre-tax charge of $196 million in connection with the Brooks Fiber Properties, Inc. merger, the MCI merger and certain asset write-downs and loss contingencies. Such charges included $21 million for employee severance, $17 million for Brooks Fiber
                   Properties direct merger costs, $38 million for conformance of Brooks Fiber Properties accounting policies, $56 million for exit costs under long-term

                                         24


                   commitments, $31 million for write-down of a permanently impaired investment and $33 million related to certain asset write-downs and loss contingencies. Additionally, in connection with certain 1998 business combinations, we made allocations of the purchase price to acquired in-process research and development totaling $429 million in the first quarter of 1998, related to the CompuServe
                   Corporation merger and the acquisition of ANS
                   Communications, Inc., and $3.1 billion in the third quarter of 1998 related to the MCI merger.

              - In connection with certain debt refinancings, we recognized in 1998 and 1997 extraordinary items of $129 million and $3 million, net of taxes, consisting of unamortized debt discount, unamortized issuance cost and prepayment fees.

              -    In 1998, the American Institute of Certified Public
                   Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This accounting standard required all companies to expense, on or before March 31, 1999, all start-up costs previously capitalized, and thereafter to expense all costs of start-up activities as incurred. This accounting standard broadly defines start-up activities as one-time activities related to the opening of a new facility, the introduction of a new product or service, the commencement of business in a new territory, the establishment of business with a new class of customer, the initiation of a new process in an existing facility or the commencement of a new operation.
                   We adopted this standard as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time, non-cash expense of $36 million, net of taxes. This expense represented start-up costs incurred primarily in conjunction with the development and construction of SkyTel Communications, Inc.'s messaging network.

              - Revenues and line costs for prior periods reflect classification changes for reciprocal compensation and central office based remote access equipment sales, which are now being treated as an offset to line costs instead of revenues. Previously, we recorded these items on a gross basis as revenues. Revenues and line costs for prior periods have also been adjusted to reflect the elimination of small business and consumer primary interexchange carrier, or PICC, charges from both revenues

                                         25


                   and line costs as a result of the Coalition for Affordable
                   Local and Long Distance Services, or CALLS, legislation which eliminated single line PICC as of July 1, 2000.













































                                         26




                                                    As or For the Years Ended           As or For the Nine Months
                                                          December 31,                     Ended September 30,
                                            ----------------------------------------   --------------------------
                                                1997          1998           1999          1999           2000
                                            -----------   -----------   -----------    ------------   -----------
                                                                                                Unaudited
                                                                                       --------------------------
                                                        (dollars in millions, except per share amounts)
     INCOME STATEMENT DATA:
     Revenues . . . . . . . . . . . . . .     $7,643        $17,617       $35,908        $26,586        $29,483
     Operating income (loss). . . . . . .        982           (942)        7,888          5,491          6,727
     Income (loss) before cumulative
       effect of accounting change and
       extraordinary items. . . . . . . .        185         (2,560)        4,013          2,710          3,559
     Cumulative effect of accounting
       change . . . . . . . . . . . . . .         --            (36)           --             --             --
     Extraordinary items. . . . . . . . .         (3)          (129)           --             --             --
     Net income (loss) applicable to
       common shareholders. . . . . . . .        143         (2,767)        3,941          2,656          3,510
     Preferred dividend requirement . . .         39             24             9              7              1

     Earnings (loss) per common share:
     Income (loss) before cumulative
       effect of accounting change and
       extraordinary items:
          Basic . . . . . . . . . . . . .       0.10          (1.35)         1.40           0.94           1.23
          Diluted . . . . . . . . . . . .       0.10          (1.35)         1.35           0.91           1.20

     Net income (loss):
          Basic . . . . . . . . . . . . .       0.10          (1.43)         1.40           0.94           1.23
          Diluted . . . . . . . . . . . .       0.09          (1.43)         1.35           0.91           1.20
     Weighted average shares:
          Basic . . . . . . . . . . . . .      1,470          1,933         2,821          2,815          2,864
          Diluted . . . . . . . . . . . .      1,516          1,933         2,925          2,923          2,919

     Unaudited WorldCom group pro forma
       net income per share <F1>:
          Basic . . . . . . . . . . . . .         --             --         $0.81             --          $0.71
          Diluted . . . . . . . . . . . .         --             --         $0.78             --          $0.70
     Unaudited MCI group pro forma net
       income per share <F1>:
          Basic . . . . . . . . . . . . .         --             --        $14.57             --         $12.72
          Diluted . . . . . . . . . . . .         --             --        $14.57             --         $12.72

                                         27


     BALANCE SHEET DATA:
     Total assets                            $24,400        $87,092       $91,072                       $99,893
     Long-term debt                            7,811         16,448        13,128                        18,700
     Shareholders' investment                 14,087         45,241        51,238                        55,277

     __________

     <F1>
      The WorldCom group stock and the MCI group stock net income calculations were calculated using the two-class method. The two-class method is an earnings formula that determines the earnings per share for WorldCom group stock and MCI group stock according to their participation rights in undistributed earnings. The combined financial statements of the MCI group and the WorldCom group will not present earnings per share because the MCI group stock and the WorldCom group stock are series of common stock of WorldCom, Inc. and because the MCI group and the WorldCom group are not legal entities with their own capital structure.

             Selected Historical Combined Financial and Operating Data
                               of the WorldCom Group

          We derived the selected financial data presented below from the combined financial statements and related notes of the WorldCom group. The audited combined financial statements of the WorldCom group for the year ended December 31, 1999 and unaudited combined financial statements of the WorldCom group for the nine months ended September 30, 1999 and September 30, 2000 are included in this document. You should read the selected financial data together with the combined financial statements of the WorldCom group and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the WorldCom Group (an Integrated Business of WorldCom, Inc.)."

          Significant events affecting our historical earnings trends include the following:

              - On September 14, 1998 we completed our merger with MCI. The MCI merger was accounted for as a purchase; accordingly, the operating results of MCI are included from the date of that acquisition.

              - Results for the nine months ended September 30, 2000 include a pre-tax charge of $93 million associated with the termination of the Sprint merger agreement, including regulatory, legal, accounting and investment banking fees and other costs, and a $340 million pre-tax charge associated with specific accounts that were deemed uncollectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000.

              - In 1998, we recorded a pre-tax charge of $177 million in connection with the Brooks Fiber Properties merger, the MCI merger and certain asset write-downs and loss contingencies. Such charges included $21 million for employee severance, $17 million for Brooks Fiber Properties direct merger costs, $38 million for conformance of Brooks Fiber Properties accounting policies, $37 million for exit costs under long-term commitments, $31 million for write-down of a permanently impaired investment and $33 million related to certain asset write-downs and loss contingencies. Additionally, in connection with certain 1998 business combinations, we made allocations of the purchase price to acquired in-process research and development totaling $176 million in the first quarter of 1998, related to the CompuServe merger, and $2.3 billion in the third quarter of 1998 related to the MCI merger.

              - In connection with certain debt refinancings, we recognized in 1998 and 1997 extraordinary items of $129 million and $3 million, net of taxes, consisting of unamortized debt discount, unamortized issuance cost and prepayment fees.

              - Revenues and line costs for prior periods reflect classification changes for reciprocal compensation which are now being treated as an offset to line costs instead of revenues. Previously, we recorded these items on a gross basis as revenues.

                                                         AT OR FOR THE                        AT OR FOR THE
                                                    YEARS ENDED DECEMBER 31,                NINE MONTHS ENDED
                                                                                              SEPTEMBER 30,
                                          -----------------------------------------    --------------------------
                                                1997            1998          1999          1999          2000
                                          --------------   ------------   ---------    ------------   ------------
                                             Unaudited       Unaudited                   Unaudited      Unaudited

                                                                    (dollars in millions)

     INCOME STATEMENT DATA:
     Revenues . . . . . . . . . . . . . .    $4,125          $9,809       $19,736       $14,648       $16,918
     Operating income (loss). . . . . . .       109          (1,422)        4,631         3,010         3,918
     Income (loss) before extraordinary
       items. . . . . . . . . . . . . . .        (9)         (2,060)        2,366         1,451         2,096
     Extraordinary items. . . . . . . . .        (3)           (129)           --            --            --
     Net income (loss). . . . . . . . . .       (51)         (2,231)        2,294         1,397         2,047
     Preferred dividend requirements. . .        39              24             9             7             1

     BALANCE SHEET DATA:
     Total assets . . . . . . . . . . . .    22,624          73,633        77,233                      86,463
     Long-term debt . . . . . . . . . . .     1,811          10,448         7,128                      12,700
     Allocated group net worth. . . . . .    19,152          42,291        48,738                      52,396

             SELECTED HISTORICAL COMBINED FINANCIAL AND OPERATING DATA
                                  OF THE MCI GROUP

          We derived the selected financial data presented below from the combined financial statements and related notes of the MCI group. The audited combined financial statements of the MCI group for the year ended December 31, 1999 and unaudited combined financial statements of the MCI group for the nine months ended September 30, 1999 and September 30, 2000 are included in this document. You should read the selected financial data together with the combined financial statements of the MCI group and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the MCI Group (an Integrated Business of WorldCom, Inc.)."

          Significant events affecting our historical earnings trends include the following:

              - On September 14, 1998 we completed our merger with MCI. The MCI merger was accounted for as a purchase; accordingly, the operating results of MCI are included from the date of that acquisition.

              - Results for the nine months ended September 30, 2000 include a $345 million pre-tax charge associated with specific wholesale accounts that were deemed uncollectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000.

              - In 1998, we recorded a pre-tax charge of $19 million for exit costs under long-term commitments in connection with the MCI merger. Additionally, in connection with certain 1998 business combinations, we made allocations of the purchase price to acquired in-process research and development totaling $253 million in the first quarter of 1998, related to the acquisition of ANS, and $775 million in the third quarter of 1998 related to the MCI merger.

              - In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This accounting standard required all companies to expense, on or before March 31, 1999, all start-up costs previously capitalized, and thereafter to expense all costs of start-up activities as incurred. This accounting standard broadly defines start-up activities as one-time activities related to the opening of a new facility, the introduction of a new product or service, the commencement of business in a new territory, the establishment of business with a new class of customer, the initiation of a new process in an existing facility or the commencement of a new operation. We adopted this standard as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time, non-cash expense of $36 million, net of taxes. This expense represented start-up costs incurred primarily in conjunction with the development and construction of SkyTel's messaging network.

              - Revenues and line costs for prior periods reflect classification changes for reciprocal compensation and central office based remote access equipment sales which are now being treated as an offset to line costs instead of revenues. Previously, we recorded these items on a gross basis as revenues. Revenues and line costs for prior periods have also been adjusted to reflect the elimination of small business and consumer PICC from both revenue and line costs as a result of the CALLS legislation which eliminated the PICC as of July 1, 2000.

                                                          AT OR FOR THE                       AT OR FOR THE
                                                     YEARS ENDED DECEMBER 31,               NINE MONTHS ENDED
                                            ---------------------------------------    --------------------------
                                                 1997           1998          1999          1999         2000
                                            ------------   ------------   ---------    ------------   ------------
                                               Unaudited     Unaudited                   Unaudited    Unaudited
                                                                     (dollars in millions)
     INCOME STATEMENT DATA:
     Revenues . . . . . . . . . . . . . .     $3,518         $7,808       $16,172       $11,938        $12,565
     Operating income . . . . . . . . . .        873            480         3,257         2,481          2,809
     Income (loss) before cumulative
       effect of accounting change. . . .        194           (500)        1,647         1,259          1,463
     Cumulative effect of accounting
       change . . . . . . . . . . . . . .         --             36            --            --             --
     Net income (loss). . . . . . . . . .        194           (536)        1,647         1,259          1,463

     BALANCE SHEET DATA:
     Total assets . . . . . . . . . . . .      1,932         13,880        14,815                       14,886
     Long-term debt . . . . . . . . . . .      6,000          6,000         6,000                        6,000
     Allocated group net worth (deficit).     (5,065)         2,950         2,500                        2,881

                                         32

                                    RISK FACTORS

          You should carefully consider the following risks and other information contained in this proxy statement and prospectus before deciding to vote in favor of the tracking stock proposal or the proposals to amend the fair price provisions of our charter.

     RISKS RELATING TO OUR NEW TRACKING STOCK CAPITAL STRUCTURE

                       RISKS RELATING TO BOTH SERIES OF STOCK

     THE MARKET PRICES OF WORLDCOM GROUP STOCK AND MCI GROUP STOCK MAY NOT REFLECT THE SEPARATE PERFORMANCE OF THE GROUPS

          The market price of WorldCom group stock may not reflect the separate performance of our non-MCI businesses. Similarly, the market price of MCI group stock may not reflect the separate performance of our MCI businesses. The market price of either or both series of stock could simply reflect the performance of WorldCom as a whole, or the market price could move independently of the performance of the businesses of the related group. Investors may discount the value of WorldCom group stock and MCI group stock because they are part of a common enterprise rather than stand-alone entities.

     THE MARKET PRICES OF WORLDCOM GROUP STOCK AND MCI GROUP STOCK COULD BE AFFECTED BY FACTORS THAT DO NOT AFFECT TRADITIONAL COMMON STOCK

         THE COMPLEX NATURE OF THE TERMS OF THE TWO SERIES OF STOCK MAY ADVERSELY AFFECT THE MARKET PRICES OF THE TWO SERIES OF STOCK

          The complex nature of the terms of WorldCom group stock and MCI group stock, such as the convertibility of each stock, and the potential difficulties investors may have in understanding these terms, may adversely affect the market prices of WorldCom group stock and MCI group stock. As a result, the combined market values of WorldCom group stock and MCI group stock after the recapitalization may not equal or exceed the market value of our existing common stock.

         THE MARKET PRICE OF ONE SERIES OF STOCK COULD BE ADVERSELY AFFECTED BY EVENTS INVOLVING THE OTHER GROUP OR THE PERFORMANCE OF THE OTHER SERIES OF STOCK

          Events, such as earnings announcements or announcements of new products or services, acquisitions or dispositions that the market does not view favorably and thus adversely affect the market price of one series of stock, may adversely affect the market price of the other series of stock. Because both series are common stock of WorldCom, an adverse market reaction to one series of stock may, by association, cause an adverse reaction to the other series of stock. This could occur even if the triggering event was not material to WorldCom as a whole.

     BECAUSE THERE HAS BEEN NO PRIOR MARKET FOR EITHER THE WORLDCOM GROUP STOCK OR THE MCI GROUP STOCK, THE VALUE OF THE STOCK YOU RECEIVE COULD BE LESS THAN THE VALUE OF THE EXISTING STOCK

          Because there has been no prior market for the WorldCom group stock or the MCI group stock, the market prices of a share of WorldCom group stock and 1/25 of a share of MCI group stock could be less than the market value of a share of our existing common stock prior to the distribution.

     YOU WILL BE SUBJECT TO ALL OF THE RISKS OF AN INVESTMENT IN WORLDCOM AS A WHOLE, EVEN IF YOU OWN ONLY ONE SERIES OF STOCK

          The holders of WorldCom group stock and the holders of MCI group stock will be shareholders of a single company, WorldCom. Financial effects arising from one group that affect WorldCom's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group. The WorldCom group and the MCI group will not be separate legal entities and as such cannot own assets or enter into legally binding agreements. The issuance of WorldCom group stock and MCI group stock and the attribution of assets, liabilities and shareholders' equity to the WorldCom group or the MCI group will not affect ownership of our assets or responsibility for our liabilities or those of our subsidiaries.

         WE COULD BE REQUIRED TO USE ASSETS ATTRIBUTED TO ONE GROUP TO PAY THE LIABILITIES ATTRIBUTED TO THE OTHER GROUP

          The assets we attribute to one group could be subject to the liabilities attributed to the other group, even if those liabilities arise from lawsuits, contracts or indebtedness that we attribute to the other group. No provision of our charter prevents us from using the assets attributed to one group to satisfy the liabilities attributed to the other group.

         NET LOSSES FROM ONE GROUP COULD ADVERSELY AFFECT THE OTHER GROUP'S ABILITY TO PAY DIVIDENDS

          Net losses of either the WorldCom group or the MCI group and dividends paid on shares of WorldCom group stock, MCI group stock and our preferred stock will reduce the dividends we can pay on each series of common stock under Georgia law.


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

         FINANCIAL EFFECTS FROM ONE GROUP COULD ADVERSELY AFFECT THE OTHER GROUP'S BORROWING COSTS

          If WorldCom or any of its subsidiaries were to incur significant indebtedness on behalf of one group, including indebtedness incurred or assumed in connection with an acquisition or investment, it could affect the credit rating of WorldCom and its subsidiaries. This, in turn, could increase the borrowing costs of the companies in the other group and WorldCom as a whole.

     OUR BOARD OF DIRECTORS MAY CHANGE OUR TRACKING STOCK POLICY
     STATEMENT TO THE DETRIMENT OF ONE GROUP WITHOUT SHAREHOLDER APPROVAL.

          Our board of directors may at any time change, or make exceptions to, the policies set forth in our tracking stock policy statement with respect to the allocation of corporate opportunities, financing arrangements, taxes, debt, interest and other matters, or may adopt additional policies, without shareholder approval. A decision to change, or make exceptions to, these policies or adopt additional policies could disadvantage the holders of one series of common stock relative to the holders of the other series of common stock.

     HOLDERS OF WORLDCOM GROUP STOCK AND MCI GROUP STOCK WILL NOT HAVE SHAREHOLDER RIGHTS ASSOCIATED WITH TRADITIONAL COMMON STOCK

         THERE WILL BE NO BOARD OF DIRECTORS THAT OWES ANY SEPARATE DUTIES TO THE HOLDERS OF EITHER SERIES OF STOCK

          Neither the WorldCom group nor the MCI group will have a separate board of directors to represent solely the interests of the holders of WorldCom group stock or MCI group stock. Consequently, there will be no board of directors that owes any separate duties to the holders of either series of stock and the board will act in the best interests of the overall enterprise.

         HOLDERS OF WORLDCOM GROUP STOCK AND MCI GROUP STOCK MAY NOT HAVE ANY REMEDIES IF ANY ACTION BY DIRECTORS OR OFFICERS HAS AN ADVERSE EFFECT ON THE SERIES OF STOCK RELATED TO THEIR GROUP

          Shareholders may not have any remedies if any action or decision of our directors or officers has an adverse effect on the holders of one series of common stock compared to the other series of common stock. Although we are not aware of any Georgia court adjudicating such an action in the context of our anticipated capital structure, recent cases in Delaware involving tracking stocks have indicated that decisions by directors or officers involving treatment of tracking stock shareholders should be judged under the business judgment rule unless self-interest is shown.

          The business judgment rule provides that a director or officer will be deemed to have satisfied his or her fiduciary duties to WorldCom if that person acts in a manner he or she believes in good faith to be in the best interests of WorldCom as a whole, not of either group. As a result, in some circumstances, our directors or officers may even be required to make a decision that is adverse to the holders of one series of common stock.

          A Georgia court hearing a case involving such a challenge may decide in any such case to apply principles of Georgia law that are different from the principles of Delaware law that are discussed above, or may develop new principles of law.

         HOLDERS OF THE SERIES OF STOCK RELATED TO ONE GROUP MAY NOT BE ENTITLED TO VOTE ON A SALE OF THE ASSETS ATTRIBUTED TO THAT GROUP

          Georgia law requires shareholder approval only for a sale or other disposition of all or substantially all of the assets of the entire company. If either group represents less than substantially all of the assets of WorldCom as a whole, our board of directors could, without shareholder approval, approve sales and other dispositions of any amount, including all or substantially all, of the assets attributed to that group. Initially, the MCI group will not represent substantially all of our assets and therefore our board could sell the MCI group's assets without shareholder approval. In exercising its discretion, our board of directors is not required to select the option that would result in the distribution with the highest value to the holders of the series of stock related to the group to which we have attributed the assets being sold or with the smallest effect on the series of stock related to the other group.

          In addition, under Georgia law, our board of directors could decline to sell the assets attributed to a group, despite the request of a majority of the holders of the series of stock related to that group.

     TRANSFERS OF CASH, OTHER ASSETS OR LIABILITIES BETWEEN THE WORLDCOM GROUP AND THE MCI GROUP COULD CAUSE A LOSS IN VALUE TO ONE SERIES OF STOCK

          Under our tracking stock policy statement, our board of directors may decide to transfer cash, other assets or liabilities between groups, except as otherwise described herein, at fair value as determined by the board of directors. If the fair value determination is not equitable or the financial markets do not view a transfer as fair to both groups, then one series of stock may suffer a loss in value.

     CONFLICTS OF INTEREST MAY ARISE BETWEEN HOLDERS OF WORLDCOM GROUP STOCK AND HOLDERS OF MCI GROUP STOCK THAT MAY BE DIFFICULT FOR OUR BOARD OF DIRECTORS TO RESOLVE OR MAY BE RESOLVED ADVERSELY TO EITHER GROUP, WHICH MAY SUFFER A LOSS IN VALUE

          The existence of separate series of common stock could give rise to occasions in which the interests of the holders of WorldCom group stock and the holders of MCI group stock diverge, conflict or appear to diverge or conflict. Our board of directors will resolve conflicts of interest between the two groups in favor of WorldCom as a whole.

         OPERATIONAL AND FINANCIAL DECISIONS COULD FAVOR ONE GROUP OVER
         THE OTHER

          Our board of directors could from time to time, without shareholder approval, make operational and financial decisions or implement policies that affect disproportionately the businesses attributed to either group. These decisions could include:

              - allocation of financing opportunities in the public markets;

              - allocation of business opportunities, resources and personnel; and

              - transfers of funds, assets or liabilities between groups and other inter-group transactions.

     In each case, the opportunity, resources or personnel allocated, or funds, assets or liabilities transferred, to one group may be equally or more suitable for the other group. Furthermore, any such decision may benefit the businesses of one group more than the businesses of the other. For example, the decision to borrow funds for companies in one group may adversely affect the ability of companies in the other group to obtain funds sufficient to implement their growth strategies or may increase the cost of those funds.

         PROCEEDS OF A MERGER MAY BE ALLOCATED DISPROPORTIONATELY BETWEEN THE TWO SERIES OF STOCK

          Our board of directors will determine how consideration to be received in a merger involving WorldCom will be allocated between the holders of WorldCom group stock and the holders of MCI group stock. In doing so, our board of directors could allocate the proceeds in a manner not proportionate to the market capitalizations of the two series of stock. If this were perceived as unfair by the investment community, the holders of one series could be adversely affected.

         OUR BOARD OF DIRECTORS MAY PAY MORE OR LESS DIVIDENDS ON THE SERIES OF STOCK RELATED TO ONE GROUP THAN IF THAT GROUP WERE A SEPARATE COMPANY

          Our board of directors has the authority to declare and pay dividends on WorldCom group stock and MCI group stock in any legal amount. Our board of directors could, in its sole discretion, declare and pay dividends exclusively on WorldCom group stock, exclusively on MCI group stock, or on both, in equal or unequal amounts. It is not currently contemplated that we will pay dividends on the WorldCom group stock. Our board of directors could pay more dividends on the series of stock related to one group than would be financially prudent if that group were a stand-alone corporation.

         CONVERSION OF ONE SERIES STOCK INTO THE OTHER SERIES WILL CHANGE THE NATURE OF YOUR INVESTMENT, COULD DILUTE YOUR ECONOMIC INTEREST IN WORLDCOM AND COULD RESULT IN A LOSS IN VALUE

          Our board of directors could, without shareholder approval, convert shares of MCI group stock into shares of WorldCom group stock or, in more limited circumstances discussed herein, shares of WorldCom group stock into shares of MCI group stock, at some or no premium. A conversion would preclude the holders of both series of common stock from retaining their investment in a security that is intended to reflect separately the performance of the related group.

          If you own shares of the series of stock into which the other series is being converted and the conversion is at a premium, it is likely that your shares would suffer a loss in value because your economic interest in WorldCom would be diluted. In addition, if you own shares of the series of stock into which the other series is being converted and that other series is considered over-valued, the holders of shares of the series being converted would receive more shares of your series of stock than they should and you would suffer a loss in value in addition to any loss resulting from dilution of your economic interest. Conversely, if you own shares of the series of stock being converted and these shares are considered under-valued, you would not receive as many shares of the other series of stock as you should and would suffer a loss in value. Your loss would increase if the other series of stock was also considered over-valued.

     DECISIONS BY DIRECTORS AND OFFICERS THAT AFFECT MARKET PRICES COULD DECREASE RELATIVE VOTING POWER OF A SERIES OF STOCK AND THE NUMBER OF SHARES RECEIVED IN A CONVERSION

          The relative voting power per share of each series of common stock and the number of shares of one series of common stock issuable upon the conversion of the other series of common stock will vary depending upon the relative market prices of WorldCom group stock and MCI group stock. The market price of either or both series of common stock could be adversely affected by market reaction to decisions by our board of directors or our management that investors perceive to disadvantage one series of common stock.

     IF OUR BOARD OF DIRECTORS CAUSES A SEPARATION OF ONE GROUP FROM WORLDCOM, EITHER OR BOTH SERIES OF STOCK MAY SUFFER A LOSS IN VALUE

          Our board of directors may, without shareholder approval, declare that all outstanding shares of either series of common stock will be exchanged for shares of one or more wholly owned subsidiaries of WorldCom that own all of the assets and liabilities attributed to that group. Such an exchange would result in the subsidiary or subsidiaries becoming independent of WorldCom. If our board of directors chooses to exchange shares of one series of common stock:

              - the market value of the subsidiary shares received in that exchange could be or become less than the market value of the series of common stock exchanged; and/or

              - the market value of WorldCom's remaining series of common stock could decrease from its market value before the exchange.

     The market value of the subsidiary shares and/or our remaining series of common stock may decrease in part because the subsidiary and/or our remaining businesses may no longer benefit from the advantages of doing business under common ownership with the other group. Specifically, the MCI group or the WorldCom group would no longer be able to take advantage of the strategic and operational benefits of shared managerial expertise, synergies relating to technology and purchasing arrangements, cost savings in corporate overhead and enhanced access to capital markets.

     HOLDERS OF ONE SERIES OF COMMON STOCK MAY RECEIVE LESS CONSIDERATION UPON A SALE OF THE ASSETS ATTRIBUTED TO THEIR GROUP THAN IF THEIR GROUP WERE A SEPARATE COMPANY

          If we sell 80% or more of the properties and assets attributed to either group, our board of directors must, subject to some exceptions:
              - distribute to the holders of the stock related to that group by special dividend or redemption an amount equal to their proportionate interest in the net proceeds of the sale; or

              - convert the outstanding shares of the MCI group into a number of shares of the WorldCom group, based on the average market values of the two series of common stock during a ten-trading day period after the sale.

          If the group to which the sold assets were attributed were a separate, independent company and its shares were acquired by another person, certain costs of that sale, including corporate level taxes, might not be payable in connection with that acquisition. As a result, shareholders of a separate, independent company might receive a greater amount than the net proceeds that would be received by the holders of the stock related to that group. In addition, we cannot assure you that the net proceeds per share of the stock related to that group will be equal to or more than the market value per share of the series of common stock prior to or after announcement of a sale.

     IF WORLDCOM WERE TO BE LIQUIDATED, AMOUNTS DISTRIBUTED TO HOLDERS OF EACH SERIES WILL NOT BEAR ANY RELATIONSHIP TO THE VALUE OF THE ASSETS ATTRIBUTED TO THE GROUPS

          The liquidation rights of the holders of the respective series of common stock are fixed. As a result, liquidation rights of the two series of stock will not bear any relationship to the relative market values, the relative voting rights of the series of common stock or the relative value of the assets attributed to the groups. For example, each share of MCI group stock will be entitled to an amount equal to 1/25 of the amount to which each share of WorldCom group stock will be entitled. As a result, holders of MCI group stock may receive less than they would if there were only one series of WorldCom common stock outstanding.

     STOCK OWNERSHIP COULD CAUSE DIRECTORS AND OFFICERS TO FAVOR ONE GROUP OVER THE OTHER

          Our directors and officers will initially own more shares, including shares subject to stock options, of the WorldCom group than the MCI group. As a policy, our board of directors will periodically monitor the ownership of shares of WorldCom group stock and shares of MCI group stock by our directors and senior officers and our option grants to them so that their interests are generally aligned with the two series of common stock and with their duty to act in the best interests of WorldCom and our shareholders as a whole. However, because the actual value of their interests in the WorldCom group stock and MCI group stock is anticipated to vary significantly, it is possible that they could favor one group over the other due to their stock and option holdings.

     GROUPS MAY COMPETE WITH EACH OTHER TO THE DETRIMENT OF THEIR BUSINESSES

          There is no board policy prohibiting competition between the groups. Any price or other competition between the groups could be detrimental to the businesses of either or both of the groups.

     IT MIGHT BE POSSIBLE FOR AN ACQUIROR TO OBTAIN CONTROL OF WORLDCOM BY PURCHASING SHARES OF ONLY ONE OF THE TRACKING STOCKS

          A potential acquiror could acquire control of WorldCom by acquiring shares of common stock having a majority of the voting power of all shares of common stock outstanding. Such a majority could be obtained by acquiring a sufficient number of shares of both series of common stock or, if one series of common stock has a majority of such voting power, only shares of that series. We expect that initially the WorldCom group stock will have a substantial majority of the voting power. As a result, initially, it might be possible for an acquiror to obtain control by purchasing only shares of WorldCom group stock.

     EITHER COMMON STOCK MIGHT NOT BE INCLUDED IN CERTAIN STOCK MARKET INDICES, WHICH COULD RESULT IN A DECLINE OF THE MARKET PRICE OF THAT STOCK

          We do not anticipate that the MCI group stock initially will be included in any stock market index. As a result, holders of a substantial number of shares of our existing common stock that are required to own only stocks included in such an index will be required to sell immediately the MCI group stock received by them in the recapitalization. Further, we cannot assure you that the WorldCom group stock will continue to be included in any particular index or that the weighting in an index of the WorldCom group stock will be the same as our existing common stock. Either of these circumstances could adversely affect the market price of the series of common stock.

     PROVISIONS GOVERNING COMMON STOCK COULD DISCOURAGE A CHANGE OF CONTROL AND THE PAYMENT OF A PREMIUM FOR SHAREHOLDERS' SHARES

          Our articles of incorporation contain provisions which could prevent shareholders from profiting from an increase in the market value of their shares as a result of a change in control of WorldCom by delaying or preventing such change in control.

          Our articles of incorporation contain a provision that requires the approval by the holders of at least 70% of the outstanding shares of our capital stock whose holders are present at a meeting of shareholders and entitled to vote generally in the election of directors, voting as a single group, as a condition to consummate specified business transactions unless the board of directors approves the transaction and minimum price requirements are met. In addition, if Proposal 2 is not approved but Proposal 1 is implemented, our existing fair price provisions could discourage a takeover because a person seeking to take over the company might have to pay the highest price paid for one series of common stock to holders of both series of common stock.

          The existence of two series of common stock could also present complexities and could, in certain circumstances, pose obstacles, financial and otherwise, to an acquiring person. For example, it will be impossible to obtain control of the MCI group without acquiring control of WorldCom as a whole. Because this could be prohibitively expensive, it is unlikely that the MCI stock will have any takeover premium priced factored into its trading price.

     INTERNAL REVENUE SERVICE COULD ASSERT THAT THE RECEIPT OF TRACKING STOCK IS TAXABLE

          While we believe that no income, gain or loss will be recognized by you for federal income tax purposes as a result of the tracking stock proposal, except for any cash received instead of fractional shares of MCI group stock, there are no court decisions or other authorities bearing directly on the effect of the features of the MCI group stock and the WorldCom group stock. In addition, the Internal Revenue Service has announced that it will not issue rulings on the characterization of stock with characteristics similar to the MCI group stock and the WorldCom group stock. It is possible, therefore, that the Internal Revenue Service could successfully assert that the receipt of the MCI group stock or the WorldCom group stock as well as the subsequent conversion of one series of our common stock into the other series of common stock could be taxable to you and/or to us.

     LEGISLATIVE PROPOSALS COULD HAVE ADVERSE TAX CONSEQUENCES FOR US OR FOR HOLDERS OF MCI GROUP STOCK OR WORLDCOM GROUP STOCK

          The Clinton Administration proposed legislation in February 2000 dealing with tracking stock such as MCI group stock and WorldCom group stock. This proposal would have, among other things, treated the receipt of stock similar to MCI group stock and WorldCom group stock in exchange for other stock in the corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this proposal had been enacted, you could have been subject to tax on your receipt of MCI group stock and WorldCom group stock. A similar proposal was made in 1999. Although Congress did not act on either the 1999 or the 2000 proposal, it is impossible to predict whether Congress will act in the future upon the 2000 proposal or any other proposal relating to tracking stock.

          Under the amended charter, we may convert the MCI group stock into shares of WorldCom group stock if there is more than an insubstantial risk of adverse U.S. federal income tax law developments. A proposal similar to the proposal of the Clinton Administration would be such an adverse development if it were implemented or received certain legislative action.

     WE MAY NOT BE ABLE TO PAY A DIVIDEND ON EITHER THE WORLDCOM GROUP STOCK OR THE MCI GROUP STOCK

          We do not anticipate declaring a dividend on the WorldCom group stock and we currently intend to pay a quarterly dividend of $ per share on MCI group stock. The payment of dividends on MCI group stock will be a business decision to be made by our board of directors from time to time based primarily upon the results of operations, financial condition and capital requirements of the companies in the MCI group and of WorldCom as a whole, and such other factors as our board of directors considers relevant. Georgia law limits the amount of dividends that we can pay on all series of common stock to funds legally available for distributions. Our charter further limits the amount of dividends we can pay on the series of stock related to either group to the lesser of funds available for distributions under Georgia law and the available distribution amount for the applicable group. The available distribution amount for a group is the same amount that would be legally available for the payment of dividends on the series of stock related to that group if that group were a separate company under Georgia law. Moreover, we cannot assure you we will have any funds available to pay dividends.

                    RISKS RELATING TO WORLDCOM GROUP STOCK ONLY

     IN CIRCUMSTANCES WHERE A SEPARATE SERIES VOTE IS REQUIRED, HOLDERS OF MCI GROUP STOCK CAN BLOCK ACTION

          If Georgia law, Nasdaq National Market rules, our charter, our bylaws or our board of directors requires a separate vote on a matter by the holders of MCI group stock, those holders could prevent approval of the matter -- even if the holders of a majority of the total number of votes cast or entitled to be cast, voting together as one voting group, were to vote in favor of it.

                       RISKS RELATING TO MCI GROUP STOCK ONLY

     SHAREHOLDERS THAT OWN ONLY MCI GROUP STOCK MAY NOT HAVE SUFFICIENT VOTING POWER TO PROTECT THEIR INTERESTS

          The holders of WorldCom group stock, to the extent they vote the same way, will control the outcome of a vote because WorldCom group stock will retain a substantial majority of the combined voting power of WorldCom group stock and MCI group stock. This will be true even if the matter involves a divergence from or conflict with the interests of the holders of WorldCom group stock and the holders of MCI group stock. These matters may include mergers and other extraordinary transactions. This control results because both series of stock will generally vote as a single voting group, except in limited circumstances requiring a vote of a single series voting as a separate voting group.

     RISKS RELATING TO OUR WORLDCOM GROUP OPERATIONS

     OUR TECHNOLOGY COULD BECOME OBSOLETE

          The market for data and voice communications and Internet access and related products is characterized by rapidly changing technology, evolving industry standards, emerging competition and frequent new product and service introductions. There can be no assurance that we will successfully identify new product and service opportunities and develop and bring new products and services to market in a timely manner. We are also at risk from fundamental changes in the way data and voice communications, including Internet access services, are marketed and delivered. Our pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that we will succeed in adapting our communications services business to alternate access devices, conduits and protocols.

     OUR FOREIGN OPERATIONS ARE SUBJECT TO SUBSTANTIAL RISKS WHICH COULD HARM OUR ABILITY TO DO BUSINESS

          Our foreign operations are subject to risks including licensing requirements, changes in foreign government regulations and telecommunications standards, interconnection and leased line charges, currency fluctuations, exchange controls, royalty and tax increases, retroactive tax claims, expropriation, import and export regulations, various trade barriers, political and economic instability and other laws affecting foreign trade, investment and taxation. In addition, in the event of any dispute arising from foreign operations, we may be subject to the exclusive jurisdiction of foreign courts and may not be successful in subjecting foreign persons or entities to the jurisdiction of the courts in the United States. We may also be hindered or prevented from enforcing our rights with respect to foreign governments because of the doctrine of sovereign immunity. There can be no assurance that the laws, regulations or administrative practices of foreign countries relating to our ability to do business in that country will not change.

          Our international communications services are also subject to certain risks such as changes in United States or foreign government regulatory policies, disruption, suspension or termination of operating agreements, and currency fluctuations. The rates that we can charge our customers for international services may decrease in the future due to the entry of new carriers with substantial resources and aggressiveness on the part of new or existing carriers. In addition, the consummation of mergers, joint ventures and alliances among large international carriers that facilitate targeted pricing and cost reductions, and the availability of international circuit capacity on new undersea fiber optic cables and new high capacity satellite systems in the Atlantic, Pacific and Indian Ocean regions, may impact rates.

     WORLDCOM GROUP FACES COMPETITION IN ALL AREAS OF ITS BUSINESS, AND IF IT DOES NOT COMPETE EFFECTIVELY, ITS BUSINESS WILL BE HARMED

          Virtually every aspect of the telecommunications industry is extremely competitive. We compete domestically with traditional telephone companies, also known as incumbent local exchange carriers, or ILECs, which have historically dominated local telecommunications and with other competitive local exchange carriers, or CLECs. Some ILECs offer both local and long distance services, although the Telecommunications Act of 1996, or the Telecom Act, generally prohibits the Regional Bell Operating Companies, or RBOCs, from offering long distance services in states within their local service areas until those markets have been opened to local competition. The ILECs presently have numerous advantages as a result of their historic monopoly control over local exchanges. Additionally, in the next few years, we expect RBOCs will be permitted to offer long distance services in their regions.

          Moreover, a continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to us. Some of our existing and potential competitors have financial, personnel and other resources significantly greater than ours. We also face competition from one or more competitors in every area of our business, including competitive access providers operating local fiber optic networks, in conjunction with, in some cases, the local cable television operator. Several competitors have announced the deployment of, or already have deployed, nationwide fiber optic networks using advanced technologies. AT&T Corp. and a number of CLECs have indicated their intention to offer local telecommunications services in major United States markets using their own facilities. Internet service providers, or ISPs are beginning to lease fiber optic network facilities to offer competing voice and data services. In addition, we compete with equipment vendors and installers and telecommunications management companies with respect to certain portions of our business.

          Overseas, we compete with the incumbent telephone companies, some of which still have special regulatory status and the exclusive rights to provide certain services, and virtually all of which have historically dominated their local, domestic long distance and international services business. These companies have numerous advantages including existing facilities, customer loyalty, and substantial financial resources. We may be dependent upon obtaining facilities from these incumbent telephone companies. We also compete with other service providers, many of which are affiliated with incumbent telephone companies in other countries. Typically, we must devote extensive resources to obtain regulatory approvals necessary to operate overseas, and then to obtain access to and interconnection with the incumbent's network on a non-discriminatory basis.

          We may also be subject to additional competition due to the development of new technologies and increased availability of domestic and international transmission capacity.

          We also compete in offering data communications services, including Internet access and related services. This is also an extremely competitive business and it is expected that competition will intensify in the future.

     IF THE WORLDCOM GROUP DOES NOT HAVE SOPHISTICATED INFORMATION AND BILLING SYSTEMS, IT MAY NOT BE ABLE TO ACHIEVE DESIRED OPERATING EFFICIENCIES

          Sophisticated information and billing systems are vital to the WorldCom group's growth and ability to monitor costs, bill customers, fulfill customer orders and achieve operating efficiencies. The WorldCom group's plans for developing and implementing an information and billing system rely primarily on the delivery of products and services by third party vendors. The WorldCom group may not be able to develop new business, identify revenues and expenses, service customers, collect revenues or develop and maintain an adequate work force if any of the following occur:

              - vendors fail to deliver proposed products and services in a timely and effective manner or at acceptable costs;

              - the WorldCom group fails to adequately identify all of its information and processing needs;

              - the WorldCom group's related processing or information systems fail; or

              - the WorldCom group fails to integrate its systems with those of its major customers.

     PRICE COMPETITION MAY ADVERSELY AFFECT THE WORLDCOM GROUP'S OPERATING
     RESULTS

          Prices for data communications have fallen historically, a trend we expect to continue. Accordingly, we cannot predict to what extent we may need to reduce our prices to remain competitive. The extent to which our business, financial condition, results of operations and cash flow could be adversely affected will depend on the pace at which these industry-wide changes continue and our ability to create new and innovative services to differentiate its offerings, enhance customer retention and grow market share.

     RISKS RELATING TO OUR MCI GROUP OPERATIONS

     THE MCI GROUP DOES NOT OWN ITS TRADENAME

          The WorldCom group has been assigned all tradenames, including the MCI tradename and other related MCI tradenames, and the MCI group will pay the WorldCom group for use of the MCI tradenames. If the WorldCom group terminates this arrangement or it expires, the MCI group will no longer have access to the MCI tradenames for marketing purposes.

     THE MCI GROUP FACES COMPETITION IN ALL AREAS OF ITS BUSINESS, AND IF IT DOES NOT COMPETE EFFECTIVELY, ITS BUSINESS WILL BE HARMED

          The telecommunications industry is extremely competitive. We compete with ILECs, which historically have dominated local telecommunications and with other CLECs, for the provision of long distance services. Some RBOCs, such as Verizon Communications in New York and SBC Communications in Texas, already have been permitted to offer long distance services in certain states within their regions and have applications pending with the FCC for authorization to offer long distance service in Massachusetts, Kansas and Oklahoma. The ILECs presently have numerous advantages as a result of their historic monopoly control over local exchanges. Additionally, in the next few

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     years, we expect other RBOCs will be given permission to offer long distance services within their regions. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors. Some of our existing and potential competitors have financial, personnel and other resources significantly greater than ours.

          We may also be subject to additional competitive pressures from the development of new technologies and increased availability of domestic and international transmission capacity. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite, wireless and fiber optic transmission capacity for services similar to those provided by us. We cannot predict which of many possible future product and service offerings will be important to maintain our competitive position or what expenditures will be required to develop and provide such products and services.

     PRICE COMPETITION HAS HISTORICALLY AND MAY CONTINUE TO ADVERSELY AFFECT MCI GROUP'S OPERATING RESULTS

          Prices for voice communications have fallen historically because of the introduction of more efficient networks and advanced technology, product substitution and deregulation. We expect these trends to continue and we cannot predict to what extent we may need to reduce our prices in the future to remain competitive. In addition, we cannot assure you that we will be able to achieve increased traffic volumes to sustain our current revenue levels. The extent to which our business, financial condition, results of operations and cash flow could be adversely affected will depend on the pace at which these industry-wide changes continue and our ability to create new and innovative services to differentiate our offerings, enhance customer retention and grow market share.

     OUR TECHNOLOGY COULD BECOME OBSOLETE

          The telecommunications industry is subject to rapid and significant changes in technology. The effect on the MCI group's businesses of technology changes, including changes relating to emerging wireline and wireless transmission, voice over the Internet and switching technologies, cannot be predicted.






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              CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

          The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

              - any statements contained or incorporated herein regarding possible or assumed future results of operations of the WorldCom group's or the MCI group's business, anticipated cost savings or other synergies, the markets for the WorldCom group's or the MCI group's services and products, anticipated capital expenditures, the outcome of Euro conversion efforts, regulatory developments or competition;

              - any statements preceded by, followed by or that include the words "intends," "estimates," "believes," "expects," "anticipates," "should," "could," or similar expressions; and

              - other statements contained or incorporated by reference herein regarding matters that are not historical facts.

          Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements; factors that could cause actual results to differ materially include, but are not limited to:

              -    the effects of vigorous competition;

              - the impact of technological change on our business, new entrants and alternative technologies, and dependence on availability of transmission facilities;

              -    uncertainties associated with the success of acquisitions;

              -    risks of international business;

              -    regulatory risks in the United States and internationally;

              -    contingent liabilities;

              -    risks associated with Euro conversion efforts;

              -    uncertainties regarding the collectibility of receivables;


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              -    risks associated with debt service requirements and
                   interest rate fluctuations;

              -    our financial leverage; and

              -    the other risks discussed under "Risk Factors."

          The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by WorldCom or persons acting on its behalf. WorldCom does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


































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                  INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

     DATE, TIME AND PLACE OF THE SPECIAL MEETING

          We are providing this proxy statement and prospectus to you in connection with the solicitation of proxies by our board of directors for use at the special meeting of our shareholders. The special meeting
     will be held on                , 2001, at           , local time, at
                    . This proxy statement and prospectus is first being
     mailed to our shareholders on or about                , 2001.

     PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

          You will be asked to consider and vote on the proposals described in this proxy statement and prospectus. If proposal 1 is approved, we intend to implement it whether or not proposal 2 is approved. However, even if our shareholders approve proposal 1, our board can decide not to implement it. If proposal 2 is approved, we will implement it only if proposal 1 is approved.

     WHO CAN VOTE

          You are entitled to vote if you were a holder of record of our existing common stock or our series B, series D, series E, series F or
     series G preferred stock as of the close of business on                ,
     2001. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

     SHARES OUTSTANDING

          On          , 2001,            shares of our existing common
     stock were outstanding and entitled to vote and     shares of our series
     B,     shares of our series D,     shares of our series E,     shares of
     our series F and     shares of our series G preferred shares were
     outstanding and entitled to vote. We do not know of any shareholder who beneficially owned more than 5% of WorldCom common stock or any of our
     preferred stock as of           , 2001.

     VOTING OF SHARES

          Each share of our common stock represented at the special meeting is entitled to one vote on each matter properly brought before the special meeting. Each share of series B preferred stock is entitled to one vote per share. Each share of series D, series E and series F is entitled to one-tenth of a vote per share. Each share of series G preferred stock is entitled to the number of votes per share equal to


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     the number of shares of common stock issuable upon conversion of the preferred stock into common stock on the record date.

     VOTING OF PROXIES

          All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders of those proxies. Properly executed proxies that do not contain voting instructions will be voted for the approval of the proposals.

     VOTES REQUIRED TO APPROVE THE PROPOSALS

          In order for proposal 1 to be approved, we will need the favorable vote by the holders of a majority of our outstanding:

              -    existing common stock, and

              - existing common stock and series B, series D, series E, series F and series G preferred stock, voting together as a single voting group.

     As a result, abstentions and broker non-votes on proposal 1 will have the same effect as negative votes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on the proposal.

          In order for proposal 2 to be approved, we will need:

              - the favorable vote of 70% of the shares present at a special meeting of our existing common stock and our series B, series D, series E, series F and series G preferred stock voting together as a single group; and

              - the favorable vote by a majority of all of the outstanding shares of our existing common stock and our series B, series D, series E, series F and series G preferred stock voting together as a single group.

          As a result abstentions and broker non-votes on proposal 2 will have the same effect as negative votes.

     HOW YOU CAN VOTE

          You may vote by proxy or in person at the special meeting. To vote by proxy, you may select one of the following options:


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          VOTE BY TELEPHONE

          You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours-a-day, seven days-a-week. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. Proxies granted by telephone using these procedures are valid under Georgia law. You can also consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote by telephone, you do NOT need to return your proxy card.

          VOTE BY INTERNET

          You can also choose to vote on the Internet. The web site for Internet voting is shown on your proxy card. Internet voting is available 24 hours-a-day, seven days-a-week. You will be given the opportunity to confirm that your instructions have been properly recorded. Proxies granted over the Internet using these procedures are valid under Georgia law. You can also consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

          VOTE BY MAIL

          If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If you wish to view future proxy statements and annual reports on the Internet, check the box provided on the card.

     REVOCATION OF PROXY

          If you vote by proxy, you may revoke that proxy at any time before it is voted at the special meeting. You may do this by:

          - voting again by telephone or on the Internet prior to the meeting;

          - signing another proxy card with a later date and returning it to us prior to the meeting; or

          -    attending the meeting in person and casting a ballot.





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     QUORUM

          A quorum will be present at the WorldCom special meeting if the holders of shares representing a majority of the votes to be cast on the matter are represented in person or by proxy.

     SOLICITATION OF PROXIES

          We will pay the costs of soliciting proxies from the holders of our common stock. Proxies will initially be solicited by us by mail, but directors, officers and selected other employees of WorldCom may also solicit proxies by personal interview, telephone, facsimile or e-mail. Directors, executive officers and any other employees of WorldCom who solicit proxies will not be specially compensated for those services, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.

          Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. We have retained Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. to perform various advisory and solicitation services in connection with the tracking stock proposal. We have agreed to pay each of Salomon Smith
     Barney Inc. and J.P. Morgan Securities Inc. a fee of $       for their
     solicitation services, in addition to reimbursement by us of their reasonable out-of-pocket expenses, including attorney's fees, in connection with the tracking stock proposal. Salomon Smith
     Barney Inc. and J.P. Morgan Securities Inc. have in the past provided and are currently providing investment banking services to us, including financial advisory services in connection with the tracking stock proposal, for which they have received and will receive customary compensation.























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                      PROPOSAL 1 -THE TRACKING STOCK PROPOSAL

     DESCRIPTION OF PROPOSAL 1 - THE TRACKING STOCK PROPOSAL

          We are asking you to consider and approve a proposal to amend our articles of incorporation, which would:

              -    permit us to issue a total of      billion shares of
                   "WorldCom, Inc.-- WorldCom Group Common Stock," a new series of our common stock that is intended to reflect the separate performance of the businesses attributed to the
                   WorldCom group and      million shares of "WorldCom, Inc.
                   -- MCI Group Common Stock ," a new series of our common stock that is intended to reflect the separate performance of the businesses attributed to the MCI group; and

              - provide for each outstanding share of our existing common stock to be changed into one share of WorldCom group stock and 1/25 of a share of MCI group stock.

          The articles of amendment we are asking you to consider and approve are set forth in Annex I.

          If the tracking stock proposal is implemented, your rights as shareholders will continue to be governed by our charter as amended by the proposed articles of amendment submitted to the shareholders attached as Annex I, our bylaws, which will have been filed with the SEC, and Georgia law.

          If the articles of amendment are approved, we will file the articles of amendment with the Secretary of State of the State of Georgia. No state or federal regulatory approvals are required for the consummation of the tracking stock proposal.

     LINKAGE BETWEEN GROUP PERFORMANCE AND STOCK PRICE

          We believe that WorldCom group stock and MCI group stock will reflect the separate performance of our WorldCom group businesses and our MCI group businesses, respectively. Our belief is based in part on the following:

              - upon the sale of 80% or more of the assets attributed to a group, our board of directors may take action that returns the value of the net proceeds of those assets to the holders of the series of stock related to that group;



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              -    the amount available for payment of dividends to the
                   holders of WorldCom group stock and MCI group stock is limited to the amount that would be available for payment of dividends if the businesses tracked by each stock were separate corporations;

              - if we decide to spin off the assets attributed to a group, we can redeem shares of the series of stock related to that group for shares of a subsidiary that holds all of those assets; and

              - the availability of separate, more detailed and specific public information about the WorldCom group and the MCI group and more focused coverage of each group by research analysts.

          While we believe that these factors will cause WorldCom group stock to reflect the separate performance of our non-MCI businesses and MCI group stock to reflect the separate performance of our MCI businesses, we cannot guarantee that the stocks will perform as intended.

     BACKGROUND OF AND REASONS FOR PROPOSAL 1 - THE TRACKING STOCK PROPOSAL

          We continually review each of our businesses and WorldCom as a whole to determine ways to increase shareholder value. As a result of this review process, we concluded that a different capital structure would improve our ability to execute our business strategies and achieve a proper valuation of the businesses of each of the groups.

          At meetings of our board of directors on March 2, 2000 and September 7, 2000, our directors discussed the creation of tracking stock for some or all of our WorldCom group and MCI group businesses. At
     meetings on October 31 and November 16, 2000 and     , 2001, our board
     of directors continued such discussions.  In       , 2000, we engaged
     financial advisors with respect to the tracking stock. After extensive discussions with our senior management, legal counsel and financial advisors, our board of directors has determined that the recapitalization would increase market awareness of our WorldCom group and MCI group businesses and provide for more efficient valuation of all of our businesses, advance our strategic and financial objectives and create flexibility for our overall future growth.

          In making this determination, our directors determined that implementation of the tracking stock proposal would likely have the following advantages:


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

              - GREATER MARKET RECOGNITION AND MORE EFFICIENT VALUATION. Separating the performance of the WorldCom group and the MCI group and reflecting separately the operating results and prospects of each group should permit greater market recognition of the businesses attributed to the WorldCom group and the MCI group. Separate public information about the WorldCom group and the MCI group should result in broader and more focused coverage by research analysts. As a result, investors should better understand the businesses attributed to the WorldCom group and the MCI group and our company as a whole. Having two publicly traded equity securities for two businesses that have different economic characteristics should allow equity investors to apply different and more specific criteria in valuing the businesses attributed to the WorldCom group and the MCI group.

              - INCREASED SHAREHOLDER CHOICE. The creation of tracking stock will allow investors to invest in us by owning either or both series of common stock, depending on their particular investment objectives. Some investors may want to own MCI group stock, which reflects a more mature business with more predictable dividends, while other investors may desire to own WorldCom group stock, which reflects a growth business with higher risk and growth profiles. Others may want to own both WorldCom group stock and MCI group stock.

              - MORE EFFECTIVE MANAGEMENT INCENTIVES. WorldCom group stock will permit us to structure distinctive and more effective incentive and retention programs for our WorldCom group management and employees. Stock options and other incentive awards to management and employees who work principally for the businesses attributed to the WorldCom group will be tied more directly to the performance of the WorldCom group. Incentive awards to management and employees who work principally for the businesses attributed to the MCI group will be based on its ability to generate strong operating cash flow, reduce debt and return excess cash flow to the MCI group shareholders.

              - ADVANTAGES OF DOING BUSINESS UNDER COMMON OWNERSHIP. In contrast to a spin-off, the tracking stock proposal will retain for us the advantages of doing business as a single company and allow the businesses attributed to each group to capitalize on relationships with the businesses

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

                   attributed to the other group. As part of a single organization, we expect to continue to take advantage of the strategic and operational benefits of shared managerial expertise, synergies relating to technology and purchasing arrangements, consolidated tax benefits, debt ratings and cost savings in corporate overhead expenses.

              - PRESERVES CAPITAL STRUCTURE FLEXIBILITY. The tracking stock proposal retains future restructuring flexibility by preserving our ability to undertake future asset segmentation and capital restructurings, such as spin-offs and split-offs, if we decide that any such action is appropriate. The proposal also preserves our ability to modify our capital structure by unwinding the tracking stock structure.

              - GREATER STRATEGIC FLEXIBILITY. Having two different equity securities that track the performance of separate business groups should provide us with greater flexibility to take advantage of strategic opportunities for each group. We will be able to issue either WorldCom group stock or MCI group stock for strategic investments, in acquisitions and for other transactions. In addition, shareholders of an entity acquired for the series of stock related to either the WorldCom group or the MCI group will be able to continue to own an investment in familiar businesses with similar dynamics rather than in the much larger and more diversified company.

              - INCREASED FINANCIAL FLEXIBILITY. We also expect that WorldCom group stock will assist us in meeting the capital requirements of our WorldCom companies by creating an additional publicly traded equity security that we can use to raise capital. In addition, because we do not expect to pay dividends on WorldCom group stock for the foreseeable future, our issuance of WorldCom group stock, in connection with an acquisition or otherwise, would not reduce cash flow that would otherwise be available for strategic investments.

          Our board of directors also considered that the implementation of the tracking stock proposal is not expected to be taxable for U.S. federal income tax purposes to us or to you. In addition, our board of directors considered the performance of similar equity securities issued by other telecommunications companies, such as U S West and Sprint.



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          Our board of directors also considered the following potential negative consequences of the tracking proposal:

              - UNCERTAINTY OF MARKET VALUATION. Not every company that has issued tracking stock has seen an increase in its market capitalization. In fact, many tracking stocks have traded flat or down from their original issue price. We cannot predict:

                   - the degree to which the market price of WorldCom group stock and MCI group stock will reflect the separate performances of the WorldCom group and the MCI group;

                   - the impact of the tracking stock proposal on the market price of our existing common stock prior to the special meeting of shareholders; or

                   - whether the issuance of WorldCom group stock and MCI group stock will increase our total market capitalization.

              - MORE COMPLEX CORPORATE GOVERNANCE. The tracking stock proposal introduces additional corporate governance issues, such as the fiduciary obligation of our board of directors to holders of different series of common stock representing different lines of business. Interests of the companies in two groups could diverge or conflict, or appear to diverge or conflict, and issues could arise in resolving conflicts with the result that our board of directors may benefit the companies in one group more than the companies in the other group with respect to any particular issue.

              - COMPLEX CAPITAL STRUCTURE. The tracking stock proposal will make our corporate structure more complex and could confuse investors, thereby adversely affecting their valuation of our businesses.

              - UNCERTAINTY OF MARKET REACTION TO TRACKING STOCK DECISIONS. The market values of WorldCom group stock and MCI group stock could be affected by the market reaction to decisions by our board of directors and management that investors perceive as affecting differently one series of common stock compared to the other. These decisions could include decisions regarding business transactions between the groups and the allocation of assets, expenses,


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                   liabilities and corporate opportunities and financing
                   resources.

              - POTENTIAL ADVERSE EFFECTS IN CONNECTION WITH ACQUISITIONS. The use of a tracking stock in connection with future acquisitions could have various adverse effects, such as the possible inability or increased difficulty of obtaining a ruling from the Internal Revenue Service for an acquisition designed to be tax-free.

              - POTENTIAL ADVERSE TAX CONSEQUENCES. The uncertain tax treatment of tracking stock under current law, as well as the recent proposal by the Clinton Administration to tax shareholders on the receipt of stock similar to the MCI group stock and the WorldCom group stock in exchange for other stock in the corporation or in a distribution by the corporation, could require us to change our capital structure after their issuance to avoid adverse tax consequences.

          Our board of directors determined that, on balance, the potential advantages of the tracking stock proposal outweigh any potentially negative consequences.

     RECOMMENDATION OF OUR BOARD OF DIRECTORS

          Our board of directors has carefully considered the tracking stock proposal and believes that the approval of this proposal by the shareholders is advisable and in our best interests. Our board of directors unanimously recommends that you vote FOR this proposal.

     DIVIDEND POLICY

          WORLDCOM GROUP STOCK. Because the businesses in the WorldCom group are expected to require significant capital to finance their operations and fund their future growth, we do not expect to pay any dividends on shares of WorldCom group stock for the foreseeable future. If and when our board of directors does determine to pay any dividends on shares of WorldCom group stock, this determination will be based primarily on the results of operations, financial condition and capital requirements of the companies in the WorldCom group and of WorldCom as a whole and such other factors as our board of directors considers relevant.

          MCI GROUP STOCK.  We currently intend to pay a quarterly
     dividend of $               per share on MCI group stock. The payment of
     dividends on MCI group stock will be a business decision to be made by

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     our board of directors from time to time based primarily upon the results of operations, financial condition and capital requirements of the companies in the MCI group and of WorldCom as a whole, and such other factors as our board of directors considers relevant.

          In making its dividend decisions, our board of directors will rely on our consolidated financial statements and the combined financial statements of the MCI group.

          Georgia law limits the amount of dividends that we can pay on all series of common stock to funds legally available for distributions. Our articles of amendment will further limit the amount of dividends we can pay on the series of stock related to either group to the lesser of funds available for distributions under Georgia law and the available distribution amount for the applicable group. The available distribution amount for a group is the same amount that would be legally available for the payment of dividends on the series of stock related to that group if that group were a separate company under Georgia law.

     THE WORLDCOM GROUP AND THE MCI GROUP

          The articles of amendment to our charter will establish our WorldCom group and our MCI group. The WorldCom group will consist of our core data, Internet, hosting and international businesses and the MCI group will consist of our consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access operations. The businesses attributed to the WorldCom group are described under "Business of the WorldCom Group" and the businesses attributed to the MCI group are described under "Business of the MCI Group." Each group is a collection of businesses, and neither is a separate legal entity. Neither group can issue securities or incur obligations; those powers can only be exercised by us or one of the companies in the groups. WorldCom group stock and MCI group stock are both common stocks of WorldCom, Inc. and not of either group.

     DESCRIPTION OF WORLDCOM GROUP STOCK AND MCI GROUP STOCK

          We have summarized below the material terms of WorldCom group stock and MCI group stock, the terms of which will be contained in the articles of amendment to be adopted by our board of directors.

          ACTIONS BY OUR BOARD OF DIRECTORS WITHOUT SHAREHOLDER APPROVAL; NO SEPARATE BOARDS OF DIRECTORS FOR THE GROUPS

          Under our charter as amended by our articles of amendment, our board of directors will be able to take actions with respect to the WorldCom group and the MCI group and WorldCom group stock and MCI group

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     stock without shareholder approval so long as those actions are taken on the terms and conditions set forth in our charter. Neither the WorldCom group nor the MCI group will have a separate board of directors to represent solely the interests of holders of WorldCom group stock or MCI group stock. As described under "--Voting Rights," the holders of WorldCom group stock and the holders of MCI group stock will generally vote together as a single voting group on all matters on which holders of common stock are entitled to vote. This includes the election of directors of WorldCom.

          If we decide to take other actions with respect to WorldCom group stock or MCI group stock or the WorldCom group or the MCI group that are not on the terms and conditions in our articles of amendment, we would be required to obtain shareholder approval of an amendment to our charter. In instances listed under "-- Voting Rights," approval of such an amendment would require both the approval of the holders of WorldCom group stock and MCI group stock, voting together as a single voting group, and the approval of the holders of any series of common stock whose rights were affected by such amendment, voting as a separate voting group.

          The actions that our board of directors may take without shareholder approval, discussed in more detail below, include decisions to:

              - issue additional shares of WorldCom group stock and MCI group stock so long as those additional shares are authorized shares under our charter;

              - pay dividends on a series of common stock, subject to the limitations set forth in the charter;

              - convert MCI group stock into WorldCom group stock on the terms set forth in the charter;

              - redeem a series of common stock in exchange for stock of one or more wholly owned subsidiaries holding all of the assets and liabilities attributed to the related group;

              - dispose of assets attributed to the WorldCom group or the MCI group, except as otherwise required by Georgia law;

              - if we dispose of 80% or more of the assets attributed to a group, pay a special dividend on, or redeem shares of, the series of common stock related to that group or convert the MCI group stock into shares of WorldCom group stock; or

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

              - take actions that require an increase or decrease in the number of shares of MCI group stock reserved for the WorldCom group or the number of shares of WorldCom group stock reserved for the MCI group.

     AUTHORIZED AND OUTSTANDING SHARES

          OUR CURRENT CAPITAL STRUCTURE

          Our current charter authorizes us to issue 5,050,000,000 shares of stock, consisting of 5,000,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, par value $.01 per share. Of the 50 million shares of preferred stock, our board has designated 94,992 as Series A Preferred Stock, 15,000,000 as Series B
     Preferred Stock, 3,750,000 as Series C Preferred Stock,      as Series D
     Preferred Stock,       as Series E Preferred Stock,      as Series F
     Preferred Stock,      as Series G Preferred Stock and 5,000,000 as
     Series 3 Preferred Stock.  As of        2001, approximately
     billion shares of our existing common stock and       million shares of
     preferred stock were issued and outstanding.

          OUR PROPOSED CAPITAL STRUCTURE

          The articles of amendment will authorize us to issue 5.05 billion shares of stock as follows:

              -    billion shares as "WorldCom, Inc. -- WorldCom Group Common
                   Stock;"

              -    million shares as "WorldCom, Inc. -- MCI Group Common
                   Stock; and

              - 50 million shares of preferred stock in series, par value $.01 per share.

          As a result of the tracking stock proposal, assuming the number
     of shares of existing common stock then outstanding on        , 2001,
           billion shares of WorldCom group stock and          million shares
     of MCI group stock will be issued and outstanding.

          ISSUANCES OF COMMON STOCK WITHOUT SHAREHOLDER APPROVAL

          After the implementation of the tracking stock proposal, our board of directors may issue authorized but unissued shares of WorldCom group stock and MCI group stock from time to time for any proper corporate purpose. Our board of directors will have the authority under our charter, as amended by our articles of amendment, to issue additional shares of MCI group stock or WorldCom group stock without a vote of our shareholders, except as may be required by Georgia law, the Nasdaq listing rules or the rules of any stock exchange on which any series of outstanding common stock may then be listed.

          ATTRIBUTION OF PROCEEDS OF ISSUANCES OF COMMON STOCK

          If we issue shares of a series of common stock for cash or other property, such as in an acquisition, the proceeds of that issuance, including property acquired in an acquisition, will be attributed to the group in respect of which that series of common stock has been issued. However, if there are shares of series of stock related to that group reserved for another group or for issuance to the holders of the series of stock related to that other group, our board of directors will decide at the time of the issuance whether any portion of the proceeds should be attributed to the group for which those reserved shares have been reserved.

          DIVIDENDS

          Dividends on our existing common stock are limited to the funds we legally have available for distributions under Georgia law, subject to the prior payment of dividends on any preferred stock.

          Our articles of amendment provide that dividends on WorldCom group stock or MCI group stock will be limited to the lesser of:

              - the funds we legally have available for distributions under Georgia law; and

              - the available distribution amount for the WorldCom group or the MCI group, as the case may be.

          The available distribution amount for a particular group is the same amount that would be legally available for the payment of dividends on the series of stock related to that group if that group were a separate company under Georgia law. The available distribution amount for the relevant group is the lesser of:

              - any amount in excess of the minimum amount necessary to pay debts attributed to that group as they become due in the usual course of business; and

              - the total assets attributed to that group less the sum of the total liabilities attributed to that group plus the amount that would be needed to satisfy the preferential rights upon dissolution of shares of stock, if any,

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

                   attributed to that group that are superior to the series of stock related to that group.

          Under Georgia law, the amount of funds we legally have available for distributions is determined on the basis of our entire company, and not only the respective groups. As a result, the amount of legally available funds will reflect the amount of:

              -    any net losses of each group;

              - any distributions on WorldCom group stock, MCI group stock or any preferred stock; and

              - any repurchases of WorldCom group stock, MCI group stock or any preferred stock.

          Payment of dividends on WorldCom group stock or MCI group stock also may be restricted by loan agreements, indentures and other agreements or obligations entered into by us from time to time.

          Voting Rights

          Currently, the holders of our existing common stock have one vote per share on all matters submitted to shareholders.

          The holders of WorldCom group stock and the holders of MCI group stock will be entitled to vote on any matter on which our shareholders are, by Georgia law, by Nasdaq listing rules or by the provisions of our charter or our bylaws or as determined by our board of directors, entitled to vote.

          The holders of WorldCom group stock and the holders of MCI group stock will vote together as a single voting group on each matter on which holders of common stock are generally entitled to vote, except as described below.

          On all matters as to which all series of common stock will vote together as a single voting group:

              -    each share of WorldCom group stock will have one vote; and

              - each share of MCI group stock will have a number of votes, which may be a fraction of one vote, equal to the average market value of one share of MCI group stock divided by the average market value of one share of WorldCom group stock. We will calculate the average market values during the 20-day trading period ending on the tenth trading day prior to the record date for determining the holders entitled to vote. As a result of this calculation, each share of MCI group stock may have more than, less than or exactly one vote per share.

          Accordingly, the relative per share voting rights of WorldCom group stock and MCI group stock will fluctuate depending on changes in the relative market values of shares of the series of common stock.

          Upon implementation of the tracking stock proposal, we expect that WorldCom group stock will retain a substantial majority of the total voting power of WorldCom because we expect that initially the total market value of the outstanding shares of WorldCom group stock will be substantially greater than the total market value of the outstanding shares of MCI group stock.

          We will set forth the number of outstanding shares of WorldCom group stock and MCI group stock in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed under the Securities Exchange Act of 1934. We will disclose in any proxy statement for a shareholders' meeting the number of outstanding shares and per share voting rights of WorldCom group stock and MCI group stock.

          If shares of only one series of common stock are outstanding, each share of that series will have one vote. If any series of common stock is entitled to vote as a separate voting group with respect to any matter, each share of that series will, for purpose of such vote, have one vote on such matter.

          The holders of WorldCom group stock and the holders of MCI group stock will not have any rights to vote separately as a voting group on any matter coming before our shareholders, except in the limited circumstances provided under Georgia law described below or by Nasdaq listing rules, our charter or our bylaws. Our board of directors could also decide, in its sole discretion, to condition the taking of any action upon the approval of a series of common stock, voting as a separate voting group.

          The holders of the outstanding shares of a series are entitled to vote as a separate voting group on a proposed amendment to our charter if the amendment would:

              - effect an exchange or reclassification of all or part of the shares of the series into shares of the other series;

              - effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of the other series into shares of the series;

              - change the designation, rights, preferences or limitations of all or part of the shares of the series;

              - change the shares of all or part of the series into a different number of shares of the same series;

              - create a new series of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series;

              - increase the rights, preferences or number of authorized shares of any series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the series; or

              - cancel, redeem or repurchase all or part of the shares of the series.

          If the holders of shares of a series would otherwise be entitled to vote as a separate voting group on a proposed charter amendment, but the amendment would affect the other series of common stock in the same or a substantially similar way, the holders of all the affected series would vote together on the amendment as a single voting group.

          THE FOLLOWING ILLUSTRATION DEMONSTRATES THE CALCULATION OF THE NUMBER OF VOTES TO WHICH EACH SHARE OF MCI GROUP STOCK WOULD BE ENTITLED ON ALL MATTERS ON WHICH THE HOLDERS OF WORLDCOM GROUP STOCK AND THE HOLDERS OF MCI GROUP STOCK VOTE TOGETHER AS A SINGLE VOTING GROUP.

          If:

              - 3 billion shares of WorldCom group stock and 120 million shares of MCI group stock were outstanding;

              - the average market value for the 20-trading day valuation period for MCI group stock was $50 per share; and

              - the average market value for the 20-trading day valuation period for WorldCom group stock was $40 per share;

     then each share of WorldCom group stock would have one vote and each share of MCI group stock would have 1.25 votes based on the following calculation:

      average market value of
          MCI group stock              $50 per share           1.25 votes per
      ------------------------  =      -------------    =    share of MCI group
      average market value of          $40 per share               stock
        WorldCom group stock

          As a result, the shares of WorldCom group stock would represent
     3 billion votes, which would equal 95.24% of our total voting power, and the shares of MCI group stock would represent 150 million votes, which would equal 4.76% of our total voting power. These amounts are calculated as follows:

        1 vote per share           3 billion shares    =    3 billion votes for
        of WorldCom group    x    of WorldCom group           WorldCom group
              stock                     stock                      stock

      1.25 votes per share           120 million       =  150 million votes for
       of MCI group Stock    x      shares of MCI             MCI group stock
                                     group stock

                 3 billion votes
            for WorldCom group stock
        --------------------------------          95.24% of total voting power
             150 million votes for           =          held by WorldCom
                MCI group stock +                         group stock
              3 billion votes for
              WorldCom group stock


              150 million votes for
                 MCI group stock                    4.76% of total voting power
        ---------------------------------     =       held by MCI group stock
              150 million votes for
                MCI group stock +
         3 billion votes for WorldCom
                   group stock


     CONVERSION AND REDEMPTION

          Our charter does not provide for either mandatory or optional conversion or redemption of our existing common stock. The articles of



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

     amendment will permit the conversion or redemption of WorldCom group stock and MCI group stock as described below.

          CONVERSION OF MCI GROUP STOCK AT OUR OPTION AT ANY TIME

          Our board of directors may at any time, without shareholder approval, convert each share of MCI group stock into a number of shares of WorldCom group stock equal to a percentage, set forth below under "-- Conversion Ratios," of the ratio of the average market value of one share of MCI group stock to the average market value of one share of WorldCom group stock.

          Except as described below under "Mandatory Dividend, Redemption or Conversion of Stock if Disposition of Group Assets Occurs," our board of directors may not convert shares of WorldCom group stock into shares of MCI group stock without shareholder approval.

          CONVERSION RATIOS. The percentage of the ratio of the average market values will be as follows:

              - during the first three years after the implementation of the tracking stock proposal -- 110%; and

              - beginning on the third anniversary of implementation of the tracking stock proposal -- 100%.

          CALCULATION PERIODS. We will calculate the average market values during the 20-trading day period ending on the fifth trading day prior to the date we begin to mail the conversion notice to holders.

          TAX EVENT. If at any time there is more than an insubstantial risk of the adverse income tax consequences described below, the percentage of the ratio of the average market values will be 100%. This means that the holders of the MCI group stock to be converted will not receive any premium in a conversion that is effected under such circumstances.

          Our board of directors may exercise our conversion rights at any time without a premium if we receive an opinion of our tax counsel to the effect that, as a result of any amendment to, clarification of, or change or proposed change in, the laws, or interpretation or application of the laws, of the United States or any political subdivision or taxing authority of or in the United States, including:

              -    the enactment of any legislation;

              - the publication of any judicial or regulatory decision, determination or pronouncement; or

              - any announced proposed change in law by an applicable legislative committee or the chairperson of an applicable legislative committee,

     regardless of whether the amendment, clarification, change or proposed change is issued to or in connection with a proceeding involving us and regardless of whether the amendment, clarification, change or proposed change is subject to appeal, there is more than an insubstantial risk that:

              - for tax purposes, any issuance of WorldCom group stock or MCI group stock would be treated as a sale or other taxable disposition by us or any of our subsidiaries of any of the assets, operations or relevant subsidiaries to which WorldCom group stock or MCI group stock relates;

              - the issuance or existence of WorldCom group stock or MCI group stock would subject us, our subsidiaries or affiliates, or our or their successors or shareholders to tax or other adverse tax consequences; or

              - for tax purposes, either WorldCom group stock or MCI group stock is not, or at any time in the future will not be, treated solely as common stock of WorldCom.

     For purposes of rendering this opinion, tax counsel will assume that any legislative or administrative proposals will be adopted or enacted as proposed.

          PURPOSES OF OPTIONAL CONVERSION PROVISIONS; SHAREHOLDER CONSIDERATIONS. These provisions allow us the flexibility to recapitalize WorldCom group stock and MCI group stock into one series of common stock that would, after the recapitalization, represent an equity interest in the combined businesses of the WorldCom group and the MCI group. The optional conversion could be exercised at any future time if our board of directors determines that, under particular facts and circumstances then existing, an equity structure consisting of these two series of stock was no longer in the best interests of WorldCom. Our board of directors may decide to convert MCI group stock into WorldCom group stock if the equity capital markets were to use the same criteria in valuing MCI group stock as they use to value WorldCom group stock. For example, if WorldCom group stock were to be valued primarily on the basis of an earnings per share multiple and dividends, rather than multiples of cash flow, and if the performance of the underlying businesses were expected to be similar based on those criteria, then our board of directors may be more likely to consider converting MCI group stock into WorldCom group stock and eliminate the separate series. A conversion could be exercised, however, at a time that is disadvantageous to the holders of the series of stock related to one group.

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

          Conversion would be based upon the relative market values of WorldCom group stock and MCI group stock. Many factors could affect the market values of WorldCom group stock and MCI group stock, including our results of operations and those of each of the groups, trading volume and general economic and market conditions. Market values also could be affected by decisions by our board of directors or our management that investors perceive to affect differently the series of stock related to one group compared to the series of stock related to the other group. These decisions could include changes to our tracking stock policies, transfers of assets and liabilities between groups, allocations of corporate opportunities and financing resources between the groups and changes in dividend policies.

          THE FOLLOWING ILLUSTRATION DEMONSTRATES THE CALCULATION OF THE NUMBER OF SHARES ISSUABLE UPON CONVERSION OF MCI GROUP STOCK INTO SHARES OF WORLDCOM GROUP STOCK AT OUR OPTION DURING THE FIRST THREE YEARS AFTER THE IMPLEMENTATION OF THE TRACKING STOCK PROPOSAL.

          If:

              - there is not more than an insubstantial risk of adverse income tax consequences;

              - 3 billion shares of WorldCom group stock and 120 million shares of MCI group stock were outstanding immediately prior to the conversion;

              - the average market value of one share of MCI group stock over the 20-trading day valuation period was $50 per share; and

              - the average market value of one share of WorldCom group stock over the 20-trading day valuation period was $40 per share.

     then each share of MCI group stock could be converted into 1.375 shares of WorldCom group stock based on the following calculation:



                         average market value of
                             MCI group stock
       110%    x        ------------------------        =
                         average market value of
                          WorldCom group stock

                              $50 per share
        1.1    x              -------------            =       1.375 shares
                              $40 per share

          REDEMPTION IN EXCHANGE FOR STOCK OF SUBSIDIARY

          Our board of directors may at any time, without shareholder approval, redeem on a pro rata basis all of the outstanding shares of WorldCom group stock or MCI group stock in exchange for shares of the common stock of one or more of our wholly owned subsidiaries that own all of the assets and liabilities attributed to the relevant group.

          These provisions are intended to give us increased flexibility with respect to spinning off the assets attributed to one of the groups by transferring all of the assets attributed to that group to one or more wholly owned subsidiaries. As a result of this redemption, the holders of WorldCom group stock and the holders of MCI group stock would hold securities of separate legal entities operating in distinct lines of business. We currently do not have any intention of spinning off the assets of either the WorldCom group or the MCI group; however, this redemption could be authorized by our board of directors at any time in the future if it determines that, under the facts and circumstances then existing, an equity structure comprised of WorldCom group stock and MCI group stock is no longer in the best interests of WorldCom and a spin-off of the assets attributed to the WorldCom group or the MCI group, as the case may be, in a company separate from WorldCom is desirable.

          We may redeem shares of WorldCom group stock or MCI group stock for subsidiary stock only if we have funds legally available for distribution under Georgia law.

          MANDATORY DIVIDEND, REDEMPTION OR CONVERSION OF STOCK IF DISPOSITION OF GROUP ASSETS OCCURS

          If we dispose of 80% or more of the then fair value of the properties and assets attributed to either the WorldCom group or the MCI group in a transaction or series of related transactions, our board of directors is required to take action that returns the value of the net proceeds of those assets to the holders of the stock related to that group. That action could take the form of a special dividend, a redemption of shares or a conversion into WorldCom group stock. There are exceptions, however, to this requirement that are described below under "-- Exceptions to the Mandatory Dividend, Redemption and Conversion Requirement if a Disposition Occurs."

          If no exception applies, our board of directors will elect, without shareholder approval, to do one of the following:

              - pay a special dividend to the holders of shares of the stock related to that group in cash and/or securities or other property having a fair value equal to the net proceeds of the disposition;

              -    if the disposition involves:

                   - 100% of the properties and assets attributed to that group, redeem all outstanding shares of the stock series related to that group in exchange for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition;

                   - 80% or more but less than 100% of the then fair market value of the properties and assets attributed to that group, redeem a number of whole shares of the stock related to that group in exchange for cash and/or securities or other property having a fair value equal to the net proceeds of the disposition; the number of shares so redeemed will have in the aggregate an average market value, during the period of ten consecutive trading days beginning on the 51st trading day following the disposition date, closest to the net proceeds of the disposition; or

              - convert each outstanding share of MCI group stock into a number of shares of WorldCom group stock equal to 110%, in the case of the sale of assets attributed to the MCI group, or 100% in the case of the sale of assets attributed to the WorldCom group, of the ratio of the average market value of one share of the MCI group stock to the average market value of one share of the WorldCom group stock. However, if, in the case of the sales of assets attributed to the MCI group, the disposition is consummated after the third anniversary of the implementation of the tracking stock proposal, the number of shares to be issued as a result of a conversion will equal 100% of the applicable ratio. We will calculate the average market values during the ten-trading day period beginning on the 51st trading day following the disposition date.

          If we dispose of 80% or more of the then fair value of the properties and assets attributed to the WorldCom group and distribute the net proceeds of the disposition by means of a special dividend or redemption as described in the preceding paragraph, we may at any time thereafter convert each outstanding share of WorldCom group stock into a number of shares of MCI group stock equal to the ratio of the average market value of one share of WorldCom group stock to the average market value of one share of MCI group stock.

          We may only pay a special dividend or redeem shares of WorldCom group stock or MCI group stock if we have funds for distributions under Georgia law and the amount to be paid to holders is less than or equal to the available distribution amount for the group. We will pay the special dividend or complete the redemption or conversion on or prior to the 120th trading day following the disposition date.

          The "net proceeds" of a disposition means an amount equal to what remains of the gross proceeds of the disposition after any payment of, or reasonable provision is made as determined by our board of directors for:

              - any taxes we estimate will be payable by us, or which we estimate would have been payable but for the utilization of tax benefits attributable to another group, in respect of the disposition or in respect of any resulting dividend or redemption;

              - any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

              - any liabilities attributed to the group whose assets are disposed of, including, without limitation:

                   -  any liabilities for deferred taxes;

                   - any indemnity or guarantee obligations incurred in connection with the disposition or otherwise;

                   -  any liabilities for future purchase price adjustments;
                      and

                   - any preferential amounts plus any accumulated and unpaid dividends in respect of any preferred stock attributed to that group.

          We may elect to pay the special dividend or redemption price either in:

              - the same form as the proceeds of the disposition were received; or

              - any other combination of cash, securities or other property that our board of directors or, in the case of securities that have not been publicly traded for a period of at least 15 months, an independent investment banking firm, determines will have a total market value of not less than the fair value of the net proceeds.

          The factors our board of directors will consider when it is required to choose among paying a special dividend, redeeming shares or converting shares of MCI group stock into WorldCom group stock will depend upon all of the facts and circumstances at the time. Generally, if we dispose of 80% or more of the properties and assets attributed to a group, we probably would redeem the series of common stock related to that group and exercise our conversion option with respect to the remaining shares of that series because the scope or scale of the remaining properties and assets attributed to the group would likely not provide a reasonable basis for a tracking stock for that group. We may wish to convert the MCI group stock into the WorldCom group stock, even at the applicable premium, if it was then desirable for us to retain the proceeds of the sale for our remaining businesses. However, the likely taxability of an asset sale and dividend or redemption at both the corporate and shareholder levels makes it unlikely that we would dispose of any substantial amount of properties or assets in this manner.

          THE FOLLOWING ILLUSTRATION DEMONSTRATES THE APPLICATION OF THE PROVISIONS REQUIRING A MANDATORY SPECIAL DIVIDEND, REDEMPTION OR CONVERSION IF A DISPOSITION OCCURS PRIOR TO THE THIRD ANNIVERSARY OF THE IMPLEMENTATION OF THE TRACKING STOCK.

          If:

              -    120 million shares of MCI group stock were outstanding;

              - the net proceeds of the sale of more than 80% but less than 100% of the properties and assets attributed to the MCI group equals $5.4 billion;

              - the average market value of MCI group stock during the ten-trading day valuation period was $50_per share; and

              - the average market value of WorldCom group stock during the ten-trading day valuation period was $40_per share;

     then we could do any one of the following:

              (1) pay a special dividend to the holders of MCI group stock equal to:

                                   net proceeds
                                   ------------
                               number of outstanding
                                      shares
                                of MCI group stock      =

                                   $5.4 billion         =     $45 per share
                                   ------------
                                120 million shares

              (2) redeem for $50 per share a number of shares of MCI group stock equal to:

                                 net proceeds
                                 ------------
                            average market value of     =
                                MCI group stock


                                 $5.4 billion
                                 ------------           =   108 million shares
                                 $50 per share

              (3) convert each outstanding share of MCI group stock into a number of shares of WorldCom group stock equal to:

                           average market value of
                               MCI group stock
            110% x        ------------------------       =
                           average market value of
                             WorldCom group stock

                                $50 per share
            1.1  x              -------------            =    1.375 shares
                                $40 per share

          EXCEPTIONS TO THE MANDATORY DIVIDEND, REDEMPTION OR CONVERSION REQUIREMENT IF A DISPOSITION OCCURS. We are not required to take any of the above actions for any disposition of 80% or more of the properties and assets attributed to either group in a transaction or series of related transactions that results in our receiving for those properties and assets primarily equity securities of any entity that:

              - acquires those properties or assets or succeeds to the business conducted with those properties or assets or that controls such acquirer or successor; and

              - is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by that group prior to the disposition, as determined by our board of directors.

          The purpose of this exception is to enable us technically to "dispose" of properties or assets of a group to other entities engaged or proposing to engage in businesses similar or complementary to those of that group without requiring a special dividend on, or a redemption or conversion of, the series of stock related to that group, so long as we receive an equity interest in that entity. We are not required to control that entity, whether by ownership or contract provisions.

          In addition, we are not required to effect a special dividend, redemption or conversion if a disposition is:

              - of 80% or more of our properties and assets in one transaction or a series of related transactions in connection with our dissolution and the distribution of our assets to shareholders;

              -    on a pro rata basis, such as in a spin-off;

              - made to any person or entity controlled by us, as determined by our board of directors; or

              - a disposition conditioned upon the affirmative vote of a majority of the votes entitled to be cast by the holders of the stock related to that group, voting as a separate voting group.

          NOTICES IF DISPOSITION OF GROUP ASSETS OCCURS. Not later than the 45th trading day after the disposition date, we will announce publicly by press release:

              -    the net proceeds of the disposition;

              - the number of shares outstanding of the series of common stock related to the group to which the disposed assets were attributed;

              - the number of shares of that series of common stock into or for which convertible securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price of those convertible securities; and

              - if applicable, the outstanding shares fraction on the date of the notice.

          Not earlier than the 61st trading day and not later than the 65th trading day after the disposition date, we will announce publicly by press release whether we will pay a special dividend or redeem shares of stock with the net proceeds of the disposition or convert the MCI group stock into WorldCom group stock.


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          We will mail to each holder of shares of the series of stock related to the group to which the disposed assets were attributed the additional notices and other information required by our articles of amendment.

          DISPOSITION OF LESS THAN 80% OF THE ASSETS. If we dispose of less than 80% of the properties and assets attributed to either the WorldCom group or the MCI group in a transaction or series of transactions, we will attribute the proceeds to the group to which the disposed assets were attributed. We will use those proceeds:

              -    in the business of that group;

              - for distribution to the holders of the series of stock related to that group; or

              - to buy back shares of the series of stock related to that group in the open market.

     We may use those proceeds in the business of another group only if we reattribute to the group to which the disposed assets and proceeds were originally attributed consideration with an equivalent fair value.

          SELECTION OF SHARES FOR REDEMPTION

          If fewer than all of the outstanding shares of a series of stock are to be redeemed, we will redeem those shares proportionately from among the holders of outstanding shares of that series of stock or by such other method as may be determined by our board of directors to be equitable.

          FRACTIONAL INTERESTS; TRANSFER TAXES

          We will not be required to issue fractional shares of any capital stock or any fractional securities to any holder of either series of stock upon any conversion, redemption, dividend or other distribution described above. If a fraction is not issued to a holder, we will pay cash instead of that fraction.

          We will pay all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of any shares of capital stock and/or other securities to the holders of record on redemption or conversion of shares.

     LIQUIDATION RIGHTS

          Currently, in the event of our dissolution, the holders of existing common stock are entitled to share equally in our net assets after payment or provision for payment of our debts and other


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     liabilities and the payment of full preferential amounts to which the holders of any preferred stock are entitled.

          Under our articles of amendment, in the event of our dissolution, the holders of WorldCom group stock, the holders of MCI group stock and the holders of any additional series of common stock that is subsequently created will be entitled to receive our assets on a per share basis in proportion to the liquidation units per share of such series. Similar to our existing common stock, however, holders of WorldCom group stock and MCI group stock will be entitled to receive our assets only after payment or provision for payment of the debts and other liabilities of WorldCom and full preferential amounts to which holders of any preferred stock are entitled.

          The liquidation rights of the series of common stock will be as follows:

              - each outstanding share of WorldCom group stock will have one liquidation unit; and

              - each outstanding share of MCI group stock will have 1/25 of one liquidation unit.

          The number of liquidation units to which each share of WorldCom group stock and MCI group stock is entitled will not be changed without the approval of the holders of each series of common stock voting as a separate voting group, except in the limited circumstances described below. As a result, the liquidation rights of the holders of the respective series of common stock may not bear any relationship to the relative market values, the relative voting rights of the series of common stock or the relative value of the assets attributed to the groups.

          No holder of WorldCom group stock will have any special right to receive specific assets attributed to the WorldCom group and no holder of MCI group stock will have any special right to receive specific assets attributed to the MCI group in the case of our dissolution.

          If we subdivide or combine the outstanding shares of a series of common stock or declare a dividend or other distribution of shares of a series of common stock to holders of that series of common stock, the number of liquidation units of the other series of common stock will be appropriately adjusted. This adjustment will be made by our board of directors to avoid any dilution in the relative liquidation rights of any series of common stock.

          Neither a merger or share exchange of WorldCom into or with any other corporation, nor any sale, lease, exchange or other disposition of 80% or more of our assets, will, alone, cause the dissolution of WorldCom for purposes of these liquidation provisions.

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              Shares Reserved for Another Group or for Issuance to the Holders
              of the Series of Stock Related to that Group

          The articles of amendment will allow us to reserve the shares of stock related to one group for the other group or for issuance to the holders of the other series of common stock. The number of shares of a series of common stock related to one group that we reserve for the other group or for issuance to the holders of the other series of common stock are not outstanding shares and are not entitled to vote until we actually issue them.

          At any time that there are shares of stock related to one group reserved for the other group or for issuance to the holders of the other series of common stock, we will use what we refer to as the outstanding shares fraction to allocate to the other group any dividend or redemption payment made to the holders of the other stock. In addition, if at the time of any spin-off of a group by means of redemption of the stock related to that group for shares of one or more wholly owned subsidiaries that own all of the assets and liabilities attributed to that group, there were shares of stock related to the other group reserved for the spun-off group or for issuance to the holders of stock related to the spun-off group, we will distribute, in addition to shares of those subsidiaries, a number of shares of stock related to the other group equal to the number of shares of that stock that were so reserved either for the holders of the stock related to the spun-off group or for one or more of those subsidiaries.

          The outstanding shares fraction indicates the relationship between the number of shares of a series of common stock held by the public and the number of shares reserved for the other group or for issuance to the holders of the other series of common stock. It is calculated by dividing the number of shares of a series of common stock issued to the public by the sum of the number of shares of such series of stock issued to the public plus the number of shares of such series of stock then reserved for the other group or for issuance to the holders of the other series of common stock. The outstanding shares fraction will equal 1.0 at any time that there are no shares of a series of common stock reserved for the other group or for issuance to the holders of the other series of common stock. Immediately after the implementation of the tracking stock proposal, there will be no shares of MCI group stock or WorldCom group stock reserved for the other group or for issuance to the holders of the other series of common stock.

          THE FOLLOWING ILLUSTRATION DEMONSTRATES THE CALCULATION OF THE OUTSTANDING SHARES FRACTION.

          If:

              -    120 million shares of MCI group stock were outstanding;
                   and

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              -    30 million shares of MCI group stock were reserved for the
                   WorldCom group or for issuance to the holders of WorldCom group stock;

     then the outstanding shares fraction with respect to the MCI group stock would equal 4/5 based on the following calculation:

                       Number of shares of
                   MCI group stock outstanding               =
             --------------------------------------
                       Number of shares of
        MCI group stock outstanding + Number of reserved
                    shares of MCI group stock


                       120 million shares                    =  4/5
             --------------------------------------
             120 million shares + 30 million shares

     The number of shares of a series of common stock reserved for the other group or for issuance to the holders of the other series of common stock would be increased, without shareholder approval, to reflect:

              -    share dividends on such series of common stock;

              - reclassifications of such series of common stock resulting in a greater number of shares of such series of common stock outstanding;

              - purchases of such series of common stock with assets attributed to the other group;

              - transfers to the group related to such series of common stock of assets attributed to the other group; and

              - transfers to the other group of liabilities attributed to the group related to such series of common stock.

     The number of shares of a series of common stock reserved for the other group or for issuance to the holders of the other series of common stock would be decreased, without shareholder approval, to reflect:

              - sales of such series of common stock for the account of the other group;

              - share dividends of such series of common stock to the holders of the other common stock;



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              -    the issuance of such series of common stock when
                   convertible securities are converted if those shares of stock were reserved for the other group or for issuance to the holders of the other series of common stock;

              - the issuance of such series of common stock when securities convertible into that stock and issued as a distribution to the holders of the other series of common stock are converted;

              - reclassifications of such series of common stock resulting in a smaller number of shares of such series of common stock outstanding;

              - the redemption of shares of such series of common stock as described under "Mandatory Dividend, Redemption or Conversion of Stock if Disposition of Group Assets Occurs" above;

              - transfers to the other group of assets attributed to the group related to such series of common stock; and

              - transfers to such group of liabilities attributed to the other group.

          Our board of directors could, without shareholder approval, also increase or decrease the number of shares of a series of common stock reserved for the other group or for issuance to the holders of the other series of common stock under other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

          DETERMINATIONS BY OUR BOARD OF DIRECTORS

          Any determinations made in good faith by our board of directors with respect to a series of common stock will be final and binding on all of our shareholders.

          PREEMPTIVE RIGHTS

          The holders of any series of common stock will not have any preemptive rights.

          ANTI-TAKEOVER PROVISIONS OF GEORGIA LAW, OUR CHARTER AND BYLAWS

          The following discussion concerns material provisions of Georgia law, our charter and bylaws and our restated rights agreement that could be viewed as having the effect of discouraging an attempt to obtain control of WorldCom, Inc.


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          NUMBER AND ELECTION OF DIRECTORS

          Our existing bylaws provide that the number of members of the board of directors is fixed by the board of directors, but cannot be less than three. Currently, our board of directors has 12 members. Neither our existing articles of incorporation nor our existing bylaws provide for a staggered board of directors.

          Our existing bylaws provide that directors are elected by a plurality of the votes cast by shareholders entitled to vote in the election at a meeting at which a quorum is present. No class or series of our shares, other than our series D, series E, series F and series G preferred stocks in the case of certain failures to pay dividends and other payments, may elect any director solely by vote of such class or series. Currently, however, no directors are elected by a separate class or series. Our existing articles of incorporation do not provide for cumulative voting.

          VACANCIES ON THE BOARD OF DIRECTORS

          Our existing bylaws provide that any vacancy on our board of directors caused by an increase in the number of directors by action of the shareholders will be filled by the shareholders in the same manner as at an annual meeting. Any vacancy created by an increase in the number of directors by action of the board of directors or by the removal or resignation of a director will be filled by the affirmative vote of a majority of the remaining directors, except that a class of shareholders may fill a vacancy created by the removal or resignation of a director elected by that class. Currently, no directors are elected by a separate class or series of shares of our capital stock.

          SHAREHOLDER NOMINATIONS AND PROPOSALS

          Under our bylaws, in order for a shareholder to nominate a candidate for director, timely notice of the nomination must be given to and received by in advance of the meeting. Ordinarily, notice must be given and received not less than 120 nor more than 150 days before the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from that anniversary date, then notice must be given by the shareholder and received by not earlier than 150 days before the annual meeting and not later than the close of business on the later of the 120th day before the annual meeting or the 10th day following the day on which public announcement of the meeting is first made. In some cases, notice may be delivered and received later if the number of directors to be elected to our board of directors is increased. The shareholder submitting the notice of nomination must describe various matters as specified in the bylaws, including the name, age and address of each proposed nominee, his or her occupation, and the class and number of shares held by the nominee.

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          In the case of special meetings of shareholders, only such business will be conducted, and only such proposals will be acted upon, as are brought pursuant to our notice of meeting. Nominations for persons for election to the board of directors at a special meeting for which the election of directors is a stated purpose in the notice of meeting may be made by any shareholder who complies with the notice and other requirements of the bylaws. If we call a special meeting of shareholders to elect one or more directors, any shareholder may nominate a candidate, if notice from the shareholder is given and received not earlier than 150 days before the special meeting and not later than the close of business on the later of the 120th day before the special meeting or the 10th day following the day on which public announcement of the meeting and/or of the nominees proposed by us is first made. The notice from the shareholder must also include the same information described above.

          In order for a shareholder to bring other business before an annual meeting, timely notice must be given to and received by us within the time limits described above. The shareholder's notice must include a description of the proposed business, which must be a proper subject for action by the shareholders, the reasons for conducting such business and other matters specified in the bylaws.

          Proposals of other business may be considered at a special meeting requested in accordance with the bylaws only if the requesting shareholder gives and we receive a notice containing the same information as required for an annual meeting at the time the meeting is requested.

          RIGHTS PLAN

          Under our current rights agreement, each share of our existing common stock has associated with it one preferred stock purchase right. Each of these rights entitles its holders to purchase at a purchase price of $160, subject to adjustment, two-thirds of 1/1000 of a share of our Series 3 preferred stock under the circumstances provided for in our current rights agreement.

          Our board of directors has determined that it is in the best interests of the company as a whole and our shareholders to amend our existing rights plan to reflect the creation of the tracking stocks, therefore, if shareholders approve the tracking stock proposal, we will amend and restate our current rights agreement to reflect our new equity structure. Our board of directors reviewed our rights plan in connection with the tracking stock proposal and the shareholder proposal approved at the 2000 annual meeting which requested that our board consider the adoption of a bylaw amendment requiring shareholder approval of rights plans. As a result of this review, our board determined to amend our existing rights plan to reflect the creation of the tracking stocks, if and as appropriate, but otherwise to wait until closer to the September 6, 2001 scheduled expiration of our rights plan to take any further action regarding rights plans. Our board of directors will designate shares of our preferred stock as Series 4 Preferred Stock and Series 5 Preferred Stock in connection with the restated rights agreement. As a result, instead of rights currently applicable to our existing common stock:

              - each share of WorldCom group stock will have associated with it a right to purchase 1/1000 of a share of series 4 preferred stock at a purchase price described below; and


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              -    each share of MCI group stock will have associated with it a right to purchase 1/1000 of a share of series 5 preferred stock at a purchase price described below.

          The purchase price of the series 4 preferred stock will be equal to $160 multiplied by a fraction the numerator of which is the opening price of the WorldCom group stock on the first day such stock is traded regular way, after the recapitalization, and the denominator of which is the closing trading price of our existing common stock on the last day immediately prior to the recapitalization. The purchase price of the series 5 preferred stock will equal the difference between $160 and the series 4 preferred stock purchase price.

          The rights will not become exercisable until the earlier of:

              - 10 business days following a public announcement that a person or group has become an "acquiring person";

              - 10 business days after we first determine that a person or group has become an acquiring person; or

              - 10 business days, or such later date as may be determined by our board of directors, following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

          Under our current rights agreement and the restated rights agreement, a person becomes an "acquiring person" if the person, alone or together with a group, acquires beneficial ownership of 15% or more of the total voting power of all of our voting stock. For these purposes, the voting power of a person or group will be determined at any time and from time to time as if the day on which the determination is made is the record date for a vote of shareholders.

          The restated rights agreement contains provisions designed to prevent the inadvertent triggering of the rights. For example, it gives a person who has inadvertently acquired 15% or more of the total voting power of all of our voting stock and does not have any intention of changing or influencing the control of WorldCom the opportunity to sell a sufficient number of shares so that such acquisition would not trigger the rights. In addition, the rights will not be triggered and a divestiture of shares will not be required by (1) our repurchase of shares of voting stock or (2) any change in the market values of either series of common stock which could raise the proportion of voting power held by a person to over the applicable 15% threshold. However, any person who exceeds such threshold as a result of our stock repurchases or any changes in such market values will trigger the rights if such person subsequently acquires any additional shares of voting stock.


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

          Additionally, at any time a person or a group has become an acquiring person, the flip-in or flip-over features of our rights or, at the discretion of the board of directors, the exchange features of our rights, may be exercised by any holder, except for such person or group. A summary description of each of these features follows:

          "FLIP IN" FEATURE. In the event a person or group becomes an acquiring person, each holder of a WorldCom group stock right or MCI group stock right, except for such person or group, will have the right to acquire, upon exercise of the right, instead of one ten-thousandth of a share of our Series 4 Preferred Stock or Series 5 Preferred Stock, shares of our WorldCom group stock or MCI group stock, having a value equal to twice the exercise price of the right.

          "EXCHANGE" FEATURE. In certain circumstances, after the rights have been triggered, our board of directors may, at its option, exchange the rights, other than rights owned by an acquiring person, at an exchange ratio of one share of WorldCom group stock per WorldCom group right and one share of MCI group stock per MCI group right.

          "FLIP OVER" FEATURE. In the event we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power, are sold, each holder of a right, except for an acquiring person, will have the right to receive, upon exercise of the right, the number of shares of the acquiring company's capital stock with the greatest voting power having a value equal to twice the exercise price of the right.

          REDEMPTION OF RIGHTS. At any time before the earlier to occur of:

              - public disclosure that a person or group has become an acquiring person, or

              - our determination that a person or group has become an acquiring person,

     our board of directors may redeem all of the rights at a redemption price of $0.01 per right, subject to adjustment. The right to exercise the rights will terminate upon redemption, and at such time, the holders of the rights will have the right to receive only the redemption price for each right held.

          AMENDMENT OF RIGHTS. At any time before a person or group becomes an acquiring person, the terms of the restated rights agreement may be amended by our board of directors without the consent of the holders of the rights, including an amendment to lower the trigger thresholds to not less than the greater of:



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              -    any percentage greater than the largest percentage of the
                   voting power of all our voting stock then known to us to be beneficially owned by any person or group, and

              -    10% of the voting power of all of our voting stock.

          However, if at any time after a person or group becomes an acquiring person, or acquires such lower percentage as may be amended in the restated rights agreement, of the voting power of our voting stock, our board of directors may not adopt amendments to the restated rights agreement that adversely affect the interests of holders of the rights. Furthermore, once the rights are no longer redeemable, our board of directors may not adopt any amendment that would lengthen the time period during which the rights are redeemable.

          TERMINATION OF RIGHTS. If not previously exercised, the rights will expire on September 6, 2001, unless we earlier redeem or exchange the rights or extend the final expiration date.

          ANTI-TAKEOVER EFFECTS. The rights have certain anti-takeover effects. Once the rights have become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in certain circumstances. Accordingly, the existence of the rights may deter potential acquirors from making a takeover proposal or tender offer. Our rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem our rights as described above and since a transaction approved by our board of directors would not cause the rights to become exercisable.

          SERIES 4 PREFERRED STOCK. In connection with the creation of the WorldCom group rights, as described above, the WorldCom board of directors has authorized the issuance of 5,000,000 shares of preferred stock as series 4 junior participating preferred stock.

          WorldCom has designed the dividend, liquidation, voting and redemption features of the WorldCom series 4 preferred stock so that the value of 1/1000 of a share of WorldCom series 4 preferred stock approximates the value of one share of WorldCom group common stock. Shares of WorldCom series 4 preferred stock may only be purchased after the WorldCom group rights have become exercisable, and each share of the WorldCom series 4 preferred stock:

              - is nonredeemable and junior to all other series of preferred stock, except the series 5 preferred stock and unless otherwise provided in the terms of those series of preferred stock;




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              -    will have a preferential dividend in an amount equal to
                   the greater of $10 or 1,000 times any dividend declared on each share of WorldCom group stock;

              - in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to the greater of $1,000 or 1,000 times the payment made per share of WorldCom group stock;

              - will have 1,000 votes, voting together with the common stock and any other capital stock with general voting rights; and

              - in the event of any merger, consolidation or other transaction in which shares of WorldCom group stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of WorldCom group stock.

          The rights of the WorldCom series 4 preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

          SERIES 5 PREFERRED STOCK. In connection with the creation of the MCI group rights, as described above, the WorldCom board of directors has authorized the issuance of ____________ shares of preferred stock as series 5 junior participating preferred stock.

          WorldCom has designed the dividend, liquidation, voting and redemption features of the WorldCom series 5 preferred stock so that the value of 1/1000 of a share of WorldCom series 5 preferred stock approximates the value of one share of MCI group stock. Shares of WorldCom series 5 preferred stock may only be purchased after the MCI rights have become exercisable, and each share of the WorldCom series 5 preferred stock:

              - is nonredeemable and junior to all other series of preferred stock, except the series 4 preferred stock and unless otherwise provided in the terms of those series of preferred stock;

              - will have a preferential dividend in an amount equal to the greater of $10 or 1,000 times any dividend declared on each share of MCI group stock;

              - in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to the greater of $1,000 or 1,000 times the payment made per share of MCI group stock;


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              -    will have 1,000 votes, voting together with the common
                   stock and any other capital stock with general voting rights; and

              - in the event of any merger, consolidation or other transaction in which shares of MCI group stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of MCI group stock.

          The rights of the WorldCom series 5 preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

          BUSINESS COMBINATION RESTRICTIONS

          Our existing articles of incorporation contain a provision, which will be amended by Proposal 2, that requires the approval by the holders of at least 70% of the outstanding shares of our capital stock whose holders are present at a meeting of shareholders and which entitle their holders to vote generally in the election of directors, voting as a single voting group, as a condition to consummate a "business transaction", as described below, involving WorldCom and a "related person", as described below, or in which a related person has an interest, unless:

              - the business transaction is approved by at least a majority of our "continuing directors" as described below, then serving on the board of directors or, if the votes of those continuing directors would have been insufficient to constitute an act of the board of directors, then the unanimous vote of the continuing directors is sufficient to approve the transaction so long as at least three continuing directors serve on the board of directors at the time of the unanimous vote; or

              -    certain minimum price and other requirements are met.

          A "business transaction" means:

              - any merger, share exchange or consolidation involving us or any of our subsidiaries;

              - any sale, lease, exchange, transfer or other disposition by us or any of our subsidiaries of more than 20% of its assets;

              - any sale, lease, exchange, transfer or other disposition of more than 20% of the assets of an entity to us or a subsidiary of us;

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              -    the issuance, sale, exchange, transfer or other
                   disposition by us or a subsidiary of us of any securities of us or any subsidiary of us in exchange for cash, securities or other property having an aggregate fair market value of $15 million or more;

              - any merger, share exchange or consolidation of us with any subsidiary of us in which we are not the surviving corporation and the charter of the surviving corporation does not contain provisions similar to the business combination restrictions in the existing articles of incorporation;

              - any recapitalization or reorganization of us or reclassification of our securities which would have the effect of increasing the voting power of a related person or reducing the number of shares of each class of voting securities outstanding;

              - any liquidation, spin-off, split-off, split-up or dissolution of us; or

              - any agreement, contract or other arrangement providing for any of the business transactions described above or having a similar purpose or effect.

          A "related person" generally means a person or entity that, together with its affiliates and associates, beneficially owns 10% or more of the voting power of our outstanding voting stock.

          A "continuing director" means a director who either:

              - was a member of the board of directors on September 15, 1993; or

              - became a director after that date, and whose election, or nomination for election, was approved by at least a majority of the continuing directors then on the board of directors;

     provided that any director who is a related person with an interest in the business transaction to be voted upon, other than a proportionate interest as a shareholder, is not considered a continuing director.

     U.s. federal income tax considerations

          The following discussion is a summary of the principal United States federal income tax consequences of the implementation of the tracking stock proposal. This discussion, including the Simpson Thacher & Bartlett opinion discussed below, is based on the Internal Revenue

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     Code of 1986, Treasury Department regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to the WorldCom group stock and the MCI group stock, or the Treasury Department could issue regulations or other guidance that change current law. Any future legislation or regulations (or other guidance) could apply retroactively to the implementation of the tracking stock proposal. See " Legislative Proposals" below.

          This discussion addresses only those of you who hold your existing common stock and would hold your WorldCom group stock and MCI group stock as a capital asset and did not acquire your shares in a compensatory transaction, including the exercise of employee stock options. We have included this discussion for general information only.

          This discussion does not:

              - discuss all aspects of U.S. federal income taxation that may be relevant to you in light of your particular tax circumstances;

              -    apply to you if you are:

                   -  a foreign person;

                   -  a dealer in securities or currencies;

                   - a trader in securities that has elected the mark-to-market method of accounting for your securities;

                   -  a tax-exempt organization;

                   -  an S corporation or other pass-through entity;

                   -  a mutual fund;

                   -  a small business investment company;

                   -  a regulated investment company;

                   -  an insurance company or other financial institution;

                   -  a broker-dealer;

                   - a U.S. person whose "functional currency" is not the U.S. dollar; or



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                   -  are otherwise subject to special treatment under the
                      federal income tax law; or

              - apply to you if you hold your existing common stock as part of a hedging, integrated or conversion transaction, constructive sale or straddle.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAW TO YOUR PARTICULAR SITUATION AS WELL AS TO THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH YOU MAY BE SUBJECT.

          TAX IMPLICATIONS TO YOU OF THE IMPLEMENTATION OF PROPOSAL 1 - THE TRACKING STOCK PROPOSAL

          In the opinion of Simpson Thacher & Bartlett, our counsel, for U.S. federal income tax purposes, WorldCom group stock and MCI group stock will be considered our common stock. This means that:

              - you will not recognize any income, gain or loss on the exchange of your existing common stock for shares of WorldCom group stock and MCI group stock;

              - your basis in the existing common stock held immediately before the implementation of the tracking stock proposal will be allocated between the WorldCom group stock and MCI group stock received, including any fractional shares deemed received, in proportion to the fair market value of such WorldCom group stock and MCI group stock on the date the tracking stock proposal is implemented;

              - your holding period for WorldCom group stock and MCI group stock will include the holding period of the existing common stock; and

              - any gain or loss recognized upon a subsequent sale or exchange of either the WorldCom group stock or MCI group stock will be capital gain or loss.

     Generally, you will recognize capital gain or loss on any cash received in lieu of fractional shares of MCI group stock equal to the difference between the amount of cash received and the basis allocated to the fractional shares. If you are an individual and have held your existing common stock for more than one year, your capital gain may be taxable at a reduced rate. Your ability to deduct capital losses may be limited.

          TAX IMPLICATIONS TO YOU OF A CONVERSION OF MCI GROUP STOCK OR WORLDCOM GROUP STOCK


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          Generally, you will not recognize any income, gain or loss if we exercise our option to convert one series of common stock into the other series of common stock, and you will have a carry-over adjusted tax basis in the shares of common stock that you receive and generally a holding period that includes the holding period of the common stock you surrendered in the conversion.

          NO INTERNAL REVENUE SERVICE RULING

          No ruling has been sought from the Internal Revenue Service. The Internal Revenue Service has announced that it will not issue any advance rulings on the classification of an instrument whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In addition, there are no court decisions or other authorities that bear directly on the classification of instruments with characteristics similar to those of the WorldCom group stock and MCI group stock. The opinion of Simpson Thacher & Bartlett is not binding on the Internal Revenue Service or the courts and merely represents its best judgment based upon existing authorities and certain assumptions and customary representations made to Simpson Thacher & Bartlett by management.

          It is possible, therefore, that the Internal Revenue Service could assert successfully that the receipt of the WorldCom group stock and MCI group stock as well as any subsequent conversion of one series of common stock into the other series of common stock could be taxable to you and/or to us. The Internal Revenue Service could also assert successfully that gain from a subsequent sale of the WorldCom group stock or the MCI group stock is taxable as ordinary income rather than capital gain. Once again, you should consult your own tax advisor.

          LEGISLATIVE PROPOSALS

          The Clinton Administration proposed legislation in February 2000 dealing with tracking stock such as MCI group stock and WorldCom group stock. This proposal would have, among other things, treated the receipt of stock similar to MCI group stock and WorldCom group stock in exchange for other stock in the corporation or in a distribution by the issuing corporation as taxable to the shareholders. If this proposal had been enacted, you could have been subject to tax on your receipt of MCI group stock and WorldCom group stock. A similar proposal was made in 1999. Congress did not act on the 1999 or 2000 proposal, and it is impossible to predict whether Congress will act upon this proposal or any other proposal relating to tracking stock. Under the amended charter, we may convert the MCI group stock into WorldCom group stock if there is more than an insubstantial risk of adverse United States federal income tax law developments. See "--Conversion and Redemption -- Conversion of MCI Group Stock at Our Option at Any Time." The proposal


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     of the Clinton Administration would be such an adverse development if it were implemented or received certain legislative action.

     STOCK EXCHANGE LISTINGS

          We expect WorldCom group stock to be listed on the Nasdaq National Market. WorldCom group stock will be listed under the symbol "WCOM".

          We expect MCI group stock to be listed on the Nasdaq National Market. MCI group stock will be listed under the symbol "MCIT".

     STOCK TRANSFER AGENT AND REGISTRAR

          Our existing stock transfer agent and registrar, The Bank of New York, will act as the stock transfer agent and registrar for both WorldCom group stock and MCI group stock.

     FINANCIAL ADVISORS

          We have retained Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. to perform various advisory and solicitation services. We have agreed to pay each of Salomon Smith Barney Inc. and J.P. Morgan
     Securities Inc. a fee of $          .

     EFFECT ON EXISTING STOCK BASED AWARDS, PREFERRED STOCK AND WARRANTS

          If the recapitalization is implemented, each outstanding stock option under our existing stock option plans will be converted into a stock option to acquire shares of WorldCom group stock. The number of shares of WorldCom group stock subject to the stock option will equal the number of shares of common stock subject to the existing stock option multiplied by a fraction, the numerator of which is the closing trading price of the common stock on the last day immediately prior to the recapitalization, and the denominator of which is the closing price of the WorldCom group stock on the first day such stock is traded, regular way, after the recapitalization (the "Exchange Ratio"). The exercise price for each share of WorldCom group stock issuable upon exercise of a WorldCom group stock option will be calculated by dividing the exercise price per share under such existing stock option by the Exchange Ratio. The adjustments described in the two preceding sentences will only be made if the opening price of the WorldCom group stock on the first day such stock is traded regular way after the recapitalization is less than the closing price of our existing common stock on the last day immediately prior to the recapitalization. We intend to adjust all of our existing stock option plans to provide for the issuance of options on the WorldCom group stock instead of on our existing common stock.



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          We presently have a warrant outstanding to purchase 157,615 shares of our common stock at an exercise price of $44.91 per share. If the recapitalization is implemented, pursuant to its terms the warrant to purchase will become exercisable for 157,615 shares of WorldCom group stock and 6,304 shares MCI group stock.

          We presently have several series of preferred stock outstanding which are convertible into an aggregate of shares of our common stock. If the recapitalization is implemented, pursuant to the terms of our preferred stock, such preferred share will become convertible into
           shares of WorldCom group stock and              shares of MCI
     group stock.

     NO DISSENTERS' RIGHTS

          Under Georgia law, shareholders who dissent from the tracking stock proposal will not have appraisal rights.
































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                           BUSINESS OF THE WORLDCOM GROUP

     OVERVIEW

          We provide a broad range of integrated communications and managed network services to both U.S. and non-U.S. based corporations utilizing our extensive and advanced global communications networks. Our product offerings include data services such as frame relay, asynchronous transfer mode, or ATM, and Internet Protocol, or IP, networks; Internet related services, including dedicated access, virtual private networks, or VPNs, digital subscriber lines, or DSL, web centers encompassing application and server hosting and managed data services; commercial voice services; and international services. We believe we are positioned to use our global assets and customer base to lead the new generation of fast growing, e-commerce and data-driven segments of the communications industry.

          We have extensive networks that connect metropolitan centers and various regions throughout the world. As of September 30, 2000, excluding our investment in Embratel Participacoes S.A., Brazil's facilities-based national and international communications provider, our long-haul networks covered approximately 56,500 route miles, with an additional 10,000 route miles of local loops worldwide. We also had over 2,500 points of presence and 1,738 data switches, and connected 122 cities across North America, Europe, Latin America and Asia.

          From our position in IP infrastructure, we intend to continue our expansion into high growth, next generation "edge" services, such as IP-VPNs, web data centers, offering application and web site hosting, managed data services, and Internet content delivery services. We believe the breadth and scale of these services differentiate our offerings from those of our competitors and meet our customers' increasingly complex communications needs, highlighting the unique quality and reach of our networks.

          We are positioning the company for leadership in the high growth segments of our industry. The Intermedia acquisition and resulting controlling interest in Digex will provide us with a strong foothold in the expanding managed hosting arena. This position, combined with our extensive facilities-based network assets and corporate customer base, creates a strong competitor for e-business services and a platform for leadership in our target segments of U.S. and non-U.S. based corporations.

          We believe that implementation of the tracking stock proposal will be beneficial to the WorldCom group's business because the WorldCom group stock:




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              -    will allow us to structure distinct and more effective
                   incentive and retention programs for management and employees;

              - will provide an acquisition currency for strategic investments, acquisitions and other transactions; and

              - will assist us in raising future capital for the WorldCom group.

     INDUSTRY

          For several years, the communications industry has been undergoing a dramatic transformation due to several factors including:

              -    technological advances such as the Internet;

              -    rapid development of new services and products;

              -    the Telecom Act;

              - the deregulation of communications services markets in selected countries around the world; and

              - the entry of new competitors in existing and emerging markets.

          These are only a few of the forces impacting the communications industry today. However, each of these factors is driven by the rapid development of data services that are replacing traditional voice services. The development of frame relay, ATM and IP networks has dramatically transformed the array and breadth of services offered by telecommunications carriers.

          Use of the Internet, including intranets and extranets, has grown rapidly in recent years. This growth has been driven by a number of factors, including the large and growing installed base of personal computers, improvements in network architectures, increasing numbers of network-enabled applications, the emergence of compelling content and commerce-enabling technologies, and easier, faster and cheaper Internet access. Consequently, the Internet has become an important new global communications and commerce medium. The Internet represents an opportunity for enterprises to interact in new and different ways with both existing and prospective customers, employees, suppliers and partners. Enterprises are responding to this opportunity by substantially increasing their investment in Internet sites and services.

          The market for data communications and Internet access and related products is characterized by rapidly changing technology,

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     evolving industry standards, emerging competition and frequent new product and service introductions. We believe that the Transmission Control Protocol/IP, where we use fiber optic or copper-based telecommunications infrastructure, will continue to be the primary protocol and transport infrastructure for Internet-related services. Emerging transport alternatives include wireless cable modems and satellite delivery of Internet information. Alternative open protocol and proprietary protocol standards have been or are being developed. We are also participating in trials of next generation, more advanced technology.

          Developments in technology are further increasing the capacity and lifespan of previously deployed fibers. Throughout 2001, we plan to deploy high-density optical pipes, ultra-broadband cross connect systems, optical cross connects, and ultra long-haul transmission systems. These network investments result in reduced regeneration requirements for long haul transmissions and higher bandwidth capacity from existing fiber which enhances our ability to serve global businesses cost effectively.

     STRATEGY

          Our objective is to use our strategic assets and customer base to be a leader in each of our target segments and deliver long-term sustainable growth. Key elements of our strategy include:

          TARGET HIGH GROWTH DATA BUSINESSES: Our strategy is to decrease reliance on traditional voice services that are experiencing intense pricing pressures and focus primarily on high growth and high value-added data services that we can provide utilizing our extensive, high quality global networks.

          CONTINUE OUR FOCUS ON CORPORATE ENTERPRISES: We are realigning our businesses with the customer segments they serve. We expect to further focus our resources, including assets, technical expertise and marketing skills, to better serve and grow our presence with corporate enterprise customers.

          RAPIDLY DEPLOY WEB HOSTING SERVICES: We will quickly take advantage of the web hosting and managed data capabilities of Digex acquired through the Intermedia acquisition. By combining Digex's comprehensive portfolio of mission-critical hosting products with our extensive networks and customer relationships, we expect to obtain a significant market position from which to rapidly grow our data services revenues.

          AGGRESSIVELY EXPAND IP-VPN SERVICES: VPNs are private corporate communications networks and are quickly replacing private lines as the cost effective and flexible solution of choice for mid-sized and large corporate enterprises. We view this segment as a key contributor to our

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     future growth and an integral part of our high-value service strategy.
     With over 2,500 points of presence, we intend to leverage the global reach and quality of our networks to capitalize on this high growth and high margin segment.

          TARGET WEB CUSTOMER CENTER OPPORTUNITIES: As part of our strategy to target emerging growth data services segments, we expect to aggressively expand our web customer center services. We expect the need for these services to grow in line with the rapid growth of the Internet and e-commerce. We will capitalize on this trend by leveraging our customer relationships, networks and expertise in this area to remain at the forefront of high growth opportunities.

          MAINTAIN LEADERSHIP IN INTERNET TRANSPORT: We intend to remain at the forefront of IP implementation worldwide. IP is a protocol which allows for market driven development and deployment of new services and applications. We expect IP services such as IP-VPNs to proliferate and will use our tradition of pioneering innovative Internet infrastructure services to continuously expand our Internet value-added services.

          EXPAND GLOBALLY: We intend to leverage and further expand our global networks in line with our customers' expansion internationally and the rapid growth in cross-border communications. We expect to see continued rapid expansion in international communications markets and we believe that our global networks reaching across North America, Brazil, Europe and our current build-out in Asia will position us to capitalize on this growth.

          UTILIZE OUR EXTENSIVE NETWORKS: We will continue to utilize our networks to benefit our customers and reduce our costs. The global reach and quality of our networks enable us to provide complex services at low operating costs as a result of our facilities-based, on-net approach. The on-net approach allows our customers to send data streams or voice traffic locally, across the United States, or to any of our facilities-based networks in Europe or Asia, without ever leaving our networks. We believe this approach lowers our operating costs and provides our customers with superior reliability and quality of service. Our networks are also highly scalable for future capacity expansions at lower per unit costs, and are designed to cost-effectively integrate future generations of optical-networking components to enhance efficiency and quality.

     DESCRIPTION OF SERVICES

          We provide a broad range of enhanced data and voice communications and managed network services through our direct commercial sales force of approximately 8,000 people, excluding Embratel. Core services include data services, Internet services, commercial local and long distance voice communications and international communications services.

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          According to a Gartner Dataquest report, "E-Data Services North
     America 2000" authored by Charles Carr, "The total data services market in the United States in 1999 is estimated to be US $36.5 billion, increasing robustly at a 24.7 percent compound annual growth rate (CAGR) to US $109.8 billion in 2004." Domestic IP connectivity is expected to grow at an annual rate of approximately 25% from $11 billion in 1999 to approximately $27 billion by 2003, according to market studies by Probe Research. Much of the growth is expected to result from increased demand for e-mail, web hosting services, e-commerce, collaborative workflow and real-time video services and applications. We believe that most of the growth in data communications will be driven by corporations' demand for high quality and scalable Internet-based infrastructure and services, including web hosting and other managed network services. We are well positioned to capitalize on these growth opportunities and to shape the future of global digital communications due to our network, global customer base, tradition of innovation and corporate strategy to target and lead the high end of data-driven emerging communications segments.

     DATA SERVICES

          The ability of businesses to transmit data within their company or outside to business partners is a critical function today. Over the last 10 years, businesses have made significant investments in software development and equipment purchases to effectively process and transmit this data and information. The Internet has also introduced yet another means to communicate digitally worldwide.

          We continue to make significant investments in network technologies to satisfy the continuing demand in high bandwidth data processing. Our global frame relay, ATM and IP networks provide a full spectrum of public and private network options for any data transmission requirement. The interoperability of these networks protects customers' existing investments in established networks while taking advantage of the newest technologies.

          Frame Relay: Frame relay is a high-speed communications technology that divides the information into frames or packets. Each frame has an address that the network uses to determine the destination of the frame. The frames travel through a series of switches within the frame relay network to arrive at their destination. This technology gives businesses a cost-effective, flexible way to connect LAN, SNA, voice, and IP-based applications.

          Our frame relay service, which is operated over our own facilities, is available in 26 countries and is supplemented by network-to-network interface partnerships that reach additional locations worldwide. These networks allow us to provide our customers around the globe with the highest quality standards of service.


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          ATM: Our on-net ATM service is a technology and protocol
     structure that integrates data, voice, and video over a single communications network while offering a variety of access speeds and multiple service categories. ATM technology has the ability to service both the LAN and WAN environments, providing scalability for users' current and future needs.

          Our ATM services use our highly redundant OC-48 backbone to obtain these networking advantages. These public data networking services offer a number of different access speeds and support multiple classes of service to meet customers' application needs. The nature of the services provides users with the security and control of a private network, plus the flexibility and economies of a public network. Our ATM services allow for the consolidation of applications into a single network service, reducing network, equipment and operational costs.

          Data services revenue grew by approximately 28.4%, to $5.5 billion for the first nine months ending September 2000, from $4.3 billion during the same period in 1999.

     INTERNET SERVICES

          As a leading Internet backbone provider, we offer a comprehensive range of Internet access and value-added options, applications and services tailored to meet the needs of businesses and other telecommunications providers. Our Internet products and services include dedicated Internet access, managed networking services and applications (such as virtual private networks), web hosting and electronic commerce and transaction services (such as web centers and credit card transaction processing).

          INTERNET ACCESS AND TRANSPORT: Our Internet infrastructure is based on our OC-192c and OC-48c networks which use a combination of ATM, frame relay and router technologies at the transport layer for both metropolitan and inter-regional connectivity. This network infrastructure enables customers to access the Internet through dedicated lines. Once connected, the customer's traffic is routed through our networks to the desired Internet location, whether on our networks or elsewhere on the Internet.

          Through our network, we offer the following access products to our customers:

              -    full, partial or shadow T1 / T3 connectivity;

              -    Internet gateway services;

              -    frame relay to IP topologies;

              -    ATM to IP services;

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              -    DSL; and

              -    metropolitan area exchanges ATM.

          These access options provide the variety of bandwidth choices required for all business types and sizes.

          VIRTUAL PRIVATE NETWORKS: We provide VPNs on public and shared environments for small and large customers. Our customers use VPNs to connect their corporate intranets, data centers, remote users, and the World Wide Web via the public Internet.

          Our VPN service, called UUSecure, includes built-in encryption, bandwidth prioritization and 24-hour centralized management and monitoring services. UUSecure is already available in 18 countries, with significant expansion planned.

          WIRELESS INTERNET ACCESS: We provide the IP network backbone for Metricom's Richochet wireless service. Metricom's wireless Internet service, introduced in select markets in October 2000, represents one of the first commercial rollouts of complete mobile wireless broadband Internet access. The service offers business users an always-on, low cost, fully compatible and complete mobile Internet access technology.

          The service offers Internet access at 128 kbps. The network is based on a frequency-hopping, spread-spectrum microcellular architecture that uses a combination of unlicensed spectrum as well as licensed spectrum. The network is comprised of wireless modems that the users attach to any PC or handheld computer via a serial or USB port, and Metricom's wireless MicroCellular Data Network of radio transceivers. The MicroCellular Data Network consists of small shoebox-sized transceivers, or Microcell Radios, typically mounted to streetlights or utility poles every quarter-to half-mile in a mesh network. The end-user wireless modems communicate with the Microcell Radios and on Wired Access Points through radio frequency packets. The Wired Access Points collect and convert the radio frequency packets into a format for transmission on a wired IP network backbone that enables users to reach the Internet or a corporate network. Each Wired Access Point and the Microcell Radios that support it can handle thousands of subscribers.

          Our wireless Internet services enhance and complement the existing wireless and messaging services available from us, and are a key component of our focus on high-growth data, Internet and wireless services. The service ties not only to our UUNET backbone for IP access, but also provides an extension of our VPN strategy for customers that want secure access to corporate intranets.

          Hosting for Businesses and ASPs: We are a leading provider of web hosting services to businesses operating mission-critical,


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     multi-functional web sites. The WorldCom group also offers related value-added services, such as:

              - web site management products, such as Windows NT and UNIX managed servers;

              - integrated business solutions, such as e-commerce, business intelligence and office solutions; and

              - enterprise and professional services, such as stress testing and customized web site activity reporting.

          We deliver our services from geographically distributed, advanced Internet data centers that are connected to our dedicated and redundant UUNET Internet backbone network. Our tailored solutions are designed to integrate with existing enterprise systems architectures and to enable customers to outsource the monitoring, administration and optimization of their equipment, applications and overall Internet operations.

          In September, 2000, we entered into a definitive merger agreement with Intermedia. Shareholders of Intermedia voted to approve the transaction on December 18, 2000. We expect the merger to be completed in the first quarter of 2001. As a result of this merger, WorldCom, Inc. will acquire a controlling interest in Digex, a leading provider of managed web and application hosting services for some of the world's fastest growing companies. This merger will fuel our web hosting expansion by providing a comprehensive portfolio of mission-critical hosting products and services for mid-sized and large businesses. These services enable businesses to more efficiently deliver their application services to their customers over the Internet. Digex also offers related value-added services, such as firewall management, stress testing and consulting services, including capacity and migration planning and database optimization. Digex's services include providing the computer hardware, software, network technology and systems management necessary to offer our customers comprehensive outsourced web site hosting solutions.

          Digex's server hosting and Internet connectivity services are offered through its advanced data centers. Today, these data centers cover over 200,000 square feet of space and deploy the advanced physical and virtual security architectures. Within these centers, Digex provides the services and expertise to ensure secure, scalable, high-performance operation of mission-critical web sites 24 hours a day. Digex continues to upgrade its networks in order to accommodate expected traffic growth. Its managed services include performance monitoring, site management reports, data backup, content delivery and management services, security services and professional services. These services provide the foundation for high performance, availability, scalability and reliability of customers' mission-critical Internet operations. In

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     addition, Digex integrates technologies from leading vendors with our industry expertise and proprietary technology.

          Through a resale agreement completed in November 2000, we are able to sell Digex services to our customer base prior to the close of the Intermedia merger. Our combination will:

              - combine Digex's range of managed, enterprise and portal hosting solutions with our worldwide, facilities-based networks and relationships with leading businesses around the globe;

              - enable us to offer key solutions for emerging and established Internet-based businesses and portals as well as established businesses who are leveraging e-business to open new markets, lower costs, improve customer satisfaction and broaden distribution;

              - focus our capital investments in one of the industry's fastest growing segments; and

              - enable us to strategically integrate Intermedia's network facilities to improve our local presence in select key markets.

          With this merger, we believe we will accelerate our ability to provide world-class managed web and application hosting services -- one of the highest growth markets in the industry -- by acquiring the tools to scale and provide premier web hosting products and services that customers are demanding. We will offer a comprehensive suite of access, transport and applications solutions to customers around the globe.

          WEB CENTERS: Our web center products, which we are currently testing and expect to introduce in early 2001, are unified, web-enabled solutions that allow customers to interact with sales and service agents using multiple contact mediums -- e-mail, chat, online collaboration, call back request, voice mail and voice recognition, wireless device support, fax, or traditional toll-free calls and mail. Customers can order, integrate, maintain, use, monitor, report and manage customer contacts through a browser-based interface that we provide.

          Internet services revenue grew by approximately 66.2%, to $1.8 billion for the first nine months ending September 2000, from $1.1 billion during the same period in 1999.

     COMMERCIAL LOCAL AND LONG DISTANCE VOICE COMMUNICATIONS

          We provide a single source for integrated local and long distance telecommunications services and facilities management services


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     to businesses, government entities and other telecommunications companies.

          The market for local exchange services consists of a number of distinct service components. These service components are defined by specific regulatory tariff classifications including:

              - local network services, which generally include basic dial tone charges and private line services;

              - network access services, which consist of the local portion of long distance telephone calls; and

              -    long distance network services;

          We also offer a broad range of related services that enhance customer convenience, add value and provide additional revenue sources. Advanced toll-free services offer features for caller and customer convenience, including a variety of call routing and call blocking options, customer reconfiguration, termination overflow to switched or dedicated lines, dialed number identification service, real-time automatic number identification and flexible after-hours call handling services.

          Business local and long distance voice services revenue was $5.3 billion for the first nine months ending September 2000, versus $5.6 billion during the same period in 1999.

     INTERNATIONAL OPERATIONS

          Our global strategy is enabled by the position of the company as an owner of telecommunications infrastructure throughout Europe, Asia and North America. Our international strategy is to leverage this foundation to design and deliver product sets and features globally so that multinational enterprises enjoy a consistency in service performance regardless of geography.

          We provide switched voice, private line and/or value-added data services over our own facilities and leased facilities in the United Kingdom, Germany, France, the Netherlands, Sweden, Switzerland, Belgium, Italy, Ireland, Luxembourg, Denmark, Austria, Norway and Spain. We operate metropolitan digital fiber optic networks in London, Paris, Frankfurt, Hamburg, Dusseldorf, Amsterdam, Rotterdam, Stockholm, Brussels, Zurich, Dublin, Birmingham, Edinburgh, Lyons, Marseille, Lille and Strasbourg. We also offer certain international services over leased facilities in certain Asian markets, including Australia, Japan, Hong Kong, Singapore, New Zealand, Indonesia, Malaysia, Thailand, Philippines, Taiwan and South Korea. We were granted authority in the first quarter of 1998 to serve as a local and international


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     facilities-based carrier in Australia and Japan and now operate metropolitan digital fiber optic networks in Sydney and Tokyo.

          Data centers are being deployed throughout Europe and Asia, interconnected with the global networks, allowing us to expand into new business areas using our worldwide telecommunications infrastructure as the platform for technology and service expansion.

          Our investment in Embratel further extends our local-to-global-to-local strategy. Embratel's business consists principally of providing intra-regional long distance, inter-regional long distance and international long distance telecommunications services as well as data communications, text, Internet services and mobile satellite and maritime communications services. Embratel operates under a domestic long distance concession and an international long distance concession granted by Brazil's Agencia Nacional de Telecomunicacoes.

          Revenues from international operations grew by approximately 35.4%, to $4.3 billion for the first nine months ending September 2000, from $3.2 billion during the same period in 1999.

     FACILITIES

     NETWORKS

          We have domestic long distance, international and multi-city local service fiber optic networks with access to additional fiber optic networks through lease agreements with other carriers. Additionally, we own and lease trans-oceanic cable capacity in the Atlantic and Pacific Oceans.

          Deployed in business centers throughout the United States, Western Europe, the United Kingdom, Australia and Japan, our local networks are constructed using ring topology. Transmission networks are based on synchronous optical network equipment. Network backbones and local networks are installed in conduits owned by us or leased from third parties such as utilities, railroads, long distance carriers, state highway authorities, local governments and transit authorities. Lease arrangements are generally executed under multi-year terms with renewal options and are non-exclusive.

          The long distance networks are protected by systems that are capable of restoring backbone traffic in the event of an outage in milliseconds. In addition, long distance switched traffic is dynamically rerouted via switch software to any available capacity to complete calls.

          To serve customers in buildings that are not located directly on the fiber networks we utilize leased T-3s, T-1s or unbundled local loops

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     obtained from the traditional phone companies, ILECs or CLECs and other carriers who serve these buildings.

          Our Internet infrastructure is based on our OC-192c and OC-48c networks which use a combination of ATM, frame relay and router technologies to transport data.

          WorldCom is deploying technology that integrates a business'
     WANs with the public switched telecommunications network utilizing voice-over-IP gateways and Session Initiated Protocol, or SIP. This technology will provide businesses with a wide range of Internet voice and messaging services.

          Internationally, we own or lease fiber optic capacity on most major international undersea cable systems in the Pacific and Atlantic Ocean regions. In the first quarter of 1998, we, together with our joint venture partner Cable & Wireless, placed into service a high capacity digital fiber optic undersea cable between the United States and the United Kingdom. We also own fiber optic capacity for services to the former Soviet Union Republics, Central America, South America and the Caribbean. Furthermore, we own and operate 28 international gateway satellite earth stations, which enable us to extend public switched and private line voice and data communications to and from locations throughout the world.

























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     Our global network statistics, excluding Embratel, are as follows:

                      ------------------------------------------------------------------------------------------
                                                                             DECEMBER 31,         SEPTEMBER 30,
                                                                                 1999                 2000
                                                                          -----------------   ------------------
                      Domestic and international long distance route
                        miles                                                    55,163               56,496
                      Local domestic and international route miles                9,323                9,852
                      Voice grade equivalents                                33,060,614           55,473,168
                      Buildings connected                                        48,961               59,582
                      Telcom collocations                                           429                  461
                      ------------------------------------------------------------------------------------------

          Embratel has the largest long distance telecommunications network in Latin America providing both national and international telecommunications services. It is the main provider of high-speed data transmission in Brazil, with the largest network of broadband fiber optic transmission systems, with a total installed national transmission capacity of 90Gbps, covering approximately 1.6 million fiber miles as of September 30, 2000.

     DATA NETWORK SWITCHING

          Our ATM networks utilize our intracity fiber connections to customers, ATM switches and high-capacity fiber optic networks. ATM is a switching and transmission technology based on encapsulation of information in short (53-byte) fixed-length packets or "cells." ATM switching was specifically developed to allow simultaneous switching and transmission of mixed voice, data and video (sometimes referred to as "multimedia" information at various rates of transmission). In addition, certain characteristics of ATM switching allow switching information to be directly encoded in integrated circuitry rather than in software.

          Our frame relay networks utilize our owned and maintained frame relay switches and our high-capacity fiber optic networks to provide data networking services to commercial customers. Networking equipment at customer sites connects to our frame relay switches which in turn are connected to each other via our extensive fiber optic networks. Frame relay utilizes variable length frames to transport customer data from one customer location across our networks to another customer location. Customers utilize the frame relay technology to support traditional


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     business applications such as connecting local networks and financial applications.

     RATES AND CHARGES

          Domestic and international business services originating in the United States are primarily billed in six-second increments; others are billed in partial minutes rounded to the next minute. Switched voice services originating in international markets are billed in increments subject to local market conditions and interconnect agreements.
     Switched long distance and local services are billed in arrears, with monthly billing statements itemizing date, time, duration and charges. Data services are generally billed on a fixed per line and variable trunk rate. Data service rates are based on the speed of transmission, and depending on the service type, may be billed in arrears or in advance. Private line services are billed monthly in advance, with the invoice indicating applicable rates by circuit. Our rates are generally designed to be competitive with those charged by other long distance and local carriers.

          Our Internet access options are sold in the United States and in many foreign countries for both domestic and global Internet services. Prices vary, based on service type. Due to various factors, such as available telecommunications technology, foreign government regulation and market demand, the service options offered outside of the United States vary as to speed, price and suitability for various purposes.

          Embratel's rates for most telecommunications services are subject to final regulatory approval, to which Embratel submits requests for rate adjustments. Embratel's rates for domestic and international long distance service are regulated and are uniform throughout Brazil. The majority of Embratel's revenues from data communications are provided by monthly line rental charges for private leased circuits.
     The balance consists mainly of normal charges to customers for access to the only data transmission network and measured charges based on the amount of data transmitted.

     SALES AND MARKETING

          We market our business communications services primarily through a direct sales force targeted at markets defined by both communications needs and geographies. Our commercial sales force of approximately 8,000 people, excluding Embratel, also provides advanced data specialization for the domestic and international marketplaces, including private line services.

          Our sales force can be grouped loosely into three segments. The first targets small to large U.S.-centric enterprises in the U.S. The second addresses the same small to large enterprises outside the U.S. The third channel serves the largest 1,000 multinational corporations

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     with a unified sales and service organization that mirrors the customers' own operations.

          In each of our geographic markets, we employ full service support teams that provide our customers with prompt and personal attention. Our localized management, sales and customer support are designed to engender a high degree of customer loyalty and service quality.

          In addition, we expect to launch in the second quarter of 2001 an online sales and support channel that will complement our activities to reach smaller U.S.-based businesses. This web-based channel will offer a suite of basic data and voice services in a cost-efficient manner.

     COMPETITION

          We face substantial competition in each of our business segments. Some of our existing and potential competitors have financial and other resources significantly greater than ours. Moreover, some of these providers presently have advantages as a result of their historic monopoly control over local exchange facilities. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors. A number of traditional and emerging competitors, including AT&T, Cable & Wireless, Genuity, Global Crossing, Level 3, Qwest, Sprint and Williams, have made significant investments in advanced fiber optic network facilities. In addition to voice and data competition from long distance service competitors, a number of facilities-based CLECs and cable television multi-system operators plan to offer local telecommunications services in major U.S. cities over their own facilities or through resale of the local exchange carriers' or other providers' services.

          Increasingly, we also must compete with equipment vendors and consulting companies in emerging Internet service markets. Certain companies, including Cisco, Andersen Consulting and IBM, have obtained or have expanded their Internet-based services as a result of network deployment, acquisitions and strategic investments. We expect these acquisitions and strategic investments to increase, thus creating significant new competitors. Furthermore, we expect these firms to devote greater resources to develop new competitive products and services and to market those and existing products and services.

          Overseas, we compete with new entrants as well as with incumbent providers, some of which still are partially government-owned, have special regulatory status along with the exclusive rights to provide certain services, and virtually all of which have historically dominated their local, domestic long distance and international services business. These incumbent providers have numerous advantages including existing facilities, customer loyalty, and substantial financial resources. We

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     often must rely on facilities or termination services from these incumbent providers. We also compete with other service providers, some of which are affiliated with incumbent providers in other countries. We devote extensive resources to obtaining regulatory approvals necessary to operate overseas, and to obtain access to and interconnect with the incumbent's network on a non-discriminatory basis. In Europe, we compete directly with companies such as British Telecom, Deutsche Telekom, Cable & Wireless, France Telecom, and Equant (in which France Telecom recently announced plans to acquire a controlling interest), global telecommunications alliances such as Concert and KPNQwest and regional Internet service providers such as Terra, Oleane, and Demon Internet Limited.

          The development of new technologies and increased availability of domestic and international transmission capacity may also give rise to new competitive pressures. For example, even though fiber optic networks, such as those used by us, are now widely used for long distance transmission, it is possible that the desirability of such networks could be adversely affected by changing technology. The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new routing and switching technologies, new services, and increasing wireless, satellite and fiber optic transmission capacity for services similar to those provided by us. We cannot predict with certainty which of many possible future product and service offerings will help maintain our competitive position or what expenditures will be required to develop and provide such products and services. Nor can we predict whether valuable spectrum licenses will be affected by regulatory decisions to re-allocate spectrum for other uses, or whether current deployment plans for our MMDS services will be sustainable if spectrum reallocation occurs.

          Under the Telecom Act and ensuing federal and state regulatory initiatives, many barriers to local exchange competition are being eliminated. The introduction of such competition, however, also establishes, in part, the ability of the RBOCs to provide in-region interexchange long distance services. To date, the FCC has granted applications by Verizon for the state of New York and by SBC for the state of Texas, to provide in-region inter-LATA services. We believe the RBOCs will continue to seek to enter these markets given their ownership of extensive facilities in their local service regions, their long-standing customer relationships and their very substantial capital and other financial resources. As the RBOCs are allowed to offer in-region long distance services in additional states, they will be in a position to offer single source local and long distance service similar, if not superior, to that being offered by us. We expect that such increased competition will result in additional pricing and margin pressures in the domestic telecommunications services business. Indeed, competition has already significantly reduced consumer long distance pricing, and as a result negatively affected the profitability of

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     traditional service providers.  As rates stabilize, we expect to compete effectively as a result of our innovation, quality and diversity of services, our ability to offer a combination of services, and our level of customer service.

          As noted, we offer data communications and Internet-based services, including web hosting, collocation services, virtual private network services, dedicated and wholesale Internet access, and related services. This is an extremely competitive business and we expect that competition will intensify in the future. We believe that the ability to compete successfully in this arena depends on a number of factors, including: industry presence; the ability to expand rapidly; the capacity, reliability and security of network infrastructure; ease of access to and navigation on the Internet; the pricing policies of our competitors and suppliers; the timing of the introduction of new products and services by us and our competitors; our ability to support industry standards; and industry and overall economic trends. Our success will depend heavily upon our ability to provide high quality data communications services, including Internet connectivity and value-added Internet services, at competitive prices.

          Until July 29, 1998, Embratel was the exclusive provider of inter-state and international long distance services in Brazil, although it was subject to indirect competition from a number of sources. The companies organized under Telecomunicacoes Brasileiras S.A., Telebras were the exclusive providers of intrastate and local telephone services. However, since 1995, Brazil has been adopting sweeping regulatory changes intended to open the telecommunications market to competition.

          Under the 1997 General Telecommunications Law and the General
     Grant Plan, the Ministry of Communications was required to privatize the Telebras system. According to the privatization model, the Brazilian states were divided among three regions and the Telebras companies, which provided services in each of these states, were grouped under three holding companies (each a "Tele") and granted concessions to provide local and intra-regional long distance services within one of the three regions. Embratel was granted concessions to provide domestic long distance (intra-regional and inter-regional) and international services. The privatization occurred on July 29, 1998, at which time Embratel became subject to competition in the intra-regional long distance markets.

          The General Law and the General Grant Plan also required the regulator, Anatel, promptly after the privatization, to auction: the mirror authorizations for the provision of local and intra-regional long distance telephone services in each of the three regions, and one mirror authorization for the provision of intra-regional, inter-regional and international long distance telephone services.



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          Embratel has three competitors in the north east region for the provision of intra-regional long distance services (the north east Tele, the north east mirror authorization holder (Canbra), and the national long distance mirror authorization holder (Intelig)); three competitors in the south region for the provision of the intra-regional long distance services (the south Tele, Global Village Telecom and Intelig); and three competitors in the Sao Paulo State region for the provision of inter-regional long distance services (the Sao Paulo State Tele, Vesper and Intelig).

          Beginning in 2002, Anatel may grant an unlimited number of additional authorizations for the provision of local and intra-regional, inter-regional and international long distance telephone services.

     EMPLOYEES

          Through our WorldCom group, excluding Embratel, we employed a total of approximately 62,000 full and part-time personnel as of September 30, 2000, approximately 450 of whom are represented by organized labor organizations. As of September 30, 2000, Embratel employed approximately 12,000 full and part-time personnel. We consider our relationship with these employees to be good.

     PATENTS, TRADEMARKS, TRADENAMES AND SERVICE MARKS

          We actively pursue the protection of intellectual property rights in the United States and relevant foreign jurisdictions on behalf of the various entities making up the WorldCom group. Our continuing efforts have produced numerous issued patents and pending patent applications on innovative technology developed within the group.

          All tradenames, including the MCI tradename and the other related MCI tradenames, have been attributed to the WorldCom group. The MCI group will pay an annual fee to the WorldCom group for use of the MCI tradenames for the next five years based on the following fee schedule:

              Year 1:     $27.5 million
              Year 2:     $30.0 million
              Year 3:     $35.0 million
              Year 4:     $40.0 million
              Year 5:     $45.0 million

              Any renewal or termination of use of the MCI tradename by the MCI group will be subject to the general policy that our board of directors will act in the best interests of WorldCom.





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     REGULATION

          We are involved in legal and regulatory proceedings that are incidental to our business and have included loss contingencies in other current liabilities and other liabilities for certain of these matters in the WorldCom group's financial statements. In some instances, rulings by federal and state regulatory authorities may result in increased operating costs to us. The results of these various legal and regulatory matters are uncertain and could have a material adverse effect on the WorldCom group's combined results of operations or financial position.

     GENERAL

          We are subject to varying degrees of federal, state, local and international regulation. In the United States, our subsidiaries are most heavily regulated by the states, especially for the provision of local exchange services. Our subsidiaries must be certified separately in each state to offer local exchange and intrastate long distance services. No state, however, subjects us to price cap or rate of return regulation, nor are we currently required to obtain FCC authorization for installation or operation of our network facilities used for domestic services, other than licenses for specific multichannel multipoint distribution services, wireless communications service and terrestrial microwave and satellite earth station facilities that utilize radio frequency spectrum. FCC approval is required, however, for the installation and operation of our international facilities and services. We are subject to varying degrees of regulation in the foreign jurisdictions in which we conduct business, including authorization for the installation and operation of network facilities. Although the trend in federal, state and international regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States or abroad would not have a material adverse effect on us.

     DOMESTIC

          In August 1996, the FCC established nationwide rules pursuant to the Telecom Act designed to encourage new entrants to compete in local service markets through interconnection with the ILECs, resale of ILECs' retail services, and use of individual and combinations of UNEs, owned by the ILECs. Implementation of these rules has been delayed by various RBOC appeals. In January 1999, the Supreme Court of the United States confirmed the FCC's authority to issue the rules, including a pricing methodology for UNEs. On remand, the FCC clarified the requirement that RBOCs make specific UNEs available to new entrants. The RBOCs have sought reconsideration of the FCC's order and have petitioned for review of the order in the United States Court of Appeals for the D.C. Circuit. The RBOCs also petitioned for review of the FCC's rules for pricing UNEs in the United States Court of Appeals for the Eighth Circuit which, in


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     July 2000, invalidated the rules.  Various parties, including WorldCom, have sought Supreme Court review of the Eighth Circuit's decision.

          The Telecom Act requires RBOCs to petition the FCC for permission to offer long distance services for each state within their region. Section 271 of the Act provides that for such applications to be granted, the FCC must find, among other things, that the RBOC has demonstrated that it has met a 14-point competitive checklist to open its local network to competition and that granting the petition is in the public interest. To date, the FCC has rejected five RBOC applications and it has granted two: Verizon's for New York and SBC's for Texas. Currently applications are pending before the FCC by Verizon for Massachusetts and by SBC for Kansas and Oklahoma. Other applications may be filed at any time. We have challenged, and will continue to challenge, any application that does not satisfy the requirements of Section 271 or the FCC's local competition rules. To date, these challenges have focused on the pricing of UNEs and on the adequacy of the RBOCs' operations support systems. In addition, several bills have been introduced in Congress that would have the effect of allowing RBOCs to offer in-region long distance data services without satisfying Section 271 of the Act or of making it more difficult for competitors to resell RBOC high-speed Internet access services or to lease the UNEs used to provide such services. To date, WorldCom and others successfully have opposed these bills.

          In August 1998, the FCC ruled that the interconnection, unbundling, and resale requirements imposed on ILECs by the Telecom Act, as well as the prohibition on RBOC provision of in-region long distance services, apply to advanced telecommunication services such as digital subscriber line, or DSL, technology. U S West petitioned for review of this order in the United States Court of Appeals for the D.C. Circuit which, at the request of the FCC, remanded the case for further administrative proceedings. In December 1999, the FCC reaffirmed its order, but reserved ruling on whether such obligations apply to traffic jointly carried by an ILEC and a CLEC to an ISP which self-provides the transport component of its Internet access services. The order also found that DSL-based advanced services used to connect ISPs to their subscribers to facilitate Internet-bound traffic ordinarily constitute exchange access service. In January 2000, we petitioned for review of this latter aspect of the FCC's order in the United States Court of Appeals for the D.C. Circuit.

          In November 1999, the FCC's Pricing Flexibility Order, which allowed price-cap regulated ILECs to offer customer specific pricing in contract tariffs, took effect. Price-cap regulated ILECs can now offer access arrangements with contract-type pricing in competition with long distance carriers and other competitive access providers, who have previously been able to offer such pricing for access arrangements. As ILECs experience increasing competition in the local services market, the FCC will grant increased pricing flexibility and relax tariffing

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     requirements for access services. The FCC also is conducting a proceeding to consider additional pricing flexibility for a wider range of access services. We have petitioned for review of the Pricing Flexibility Order in the United States Court of Appeals for the D.C. Circuit.

          In July 1999, the United States Court of Appeals for the Fifth Circuit reversed in part the FCC's May 1997 universal service decision. Among other things, the court held that the FCC may collect universal service contributions from interstate carriers based on only interstate revenues, and that the FCC could not force the ILECs to recover their universal service contributions through interstate access charges. In November 1999, the FCC implemented the Fifth Circuit's decision. AT&T has petitioned for review of this FCC order in the United States Court of Appeals for the Fifth Circuit, and we have intervened in support of AT&T. Pending reconsideration petitions at the FCC seek retroactive treatment for implementation of the remand order. The FCC has released two additional universal service orders, which provide for federal support for non-rural high cost areas. Petitions for review of both orders were filed in the United States Court of Appeals for the Tenth Circuit.

          In March 1999, the FCC sought public comments on its tentative conclusion that loop spectrum standards should be set in a competitively neutral process. In December 1999, the FCC concluded that ILECs should be required to share primary telephone lines with CLECs, and identified the high frequency portion of the loop as a network element. In February 2000, U S West and the United States Telephone Association petitioned for review of the order in the United States Court of Appeals for the D.C. Circuit. The court is holding the case in abeyance pending reconsideration at the FCC.

          In February 1999, the FCC issued a Declaratory Ruling and Notice of Proposed Rulemaking regarding the regulatory treatment of calls to ISPs. Prior to the FCC's order, over thirty state public utility commissions issued orders finding that carriers, including us, are entitled to collect reciprocal compensation for completing calls to ISPs under the terms of their interconnection agreements with ILECs. Many of these PUC decisions were appealed by the ILECs and, since the FCC's order, many ILECs have filed new cases at the PUCs or in court. We petitioned for review of the FCC's order in the United States Court of Appeals for the D.C. Circuit, which vacated the order and remanded the case to the FCC for further proceedings, which are currently pending. Several bills have been introduced in Congress that would have the effect of requiring the FCC to deny reciprocal compensation for dial-up Internet traffic. To date, WorldCom and others successfully have opposed these bills.

          In 1996 and 1997, the FCC issued orders that would require non-dominant telecommunications carriers to eliminate domestic

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     interstate service tariffs, except in limited circumstances.  These orders were stayed pending judicial review. In April 2000, however, the United States Court of Appeals for the D.C. Circuit affirmed the FCC's orders and thereafter lifted the stay. The FCC's orders prevent us from relying upon our domestic federal tariff to limit liability or to establish interstate rates for our customers. The FCC currently is considering whether to de-tariff international services. We will comply with the FCC's orders and are in the process of developing modifications to the manner in which we establish contractual relationships with our customers.

          In May 2000, the FCC adopted further access charge and universal service reforms. In response to a proposal made by "CALLS", a group of RBOCs, GTE and two long distance companies, the FCC reduced access charges paid by long distance companies to local exchange carriers by approximately $3.2 billion annually. The proposal, which will allow charges imposed on end user customers by ILECs to increase over time, also created a new $650 million universal service fund. Several parties have petitioned for review of various aspects of the CALLS order.

          It is possible that rights held by us to MMDS and/or ITFS spectrum may be disrupted by FCC decisions to re-allocate some or all of that spectrum to other services. If such re-allocation were to occur, we cannot predict whether current deployment plans for our MMDS services will be sustainable.

     INTERNATIONAL

          In February 1997, the United States entered into a World Trade Organization Agreement that is designed to have the effect of liberalizing the provision of switched voice telephone and other telecommunications services in scores of foreign countries over the next several years. The WTO Agreement became effective in February 1998. In light of the United States commitments to the WTO Agreement, the FCC implemented new rules in February 1998 that liberalize existing policies regarding (1) the services that may be provided by foreign affiliated U.S. international common carriers, including carriers controlled or more than 25 percent owned by foreign carrier that have market power in their home markets, and (2) the provision of alternative traffic routing. The new rules make it much easier for foreign affiliated carriers to enter the United States market for the provision of international services.

          In August 1997, the FCC adopted mandatory settlement rate benchmarks. These benchmarks are intended to reduce the rates that U.S. carriers pay foreign carriers to terminate traffic in their home countries. The FCC will also prohibit a U.S. carrier affiliated with a foreign carrier from providing facilities-based service to the foreign carrier's home market until and unless the foreign carrier has implemented a settlement rate at or below the benchmark. The FCC also

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     adopted new rules that will liberalize the provision of switched services over private lines to World Trade Organization member countries. These rules allow such services on routes where 50% or more of U.S. billed traffic is being terminated in the foreign country at or below the applicable settlement rate benchmark or where the foreign country's rules concerning provision of international switched services over private lines are deemed equivalent to U.S. rules.

          In April 1999, the FCC modified its rules to permit U.S. international carriers to exchange international public switched voice traffic on many routes to and from the United States outside of the traditional settlement rate and proportionate return regimes. In June 1999, the FCC enforced the benchmark rates on two non-compliant routes. Settlement rates have fallen to the benchmarks or below on many other routes.

          Although the FCC's new policies and implementation of the WTO Agreement may result in lower settlement payments by us to terminate international traffic, there is a risk that the payments that we will receive from inbound international traffic may decrease to an even greater degree. The implementation of the WTO Agreement may also make it easier for foreign carriers with market power in their home markets to offer U.S. and foreign customers end-to-end services to our disadvantage. We may continue to face substantial obstacles in obtaining from foreign governments and foreign carriers the authority and facilities to provide such end-to-end services.

     EMBRATEL

          The 1996 General Telecommunications Law (the "General Law") provides a framework for telecommunications regulation for Embratel.
     Article 8 of the General Law created Agencia Nacional de Telecomunicacoes ("Anatel") to implement the General Law through development of regulations and to enforce such regulations. According to the General Law, companies wishing to offer telecommunications services to consumers are required to apply to Anatel for a concession or an authorization. Concessions are granted for the provision of services under the public regime (the "Public Regime") and authorizations are granted for the provision of services under the private regime (the "Private Regime"). Service providers subject to the Public Regime (concessionaires) are subject to obligations concerning network expansion and continuity of service provision and are subject to rate regulation. These obligations and the tariff conditions are provided in the General Law and in each company's concession contract. The network expansion obligations are also provided in the Plano Geral de Universalizacao ("General Plan on Universal Service").

              The only services provided under the Public Regime are the switched fixed telephone services ("SFTS") -local and national and international long distance - provided by Embratel and the three

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     regional Telebras holding companies ("Teles").  All other
     telecommunications companies, including other companies providing SFTS, operate in the Private Regime and, although they are not subject to the Public Regime, individual authorizations may contain certain specific expansion and continuity obligations.

          The main restriction imposed on carriers by the General Plan on Universal Service is that, until December 31, 2003, the three Teles are prohibited from offering inter-regional and international long distance service, while Embratel is prohibited from offering local services. These companies can start providing those services two years sooner if they meet their network expansion obligations by December 31, 2001.

          Embratel and the three Teles were granted their concessions at no fee, until 2005. After 2005, the concessions may be renewed for a period of 20 years, upon the payment, every two years, of a fee equal to 2% of annual net revenues calculated based on the provision of SFTS in the prior year, excluding taxes and social contributions.

          Embratel also offers a number of ancillary telecommunications services pursuant to authorizations granted in the Private Regime. Such services include the provision of dedicated analog and digital lines, packet switched network services, circuit switched network services, mobile marine telecommunications, telex and telegraph, radio signal satellite retransmission and television signal satellite retransmission. Some of these services are subject to some specific continuity obligations and rate conditions.

          All providers of telecommunications services are subject to quality and modernization obligations provided in the Plan Geral de Qualidade ("General Plan on Quality").

     Litigation

          Between September 5, and October 4, 2000, a number of purported class actions and stockholder derivative actions were filed in the Court of Chancery of the State of Delaware. The named defendants include Intermedia, Digex, the directors of Digex who are also directors or executive officers of Intermedia and, in some cases, WorldCom. On October 19, 2000, the Court ordered all purported derivative and class action lawsuits be consolidated into a single action. The consolidated action alleges, among other things, that the defendants, other than WorldCom, breached their fiduciary duties to the class members by acting to further their own interests at the expense of Digex public stockholders and that the Digex board members who are also directors or executive officers of Intermedia conferred a substantial benefit on Intermedia at the expense of the Digex public stockholders by voting to waive application of section 203 of the Delaware General Corporate law to WorldCom. The complaint also alleges that WorldCom aided and abetted Intermedia's and Digex's wrongdoing. The complaint seeks an order

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     enjoining the merger, a declaration that the waiver of section 203 is inapplicable to WorldCom, attorney's fees and unspecified damages.

          On December 13, 2000, the Court denied plaintiffs' motion for preliminary injunctive relief, concluding that plaintiffs were unlikely to succeed on the merits of their claim that defendants usurped a Digex corporate opportunity. The Court further noted that it had determined, at least preliminarily, that after a full trial on the merits, the plaintiff minority stockholders are likely to succeed in invalidating the defendant Digex directors' decision to vote in favor of the section 203 waiver and that the plaintiffs could be entitled to a range of equitable remedies, including monetary damages.

          The WorldCom group is involved in legal and regulatory proceedings generally incidental to its business. In some instances, rulings by federal and some state regulatory authorities may result in increased operating costs to the WorldCom group. Except as indicated in
     Note 10 to our consolidated financial statements for the years ended December 31, 1997, 1998 and 1999 and Note I to our consolidated financial statements for the nine months ended September 30, 1999 and 2000, which are part of this prospectus and proxy statement, our management believes that the probable outcome of these matters should not have an adverse effect on the WorldCom group's combined results of operations or financial position.

























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                             BUSINESS OF THE MCI GROUP

     OVERVIEW

          Through the MCI group we provide a broad range of retail and wholesale communications services, including long distance voice communications, consumer local voice communications, wireless messaging, private line services and dial-up Internet access services. Our retail services are provided to consumers and small businesses in the United States. We are the second largest carrier of long distance telecommunications services in the United States. We provide a wide range of long distance telecommunications services, including: basic long distance telephone service, dial around, collect calling, operator assistance and calling card services (including prepaid calling cards) and toll-free or 800 services. We offer these services individually and in combinations. Through combined offerings, we provide customers with benefits such as single billing, unified services for multi-location companies and customized calling plans. Our wholesale businesses include wholesale voice services provided to carrier customers and other resellers, and dial-up Internet access services.

          Each of the MCI businesses operates in market segments serving the telecommunications needs of distinct customer bases. We provide retail communications services, such as long distance and local telecommunications, prepaid calling cards and paging to over 20 million residential and small-business customers. We are one of the largest providers of telecommunications services to residential and small business customers throughout the United States. We provide wholesale communications services, including switched voice, dial-up Internet access and private lines, to over 470 carriers and other resellers.

          The MCI group management's mandate is to leverage its existing market positions and assets opportunistically to optimize cash flow, while retiring its debt. Available cash flow, after debt and interest repayments, will be available for dividend payments and possible share repurchases. Our MCI group business has significant assets, including its nationally recognized brand, extensive customer relationships, 20 call centers with highly effective sales representatives and a tradition of developing innovative calling plans that enhance customer retention. Management believes it can leverage these strengths to deliver new services and to bundle existing services.

     Industry

          The communications services industry continues to change both domestically and internationally, providing significant opportunities and risks to the participants in these markets. In the United States, the Telecom Act has had a significant impact on the MCI group's business by establishing a statutory framework for opening the U.S. local service markets to competition and by allowing the RBOCs to provide in-region

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     long distance services. In addition, prices for long distance minutes and other basic communications services have declined as a result of competitive pressures, the introduction of more efficient networks and advanced technologies, product substitution, and deregulation. Competition in these segments is based more on price and less on other differentiating factors that appeal to the larger business market customers including: range of services offered, bundling of products, customer service, and communications quality, reliability and availability.

          The wholesale carrier business is currently undergoing a similar transformation. The decreasing number of switchless long distance resellers combined with the intense competition by new entrants such as Qwest and Level 3 has led to significant price declines and margin pressure.

          The consumer and small business long distance segment is characterized by rapid deregulation and intense competition among long distance providers, and more recently, ILECs. Under the Telecom Act, an RBOC may offer long distance services in a state within its region if the FCC finds first, that the RBOC's service territory within the state has been sufficiently opened to local competition and second, that allowing the RBOC to provide such services is in the public interest.
     To date, the FCC has granted such access to Verizon in New York and to SBC in Texas, and we expect RBOCs to qualify to offer long distance services in a number of their states in the near future. Verizon has applied to the FCC for permission to offer long distance services in Massachusetts and SBC has applied for permission to offer such services in Kansas and Oklahoma. Additional applications by Verizon, SBC, or another RBOC are possible at any time. We have challenged, and will continue to challenge, any such regulatory applications that do not meet the criteria envisioned by the Telecom Act or the related rules relating to local competition issued by the FCC. To date, these challenges have focused on the pricing of UNEs and on the adequacy of the RBOCs' operations support systems.

     STRATEGY

          Because of changes in the communications industry, our objective is to leverage the MCI group's strategic assets and established market presence to maximize cash flow returns from its mature businesses. Through our MCI group we intend to:

          OPTIMIZE MCI GROUP RESOURCES: We intend to refocus the MCI group's strategies on enhancing margins and cash flow. The MCI group will be opportunistic and undertake only those initiatives that can generate cash flow without significant capital commitment.

          LEVERAGE MCI BRAND: The internationally recognized MCI brand will be an important component of our marketing initiatives.

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          LEVERAGE MARKETING CHANNELS: We intend to enhance the
     utilization of the MCI group's existing telemarketing centers and mass-market distribution channels to grow our customer base, enhance customer retention and expand our consumer product offerings.

          EXPAND LOCAL SERVICES: Through the MCI group we have successfully entered local communications markets in New York, Pennsylvania and Texas, and will selectively evaluate similar opportunities.

          IMPROVE OPERATIONS SUPPORT SYSTEMS AND AUTOMATION: We intend to continue to improve operations support systems, or OSS, and increase automation to improve efficiency, enhance customer service and develop a platform for more value-added services.

          CONTINUE TO LEVERAGE ADVANCED NETWORKS: The MCI group intends to continue to leverage WorldCom's extensive, advanced and scaleable fiber optic networks to provide differentiated services at competitive rates.

     DESCRIPTION OF SERVICES

          Through our 20 call centers and 8,500 customer sales representatives, we market and sell a variety of communications services to consumers, small businesses, carrier customers and other resellers across the United States. Services include long distance voice communications, local voice communications, wireless messaging and other services, wholesale communication services as well as dial-up Internet access. We believe that our MCI group assets, including the call centers, sales representatives, customer relationships, the MCI brand and the MCI group's significant marketing skills will allow it to expand its products and services to its existing consumer base without significantly increasing its capital spending.

     LONG DISTANCE VOICE COMMUNICATIONS

          Through the MCI group we are the second largest provider of consumer and small business long distance telecommunications services in the United States, including consumer, small business and wholesale. We offer domestic and international voice services, including basic long distance telephone, dial around, collect calling, operator assistance and calling card (including prepaid cards), 800 services, and directory services. Our well known "5 cents Everyday" and "1 800 Collect" campaigns have differentiated our offerings from those of our competitors. Long distance voice services are offered individually or combined as a bundle with other services such as local voice services. Our market position in the long distance voice segment has been sustained by our telemarketing and other marketing channels and marketing support for the MCI brand. In the nine months ended September 30, 2000, the MCI group provided 79.4 billion minutes of service compared to 68.0 billion in the same period in 1999. For the nine months ended September 30, 2000, long distance services, including
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     consumer, small business wholesale and alternative channels, provided
     $9.6 billion of revenue or 76% of the MCI group's total revenue versus $9.3 and 78% in the same period of 1999.

     CONSUMER LOCAL VOICE COMMUNICATIONS

          As part of our strategy to leverage the MCI group's presence in the domestic long distance market, we have selectively entered local exchange markets, including New York, Pennsylvania and Texas. We provide local toll and switched access services to residential and small business customers, typically through our own switches and through UNEs leased from ILECs. UNE Platform, or UNE-P, is the service delivery method we use to provide local service to our residential customers. Under UNE-P, we lease the underlying ILEC network elements as a bundle, consisting of seven elements, most notably the unbundled loop, the switch port, and unbundled switching. We pay the ILEC a monthly fee for the unbundled loop and switch port and a per-minute fee for switching. This mode of service delivery enables us to recognize originating access savings as well as terminating access revenue. For those customers who subscribe for both local and long distance services, we offer an "all-distance" calling plan that bundles the services at an attractive price for the customer and enhances customer retention.

          As of September 30, 2000, we had a total of 403,000 local exchange customers in New York, 11,000 in Pennsylvania and 111,000 in Texas. Approximately 88% of our local exchange customers also subscribe to our long distance service. We estimate that our market share in New York, Pennsylvania and Texas is 6.7%, 0.3% and 2.0%, respectively. For the nine months ended September 30, 2000, consumer local services provided $125 million of revenue or 1.0% of the MCI group's total revenue versus $24 million and 0.2% in the same period of 1999.

     DIAL-UP INTERNET ACCESS

          Our dial-up Internet access business primarily serves consumer-oriented ISPs that are accessed via dial-up modems. New technologies, including dedicated access provided by carriers, and increased competition have caused significant price declines. Although we believe we are well positioned in this segment due to the strength of our extensive customer relationships and the scale of our networks, we expect pricing pressure to continue to affect our business negatively.

          As of September 30, 2000, we managed 2.5 million modems. In addition, we provided 4.8 billion hours of Internet access in the first nine months of 2000 versus 3.0 billion hours for the same period in 1999. For the nine months ended September 30, 2000, dial-up Internet access services provided $1.2 billion of revenue or 9.7% of the MCI group's total revenue versus $1.1 billion or 9.0% in the same period of 1999.


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     WIRELESS MESSAGING

          We provide and market our paging services through SkyTel Communications, Inc., a leading provider of wireless messaging services in the United States and a wholly owned subsidiary of WorldCom. As of September 30, 2000, SkyTel had approximately 1.6 million units in service in the United States which included approximately 949,000 domestic one-way units and 633,000 advanced messaging units. For the nine months ended September 30, 2000, these services provided $415 million of revenue or 3.3% of the MCI group's total revenue versus $345 million or 2.9% in the same period of 1999.

     WHOLESALE DATA SERVICES

          Our wholesale data services consist primarily of the sale of private lines to carrier customers. This service has experienced significant pricing pressure due largely to the entry of new competitors and the build-out of facilities by our customers allowing them to provide more services over their own facilities.

          We anticipate that wholesale data services will increasingly become a smaller percentage of total revenues as we focus on providing services to end-customers rather than competitive carriers. For the nine months ended September 30, 2000, wholesale data services, including wholesale alternative channels, provided $1.12 billion of revenue or 8.8% of our total revenue versus $1.11 billion or 9.3% in the same period of 1999.

     FACILITIES

          Our long distance voice switches will be allocated to the MCI group. Domestic long distance services will be provided primarily over the WorldCom group's fiber optic communications systems. To a lesser extent, the MCI group will continue to utilize transmission facilities leased from other common carriers. International communications services are provided by submarine cable systems in which WorldCom holds positions, satellites and facilities of other domestic and foreign carriers.

          Long distance voice services are provided by long distance class
     3 toll switches using circuit switched technology. Class 3 voice switches are interconnected together, controlled by CCS-7 signaling, and provide standard long distance voice services as well as a variety of value-added services. To reduce capital investment in class 5 local circuit switches, WorldCom is deploying softswitches to process Internet dial-up access independent of the narrow band class 5 circuit switches. The softswitches are general-purpose based computer systems controlled by CCS-7 signaling which route calls directly to the public Internet.



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          Our dial-up Internet access network consists of equipment and network configurations all generally designed to terminate inbound Internet data calls from end users. Generally, the equipment consists of network access servers, which are general purpose computing devices containing concentrated quantities of digital modems. In the majority of cases, the equipment is owned and operated by our partners in an outsourcing arrangement. In the balance of the cases, the equipment is owned and maintained in our own facilities or in leased co-location facilities.

          The MCI group will be charged a fee by the WorldCom group for use of its fiber optic systems equal to a proportion, based on usage, of WorldCom group's fiber optic system costs. All other material transactions between the groups are intended to be on an arm's-length basis. The MCI group is free to purchase network capacity from competitors of the WorldCom group, if our board of directors or any special committee appointed by our board of directors determines it is in the best interests of WorldCom as a whole.

          Most of the MCI group's customers access its services through local interconnection facilities provided by the ILECs, the largest of which are subsidiaries of the RBOCs and CLECs. The MCI group utilizes UNE-P to provide local services in New York, Pennsylvania and Texas. As the MCI group expands in other markets upon deregulation and market evaluation, it expects to continue to utilize UNE-P to offer local communications services.

          Collectively, we own 20 call centers, which range in size from 40,000 square feet to over 100,000 square feet.

     RATES AND CHARGES

          We charge switched customers on the basis of a fixed rate per line plus minutes or partial minutes of usage at rates that vary with the distance, duration and time of day of the call. For local service, customers are billed a fixed charge plus usage or flat rated charges depending on the plan chosen by the customer. The rates charged are not affected by the particular transmission facilities selected by us. Additional discounts are available to customers who generate higher volumes of monthly usage. Our dial-up Internet access prices vary based on service type.

     SALES AND MARKETING

          We believe our sales and marketing capabilities are one of our strongest competitive advantages. Telemarketing is a fundamental component of the sales effort for residential and small business customers. Typically, roughly 50% of our residential and small business installations are sold through some 8,500 telemarketers based in 20 call centers nationwide. Our marketing partners, in turn, are a key

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     competitive advantage for differentiating long distance sales, offering consumers the opportunity to earn frequent flyer miles, free video rentals, and similar awards based on long distance usage. Over 50% of subscription long distance minutes are generated by our 7.5 million partner customers.

          We have also increased our market share among high spending international callers through broad-based marketing efforts. Moreover, we are the only long distance company to have launched successfully branded transaction products such as collect calling products. Our 1-800-Collect product has a 40% market share.

          Alternate marketing channels include direct sales agents and prepaid card distribution. Over 500 of our sales representatives focus on small businesses in 23 markets. We retain a leading position in the prepaid calling card market as well.

          Through our direct sales force, we market various services to resellers. Major customers for this unit include Verizon and Qwest. We are a leader in the dial-up Internet access market segment with all major ISPs as wholesale customers, including, among others, AOL, Earthlink, and MSN.

     COMPETITION

          The telecommunications industry is extremely competitive, and we expect that competition will intensify in the future. In each of the MCI group's business segments, we face intense competition from other service providers. The primary competitors in the domestic and international consumer segments are AT&T, Sprint and, where they are permitted to offer in-region long distance service, Verizon and SBC. We also compete against other facilities-based long distance providers, such as Qwest, and against long distance resellers, such as Excel. The ILECs presently have numerous advantages as a result of their historic monopoly control over local exchanges, and some of our existing and potential competitors have financial and other resources significantly greater than ours. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors.

          Under the Telecom Act and ensuing federal and state regulatory initiatives, many barriers to local exchange competition are being eliminated. The introduction of such competition, however, also establishes, in part, the ability of the RBOCs to provide in-region interexchange long distance services. To date, the FCC has granted applications by Verizon for the state of New York and by SBC for the state of Texas, to provide in-region inter-LATA services. We believe the RBOCs will continue to seek to enter these markets given their ownership of extensive facilities in their local service regions, their long-standing customer relationships and their very substantial capital

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     and other financial resources. As the RBOCs are allowed to offer in-region long distance services in additional states, they will be in a position to offer single source local and long distance service similar, if not superior, to those being offered by us through the MCI group. We expect that such increased competition will result in certain additional pricing and margin pressures in the domestic telecommunications services business. Indeed, competition has already significantly reduced consumer long distance pricing, and as a result negatively affected the profitability of traditional service providers. As rates stabilize, we expect to compete effectively as a result of our innovation, quality and diversity of services, our ability to offer a combination of services, and our level of customer service.

          We expect increased competition from new entrants determined to exploit technologies that may reduce the cost of providing services. We are working to develop such services and expect to be at the forefront of these technological developments and to leverage them to protect and grow market share, to increase revenues and profitability, and to retain customers.

          We also face intense competition in offering wholesale services, small business services, dial-up Internet, and paging and prepaid calling card services. In wholesale services, we compete directly with traditional network access providers such as AT&T and Sprint, as well as with new entrants such as Qwest, Level 3, 360 Networks and Metromedia Fiber Network. The MCI group obtains network capacity from the WorldCom group and provides wholesale service to other carriers in competition with a variety of facilities-based carriers. Some of these competitors have recently introduced high capacity, nationwide fiber optic networks. There can be no assurance that we will continue to be successful in this segment. In the small business customer segment, we compete against ILECs and numerous other competitive carriers offering local services, long distance services, or both. Other carriers, particularly CLECs, are aggressively pursuing this segment of the market. Our paging business competes directly with traditional one-way paging providers such as PageNet and Metrocall, and has recently experienced significant competition and product substitution from other advanced wireless data service providers, including two-way paging services providers such as PageNet and Nextel, and wireless service providers such as Nextel and Sprint PCS. Prepaid calling cards are also in an intensely competitive segment, due to many carriers reselling cheaper aggregated international minutes through this medium. Prepaid calling cards have begun to also face competition from wireless products, further compressing pricing and market viability.

     EMPLOYEES

          Through our MCI group, we employed a total of approximately 29,700 full and part-time personnel as of September 30, 2000, none of


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     whom are represented by organized labor unions. We consider our relationship with these employees to be good.

     PATENTS, TRADEMARKS, TRADENAMES  AND SERVICE MARKS

          All tradenames, including the MCI tradename and the other related MCI tradenames, have been attributed to the WorldCom group. The MCI group will pay an annual fee to the WorldCom group for use of the MCI tradenames for the next five years based on the following fee schedule:

                   Year 1:     $27.5 million
                   Year 2:     $30.0 million
                   Year 3:     $35.0 million
                   Year 4:     $40.0 million
                   Year 5:     $45.0 million

          Any renewal or termination of use of the MCI tradename by the MCI group will be subject to the general policy that our board of directors will act in the best interests of WorldCom.

     REGULATION

          We are involved in legal and regulatory proceedings that are incidental to our business and have included loss contingencies in other current liabilities and other liabilities for certain of these matters in the MCI group's financial statements. In some instances, rulings by federal and state regulatory authorities may result in increased operating costs to us. The results of these various legal and regulatory matters are uncertain and could have a material adverse effect on the MCI group's combined results of operations or financial position.

     GENERAL

          We are subject to varying degrees of federal, state, local and international regulation. In the United States, our subsidiaries are most heavily regulated by the states, especially for the provision of local exchange services. Our subsidiaries must be certified separately in each state to offer local exchange and intrastate long distance services. No state, however, subjects us to price cap or rate of return regulation. FCC approval is required, however, for the installation and operation of our international facilities and services. Although the trend in federal, state and international regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States or abroad would not have a material adverse effect on us.


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     DOMESTIC

          In August 1996, the FCC established nationwide rules pursuant to the Telecom Act designed to encourage new entrants to compete in local service markets through interconnection with the ILECs, resale of ILECs' retail services, and use of individual and combinations of UNEs. Implementation of these rules has been delayed by various RBOC appeals. In January 1999, the Supreme Court of the United States confirmed the FCC's authority to issue the rules, including a pricing methodology for UNEs. On remand, the FCC clarified the requirement that RBOCs make specific UNEs available to new entrants. The RBOCs have sought reconsideration of the FCC's order and have petitioned for review of the order in the United States Court of Appeals for the D.C. Circuit. The RBOCs also petitioned for review of the FCC's rules for pricing UNEs in the United States Court of Appeals for the Eighth Circuit which, in July 2000, invalidated the rules. Various parties, including WorldCom, have sought Supreme Court review of the Eighth Circuit's decision.

          As noted, the Telecom Act requires RBOCs to petition the FCC for permission to offer long distance services for each state within their region. Section 271 of the Act provides that for such applications to be granted, the FCC must find, among other things, that the RBOC has demonstrated that it has met a 14-point competitive checklist to open its local network to competition and that granting the petition is in the public interest. To date, the FCC has rejected five RBOC applications and it has granted two: Verizon's for New York and SBC's for Texas. Currently applications are pending before the FCC by Verizon for Massachusetts and by SBC for Kansas and Oklahoma. Other applications may be filed at any time. We have challenged, and will continue to challenge, any application that does not satisfy the requirements of Section 271 or the FCC's local competition rules. To date, these challenges have focused on the pricing of UNEs and on the adequacy of the RBOCs' operations support systems. In addition, several bills have been introduced in Congress that would have the effect of allowing RBOCs to offer in-region long distance data services without satisfying Section 271 of the Act or of making it more difficult for competitors to resell RBOC high-speed Internet access services or to lease the UNEs used to provide such services. To date, WorldCom and others successfully have opposed these bills.

          In August 1998, the FCC ruled that the interconnection, unbundling, and resale requirements imposed on ILECs by the Telecom Act, as well as the prohibition on RBOC provision of in-region long distance services, apply to advanced telecommunication services such as DSL technology. U S West petitioned for review of these orders in the United States Court of Appeals for the D.C. Circuit which, at the request of the FCC, remanded the case for further administrative proceedings. In December 1999, the FCC reaffirmed its order, but reserved ruling on whether such obligations apply to traffic jointly carried by an ILEC and a CLEC to an ISP which self-provides the transport component of its Internet access services. The order also found that DSL-based advanced services used to connect ISPs to their

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

     subscribers to facilitate Internet-bound traffic ordinarily constitute exchange access service. In January 2000, we petitioned for review of this latter aspect of the FCC's order in the United States Court of Appeals for the D.C. Circuit.

          In November 1999, the FCC's Pricing Flexibility Order, which allowed price-cap regulated ILECs to offer customer specific pricing in contract tariffs, took effect. Price-cap regulated ILECs can now offer access arrangements with contract-type pricing in competition with long distance carriers and other competitive access providers, who have previously been able to offer such pricing for access arrangements. As ILECs experience increasing competition in the local services market, the FCC will grant increased pricing flexibility and relax tariffing requirements for access services. The FCC also is conducting a proceeding to consider additional pricing flexibility for a wider range of access services. We have petitioned for review of the Pricing Flexibility Order in the United States Court of Appeals for the D.C. Circuit.

          In July 1999, the United States Court of Appeals for the Fifth Circuit reversed in part the FCC's May 1997 universal service decision. Among other things, the court held that the FCC may collect universal service contributions from interstate carriers based on only interstate revenues, and that the FCC could not force the ILECs to recover their universal service contributions through interstate access charges. In November 1999, the FCC implemented the Fifth Circuit's decision. AT&T has petitioned for review of this FCC order in the United States at the Court of Appeals for the Fifth Circuit and we have intervened in support of AT&T. Pending reconsideration petitions at the FCC seek retroactive treatment for implementation of the remand order. The FCC has released two additional universal service orders, which provide for federal support for non-rural high cost areas. Petitions for review of both orders were filed in the United States Court of Appeals for the Tenth Circuit.

          In March 1999, the FCC sought public comments on its tentative conclusion that loop spectrum standards should be set in a competitively neutral process. In December 1999, the FCC concluded that ILECs should be required to share primary telephone lines with CLECs, and identified the high frequency portion of the loop as a network element. In February 2000, U S West and the United States Telephone Association petitioned for review of this order in the United States Court of Appeals for the D.C. Circuit. The court is holding the case in abeyance pending reconsideration at the FCC.

          In February 1999, the FCC issued a Declaratory Ruling and Notice of Proposed Rulemaking regarding the regulatory treatment of calls to ISPs. Prior to the FCC's order, over thirty state public utility commissions issued orders finding that carriers, including us, are entitled to collect reciprocal compensation for completing calls to ISPs

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

     under the terms of their interconnection agreements with ILECs. Many of these PUC decisions were appealed by the ILECs and, since the FCC's order, many ILECs have filed new cases at the PUCs or in court. We petitioned for review of the FCC's order in the United States Court of Appeals for the D.C. Circuit, which vacated the order and remanded the case to the FCC for further proceedings, which are currently pending. Several bills have been introduced in Congress that would have the effect of requiring the FCC to deny reciprocal compensation for dial-up Internet traffic. To date, WorldCom and others successfully have opposed these bills.

          In 1996 and 1997, the FCC issued orders that would require non-dominant telecommunications carriers to eliminate domestic interstate service tariffs, except in limited circumstances. These orders were stayed pending judicial review. In April 2000, however, the United States Court of Appeals for the D.C. Circuit affirmed the FCC's orders and thereafter lifted the stay. The FCC's orders prevent us from relying upon our domestic federal tariff to limit liability or to establish interstate rates for our customers. The FCC currently is considering whether to de-tariff international services. We will comply with the FCC's orders and are in the process of developing modifications to the manner in which it establishes contractual relationships with its customers.

          In May 2000, the FCC adopted further access charge and universal service reform. In response to a proposal made by CALLS, a group of RBOCs, GTE and two long distance companies, the FCC reduced access charges paid by long distance companies to local exchange carriers by approximately $3.2 billion annually. The proposal, which will allow charges imposed on end user customers by ILECs to increase over time, also created a new $650 million universal service fund. Several parties have petitioned for review of various aspects of the CALLS order.

     LITIGATION

          The MCI group is involved in legal and regulatory proceedings generally incidental to its business. In some instances, rulings by federal and some state regulatory authorities may result in increased operating costs to the MCI group. Except as indicated in Note 10 to our consolidated financial statements for the years ended December 31, 1997, 1998 and 1999 and Note I to our consolidated financial statements for the nine months ended September 30, 1999 and 2000, which are part of this prospectus and proxy statement, and while these various legal and regulatory matters contain an element of uncertainty, our management believes that the probable outcome of these matters should not have an adverse effect on the group's combined result of operations or financial position.




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

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                          OF OPERATIONS OF WORLDCOM, INC.

          The following discussion and analysis relates to our financial condition and results of operations for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 and 2000. This information should be read in conjunction with the consolidated financial statements and notes thereto contained herein.

     RESULTS OF OPERATIONS

          The following table sets forth for the periods indicated our statements of operations as a percentage of its revenues for the periods indicated:


                                                             For the Years Ended             For the Nine Months
                                                                December 31,                 Ended September 30,
                                                   -------------------------------------   ---------------------
                                                       1997          1998         1999         1999        2000
                                                   -----------   -----------   ---------   ----------   --------

     Revenues...................................      100.0%        100.0%        100.0%      100.0%      100.0%
     Line costs.................................      48.9           45.3          41.0        41.7        38.6
     Selling, general and administrative........      24.3           25.9          24.9        25.4        26.5
     Depreciation and amortization..............      13.9           13.0          12.1        12.3        12.1
     In-process research and development and
       other charges............................       --            21.1            --          --          --
                                                     ------        -------       -------     -------      ------
     Operating income (loss)....................      12.8           (5.3)         22.0        20.6        22.8
     Other income (expense):
     Interest expense ..........................      (5.9)          (3.9)         (2.7)       (2.8)       (2.4)
     Miscellaneous..............................       0.6            0.2           0.7         0.2         1.1
                                                     ------        -------       -------     -------      ------
     Income (loss) before income taxes,
       minority interests, cumulative effect of
       accounting change and extraordinary
       items....................................       7.6           (9.0)         20.0        18.0        21.5
     Provision for income taxes.................       5.1            5.0           8.3         7.5         8.7
                                                         ------        -------       -------     -------      ------
     Income (loss) before minority interests,
       cumulative effect of accounting change
       and extraordinary items..................       2.4          (14.0)         11.7        10.5        12.8
     Minority interests.........................       --            (0.5)         (0.5)       (0.3)       (0.7)
     Cumulative effect of accounting change.....       --            (0.2)          --          --           --
     Extraordinary items........................       --            (0.7)          --          --           --
                                                    ------         -------        ------      ------       ------
     Net income (loss)..........................       2.4          (15.5)         11.2        10.2        12.1


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

     Preferred dividends and distributions on
       subsidiary trust and other mandatorily
       redeemable preferred securities...........     0.5            0.2          0.2         0.2          0.2
     Net income (loss) applicable to common
       shareholders..............................     1.9%         (15.7)%       11.0%       10.0%        11.9%
                                                   ======        =======       ======      ======       ======

     NINE MONTHS ENDED SEPTEMBER 30, 1999 VS.
       NINE MONTHS ENDED SEPTEMBER 30, 2000

          REVENUES. Revenues for the nine months ended September 30, 2000 increased 10.9% to $29.5 billion versus $26.6 billion for the same period in the prior year. The increase in total revenues is attributable to our internal growth.

          Revenues and line costs for periods prior to September 30, 2000 reflect a classification change for reciprocal compensation and central office based remote access, or COBRA, equipment sales which are now being treated as offsets to cost of sales. Previously, we recorded these items on a gross basis as revenue. Results for all periods have also been adjusted to reflect the elimination of small business and consumer PICC from both revenues and line costs as a result of the CALLS legislation which eliminated single line PICC as of July 1, 2000.

          On November 1, 2000, we announced a realignment of our businesses with the distinct customer bases they serve. If approved by our shareholders, we will create two separately traded tracking stocks:
     WorldCom group stock, which will track the performance of our data, Internet, international and commercial voice businesses; and MCI group stock, which will reflect the performance of our consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access businesses.
















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

          The revenues presented below for the nine months ended September 30, 1999 and 2000 reflect this classification (dollars in millions):


                                        Nine Months Ended
                                          September 30,
                              ------------------------------------
                                                                                  Percent
                                                        1999         2000         Change
                                                     ----------   ----------    ----------
            COMMERCIAL SERVICES REVENUES
              Voice................................    $5,590      $ 5,328        (4.7)
              Data.................................     4,262        5,474        28.4
              International........................     3,204        4,339        35.4
              Internet.............................     1,069        1,777        66.2
                                                      -------     --------
           TOTAL COMMERCIAL SERVICES REVENUES......    14,125       16,918        19.8
              Wholesale and consumer...............     8,559        8,548        (0.1)
              Alternative channels and small
                business...........................     2,310        2,792        20.9
              Dial-up Internet.....................     1,069        1,225        14.6
                                                      -------     --------
           TOTAL COMMUNICATIONS SERVICES REVENUES..    26,063       29,483        13.1
              Other................................       523           --          --
                                                      -------     --------
           TOTAL                                      $26,586      $29,483        10.9
                                                      =======      =======

          Commercial services revenues, which include the revenues generated from commercial voice, data, international and Internet services, for the nine months ended September 30, 2000 increased 19.8% to $16.9 billion versus $14.1 billion for the same period in the prior year.

          Voice revenues for the nine months ended September 30, 2000 decreased 4.7% over the prior year period, on traffic growth of 5.2% as a result of pricing pressure in the commercial markets. The revenue decrease was partially offset by local voice revenue increases of 19.2% and wireless voice revenue increases of 98.1% for the nine months ended September 30, 2000. We continue to show significant percentage gains in local voice services as customers purchase "all-distance" voice services from WorldCom. However, local revenues and wireless voice revenues are still a relatively small component of our total commercial voice revenues. Voice revenues include both domestic commercial long distance and local switched revenues.


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

          Data revenues for the nine months ended September 30, 2000 increased 28.4% over the prior year period. Data includes both commercial long distance and local dedicated bandwidth sales. The revenue growth for data services was driven by steady growth in private line customers, new customer applications and upgrades within the existing customer base of frame relay services and increased demand in asynchronous transfer mode, or ATM, services. We continue to experience strong demand for capacity increases across the product set as businesses move more of their mission-critical applications to their own networks. As of September 30, 2000, our domestic local voice grade equivalents, or VGEs, which measure the capacity of local private line data circuits, had increased 100% to 55.5 million VGEs versus the prior year amount.

          International revenues for the nine months ended September 30, 2000 increased 35.4% to $4.3 billion versus $3.2 billion for the same period in the prior year. Excluding Embratel, international revenues for the nine months ended September 30, 2000 increased 49.1% over the prior year period. The increase is attributable to additional sales force and network infrastructure established to pursue international opportunities. During the first nine months of 2000 we continued to extend the reach of our end-to-end networks, adding nearly 5,000 buildings for a total of over 15,000 buildings connected on the international networks.

          Internet revenues for the nine months ended September 30, 2000 increased 66.2% over the prior year period. Growth was driven by demand for dedicated circuits as more and more business customers migrated their data networks and applications to Internet-based technologies with greater amounts of bandwidth. Internet revenues include dedicated Internet access, managed networking services and applications (such as virtual private networks), web hosting and electronic commerce and transaction services (such as web centers and credit card transaction processing).

          Wholesale and consumer revenues for the nine months ended
     September 30, 2000 decreased 0.1% over the prior year period. The wholesale market continues to be extremely price competitive as declines in minute rates outpaced increases in traffic, resulting in revenue decreases of 10.4% for the nine months ended September 30, 2000, versus the same period in the prior year. The wholesale market decreases were partially offset by increases of 5.3% in consumer revenues as our partner marketing programs helped to drive Dial-1 product gains. Consumer revenue growth was impacted by declines in 1-800-COLLECT, which has been pressured by increasing wireless substitution, and 10-10-321, which we no longer actively market. We expect to see continued pricing pressure in both the wholesale and consumer businesses, which will affect both our revenue growth and gross margins.

          Alternative channels and small business revenues for the nine months ended September 30, 2000 increased 20.9% over the prior year period. Alternative channels and small business includes sales agents and affiliates, wholesale alternative channels, small business, prepaid calling card and wireless messaging revenues. This increase is primarily attributable to internal growth for wholesale alternative channel voice revenues. We expect that pricing pressures in the wholesale and small business markets will negatively affect revenue growth in this area and this level of growth will decline in the foreseeable future.

          Dial-up Internet revenue growth for the nine months ended September 30, 2000 was 14.6% over the same period in the prior year. Our dial access network has grown 76% to over 2.5 million modems as of September 30, 2000, compared with the same period in the prior year. Additionally, Internet connect hours increased 58.7% to 4.8 billion hours for the nine months ended September 30, 2000 versus the same period in the prior year. These network usage increases were offset by pricing pressure on dial-up Internet traffic as a result of contract repricings in the second quarter of 2000.

          Other revenues which, prior to April 1999, primarily consisted of the operations of SHL Systemhouse Corp. and SHL Systemhouse Co., or SHL, were zero for the nine month period ended September 30, 2000 and $523 million for the prior year period. SHL provided information technology, or IT, services including outsourcing, IT consulting, systems integration, private network management, technology development and applications and systems development. In April 1999, WorldCom completed the sale of SHL to Electronic Data Systems Corporation, or EDS, for $1.6 billion.

          LINE COSTS. Line costs as a percentage of revenues for the nine months ended September 30, 2000 decreased to 38.6% as compared to 41.7% reported for the same period of the prior year. The overall improvements are a result of annual access reform reductions, more data and dedicated Internet traffic over our company-owned facilities and improved interconnection terms in Europe. These improvements were somewhat offset by 2000 contract repricings in the dial-up Internet business, continued competitive pricing on dial-up Internet business and increased dial-up Internet traffic over facilities not owned by us.

          The principal components of line costs are access charges and transport charges. Regulators have historically permitted access charges to be set at levels that are well above ILECs' costs. As a result, access charges have been a source of universal service subsidies that enable local exchange rates to be set at levels that are affordable. We have actively participated in a variety of state and federal regulatory proceedings with the goal of bringing access charges to cost-based levels and to fund universal service using explicit subsidies funded in a competitively neutral manner. We cannot predict

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

     the outcome of these proceedings or whether or not the result(s) will have a material adverse impact on our consolidated financial position or results of operations. However, our goal is to manage transport costs through effective utilization of our networks, favorable contracts with carriers and network efficiencies made possible as a result of expansion of our customer base.

          SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the nine months ended September 30, 2000 were $7.8 billion or 26.5% of revenues as compared to $6.7 billion or 25.4% of revenues for the nine months ended September 30, 1999.
     Selling, general and administrative expenses for the nine months ended September 30, 2000, includes a $685 million pre-tax charge associated with specific domestic and international wholesale accounts that were deemed uncollectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000. Selling, general and administrative expenses for the nine months ended September 30, 2000 also includes a $93 million pre-tax one-time charge recorded in the second quarter of 2000 associated with the termination of the Sprint Corporation merger agreement, including regulatory, legal, accounting and investment banking fees and other costs. Excluding these charges, selling, general and administrative expenses as a percentage of revenues were 23.9% for the nine months ended September 30, 2000. Selling, general and administrative expenses for the nine months ended September 30, 2000 includes increased costs associated with "generation d" initiatives, which are designed to position us as a leading supplier of e-business solutions, that include product marketing, customer care, information systems and product development; employee retention costs; and costs associated with multichannel multipoint distribution service, or MMDS, product development. We expect selling, general and administrative expenses to increase over the next twelve months as a result of the previously noted costs being incurred at an accelerated pace.

          DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for the nine months ended September 30, 2000 increased to $3.6 billion or 12.1% of revenues from $3.3 billion or 12.3% of revenues for the comparable 1999 period. This increase primarily reflects additional depreciation associated with increased capital expenditures.

          INTEREST EXPENSE. Interest expense for the nine months ended September 30, 2000 was $699 million or 2.4% of revenues as compared to $748 million or 2.8% of revenues for the first nine months of 1999. For the nine months ended September 30, 2000 and 1999, weighted average annual interest rates on our long-term debt were 7.22% and 7.34% respectively, while weighted average levels of borrowings were $20.8 billion and $19.5 billion, respectively.

          Interest expense for the nine months ended September 30, 2000 was favorably impacted by increased construction activity and the

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

     associated interest capitalization, offset in part by higher weighted average levels of borrowings and higher interest rates on our variable rate debt and 2000 public debt offerings. Interest expense for the nine months ended September 30, 2000 was also favorably impacted as a result of SHL sale proceeds, investment sale proceeds and proceeds from the increase in our receivables purchase program in the third quarter of 1999 used to repay indebtedness under our credit facilities and commercial paper program.

          MISCELLANEOUS INCOME AND EXPENSE. Miscellaneous income for the nine months ended September 30, 2000 was $327 million or 1.1% of revenues as compared to $53 million or 0.2% of revenues for the first nine months of 1999. Miscellaneous income includes investment income, equity in income and losses of affiliated companies, the effects of fluctuations in exchange rates for transactions denominated in foreign currencies, gains and losses on the sale of assets and other non-operating items.

          NET INCOME APPLICABLE TO COMMON SHAREHOLDERS. For the nine months ended September 30, 2000, we reported net income applicable to common shareholders of $3.5 billion as compared to $2.7 billion for the nine months ended September 30, 1999. Diluted income per common share for the nine months ended September 30, 2000 was $1.20 compared to income per common share of $0.91 for the comparable 1999 period.

     YEAR ENDED DECEMBER 31, 1998 VS.
       YEAR ENDED DECEMBER 31, 1999

          REVENUES. Revenues for 1999 increased 104% to $35.9 billion as compared to $17.6 billion for 1998. The increase in total revenues is attributable to the MCI merger and Embratel acquisition as well as internal growth. Results include MCI and Embratel operations from September 14, 1998, and CompuServe Network Services and ANS from February 1, 1998. CompuServe Network Services provided worldwide network access, management and applications and Internet services to businesses and ANS provided Internet access to America Online ("AOL") and AOL's subscribers in the United States, Canada, the United Kingdom, Sweden and Japan.

          Actual reported revenues by category for the years ended December 31, 1998 and 1999 reflect the following changes by category (dollars in millions):


                                                                  Actual       Actual       Percent
                                                                   1998         1999        Change
                                                                -----------   --------    -----------

          COMMERCIAL SERVICES REVENUES
              Voice.....................................          $3,422       $ 7,433       117.2
              Data......................................           2,644         5,830       120.5
              International.............................           2,272         4,396        93.5
              Internet..................................             897         1,554        73.2
                                                                --------      --------
          TOTAL COMMERCIAL SERVICES REVENUES                       9,235        19,213       108.0
              Wholesale and consumer....................           5,100        11,533       126.1
              Alternative channels and small business...           1,706         3,142        84.2
              Dial-up Internet..........................           1,002         1,497        49.4
                                                                --------      --------
          TOTAL COMMUNICATIONS SERVICES REVENUES                   7,043        35,385       107.6
              Other.....................................             574           523        (8.9)
                                                                --------      --------
          TOTAL REPORTED REVENUES.......................         $17,617       $35,908       103.8
                                                                ========      ========

          The following table provides supplemental pro forma detail for our revenues. Since actual results for 1998 only reflect the operations of MCI after September 14, 1998, and eleven months of CompuServe Network Services and ANS, the pro forma results are more indicative of internal growth for the combined company. The pro forma revenues, excluding Embratel, for the year ended December 31, 1998 and actual revenues, excluding Embratel, for the year ended December 31, 1999 reflect the following changes by category (dollars in millions):


                                                                        Pro Forma           Actual            Percent
                                                                          1998               1999              Change
                                                                    ----------------   ----------------  ---------------
              COMMERCIAL SERVICES REVENUES
                  Voice...................................               $6,764             $7,433              9.9
                  Data....................................                4,733              5,830             23.2
                  International...........................                1,090              1,624             49.0
                  Internet................................                  943              1,554             64.8
                                                                      ---------          ---------
              TOTAL COMMERCIAL SERVICES REVENUES                         13,530             16,441             21.5
                  Wholesale and consumer..................               11,046             11,533              4.4
                  Alternative channels and small
                    business..............................                2,756              3,142             14.0
                  Dial-up Internet........................                1,037              1,497             44.4
                                                                      ---------          ---------
              TOTAL COMMUNICATIONS SERVICES REVENUES                     28,369             32,613             15.0
                  Other...................................                1,733                523            (69.8)
                                                                      ---------          ---------
                                                                        $30,102           $ 33,136             10.1
                                                                      =========          =========

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

          The following discusses the revenue increases for the year ended December 31, 1999, as compared to pro forma results for the comparable prior year period. The pro forma revenues assume that the MCI merger, CompuServe merger and the ANS transaction occurred at the beginning of 1998. These pro forma revenues do not include Embratel or the iMCI business that was sold. iMCI was MCI's Internet backbone facilities and wholesale and retail Internet business. Changes in actual results of operations are shown in the consolidated statements of operations included in this proxy statement and the foregoing tables and, as noted above, primarily reflect the MCI merger, the Embratel acquisition and our internal growth.

          Voice revenues for 1999 experienced a 9.9% increase over the prior year pro forma amount, driven by a gain of 6.6% in traffic as a result of customers purchasing "all-distance" voice services from us. Local voice revenues grew 113% in 1999 versus the same period the prior year, but remains a relatively small component of voice revenues for 1999. These volume and revenue gains were offset partially by federally mandated access charge reductions that were passed through to the customer.

          Data revenues for 1999 increased 23.2% over the same pro forma period of the prior year. The revenue growth for data services continued to be driven by significant commercial end-user demand for high-speed data and by Internet-related growth on both a local and long haul basis. This growth was driven by connectivity demands and also by corporate enterprise applications that have become more strategic, far reaching and complex. In addition, bandwidth consumption drove an acceleration in growth for higher capacity circuits. As of December 31, 1999, we had approximately 33.1 million domestic local VGEs and over 39,000 buildings in the United States connected over our high-capacity circuits.
     Domestic local route miles of connected fiber exceeded 8,000 and domestic long distance route miles exceeded 47,000 as of December 31, 1999.

          International revenues excluding Embratel, for 1999 were $1.6 billion, an increase of 49.0% as compared with $1.1 billion for the same pro forma period of the prior year. We have continued to extend the reach of our end-to-end networks which, as of December 31, 1999, provided us the capability to connect approximately 10,000 buildings in Europe all over our own high-capacity circuits.

          Internet revenues for 1999 increased 64.8% over the prior year pro forma amount. Growth was driven by more business customers migrating their data networks and applications to Internet-based technologies. We increased the capacity of our global Internet network


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     to OC-48 in response to the increasing backbone transport requirements of both our commercial and wholesale accounts.

          Wholesale and consumer revenues for 1999 experienced a 4.4% increase over the prior year pro forma amount, driven by a gain of 12.8% in traffic. Consumer revenues increased 7.0% on traffic volume gains of 18.9% as volume gains more than offset pricing declines. Additionally, wholesale data revenues increased 28.9% on increased demand for wholesale data services. These volume and revenue gains were offset partially by anticipated year-over-year declines in wholesale voice revenues, which decreased 9.4% on wholesale traffic gains of 6.7% over the prior year pro forma period.

          Alternative channels and small business revenues for 1999 increased 14.0% over the prior year pro forma amount. The increase was driven by a 27.9% increase in wholesale alternative channels and offset by a decrease in small business revenues of 3.0%.

          Dial-up Internet revenues for 1999 increased 44.4% over the prior year pro forma amount. Growth was driven by increased wholesale ISP arrangements with vendors. Our dial access network has grown over 85% to 1.7 million modems, compared with the same period in the prior year.

          Other revenues, which primarily consist of the operations of SHL, for 1999 were $523 million versus $1.7 billion for the pro forma period of the prior year. In April 1999, we completed the sale of SHL to EDS for $1.6 billion.

          The following discusses the actual results of operations for the year ended December 31, 1999 as compared to the year ended December 31, 1998.

          LINE COSTS. Line costs as a percentage of revenues for 1999 were 41.0% as compared to 45.3% reported for the same period in the prior year. Overall decreases are attributable to changes in the product mix and synergies and economies of scale resulting from network efficiencies achieved from the continued assimilation of MCI, CompuServe Network Services, ANS and our operations. Additionally, access charge reductions that occurred in January 1999 and July 1999 reduced total line cost expense by approximately $429 million for 1999. While access charge reductions were primarily passed through to customers, line costs as a percentage of revenues were positively affected by over half a percentage point for 1999.

          SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for 1999 were $8.9 billion or 24.9% of revenues as compared to $4.6 billion or 25.9% of revenues for 1998. The decrease in selling, general and administrative expenses as a percentage of


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     revenues for 1999 reflects scale savings in corporate overhead and operations from merging the MCI and WorldCom organizations.

          DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for 1999 increased to $4.4 billion or 12.1% of revenues from $2.3 billion or 13.0% of revenues for 1998. This increase reflects increased amortization and depreciation associated with the MCI merger, CompuServe merger and ANS transaction as well as additional depreciation related to capital expenditures. As a percentage of revenues, these costs decreased due to the higher revenue base.

          IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES. In 1998, we recorded a pre-tax charge of $196 million in connection with the Brooks Fiber Properties merger, the MCI merger and certain asset write-downs and loss contingencies. Brooks Fiber Properties is a leading facilities-based provider of competitive local telecommunications services. Such charges included $21 million for employee severance, $17 million for Brooks Fiber Properties direct merger costs, $38 million for conformance of Brooks Fiber Properties accounting policies, $56 million for exit costs under long-term commitments, $31 million for write-down of a permanently impaired investment and $33 million related to certain asset write-downs and loss contingencies. The $56 million related to long-term commitments includes $33 million of minimum commitments between 1999 and 2008 for leased facilities that we have or will abandon, $19 million related to certain minimum contractual network lease commitments that expire between 1999 and 2001, for which we will receive no future benefit due to the migration of traffic to owned facilities, and $4 million of other commitments. Because of organizational and operational changes that occurred, management concluded in 1999 that certain leased properties would not be abandoned according to the original plan that was approved by management. Therefore, in 1999 a reversal of a $9 million charge to in-process research and development, or IPR&D, and other charges was recorded in connection with this plan amendment. Additionally, the $33 million related to certain asset write-downs and loss contingencies includes $9 million for the decommission of certain information systems that have no alternative future use, $9 million for the write-down to fair value of certain assets held for sale that were disposed of in 1998 and $15 million related to legal costs and other items related to Brooks Fiber Properties. As of December 31, 1999 and 1998, our remaining unpaid liability related to the above charges was $27 million and $66 million, respectively.

          In connection with certain 1998 business combinations, we made allocations of the purchase price to acquired IPR&D totaling $429 million in the first quarter of 1998 related to the CompuServe merger and ANS transaction and $3.1 billion in the third quarter of 1998 related to the MCI merger. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business

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     combinations, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates.

          The value of the IPR&D projects reflected the R&D's stage of completion as of the acquisition date, the complexity of the work completed to date, the difficulty of completing the remaining development, costs already incurred and the projected cost to complete the projects. The value assigned to purchased in-process technology was determined by estimating the contribution of the purchased in-process technology to developing commercially viable products, estimating the resulting net cash flows from the expected product sales of such products, and discounting the net cash flows to their present value using a risk-adjusted discount rate.

          A description of the acquired in-process technology and the estimates made by us at the time each business combination was completed is set forth below.

     - MCI. The in-process technology acquired in the MCI merger consisted of seventy significant R&D projects grouped into six categories. The aggregate value assigned to MCI IPR&D was $3.1 billion. These projects were all targeted at: (1) developing and deploying an all optical network, new architecture of the telephone system using Internet Protocol, or IP, and developing the systems and tools necessary to manage the voice and data traffic; (2) creating new products and services; and (3) developing certain information systems that may enhance the management of product and service offerings.

              As of the allocation date, total MCI stand-alone revenues were projected to exceed $34 billion within five years. This level of revenue implied a compound annual growth rate, or CAGR, of approximately 12.3%. Estimated total revenues from the acquired in-process technology peaked in the year 2001 and steadily declined in 2002 through 2009 as other new product and service technologies were expected to be introduced by the combined company. As of the MCI merger date approximately $296 million had been spent on developing the IPR&D. Estimated costs to complete were approximately $342 million, as follows: 17% during the last quarter of 1998, 41% during the four quarters in 1999, 31% during the four quarters in 2000, and 11% during the four quarters in 2001.

              The allocation of purchase price for the MCI merger included an allocation to developed technology, which is being depreciated over 10 years on a straight-line basis. The remaining purchase price, which includes allocations to goodwill and tradename, is being amortized over 40 years on a straight-line basis.

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     -        COMPUSERVE AND ANS.  The in-process technology acquired in the
              CompuServe merger and the ANS transaction consisted of three main R&D efforts underway at CompuServe Network Services and two main R&D efforts underway at ANS. The aggregate value assigned to CompuServe and ANS in-process technology was $429 million. These projects included next generation network technologies and new value-added networking applications, such as applications hosting, multimedia technologies and virtual private data networks.

              At the time of the allocation, total ANS and CompuServe Network Services stand-alone revenues were projected to exceed $3.5 billion within five years. This level of revenues implied a CAGR of approximately 32%. Estimated total revenues from the acquired in-process technology related to CompuServe Network Services peaked in the year 2002 and steadily declined through 2006 as other new product and service technologies were expected to be introduced by us. Estimated total revenues from the acquired in-process technology related to ANS peaked in the year 2004 and steadily declined through 2006.

              Based on the cost incurred at the acquisition dates and the milestones achieved by ANS and CompuServe Network Services, in aggregate, ANS' projects were estimated to be approximately 80% complete, while CompuServe Network Services' projects were estimated to be approximately 60% complete. Estimated costs to complete were approximately $62 million, as follows: 42% during the last three quarters of 1998, and 58% during the four quarters in 1999.

              The allocation of purchase price for the CompuServe merger and the ANS transaction included allocations to developed technologies, assembled work force, customer relationships and tradenames, which are being amortized on a straight-line basis over 10 years.

          At December 31, 1999 significant progress had been made on the development of the IPR&D that was acquired from MCI, ANS and CompuServe. In general, we believe that each acquired company's R&D efforts are on track with management's plans at the time the transactions occurred. We are continuing to invest in the development of the technologies that were under development at the consummation of the transactions. Related to MCI, approximately $200 million of the planned total cost to complete
     of $340 million has been incurred as of December 31, 1999.   Related to
     ANS and CompuServe, the R&D projects that were underway at the time of the transaction have been carried out in accordance with our plans. As such, cost incurred to complete the ANS and CompuServe projects did not differ materially from the original estimate of $62 million. Through this date, no significant adjustments have been made to the economic


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     assumptions or expectations that underlie our acquisition decisions and related purchase accounting.

          INTEREST EXPENSE. Interest expense for 1999 was $966 million or 2.7% of revenues, as compared to $692 million or 3.9% of revenues reported for 1998. The increase in interest expense is attributable to higher debt levels as a result of the MCI merger, higher capital expenditures and the 1998 fixed rate debt financings, offset by lower interest rates as a result of certain tender offers for outstanding debt in the first and fourth quarters of 1999 and slightly lower rates in effect on our variable rate debt. Interest expense for 1999 was favorably impacted as a result of the SHL sale proceeds, investment sales proceeds and proceeds from the increase in our receivables purchase program being utilized to repay indebtedness under our credit facilities and commercial paper program. For 1999 and 1998, weighted average annual interest rates on our long-term debt were 7.23% and 7.33% respectively, while weighted average annual levels of borrowings were $19.1 billion and $12.7 billion, respectively.

          MISCELLANEOUS INCOME AND EXPENSE. Miscellaneous income for 1999 was $242 million or 0.7% of revenues as compared to $44 million or 0.2% of revenues reported for 1998. Miscellaneous income and expense for 1999 includes $374 million of gains on securities sold, offset by $171 million of foreign currency translation losses related to the impact of the local currency devaluation in Brazil and its effect on Embratel's holdings of U.S. dollar and other foreign currency denominated debt. Also included in miscellaneous income and expense for 1999 was a $62 million charge related to the redemption of certain of our outstanding senior notes.

          PROVISION FOR INCOME TAXES. The effective income tax rate for 1999 was 41.4% of income before taxes. The 1999 rate is greater than the expected federal statutory rate of 35% primarily due to the fact that amortization of the goodwill related to the MCI merger is not deductible for tax purposes. Excluding the nondeductible amortization of goodwill, our effective income tax rate would have been 36.2%.

          CUMULATIVE EFFECT OF ACCOUNTING CHANGE. In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This accounting standard required all companies to expense, on or before March 31, 1999, all start-up costs previously capitalized, and thereafter to expense all costs of start-up activities as incurred. This accounting standard broadly defines start-up activities as one-time activities related to the opening of a new facility, the introduction of a new product or service, the commencement of business in a new territory, the establishment of business with a new class of customer, the initiation of a new process in an existing facility or the commencement of a new operation. We adopted this standard as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a

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     one-time, non-cash expense of $36 million, net of income tax benefit of
     $22 million. This expense represented start-up costs incurred primarily in conjunction with the development and construction of SkyTel's messaging network.

          EXTRAORDINARY ITEMS. In the first quarter of 1998, we recorded an extraordinary item totaling $129 million, net of income tax benefit of $78 million. The charge was recorded in connection with the tender offers and certain related refinancings of our outstanding debt from the Brooks Fiber Properties merger.

          NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS. For 1999, we reported net income applicable to common shareholders of $3.9 billion as compared to a net loss of $2.8 billion reported for 1998. Diluted income per common share for 1999 was $1.35 compared to a loss per share of $1.43 for the comparable 1998 period.

     YEAR ENDED DECEMBER 31, 1997 VS.
       YEAR ENDED DECEMBER 31, 1998

          REVENUES.  Revenues for 1998 increased 130.5% to $17.6 billion
     as compared to $7.6 billion for 1997.   The increase in total revenues
     is attributable to the MCI merger, the CompuServe merger and the ANS transaction as well as internal growth. Results for 1998 include MCI and Embratel operations from September 14, 1998.

          Actual reported revenues by category and associated revenue increases for the year ended December 31, 1997 and 1998 reflect the following changes by category (dollars in millions):

                                               Actual       Actual      Percent
                                                1997         1998       Change
                                              -------       ------      -------
          COMMERCIAL SERVICES REVENUES
            Voice............................ $ 1,556      $ 3,422      119.9
            Data.............................   1,215        2,644      117.6
            International....................     726        2,278      212.9
            Internet.........................     216          897      315.3
                                               -------      -------
          TOTAL COMMERCIAL SERVICES REVENUES.   3,713        9,235      148.7
            Wholesale and consumer...........   2,290        5,100      122.7
            Alternative channels and small
                business.....................     958        1,706       78.1
            Dial-up Internet.................     270        1,002      271.1
                                               -------       ------


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          TOTAL COMMUNICATIONS SERVICES
            REVENUES                            7,231       17,043       135.7
            Other............................     412          574        39.3
                                              -------      -------       -----
          Total reported revenues             $ 7,643      $17,617       130.5
                                              =======      =======       =====

          The following table provides supplemental pro forma detail for our revenues. Since actual results for 1998 only reflect 108 days of operations for MCI and eleven months of CompuServe Network Services and ANS, the pro forma results are more indicative of internal growth for the combined company. The pro forma revenues, excluding Embratel, for the years ended December 31, 1997 and 1998 reflect the following changes by category (dollars in millions):


































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                                       Pro Forma       Pro Forma    Percent
                                          1997           1998       Change
                                       ---------       ---------    --------

     COMMERCIAL SERVICES REVENUES
     Voice...........................   $ 6,367          $ 6,764         6.2
     Data............................     3,668            4,733        29.0
     International...................       726            1,090        50.1
     Internet........................       585              943        61.2
                                        -------          -------
     TOTAL COMMERCIAL SERVICES
           REVENUES                      11,346           13,530        19.2
        Wholesale and consumer.......    10,430           11,046         5.9
        Alternative channels and
          small business.............     2,281            2,756        20.8
        Dial-up Internet.............       661            1,037        56.9
                                        -------          -------
     TOTAL COMMUNICATIONS SERVICES
        REVENUES                         24,718           28,369        14.8
        Other........................     1,999            1,733       (13.3)
                                       --------          -------
     TOTAL REVENUES..................  $ 26,717         $ 30,102        12.7
                                       ========         ========

          Pro forma results for the prior periods reflect a classification change for inbound international settlements which are now being treated as an offset to line costs instead of revenues. Previously, both WorldCom and MCI classified foreign post telephone and telegraph administration settlements on a gross basis with the outbound settlement reflected as line cost expense and the inbound settlement reflected as revenues. This change better reflects the way in which the business is operated because we actually settle in cash through a formal net settlement process that is inherent in the operating agreements with foreign carriers.

          The following discusses the pro forma revenue increases for the year ended December 31, 1998 as compared to pro forma revenues for the comparable prior year period. The pro forma revenues assume that the MCI merger, CompuServe merger and the ANS transaction occurred at the beginning of 1997. These pro forma revenues do not include Embratel or the iMCI business that was sold. Changes in actual results of operations are shown in our consolidated statements of operations and the foregoing tables and, as noted above, primarily reflect the MCI merger, the CompuServe merger, the ANS transaction and our internal growth.




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          Pro forma voice revenues for 1998 experienced a 6.2%
     year-over-year increase driven by a gain of 10.8% in traffic. Strong long distance volume gains in domestic commercial sales channels, combined with an increasing mix of local services, were the primary contributors to this increase. Pro forma local voice revenues grew 85% in 1998 versus the same period of the prior year, but remained a relatively small component of our total revenues for 1998.

          Pro forma data revenues for 1998 increased 29.0% year-over-year. The revenue growth for data services continued to be driven by significant commercial end-user demand for high-speed data and by Internet-related growth on both a local and long-haul basis. This growth was not only fueled by connectivity demands, but also by applications that have become more strategic, far reaching and complex; additionally, bandwidth consumption drove an acceleration in growth for higher capacity circuits. Rapidly growing demand for higher bandwidth services contributed to a 48% pro forma year-over-year local data revenue growth for 1998. As of December 31, 1998, we had approximately 17 million domestic local VGEs and approximately 34,000 buildings in the U.S., connected over our high-capacity circuits. Domestic local route miles of connected fiber exceeded 7,800 and domestic long distance route miles exceeded 45,000 at December 31, 1998.

          Pro forma international revenues excluding Embratel for 1998 were $1.1 billion, an increase of 50.1% as compared with $726 million for the same pro forma period of the prior year. Significant percentage gains in international revenues were achieved in continental Europe in response to our rapidly expanding networks and sales effort. In July 1998, the Pan-European network was commissioned for service and as of December 31, 1998 provided us the capability to connect from end-to-end over 5,500 buildings in Europe all over our own high capacity circuits. In Europe, we had over 900 route miles of local fiber and over 1,700 long distance route miles at December 31, 1998.

          The Pan-European networks and national networks in the U.K., France, Germany and Belgium drove higher growth of enhanced data sales internationally. The resulting revenue mix shift contributed to improved margins in spite of the competitive pricing environment.

          Pro forma Internet revenues for 1998 increased 61.2% over the 1997 pro forma amount. Growth was driven by dedicated connectivity to the Internet as more and more customers migrated their data networks and applications to Internet-based technologies.

          Pro forma wholesale and consumer revenues for 1998 experienced a 5.9% year-over-year increase driven by a gain of 17.3% in traffic. Consumer markets revenues increased 14.1% on traffic volume growth of 25.9% as growth in 10-10-321 and 10-10-220 products more than offset pricing declines. Additionally, wholesale data services increased 9.1%.


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     These volume and revenue gains were offset by wholesale voice revenue decreases of 10.1% on traffic growth of 9.8%.

          Pro forma alternative channels and small business revenues for 1998 increased 20.8% over the 1997 pro forma amount. The increase was driven by a 38.7% increase in wholesale alternative channels and a 4.2% increase in small business revenues.

          Pro forma dial-up Internet revenues for 1998 increased 56.9% over the 1997 pro forma amount. Growth was driven by dial-up connectivity to the Internet as more and more customers migrated their data networks and applications to Internet-based technologies.

          Pro forma other revenues for 1998 were $1.7 billion, down 13.3% as compared with 1997. Other revenues, which consists primarily of the operations of SHL, include equipment deployment, consulting and systems integration and outsourcing services. The year-over-year decline reflects the negative impact of eliminating certain lines of operation and Canadian currency translation effects.

          The following discusses the actual results of operations for the year ended December 31, 1998 as compared to the year ended December 31, 1997.

          LINE COSTS. Line costs as a percentage of revenues for 1998 were 45.3% as compared to 48.9% reported for the same period of the prior year. Overall decreases are attributable to changes in the product mix and synergies and economies of scale resulting from network efficiencies achieved from the assimilation of MCI, CompuServe Network Services, ANS and our operations and were offset in part by new universal service fund costs recorded for the 1998 year. Additionally, access charge reductions beginning in July 1997 reduced total line cost expense by approximately $280 million in 1998. While access charge reductions were primarily passed through to the customer, line costs as a percentage of revenues were positively affected by more than half a percentage point for 1998.

          SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for 1998 were $4.6 billion or 25.9% of revenues as compared to $1.9 billion or 24.3% of revenues for 1997. The increase in selling, general and administrative expenses as a percentage of revenues for the year ended December 31, 1998, which includes MCI for 108 days, reflects our expanding operations, primarily through the MCI merger.

          DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for 1998 increased to $2.3 billion or 13.0% of revenues from $1.1 billion or 13.9% of revenues for 1997. The increase reflects increased amortization associated with the MCI merger, CompuServe merger and ANS transaction and additional depreciation related to capital

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     expenditures.  As a percentage of revenues, these costs decreased due to the higher revenue base.

          IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES. In 1998, we recorded a pre-tax charge of $196 million in connection with the Brooks Fiber Properties merger, the MCI merger, and certain asset write-downs and loss contingencies. Such charges included $21 million for employee severance, $17 million for Brooks Fiber Properties direct merger costs, $38 million for conformance of Brooks Fiber Properties accounting policies, $56 million for exit costs under long-term commitments, $31 million for write-down of a permanently impaired investment, and $33 million related to certain asset write-downs and loss contingencies. The $56 million related to long-term commitments includes $33 million of minimum commitments between 1999 and 2008 for leased facilities that we have or will abandon, $19 million related to certain minimum contractual network lease commitments that expire between 1999 and 2001, for which we will receive no future benefit due to the migration of traffic to owned facilities, and $4 million of other commitments. Additionally, the $33 million related to certain asset write-downs and loss contingencies includes $9 million for the decommission of certain information systems that have no alternative future use, $9 million for the write-down to fair value of certain assets held for sale that were disposed of in 1998 and $15 million related to legal costs and other items related to Brooks Fiber Properties.

          In connection with certain 1998 business combinations, we made allocations of the purchase price to acquired IPR&D totaling $429 million in the first quarter of 1998 related to the CompuServe merger and ANS transaction and $3.1 billion in the third quarter of 1998 related to the MCI merger. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates.

          Discounting the net cash flows back to their present value was based on the weighted average cost of capital, or WACC. The respective business enterprises were comprised of various assets, each possessing different degrees of investment risk contributing to our overall WACC. Intangible assets were assessed higher risk factors due to their lack of liquidity and poor versatility for redeployment elsewhere in the business. In the MCI, CompuServe Network Services and ANS analyses the implied WACC was 14%, 14.5% and 16.5% respectively, based on the purchase price paid, assumed liabilities, projected cash flows, and each company's asset mix. Returns on monetary and fixed assets were estimated based on then prevailing interest rates. The process for quantifying intangible asset investment risk involved consideration of

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     the uncertainty associated with realizing discernible cash flows over the life of the asset. A discount rate range of 15.5% to 19% was used for valuing the IPR&D. These discount rate ranges were higher than the WACC due to the inherent uncertainties surrounding the successful development of the purchased IPR&D, the useful life of such technology, the profitability levels of such technology, and the uncertainty of technological advances that were unknown at that time.

          The value of the IPR&D projects was adjusted to reflect the relative value and contribution of the acquired R&D. In doing so, consideration was given to the R&D's stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, costs already incurred and the projected cost to complete the projects.

          We believe that the assumptions used in the forecasts were reasonable at the time of the respective business combination. No assurance can be given, however, that the underlying assumptions used to estimate expected project sales, development costs or profitability, or the events associated with such projects will transpire as estimated. For these reasons, actual results may vary from the projected results.

          Management expects to continue supporting these R&D efforts and believes we have a reasonable chance of successfully completing the R&D programs. However, there is risk associated with the completion of the R&D projects and we cannot give any assurance that any of them will meet with either technological or commercial success.

          If none of these R&D projects are successfully developed, our sales and profitability may be adversely affected in future periods. However, the failure of any particular individual project in-process would not materially impact our consolidated financial condition, results of operations or the attractiveness of the overall investment of MCI, CompuServe Network Services or ANS.

          A description of the acquired in-process technology and the estimates made by us at the time each business combination was completed is set forth below.

          MCI. The in-process technology acquired in the MCI merger consisted of seventy significant R&D projects grouped into six categories. The aggregate value assigned to MCI IPR&D was $3.1 billion. These projects were all targeted at: (1) developing and deploying an all optical network, new architecture of the telephone system using IP and developing the systems and tools necessary to manage the voice and data traffic; (2) creating new products and services; and (3) developing certain information systems that may enhance the management of our products and service offerings.



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          A brief description of the six categories of IPR&D projects purchased at the time of the MCI merger is set forth below:

     - R&d related to an all optical network. At the MCI merger date, these projects involved R&D related to the development of an all optical network. This structure is in contrast to current systems which employed a combination of optics and electronics. New technologies that were in development included: (a) an optical cross connect system for all optical packet transport and sub-second service restoration, (b) a wavelength channel plan for enabling multiple simultaneous transmission channels,
              (c) projects related to distortion elimination, and (d) next generation optical networking technologies related to the fiber infrastructure. Achievements as of the MCI merger date included demonstration of limited-scope prototypes in the laboratory. Remaining efforts included: demonstration of the system on a large scale with commercial traffic, physics research in certain areas, development of algorithms to enable network management, and addressing technology issues related to switching. The amount of R&D costs incurred as of the MCI merger for these projects totaled $7 million. Estimated costs to complete were $10 million, as follows: 15% during the last quarter of 1998, 48% during the four quarters in 1999, 31% during the four quarters in 2000, and 6% during the four quarters in 2001. As of the MCI merger date, the completion of these projects was considered difficult, and the risk of these technologies not being completed was rated as medium to high. Failure to complete the R&D would cause our future revenues and profits attributable to the R&D not to materialize.

     - R&D RELATED TO DATA TRANSMISSION SERVICE / OTHER TRANSMISSION EFFORTS. At the MCI merger date, MCI was working on a variety of significant efforts related to data management. These new technologies included: (a) new data services to satisfy new capacity requirements and Internet needs, (b) a next generation intelligent network to enable deployment of specific new telecommunications services across multiple networks, (c) a 16 wavelength bi-directional line amplifier to amplify optical signals, (d) multiservice and integrated access platforms and development of new methods for serving ISPs on the local services network, and (e) Andromedia, which is related to specific improvements to Internet operations. Achievements as of the MCI merger date included methods for new high speed switching, multicasting, and offering a variety of service levels, as well as architectural design for next generation intelligent networks. Tasks to complete the new technologies included: engineering related to telephone systems to utilize IP; solving scalability issues across the infrastructure; and conducting extensive testing of the technologies under development. As of the MCI merger date, $48 million had been

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              expended to develop these R&D projects.  Estimated costs to complete the projects were $132 million, as follows: 9% during the last quarter of 1998, 33% during the four quarters in 1999, 46% during the four quarters in 2000, and 12% during the four quarters in 2001. The completion of these projects was considered difficult and the risk of not completing these projects was characterized as medium to high. Failure to complete the R&D would cause our future revenues and profits attributable to the R&D not to materialize.

     - NEXT GENERATION TOOLS. At the MCI merger date, MCI's personnel were developing a variety of new tools designed to achieve specific reliability and quality objectives related to the network. Important new development technologies in this category included: (a) reliability and quality engineering tools relating to the reliability test and quality control, (b) network design development tools to enable end-to-end network design and modeling capabilities, (c) the Integrated Management Platform Advanced Communications Technology project to provide new network management for the networks, (d) the integrated test system to provide a new testing architecture for our local, long distance, and international networks, and (e) an enhanced traffic system and security. Progress as of the MCI merger date included: definition of architectural components, partial development of software algorithms, and limited prototypes for tasks. Remaining efforts included completion of algorithms, prototype development, validation, testing, and development of support systems. As of the MCI merger date, $84 million had been spent on the R&D projects. Estimated costs to complete were $48 million, as follows: 22% during the last quarter of 1998, 46% during the four quarters in 1999, 23% during the four quarters in 2000, and 9% during the four quarters in 2001. At the MCI merger date, there were significant risks of not being able to complete the prototypes and there was also uncertainty in the timeliness of completion. The aggregate risk level of this category of R&D projects was considered medium to high. Project failure would result in the elimination of our future revenues and profits attributable to the R&D.

     - SPECIFIC NEW CUSTOMER CARE CAPABILITIES. At the MCI merger date, these projects involved a series of efforts designed to provide customers with a suite of new services, including development of major technologies such as: (a) the virtual data delivery system to engineer new order processing and provisioning capabilities for data services, (b) network automation projects related to capacity and change management,
              (c) hyperlink to deploy private lines and frame relay circuits utilizing a new methodology, (d) common data platform to create a depository of network management information, and (e) the Talisman project to develop data products for the network MCI One

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              Voice.  Achievements as of the MCI merger date included design, partial coding, and prototyping. Tasks to complete included: addition of significant features and functionality; additional design, testing and coding; and addressing scalability issues. As of the MCI merger date, $67 million had been spent on developing this R&D. Estimated costs to complete were $76 million, as follows: 20% during the last quarter in 1998, 50% during the four quarters in 1999, 19% during the four quarters in 2000, and 11% during the four quarters in 2001. As of the MCI merger date, there were significant risks in completing the algorithms successfully and on time. The aggregate risk level for this category of R&D projects was considered medium to high. Project failure would eliminate our future revenues and profits attributable to the R&D.

     - R&D RELATED TO LOCAL SERVICES. At the MCI merger date, this category involved a series of specific projects to create an offering of local services on a national basis. Efforts included: (a) electronic bonding for local service maintenance organizations, (b) elements of an order automation and tracking system, (c) access technology development, and (d) the substantial R&D related to the network optimization enhancement system. Achievements as of the MCI merger date included: completion of system definitions, partial coding development, and base functionality developed on certain projects. Tasks to complete included adding features and functionality, module development and testing. As of the MCI merger date, $53 million had been spent on developing the R&D projects. Estimated costs to complete were $38 million, as follows: 25% during the last quarter of 1998, 43% during the four quarters in 1999, 21% during the four quarters in 2000, and 11% during the four quarters in 2001. There were significant risks related to developing the interfaces and the required technologies and the complex interconnections. The aggregate risk level for this category of R&D projects was considered medium to high. Failure of the R&D project would eliminate our future revenues and profits attributable to the R&D.

     - NEW PRODUCTS AND SERVICES. A series of new products and services were being developed by MCI as of the MCI merger date. These included: (a) video services to design and implement a new terrestrial video distribution network for real-time quality video, (b) distance learning services via an integrated multimedia network platform, (c) fractal compression technology for image compression and encoding to reduce data transmit time and bit losses, and (d) integrated messaging for one number service for telephone, fax, voicemail, Internet and paging. Progress as of the MCI merger date included: definition, development and component testing; feasibility and analysis; and development of prototypes. Remaining development included:

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              design and deployment; resolving issues related to product functionality; and addressing scalability issues across our infrastructure. As of the MCI merger date $37 million had been spent on developing the R&D in this category. Estimated costs to complete were $38 million, as follows: 24% during the last quarter of 1998, 43% during the four quarters in 1999, 22% during the four quarters in 2000, and 11% during the four quarters in 2001. There were significant risks in completing the R&D projects, particularly developing the leading edge components, compression technologies, and developing operational support systems. The aggregate risk level for this category of R&D projects was considered medium to high. Project failure would eliminate our future revenues and profits attributable to the R&D.

          A summary of allocated values by technology/project is as follows (in millions):

                                                  Developed
                                                  Technology             IPR&D
                                                  -----------            -----
           All Optical Network                     $  200              $   400
           Data Transmission Service/Other            200                  300
           Next Generation Tools                      100                  400
           New Customer Care Capabilities             800                1,100
           Local                                      200                  700
           New Products and Services                  200                  200
                                                   ------               ------
                                                   $1,700               $3,100
                                                   ======               ======

          The value assigned to purchased in-process technology was determined by estimating the contribution of the purchased in-process technology to developing commercially viable products, estimating the resulting net cash flows from the expected product sales of such products, and discounting the net cash flows to their present value using a risk-adjusted discount rate. Royalty rates used in the valuation of IPR&D ranged from 1% to 3%. Funding for such projects is expected to be obtained from internally generated sources.

          Developed technology related to the MCI merger is being depreciated over 10 years on a straight-line basis. The remaining purchase price, which includes allocations to goodwill and tradename, is being amortized over 40 years on a straight-line basis.

          As of the allocation date, total MCI stand-alone revenues were projected to exceed $34 billion within five years. This level of revenue implied a CAGR of approximately 12.3%. Estimated total revenues from the acquired in-process technology peaked in the year 2001 and steadily declined in 2002 through 2009 as other new product and service technologies were expected to be introduced by the combined company.

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     These projections were based on management's estimates of market size and growth, expected trends in technology, and the expected timing of new product introductions

          COMPUSERVE AND ANS. The in-process technology acquired in the CompuServe merger and the ANS transaction consisted of three main R&D efforts underway at CompuServe Network Services and two main R&D efforts underway at ANS. The aggregate value assigned to CompuServe and ANS in-process technology was $429 million. These projects included next generation network technologies and new value-added networking applications, such as applications hosting, multimedia technologies and virtual private data networks.

          A brief description of the IPR&D projects purchased at the time of the CompuServe merger and ANS transaction is set forth below:

     - VIRTUAL PRIVATE DATA NETWORK ("VPDN"). At the date of the CompuServe merger, these projects provided competitive VPDN products and services, including development of a new radius-roaming functionality. This capability was intended to allow remote VPDN users to "roam" the country, much like cellular phone users, and access their corporate network without regard for how to initiate a remote connection. Additionally, development of another VPDN adjunct product called the Phone Access Locator, if successful, would be used by CompuServe Network Services' remote customers to look up local network access point phone numbers. Other VPDN efforts underway at the date of the CompuServe Merger related to voluntary tunneling and development of new packet network technologies. Achievements leading up to the acquisition included completion of certain software specifications and design limited concept testing, and performance verification. Remaining efforts included large-scale design, performance testing, debugging, and quality assurance. Costs to complete this R&D project were projected to be approximately $3 million in 1998 and $4 million in 1999. The risk of not completing these efforts was rated as medium. Project failure would result in the elimination of our future revenues and profits attributable to the R&D.

     - NETWORK TECHNOLOGIES. At the date of the CompuServe merger, CompuServe Network Services had undertaken significant projects to develop new IP-based network technologies. These projects involved many separate efforts, including: researching the use of switching and multicast technologies; investigating and testing proprietary switching and routing technology; researching and developing Fast Ethernet and/or Gigabit Ethernet protocols; and developing and testing switches with routing functionality. CompuServe Network Services was also working on a significant effort to enhance workstation-based open systems technologies that contained new functions intended to allow us

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              to address new market needs.  CompuServe Network Services
              development work included the testing of new products and the development of new in-house network management solutions. Achievements leading up to the acquisition included completion of certain software and hardware specifications and design. Remaining efforts included large-scale design, performance testing and debugging. Costs to complete the R&D project were projected to be approximately $6 million in 1998 and $8 million in 1999. The risk of not completing these efforts was rated as medium. Project failure would result in the elimination of our future revenues and profits attributable to the R&D.

     - APPLICATION HOSTING. At the date of the CompuServe merger, CompuServe Network Services had undertaken an effort to develop proprietary software, and identify and test third party Web hosting technology in order to provide complex Web and groupware hosting services. As part of this effort, CompuServe Network Services was attempting to develop a new capability in which it would host complex Web sites, without duplicating any development efforts. In addition, CompuServe Network Services was in the process of developing leading-edge electronic commerce solutions for its complex Web hosting product. CompuServe Network Services was also developing proprietary software and testing reporting tools. CompuServe Network Services was also in the process of making substantial enhancements that would result in a new e-mail gateway. Achievements leading up to the acquisition included completion of certain software specifications and design, limited concept testing, and performance verification. Remaining efforts included large-scale design and engineering, performance testing, and debugging. Costs to complete this R&D project were projected to be approximately $1 million in 1998 and $2 million in 1999. The risk of not completing these efforts was rated as medium. Project failure would result in the elimination of our future revenues and profits attributable to the R&D.

     - SUPERCORE. At the date of the ANS transaction, Supercore was a significant project involving R&D related to data transmission and VPDN technologies. The Supercore project was intended to provide for the differentiation of connectivity service based on the needs of the transmission. At the time of the acquisition, ANS had made significant progress on this important R&D effort. Achievements leading up to the acquisition included a completed design and limited performance evaluation. Remaining efforts involved large-scale testing and proof of concept. ANS estimated it would spend approximately $12 million in 1998 and $17 million in 1999 to complete R&D projects related to Supercore. The risk of not completing these projects was considered medium to high risk. Failure to complete the R&D


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              would cause our future revenues and profits attributable to the
              R&D not to materialize.

     - VALUE ADDED APPLICATIONS (SECURITY SYSTEMS, APPLICATION HOSTING, AND MULTIMEDIA SYSTEMS). At the date of the ANS transaction, ANS had a number of R&D projects underway related to security systems, application hosting and multimedia systems. In connection with a security system product called Interlock, ANS was developing next-generation capabilities to render multiple Local Area Network, or LAN, connections, Simple Network Management Protocol, or SNMP, support, and the selective use of Java and ActiveX protocols. Other R&D efforts were related to distributed firewalls, firewall farm technology, new encryption technologies, and multiple LAN interface capability. A Windows project involved substantially improving aspects of the server software intended to make it support a Domain Named System, or DNS, cache, firewall functionality, and remote administration. ANS also had several application R&D projects underway that were aimed at the development of a set of software tools, which would culminate in a new complex Web hosting product. ANS' complex Web hosting product was being developed to have near real-time database replication across geographic location, which would allow ANS, if successful, to maintain a company's Web site on several servers. As of the acquisition date, ANS did not offer multimedia services over its network. As a result, ANS was conducting R&D related to four multimedia services: fax over IP, video over IP, voice over IP, and call centers. R&D activity included system and software design, development of prototype systems, and systems testing. The most important R&D efforts related to multimedia systems were development of priority routing. In addition to ANS' security systems, application hosting, and multimedia R&D projects, ANS had undertaken a number of additional R&D efforts to develop technologies that would allow customers to access the system from any platform and to create a new data warehouse. In concert with these efforts, ANS was also addressing the customer's use of reporting, query, and On-Line Analytical Processing, or OLAP, tools. Achievements on the value added applications R&D leading up to the acquisition included the design and development of certain software algorithms, unit testing, and limited system testing. Remaining efforts included additional design work, large-scale testing, significant performance enhancements, and debugging. ANS expected to spend approximately $4 million in 1998 and $5 million in 1999 to complete the value added applications R&D. The risk of not completing these projects was considered to be medium to high risk. Failure to complete the R&D would cause our future revenues and profits attributable to the R&D not to materialize.



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          The value assigned to purchased in-process technology was
     determined by estimating the contribution of the purchased in-process technology to developing commercially viable products, estimating the resulting net future cash flows from the expected sales of such products, and discounting the net future cash flows to their present value using a risk-adjusted discount rate. We expected to begin generating the economic benefits from the ANS and CompuServe Network Services projects in progress as they were completed. At the time of valuation, the cost to complete all such projects was approximately $62 million. Funding for completion of the in-process projects was expected to be obtained from internally generated sources. Based on the cost incurred at the acquisition dates and the milestones achieved by ANS and CompuServe Network Services, in aggregate, ANS' projects were estimated to be approximately 80% complete, while CompuServe Network Services' projects were estimated to be approximately 60% complete.

          The allocation of purchase price for the CompuServe merger and the ANS transaction included allocations to developed technologies, assembled work force, customer relationships and tradenames which are being amortized on a straight-line basis over 10 years.

          At the time of the allocation, total ANS and CompuServe Network Services stand-alone revenues were projected to exceed $3.5 billion within five years. This level of revenues implied a CAGR of approximately 32%. Estimated total revenues from the acquired in-process technology related to CompuServe Network Services peaked in the year 2002 and steadily declined through 2006 as other new product and service technologies were expected to be introduced by us.
     Estimated total revenues from the acquired in-process technology related to ANS peaked in the year 2004 and steadily declined through 2006.
     These projections were based on management's estimates of market size and growth, expected trends in technology, and the expected timing of new product introductions. These projections, as well as the statements above regarding estimated costs of completion, the likelihood of successful completion, and other aspects of the IPR&D projects in the future which were made as of the time of the acquisitions, constituted forward-looking statements, and were not made with a view to public disclosure and were based on a variety of estimates and judgements.

          INTEREST EXPENSE. Interest expense for 1998 was $692 million or 3.9% of revenues, as compared to $450 million or 5.9% of revenues reported for 1997. The increase in interest expense is attributable to higher debt levels as the result of higher capital expenditures, the 1998 and 1997 fixed rate debt financings and the MCI merger. These increases were offset by lower interest rates as a result of the tender offer for certain outstanding debt in the first quarter of 1998 and slightly lower rates in effect on our variable rate long-term debt. For the twelve months ended December 31, 1998 and 1997, weighted average annual interest rates on our long-term debt were 7.33% and 8.07%


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     respectively, while weighted average annual levels of borrowing were
     $12.7 billion and $6.3 billion, respectively.

          PROVISION FOR INCOME TAXES. We recorded a tax provision of $877 million for the year ended December 31, 1998, on a pre-tax loss of $1.6 billion. Although we generated a consolidated pre-tax loss for the year ended December 31, 1998, permanent non-deductible items aggregating approximately $4.0 billion, resulted in the recognition of taxable income. Included in the permanent non-deductible items was the $3.5 billion charge for IPR&D related to the MCI merger, CompuServe merger and ANS transaction.

          CUMULATIVE EFFECT OF ACCOUNTING CHANGE. In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This accounting standard required all companies to expense, on or before March 31, 1999, all start-up costs previously capitalized, and thereafter to expense all costs of start-up activities as incurred. This accounting standard broadly defines start-up activities as one-time activities related to the opening of a new facility, the introduction of a new product or service, the commencement of business in a new territory, the establishment of business with a new class of customer, the initiation of a new process in an existing facility or the commencement of a new operation. We adopted this standard as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time, non-cash expense of $36 million, net of income tax benefit of $22 million. This expense represented start-up costs incurred primarily in conjunction with the development and construction of SkyTel's messaging network.

          EXTRAORDINARY ITEMS. In the first quarter of 1998, we recorded an extraordinary item totaling $129 million, net of income tax benefit of $78 million. The charge was recorded in connection with the tender offers and certain related refinancings of our outstanding debt. In the second quarter of 1997, we recognized an extraordinary loss of $3 million related to the early extinguishment of secured indebtedness.

          NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS. For the year ended December 31, 1998, we reported a net loss of $2.8 billion as compared to net income of $143 million reported for the year ended December 31, 1997. Diluted loss per common share was $1.43 compared to diluted earnings per common share of $0.09 per share for the comparable 1997 period.

     LIQUIDITY AND CAPITAL RESOURCES

          As of September 30, 2000, our total debt was $23.0 billion, an increase of $4.8 billion from December 31, 1999. Additionally, at September 30, 2000, we had available liquidity of $7.9 billion under our


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     credit facilities and commercial paper program (which are described below) and from available cash.

          On May 24, 2000, we completed a public debt offering of $5.0 billion principal amount of debt securities. The net proceeds of $4.95 billion were used to pay down commercial paper obligations. The public debt offering consisted of $1.5 billion of Floating Rate Notes Due 2001, or the Floating Rate Notes, which mature on November 26, 2001, $1.0 billion of 7.875% Notes Due 2003, or the Notes Due 2003, which mature on May 15, 2003, $1.25 billion of 8.000% Notes Due 2006, or the Notes Due 2006, which mature on May 15, 2006 and $1.25 billion of 8.250% Notes Due 2010, or the Notes Due 2010, which mature on May 15, 2010, or collectively, with the Floating Rate Notes, the Notes Due 2003 and the Notes Due 2006, the Notes. The Floating Rate Notes bear interest payable quarterly on the 24th day of February, May, August and November, beginning August 24, 2000. The Notes Due 2003, the Notes Due 2006 and the Notes Due 2010 bear interest payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2000.

          The Notes Due 2006 and the Notes Due 2010 are redeemable, as a whole or in part, at our option, at any time or from time to time, at respective redemption prices equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined therein) discounted at the Treasury Rate (as defined therein) plus (a) 25 basis points for the Notes Due 2006, and (b) 30 basis points for the Notes Due 2010.

          On August 3, 2000, we extended our existing $7 billion 364-Day Revolving Credit and Term Loan Agreement for a successive 364-day term pursuant to a First Amendment and Renewal of the Amended and Restated 364-Day Revolving Credit and Term Loan Agreement, which we refer to as the Facility C Loans. The Facility C Loans together with the $3.75 billion Amended and Restated Facility A Revolving Credit Agreement dated August 6, 1998, which we refer to as the Facility A Loans, provide us with aggregate credit facilities of $10.75 billion. We refer to both of these facilities as the Credit Facilities. The Credit Facilities provide liquidity support for our commercial paper program and will be used for other general corporate purposes. The Facility A Loans mature on June 30, 2002. The Facility C Loans mature on August 2, 2001; provided, however, that we may elect at such time to convert up to $4 billion of the principal debt outstanding under the Facility C Loans from revolving loans to term loans with a maturity date no later than one year after the conversion. The Credit Facilities bear interest payable in varying periods, depending on the interest period, not to exceed six months, or with respect to any Eurodollar Rate Borrowing, 12 months if available to all lenders, at rates selected by us under the terms of the Credit Facilities, including a Base Rate or Eurodollar Rate, plus the applicable margin. The applicable margin for the Eurodollar Rate Borrowing generally varies from 0.35% to 0.75% as to

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     Facility A Loans and from 0.225% to 0.45% as to Facility C Loans, in each case based upon the better of certain debt ratings. The Credit Facilities are unsecured but include a negative pledge of our assets and certain of our subsidiaries (subject to certain exceptions). The Credit Facilities require compliance with a financial covenant based on the ratio of total debt to total capitalization, calculated on a consolidated basis. The Credit Facilities require compliance with certain operating covenants which limit, among other things, the incurrence of additional indebtedness by us and certain of our subsidiaries, sales of assets and mergers and dissolutions, and which covenants do not restrict distributions to shareholders, provided we are not in default under the Credit Facilities. At September 30, 2000, we were in compliance with these covenants. The Facility A Loans and the Facility C Loans are subject to annual commitment fees not to exceed 0.25% and 0.15%, respectively, of any unborrowed portion of the facilities.

          In January 2000, each share of our Series C Preferred Stock was redeemed by us for $50.75 in cash, or approximately $190 million in the aggregate. The funds required to pay all amounts under the redemption were obtained by us from available liquidity under our credit facilities and commercial paper program.

          In the third quarter of 2000, we paid the final installment of R$795 million (U.S. $444 million) on the note due in connection with our purchase of Embratel. Additionally, in the first quarter of 2000, $200 million of senior notes with an interest rate of 7.13% matured. The funds utilized to repay this indebtedness were obtained from available liquidity under our credit facilities and commercial paper program.

          In the third quarter of 1999, we increased our $500 million receivables purchase program to $2.0 billion. As of September 30, 2000, the purchaser owned an undivided interest in a $3.7 billion pool of receivables, which includes the $1.95 billion sold.

          For the nine months ended September 30, 2000, our cash flow from operations was $5.9 billion versus $7.9 billion for the comparable 1999 period. Our improved operating results were more than offset by a $633 million increase in accounts receivable at Embratel for the first nine months of 2000 primarily due to Embratel's direct billing of customers and the implementation of this new billing system during 2000. Additionally, there were decreases in other current liabilities and deferred taxes of $1.7 billion versus the prior year period. For the year ended December 31, 1999, our cash flow from operations was $11.0 billion versus $4.2 billion in 1998 and $1.3 billion in 1997. This increase was primarily attributable to the MCI merger, internal growth and synergies and economies of scale resulting from network efficiencies and selling, general and administrative cost savings achieved from the assimilation of 1998 acquisitions into our operations.


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

          Cash used in investing activities for the nine months ended September 30, 2000, totaled $10.6 billion. Primary capital expenditures include purchases of switching, transmission, communications and other equipment. We anticipate that approximately $2.5 billion will be spent during the remainder of 2000 for transmission and communications equipment, construction and other capital expenditures without regard to Embratel.

          Increases in interest rates on variable rate debt would have an adverse effect upon our reported net income and cash flow. We believe that we will generate sufficient cash flow to service our debt and capital requirements; however, economic downturns, increased interest rates and other adverse developments, including factors beyond our control, could impair our ability to service our indebtedness. In addition, the cash flow required to service our debt may reduce our ability to fund internal growth, additional acquisitions and capital improvements.

          We believe that, if consummated, the Intermedia merger will fuel our web hosting expansion, through the acquisition of the controlling interest in Digex, by providing a comprehensive portfolio of mission-critical hosting products and services for commercial businesses. This will allow us to accelerate our ability to provide world-class managed web and application hosting services by 12 to 18 months. Additionally, we expect that, after consummation of the Intermedia merger, Digex will continue to build its operations and expand its customer base, causing it to continue to incur operating losses for the foreseeable future, which could adversely affect our results of operations.

          The development of our businesses and the installation and expansion of our domestic and international networks will continue to require significant capital expenditures. Failure to have access to sufficient funds for capital expenditures on acceptable terms or the failure to achieve capital expenditure synergies may require us to delay or abandon some of our plans, which could have a material adverse effect on our success. We have historically utilized a combination of cash flow from operations and debt to finance capital expenditures and a mixture of cash flow, debt and stock to finance acquisitions. Additionally, we expect to experience increased capital intensity due to network expansion as noted above and believe that funding needs in excess of internally generated cash flow and our credit facilities and commercial paper program will be met by accessing the debt markets. We have filed a shelf registration statement on Form S-3 with the SEC for the sale, from time to time, of one or more series of unsecured debt securities having a remaining aggregate value of approximately $9.9 billion. The shelf registration statement offers us flexibility, as the market permits, to access the public debt markets. No assurance can be given that any public financing will be available on terms acceptable to us.

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

          Absent significant capital requirements for acquisitions, we believe that cash flow from operations and available liquidity, including our credit facilities and commercial paper program and available cash will be sufficient to meet our capital needs for the next twelve months. However, under existing credit conditions, we believe that funding needs in excess of internally generated cash flow and availability under our credit facilities and commercial paper program could be met by accessing debt markets.

     RECENTLY ISSUED ACCOUNTING STANDARDS

          In December 1999, the SEC issued Staff Accounting Bulletin
     No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). In June 2000, the SEC issued an amendment to SAB 101 which allows registrants to wait until the fourth quarter of their fiscal year beginning after December 15, 1999 to implement SAB 101. SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The deferral of telecommunications service activation fees and certain related costs are specifically addressed in SAB 101. We are currently assessing the impact of SAB 101 on our consolidated results of operations or financial position and there can be no assurance as to the effect on our consolidated financial statements.

          In June 1998, the Financial Accounting Standards Board issued
     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. This statement is currently effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively, although earlier adoption is encouraged. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at our election, before January 1, 1998). We believe that the adoption of this standard will not have a material effect on our consolidated results of operations or financial position.

     EURO CONVERSION

          On January 1, 1999, certain member countries of the European Union established fixed conversion rates between their existing

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

     currencies and the European Union's common currency ("Euro"). The transition period for the introduction of the Euro will be between January 1, 1999 and July 1, 2002. All of the final rules and regulations have not yet been identified by the European Commission with regard to the Euro. We are currently evaluating methods to address the many issues involved with the introduction of the Euro, including converting information technology systems, recalculating currency risk, recalibrating derivatives and other financial instruments, devising strategies concerning continuity of contracts, and evaluating the impact on the processes for preparing taxation and accounting records. At this time, we have not yet determined the cost related to addressing this issue, and there can be no assurance as to the effect of the Euro on our consolidated financial statements.

     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          We are exposed to the impact of interest rate changes, foreign currency fluctuations and changes in market values of our investments.

          Our policy is to manage interest rates through the use of a combination of fixed and variable rate debt. Currently, we do not use derivative financial instruments to manage our interest rate risk. We have minimal cash flow exposure due to general interest rate changes for our fixed rate, long-term debt obligations. We do not believe a hypothetical 10% adverse rate change in our variable rate debt obligations would be material to our results of operations. The tables below provide information about our risk exposure associated with changing interest rates on long-term debt obligations that impact the fair value of these obligations as of December 31, 1998 and 1999.


                                       Long-term Debt (in millions of dollars) as of December 31, 1998
                           ------------------------------------------------------------------------------------
                                       Average                      Average       Foreign         Average
                             Fixed    Interest       Veritable     Interest       Interest       Interest
     Expected Maturity        Rate      Rate(%)        Rate         Rate (%)     Denominated      Rate (%)
     -----------------     --------    --------      --------      ---------     -----------     -----------

     1999                  $ 1,385       8.26         $2,586         5.70         $  786            11.44
     2000                      433       8.06             43         7.40            742            11.61
     2001                    1,598       6.34             50         7.40             81             8.53
     2002                      333      12.72             --           --             79             8.54
     2003                      632       6.44          2,000         6.03             62             8.42
     Thereafter             10,276       7.20             --           --            119             7.82
                          --------                    ------                      ------
     Total                 $14,657                    $4,679                      $1,869
     Fair Value,          ========                    ======                      ======
     December 31,1998      $15,519                    $4,679                      $2,112
                          ========                    ======                      ======

                                       Long-term Debt (in millions of dollars) as of December 31, 1999
                              ----------------------------------------------------------------------------------
                                            Average                      Average        Foreign         Average
                               Fixed        Interest      Variable      Interest       Currency        Interest
       Expected Maturity        Rate        Rate (%)        Rate        Rate (%)      Denominated      Rate (%)
       -----------------      -------      ---------      --------      ---------     ------------     ---------
        2000                 $   363        7.27          $3,876         5.48           $  776          10.92
        2001                   1,642        6.38              --           --               98           9.72
        2002                      71        7.50              --           --               96           9.67
        2003                     628        6.29              --           --               82           9.91
        2004                   1,053        7.52              --           --               75          10.04
        Thereafter             9,242        7.10              --           --              141          11.61
                             -------                      ------                        ------
        Total                $12,999                      $3,876                        $1,268
        Fair Value,          =======                      ======                        ======
          December 31, 1999. $12,656                      $3,876                        $1,385
                             =======                      ======                        ======

          We are exposed to foreign exchange rate risk primarily due to Embratel's holding of approximately $587 million in U.S. dollar denominated debt, and approximately $241 million of indebtedness indexed in other foreign currencies including French Franc, Deutsche Mark, Japanese Yen and Brazilian REAL as of December 31, 1999. Our potential immediate loss that would result from a hypothetical 10% change in foreign currency exchange rates based on this position would be approximately $16 million (after elimination of minority interests). In addition, if such change were to be sustained, our cost of financing would increase in proportion to the change. During January 1999, the Brazilian government allowed its currency to trade freely against other currencies resulting in an immediate devaluation of the Brazilian REAL. As of December 31, 1999, the Brazilian REAL had devalued over 32% against the U.S. dollar since December 31, 1998. As a result, we recorded a $171 million foreign currency loss to miscellaneous expense during the year ended December 31, 1999. After the elimination of minority interests, this charge totaled approximately $33 million on a pre-tax basis. If this devaluation is sustained, or worsens, the net impact to our results of operations could be significant.

          We are also subject to risk from changes in foreign exchange rates for our international operations which use a foreign currency as their functional currency and are translated into U.S. dollars. Additionally, we have designated the note payable in local currency installments, resulting from the Embratel investment, as a hedge of our investment in Embratel. As of December 31, 1999, we recorded the change in value of the note as a reduction to the note payable with the offset through foreign currency translation adjustment in shareholders' investment.

          We believe our market risk exposure with regard to our marketable equity securities is limited to changes in quoted market prices for such securities. Based upon the composition of our marketable equity securities at December 31, 1999, we do not believe a hypothetical 10% adverse change in quoted market prices would be material to net income.

































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

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
            AND RESULTS OF OPERATIONS OF THE WORLDCOM GROUP
                  (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

          Investors should read the following discussion together with the combined financial statements of the WorldCom group and the related notes, and our consolidated financial statements and the related notes, included in this document.

     OVERVIEW

          The WorldCom group stock is intended to reflect or "track" the separate performance of our data, Internet, international and commercial voice businesses. Through the WorldCom group we have an extensive, advanced facilities-based global communications network. We provide a broad range of integrated communications and managed network services to both U.S. and non-U.S. based corporations. Offerings include data services such as frame relay, asynchronous transfer mode and Internet Protocol networks; Internet related services, including dedicated access, virtual private networks, digital subscriber lines, web centers encompassing application and server hosting and managed data services; commercial voice services; and international services.

          WorldCom group includes the results of operations shown in the combined statements of operations and the attributed assets and the attributed liabilities shown in the combined balance sheets of our WorldCom group. If we acquire interests in other businesses, we intend to attribute those assets and any related liabilities to our WorldCom group or our MCI group in accordance with our tracking stock policy statement. All net income and cash flows generated by the assets will be attributed to our WorldCom group and all net proceeds from any disposition of these assets will also be attributed to our WorldCom group.

          Although we sometimes refer to such assets and liabilities as those of the WorldCom group, the WorldCom group is not a separate legal entity. Rather, all of the assets of the WorldCom group are owned by WorldCom and holders of the WorldCom group stock will be shareholders of WorldCom and subject to all of the risks of an investment in WorldCom and all of its businesses, assets and liabilities.

          The attribution to the WorldCom group of assets, liabilities, equity, revenues and expenses reflected in WorldCom's financial statements is primarily based on specific identification of those businesses listed above which are consolidated in accordance with generally accepted accounting principles in the consolidated financial statements of WorldCom. Where specific identification was impractical, other allocation methods and criteria were used that management believes are equitable and provide a reasonable estimate of the assets, liabilities, equity, revenues and expenses attributable to the WorldCom group. Equity investments of WorldCom that operate in WorldCom group businesses have also been attributed to the WorldCom group. WorldCom's shared corporate services and related balance sheet amounts (such as executive management, human resources, legal, regulatory, accounting, tax, treasury, strategic planning and information systems support) have been assigned to WorldCom group or MCI group based upon identification of such services specifically benefiting each group. Where determinations based on specific usage alone have been impractical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to each group.

          We intend, for so long as the WorldCom group stock remains outstanding, to include in filings by WorldCom under the Securities Exchange Act of 1934, as amended, the combined financial statements of the WorldCom group. These combined financial statements will be prepared in accordance with generally accepted accounting principles, and in the case of annual financial statements, will be audited. These combined financial statements are not legally required under current law or SEC regulations.

     RESULTS OF OPERATIONS

          The following table sets forth for the periods indicated the WorldCom group's statements of operations as a percentage of its revenues for the periods indicated:

                                                                                              For the Nine Months
                                                   For the Years Ended December 31,           Ended September 30,
                                                   ----------------------------------       ----------------------
                                                      1997          1998                      1999        2000
                                                   Unaudited      Unaudited     1999        Unaudited   Unaudited
                                                   ---------      ---------     -----       ---------   ----------
     Revenues . . . . . . . . . . . . . . . . .      100.0%         100.0%      100.0%        100.0%      100.0%
     Line costs . . . . . . . . . . . . . . . .       54.1           48.9        40.1          42.0        37.9
     Selling, general and administrative. . . .       22.9           22.6        21.3          21.9        24.9
     Depreciation and amortization  . . . . . .       20.4           17.8        15.3          15.6        14.1
     In-process research and development and
       other charges. . . . . . . . . . . . . .         --           25.2          --            --          --
     Operating income(loss) . . . . . . . . . .        2.6          (14.5)       23.5          20.5        23.2
     Other income (expense):
       Interest expense . . . . . . . . . . . .        2.7           (1.8)       (2.3)         (2.5)       (1.9)
       Miscellaneous. . . . . . . . . . . . . .        1.1            0.4         1.2           0.3         1.9
                                                     -----          -----       -----        ------      ------
     Income (loss) before income taxes,
       minority interest and extraordinary
       items. . . . . . . . . . . . . . . . . .        6.4          (15.9)       22.3          18.4        23.2
     Provision for income taxes . . . . . . . .        6.6            4.2         9.4           7.8         9.5
                                                     -----          -----       -----        ------      ------
     Income (loss) before minority interests
       and extraordinary items. . . . . . . . .       (0.2)         (20.1)       12.9          10.5        13.7
     Minority interests . . . . . . . . . . . .         --           (0.9)       (0.9)         (0.6)       (1.3)
     Extraordinary items. . . . . . . . . . . .       (0.1)          (1.3)         --            --          --
     Preferred dividends and distributions on
       subsidiary trust mandatorily redeemable
       preferred securities . . . . . . . . . .        0.9            0.4         0.4           0.4         0.3
                                                     -----         ------       -----        ------      ------
     Net income (loss). . . . . . . . . . . . .       (1.2)%        (22.7)%      11.6%          9.5%       12.1%
                                                    ======         --====       =====        ======      ======

     NINE MONTHS ENDED SEPTEMBER 30, 1999 VS.
     NINE MONTHS ENDED SEPTEMBER 30, 2000

          REVENUES. Revenues for the nine months ended September 30, 2000, increased 15.5% to $16.9 billion versus $14.6 billion for the same period in the prior year. The increase in total revenues is attributable to internal growth of the WorldCom group.

          Revenues and line costs for periods prior to September 30, 2000 reflect a classification change for reciprocal compensation which is now being treated as an offset to cost of sales. Previously, the WorldCom group recorded reciprocal compensation on a gross basis as revenue.

          Actual reported revenues by category for the nine months ended September 30, 1999 and 2000 reflect the following changes by category (dollars in millions):

                                                       Nine Months Ended
                                                          September 30,
                                              --------------------------------
                                                                      Percent
                                              1999         2000       Change
                                              -----      -------     ---------
     COMMERCIAL SERVICES REVENUES

          Voice.........................    $ 5,590     $ 5,328       (4.7)
          Data..........................      4,262       5,474       28.4
          International.................      3,204       4,339       35.4
          Internet......................      1,069       1,777       66.2
                                           --------     -------       -----
     TOTAL COMMERCIAL SERVICES REVENUES..    14,125      16,918       19.8
          Other..........................       523          --         --
                                           --------     -------
     TOTAL                                  $14,648     $16,918       15.5
                                           ========     =======

          Voice revenues for the nine months ended September 30, 2000 decreased 4.7% over the prior year period on traffic growth of 5.2% as a result of pricing pressure in the commercial markets. The revenue decrease was partially offset by local voice revenue increases of 19.2% and wireless voice revenue increases of 98.1% for the nine months ended September 30, 2000. The WorldCom group continues to show significant percentage gains in local voice services as customers purchase "all-distance" voice services from the WorldCom group. However, local revenues and wireless voice revenues are still a relatively small component of total commercial voice revenues. Voice revenues include both domestic commercial long distance and local switched revenues.

          Data revenues for the nine months ended September 30, 2000, increased 28.4% over the prior year period. Data includes both commercial long distance and local dedicated bandwidth sales. The revenue growth for data services was driven by steady growth in private line customers, new customer applications and upgrades within the existing customer base of frame relay services and increased demand in ATM services. The WorldCom group continues to experience strong demand for capacity increases across the product set as businesses move more of their mission-critical applications to their own networks. As of September 30, 2000, the WorldCom group's domestic local VGEs had increased 100% to 55.5 million versus the same period of the prior year.

          International revenues for the nine months ended September 30, 2000 were $4.3 billion, an increase of 35.4% as compared with $3.2

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

     billion for the same period of the prior year. Excluding Embratel, international revenues for the nine months ended September 30, 2000 increased 49.1% over the prior year period. The increase is attributable to additional sales force and network infrastructure established to pursue international opportunities. During the first nine months of 2000 the WorldCom group continued to extend the reach of its end-to-end networks, adding nearly 5,000 buildings for a total of over 15,000 buildings connected on the international networks.

          Internet revenues for the nine months ended September 30, 2000 increased 66.2% over the prior year period. Growth was driven by demand for dedicated circuits as business customers migrated their data networks and applications to Internet-based technologies with greater amounts of bandwidth. Internet revenues include dedicated Internet access, managed networking services and applications (such as virtual private networks), web hosting and electronic commerce and transaction services (such as web centers and credit card transaction processing).

          Other revenues which, prior to April 1999, primarily consisted of the operations of SHL, were zero for the nine month period ended September 30, 2000 and $523 million for the nine months ended September
     30, 1999.   In April 1999, the WorldCom group completed the sale of SHL to EDS for $1.6 billion.

          LINE COSTS. Line costs as a percentage of revenues for the nine months ended September 30, 2000 decreased to 37.9% as compared to 42.0% reported for the same period of the prior year. The overall improvement is a result of annual access reform reductions, more data and dedicated Internet traffic over WorldCom-owned facilities, and improved interconnection terms in Europe.

          The principal components of line costs are access charges and transport charges. Regulators have historically permitted access charges to be set at levels that are well above ILECs' costs. As a result, access charges have been a source of universal service subsidies that enable local exchange rates to be set at levels that are affordable. The WorldCom group has actively participated in a variety of state and federal regulatory proceedings with the goal of bringing access charges to cost-based levels and to fund universal service using explicit subsidies funded in a competitively neutral manner. The WorldCom group cannot predict the outcome of these proceedings or whether or not the result(s) will have a material adverse impact on our combined financial position or results of operations. However, the WorldCom group's goal is to manage transport costs through effective utilization of its networks, favorable contracts with carriers and network efficiencies made possible as a result of expansion of the WorldCom group's customer base.

          SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the nine months ended September 30, 2000

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

     were $4.2 billion or 24.9% of revenues as compared to $3.2 billion or 21.9% of revenues for the nine months ended September 30, 1999.
     Selling, general and administrative expenses for the nine months ended September 30, 2000 includes a $340 million pre-tax charge associated with specific accounts that were deemed uncollectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000, and a $93 million pre-tax one-time charge recorded in the second quarter of 2000 associated with the termination of the Sprint merger agreement, including regulatory, legal, accounting and investment banking fees and other costs.
     Excluding these charges, selling, general and administrative expenses as a percentage of revenues were 22.3% for the nine months ended September 30, 2000. Selling, general and administrative expenses for the nine months ended September 30, 2000 includes increased costs associated with "generation d" initiatives that include product marketing, customer care, information system and product development, employee retention costs, and costs associated with MMDS product development. The WorldCom group expects selling, general and administrative expenses to increase over the next twelve months as a result of the previously noted costs being incurred at an accelerated pace.

          DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for the nine months ended September 30, 2000 increased to $2.4 billion or 14.1% of revenues from $2.3 billion or 15.6% of revenues for the comparable 1999 period. This increase reflects increased depreciation associated with increased capital expenditures. As a percentage of revenues, these costs decreased due to the higher revenue base.

          INTEREST EXPENSE. Interest expense for the nine months ended September 30, 2000 was $318 million or 1.9% of revenues as compared to $369 million or 2.5% of revenues for the first nine months of 1999. Interest expense on borrowings incurred by WorldCom and allocated to the WorldCom group reflects the difference between WorldCom's actual interest expense and the interest expense allocated to the MCI group. The MCI group was allocated interest based on the weighted average interest rate, excluding capitalized interest, of WorldCom debt plus a spread of 1-1/4 percent calculated on a quarterly basis.

          MISCELLANEOUS INCOME AND EXPENSE. Miscellaneous income for the nine months ended September 30, 2000 was $327 million or 1.9% of revenues as compared to $48 million or 0.3% of revenues for the first nine months of 1999. Miscellaneous income includes investment income, equity in income and losses of affiliated companies, the effects of fluctuations in exchange rates for transactions denominated in foreign currencies, gains and losses on the sale of assets and other non-operating items.

          NET INCOME. For the nine months ended September 30, 2000, the WorldCom group reported net income of $2.0 billion as compared to $1.4 billion for the nine months ended September 30, 1999.

     YEAR ENDED DECEMBER 31, 1998  VS.
     YEAR ENDED DECEMBER 31, 1999

          REVENUES. Revenues for 1999 increased 101.2% to $19.7 billion as compared to $9.8 billion for 1998. The increase in total revenues is attributable to the MCI merger and Embratel acquisition as well as internal growth. Results include MCI and Embratel operations from September 14, 1998, and CompuServe Network Services and ANS from February 1, 1998.

          Actual reported revenues by category for the years ended December 31, 1998, and 1999 reflect the following changes by category (dollars in millions):

                                        Actual       Actual       Percent
                                         1998         1999        Change
                                        -------      -------     ----------
     COMMERCIAL SERVICES REVENUES
          Voice......................   $ 3,422      $ 7,433       117.2
          Data.......................     2,644        5,830       120.5
          International..............     2,272        4,396        93.5
          Internet...................       897        1,554        73.2
                                        -------      -------
     TOTAL COMMERCIAL SERVICES
       REVENUES.........................  9,235       19,213       108.0
          Other.................... ....    574          523        (8.9)
                                        -------      -------
     TOTAL REPORTED REVENUES........... $ 9,809      $19,736       101.2
                                        =======      =======


          The following table provides supplemental pro forma detail for the WorldCom group revenues. Since actual results for 1998 only reflect the operations of MCI after September 14, 1998, and eleven months of CompuServe Network Services and ANS, the pro forma results are more indicative of internal growth for the combined company. The pro forma revenues, excluding Embratel, for the year ended December 31, 1998 and actual revenues for 1999, excluding Embratel, reflect the following changes by category (dollars in millions):

                                          Pro Forma      Actual     Percent
                                            1998         1999       Change
                                         ----------    ---------   ---------

     COMMERCIAL SERVICES REVENUES
          Voice.........................    $ 6,764      $ 7,433        9.9
          Data .........................      4,733        5,830       23.2
          International.................      1,090        1,624       49.0
          Internet......................        943        1,554       64.8
                                            -------      -------
     TOTAL COMMERCIAL
       SERVICES REVENUES................     13,530       16,441       21.5
          Other.........................      1,733          523      (69.8)
                                            -------      -------
     TOTAL REVENUES.....................    $15,263      $16,964       11.1
                                            =======      =======

          The following discusses the revenue increases for the year ended December 31, 1999 as compared to pro forma results for the comparable prior year period. The pro forma revenues assume that the MCI merger, CompuServe merger and the ANS transaction occurred at the beginning of 1998. These pro forma revenues do not include Embratel or the iMCI business that was sold. Changes in actual results of operations as a percentage of revenues are shown in the foregoing tables and, as noted above, primarily reflect the MCI merger, the Embratel acquisition and internal growth of the WorldCom group.

          Voice revenues for 1999 experienced a 9.9% increase over the prior year pro forma amount, driven by a gain of 6.6% in traffic as a result of customers purchasing "all-distance" voice services from the WorldCom group. Local voice revenues grew 113% in 1999 versus the same period of the prior year, but remained a relatively small component of voice revenues for 1999. These volume and revenue gains were offset partially by federally mandated access charge reductions that were passed through to the customer.

          Data revenues for 1999 increased 23.2% over the same pro forma period of the prior year. The revenue growth for data services continued to be driven by significant commercial end-user demand for high-speed data and by Internet-related growth on both a local and long-haul basis. This growth was driven by connectivity demands and also by corporate enterprise applications that have become more strategic, far reaching and complex. In addition, bandwidth consumption drove an acceleration in growth for higher capacity circuits. As of December 31, 1999, the WorldCom group had approximately 33.1 million domestic local VGEs and over 39,000 buildings in the United States connected over its

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     high-capacity circuits.  Domestic local route miles of connected fiber exceeded 8,000 and domestic long distance route miles exceeded 47,000 as of December 31, 1999.

          International revenues excluding Embratel for 1999 were $1.6 billion, an increase of 49.0% as compared with $1.1 billion for the same pro forma period of the prior year. The WorldCom group continued to extend the reach of its end-to-end networks and as of December 31, 1999, provided the WorldCom group the capability to connect approximately 10,000 buildings in Europe, all over our high-capacity circuits.

          Internet revenues for 1999 increased 64.8% over the prior year pro forma amount. Growth was driven by more business customers migrating their data networks and applications to Internet-based technologies. During 1999, the WorldCom group increased the capacity of its global Internet network to OC-48 in response to the increasing backbone transport requirements of its commercial accounts.

          Other revenues, which primarily consist of the operations of SHL, for 1999 were $523 million, a decrease of 69.8% versus $1.7 billion for the pro forma period of the prior year. In April 1999, the WorldCom group completed the sale of SHL to EDS for $1.6 billion.

          The following discusses the actual results of operations for the year ended December 31, 1999, as compared to the year ended December 31, 1998.

          LINE COSTS. Line costs as a percentage of revenues for 1999 were 40.1% as compared to 48.9% reported for the same period in the prior year. Overall decreases are attributable to changes in the product mix and synergies and economies of scale resulting from network efficiencies achieved from the continued assimilation of MCI, CompuServe Network Services, ANS and WorldCom's operations. Additionally, access charge reductions that occurred in January 1999 and July 1999 reduced total line cost expense by approximately $138 million for 1999. While access charge reductions were primarily passed through to customers, line costs as a percentage of revenues were positively affected by almost half a percentage point for 1999.

          SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for 1999 were $4.2 billion or 21.3% of revenues as compared to $2.2 billion or 22.6% of revenues for 1998. The decrease in selling, general and administrative expenses as a percentage of revenues for 1999 reflects scale savings in corporate overhead and operations from merging the MCI and WorldCom organizations.

          DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for 1999 increased to $3.0 billion or 15.3% of revenues from $1.7 billion or 17.8% of revenues for 1998. This increase reflects increased amortization and depreciation associated with the MCI merger,

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     CompuServe merger and ANS transaction as well as additional depreciation related to capital expenditures. As a percentage of revenues, these costs decreased due to the higher revenue base.

          IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES. In 1998, the WorldCom group recorded a pre-tax charge of $177 million in connection with the Brooks Fiber Properties merger, the MCI merger and certain asset write-downs and loss contingencies. Such charges included $21 million for employee severance, $17 million for Brooks Fiber Properties direct merger costs, $38 million for conformance of Brooks Fiber Properties accounting policies, $37 million for exit costs under long-term commitments, $31 million for the write-down of a permanently impaired investment and $33 million related to certain asset write-downs and loss contingencies. The $37 million related to long-term commitments includes $33 million of minimum commitments between 1999 and 2008 for leased facilities that the WorldCom group has or will abandon, and $4 million of other commitments. Because of organizational and operational changes that occurred, management concluded in 1999 that certain leased properties would not be abandoned according to the original plan that was approved by management. Therefore, in 1999 a reversal of a $9 million charge to IPR&D and other charges was recorded in connection with this plan amendment. Additionally, the $33 million related to certain asset write-downs and loss contingencies includes $9 million for the decommission of certain information systems that have no alternative future use, $9 million for the write-down to fair value of certain assets held for sale that were disposed of in 1998 and $15 million related to legal costs and other items related to Brooks Fiber Properties. As of December 31, 1999 and 1998, the WorldCom group's remaining unpaid liability related to the above charges was $27 million and $66 million, respectively.

          In connection with certain 1998 business combinations, WorldCom made allocations of the purchase price to acquired IPR&D totaling $429 million in the first quarter of 1998 related to the CompuServe merger and ANS transaction and $3.1 billion in the third quarter of 1998 related to the MCI merger. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates.

          Based on the respective fair values of the related operations allocated to each group, $2.3 billion of the IPR&D charge was allocated to the WorldCom group. Management believes that this method of allocation provides a reasonable estimate of the IPR&D charges attributable to each group. For specific discussion and disclosures of the components of the IPR&D charges noted above, see WorldCom's


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     Management's Discussion and Analysis of Financial Condition and Results
     of Operations.

          INTEREST EXPENSE. Interest expense for 1999 was $460 million or 2.3% of revenues, as compared to $180 million or 1.8% of revenues reported for 1998. Interest expense on borrowings incurred by WorldCom and allocated to the WorldCom group reflects the difference between WorldCom's actual interest expense and the interest expense allocated to the MCI group. The MCI group was allocated interest based on the weighted average interest rate, excluding capitalized interest, of WorldCom debt plus a spread of 1 1/4 percent calculated on a quarterly basis.

          MISCELLANEOUS INCOME AND EXPENSE. Miscellaneous income for 1999 was $237 million or 1.2% of revenues as compared to $44 million or 0.4% of revenues reported for 1998. Miscellaneous income and expense for 1999 includes $374 million of gains on securities sold, offset by $171 million of foreign currency translation losses related to the impact of the local currency devaluation in Brazil and its effect on Embratel's holdings of U.S. dollar and other foreign currency denominated debt. Also included in miscellaneous income and expense for 1999 was a $62 million charge related to the redemption of certain outstanding senior notes of the WorldCom group.

          PROVISION FOR INCOME TAXES. The effective income tax rate for 1999 was 42.1% of income before taxes. The 1999 rate is greater than the expected federal statutory rate of 35% primarily due to the fact that amortization of the goodwill related to the MCI merger is not deductible for tax purposes. Excluding the nondeductible amortization of goodwill, WorldCom group's effective income tax rate would have been 35.4%.

          EXTRAORDINARY ITEMS. In the first quarter of 1998, the WorldCom group recorded an extraordinary item totaling $129 million, net of income tax benefit of $78 million. The charge was recorded in connection with the tender offers and certain related refinancings of WorldCom's outstanding debt from the Brooks Fiber Properties merger.

          NET INCOME (LOSS). For 1999, the WorldCom group reported net income of $2.3 billion as compared to a net loss of $2.2 billion reported for 1998.

     YEAR ENDED DECEMBER 31, 1997 VS.
     YEAR ENDED DECEMBER 31, 1998

          REVENUES.  Revenues for 1998 increased 138% to $9.8 billion as
     compared to $4.1 billion for 1997.   The increase in total revenues is
     attributable to the MCI merger, the CompuServe merger and the ANS transaction as well as internal growth. Results for 1998 include MCI and Embratel operations from September 14, 1998.


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          Actual reported revenues by category and associated revenue increases for the years ended December 31, 1997 and 1998 reflect the following changes by category (dollars in millions):

                                        Actual       Actual      Percent
                                         1997         1998        Change
                                       -------      -------      -------
     COMMERCIAL SERVICES REVENUES
          Voice....................... $ 1,556      $3,422       119.9
          Data........................   1,215       2,644       117.6
          International...............     726       2,272       212.9
          Internet....................     216         897       315.3
                                       -------      ------
     TOTAL COMMERCIAL
       SERVICES REVENUES..............   3,713       9,235       148.7
          Other.......................     412         574        39.3
                                       -------      ------
     TOTAL REPORTED REVENUES.......... $ 4,125      $9,809       137.8
                                       =======      ======


          The following table provides supplemental pro forma detail for the WorldCom group revenues. Since actual results for 1998 only reflect 108 days of operations for MCI and eleven months of CompuServe Network Services and ANS, the pro forma results are more indicative of internal growth for the combined company. The pro forma revenues, excluding Embratel, for the years ended December 31, 1997 and 1998 reflect the following changes by category (dollars in millions):





















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                                       Pro Forma     Pro Forma      Percent
                                         1997          1998         Change
                                       ---------     --------       -------

     COMMERCIAL SERVICES REVENUES
          Voice........................  $ 6,367      $ 6,764          6.2
          Data.........................    3,668        4,733         29.0
          International................      726        1,090         50.1
          Internet.....................      585          943         61.2
                                         -------      -------
     TOTAL COMMERCIAL
       services revenues................  11,346       13,530         19.2
          Other.........................   1,999        1,733        (13.3)
                                         -------      -------
                                         $13,345      $15,263         14.4
                                         =======      =======

          The following discusses the pro forma revenue increases for the year ended December 31, 1998 as compared to pro forma revenues for the comparable prior year period. The pro forma revenues assume that the MCI merger, CompuServe merger and the ANS transaction occurred at the beginning of 1997. These pro forma revenues do not include Embratel or the iMCI business that was sold. Changes in actual results of operations as a percentage of revenues are shown in the foregoing tables and, as noted above, primarily reflect the MCI merger, CompuServe merger, ANS transaction and internal growth of the WorldCom group.

          Pro forma voice revenues for 1998 experienced a 6.2% year-over-year increase driven by a gain of 10.8% in traffic. Strong long distance volume gains in domestic commercial sales channels, combined with an increasing mix of local services, were the primary contributors to this increase. Pro forma local voice revenues grew 85% in 1998 versus the same period of the prior year, but remained a relatively small component of total WorldCom group voice revenues for 1998.

          Pro forma data revenues for 1998 increased 29.0% year-over-year. The revenue growth for data services continued to be driven by Internet-related growth on both a local and long-haul basis. This growth was not only fueled by connectivity demands, but also by applications that have become more strategic, far reaching and complex; additionally, bandwidth consumption drove an acceleration in growth for higher capacity circuits. Rapidly growing demand for higher bandwidth services contributed to a 48% pro forma year-over-year local data revenue growth for 1998. As of December 31, 1998, the WorldCom group had approximately 17 million domestic local VGEs and approximately

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     34,000 buildings in the U.S., connected over its high-capacity circuits.
     Domestic local route miles of connected fiber exceeded 7,800 and domestic long distance route miles exceeded 45,000 at December 31, 1998.

          Pro forma international revenues excluding Embratel for 1998 were $1.1 billion, an increase of 50.1% as compared with $726 million for the same pro forma period of the prior year. Significant percentage gains in international revenues were achieved in continental Europe in response to the WorldCom group's rapidly expanding networks and sales effort. In July 1998, the Pan-European network was commissioned for service and as of December 31, 1998 provided the WorldCom group the capability to connect from end-to-end over 5,500 buildings in Europe all over its high capacity circuits. In Europe, the WorldCom group had over 900 route miles of local fiber and over 1,700 long distance route miles at December 31, 1998.

          The Pan-European networks and national networks in the U.K., France, Germany and Belgium drove higher growth of enhanced data sales internationally. The resulting revenue mix shift contributed to improved margins in spite of the competitive pricing environment.

          Pro forma Internet revenues for 1998 increased 61.2% over the 1997 pro forma amount. Growth was driven by dedicated connectivity to the Internet as more and more business customers migrated their data networks and applications to Internet-based technologies.

          Pro forma other revenues for 1998 were $1.7 billion, down 13.3% as compared with 1997. Other revenues, which consists primarily of the operations of SHL, include equipment deployment, consulting and systems integration and outsourcing services. The year-over-year decline reflects the negative impact of eliminating certain lines of operation and Canadian currency translation effects.

          The following discusses the actual results of operations for the year ended December 31, 1998 as compared to the year ended December 31, 1997.

          LINE COSTS. Line costs as a percentage of revenues for 1998 were 48.9% compared to 54.1% reported for the same period of the prior year. Overall decreases are attributable to changes in the product mix and synergies and economies of scale resulting from network efficiencies achieved from the assimilation of MCI, CompuServe Network Services, ANS and WorldCom's operations and were offset in part by new universal service fund costs recorded for the 1998 year. Additionally, access charge reductions beginning in July 1997 reduced total line cost expense by approximately $75 million in 1998. While access charge reductions were primarily passed through to the customer, line costs as a percentage of revenues were positively affected by almost half a percentage point for 1998.


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

          SELLING, GENERAL AND ADMINISTRATIVE.   Selling, general and
     administrative expenses for 1998 were $2.2 billion or 22.6% of revenues as compared to $943 million or 22.9% of revenues in 1997. The increase in selling, general and administrative expenses for 1998, which includes MCI for 108 days, reflects WorldCom group's expanding operations, primarily through the MCI merger. As a percentage of revenues, these costs decreased due to the higher revenue base.

          DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for 1998 increased to $1.7 billion or 17.8% of revenues from $842 million or 20.4% of revenues for 1997. The increase reflects increased amortization associated with the MCI merger, CompuServe merger and ANS transaction and additional depreciation related to capital expenditures. As a percentage of revenues, these costs decreased due to the higher revenue base.

          IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES. In 1998, the WorldCom group recorded a pre-tax charge of $177 million in connection with the Brooks Fiber Properties merger, the MCI merger, and certain asset write-downs and loss contingencies. Such charges included $21 million for employee severance, $17 million for Brooks Fiber Properties direct merger costs, $38 million for conformance of Brooks Fiber Properties accounting policies, $37 million for exit costs under long-term commitments, $31 million for write-down of a permanently impaired investment, and $33 million related to certain asset write-downs and loss contingencies. The $37 million related to long-term commitments includes $33 million of minimum commitments between 1999 and 2008 for leased facilities that the WorldCom group has or will abandon, and $4 million of other commitments. Additionally, the $33 million related to certain asset write-downs and loss contingencies includes $9 million for the decommission of certain information systems that have no alternative future use, $9 million for the write-down to fair value of certain assets held for sale that were disposed of in 1998 and $15 million related to legal costs and other items related to Brooks Fiber Properties.

          In connection with certain 1998 business combinations, WorldCom made allocations of the purchase price to acquired IPR&D totaling $429 million in the first quarter of 1998 related to the CompuServe merger and ANS transaction and $3.1 billion in the third quarter of 1998 related to the MCI merger. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates.

          Based on the respective fair values of the related operations allocated to each group, $2.3 billion of the IPR&D charge was allocated

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

     to the WorldCom group. Management believes that this method of allocation provides a reasonable estimate of the IPR&D charges attributable to each group. For specific discussion and disclosures of the components of the IPR&D charges noted above, see WorldCom's Management's Discussion and Analysis of Financial Condition and Results of Operations.

          INTEREST EXPENSE. Interest expense for 1998 was $180 million or 1.8% of revenues, as compared to interest income of $110 million or 2.7% of revenues reported for 1997. Interest expense on borrowing incurred by WorldCom and allocated to the WorldCom group reflects the difference between WorldCom's actual interest expense and the interest expense allocated to the MCI group. The MCI group was allocated interest based on the weighted average interest rate, excluding capitalized interest, of WorldCom debt calculated plus a spread of 1 1/4 percent on a quarterly basis. Since the resultant interest expense allocated to the MCI group in 1997 was higher than total WorldCom interest expense, net of capitalized interest, the WorldCom group reported interest income for 1997.

          PROVISION FOR INCOME TAXES. The WorldCom group recorded a tax provision of $409 million for the year ended December 31, 1998, on a pre-tax loss of $1.6 billion. Although the WorldCom group generated a combined pre-tax loss for the year ended December 31, 1998, permanent non-deductible items aggregating approximately $2.7 billion resulted in the recognition of taxable income. Included in the permanent non-deductible items was the $2.3 billion charge for IPR&D related to the MCI merger and CompuServe merger.

          EXTRAORDINARY ITEMS. In the first quarter of 1998, the WorldCom group recorded an extraordinary item totaling $129 million, net of income tax benefit of $78 million. The charge was recorded in connection with the tender offers and certain related refinancings of WorldCom's outstanding debt. In the second quarter of 1997 the WorldCom group recognized an extraordinary loss of $3 million related to the early extinguishment of secured indebtedness.

          NET INCOME (LOSS). For the year ended December 31, 1998, the WorldCom group reported a net loss of $2.2 billion as compared to net loss of $51 million reported for the year ended December 31, 1997. Liquidity and Capital Resources

     LIQUIDITY AND CAPITAL RESOURCES

          As of September 30, 2000, the WorldCom group's total allocated debt was $17.0 billion, an increase of $4.8 billion from December 31, 1999. WorldCom management has a wide degree of discretion over the cash management policies of both the WorldCom group and the MCI group. Cash generated by either group could be moved in and out of either group without prior approval of WorldCom's shareholders. See "WorldCom's Management's Discussion and Analysis of Financial Condition and Results

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

     of Operations -- Liquidity and Capital Resources" for a further discussion of liquidity.

          In January 2000, each share of our Series C Preferred Stock was redeemed by us for $50.75 in cash, or approximately $190 million in the aggregate. The funds required to pay all amounts under the redemption were obtained by us from available liquidity under our credit facilities and commercial paper program.

          In the third quarter of 2000, we paid the final installment of R$795 million (U.S. $444 million) on the note due in connection with our purchase of Embratel. Additionally, in the first quarter of 2000, $200 million of senior notes with an interest rate of 7.13% matured. The funds utilized to repay this indebtedness were obtained from available liquidity under our credit facilities and commercial paper program.

          In the third quarter of 1999, WorldCom increased its $500 million receivables purchase program to $2.0 billion. As of September 30, 2000, the purchaser owned an undivided interest in a $3.7 billion pool of receivables, which includes the $1.95 billion sold, of which $1.6 billion relates to the WorldCom group. The receivables sold were assigned to the WorldCom group and the MCI group based on specific identification where practical, or allocated based on total revenues.

          The WorldCom group's cash flow from operations was $4.3 billion for the nine-month period ended September 30, 2000 versus $5.0 billion the same period in the prior year. The WorldCom group's improved operating results were more than offset by a $1.7 billion increase in accounts receivable for the first nine months of 2000, including $633 million at Embratel primarily due to Embratel's direct billing of customers and the implementation of this new billing system during 2000.

          Cash used in investing activities for the nine months ended September 30, 2000, totaled $10.1 billion. Primary capital expenditures include purchases of switching, transmission, communications and other equipment. The WorldCom group anticipates that approximately $2.4 billion will be spent during the remainder of 2000 for transmission and communications equipment, construction and other capital expenditures without regard to Embratel.

          Increases in interest rates on variable rate debt would have an adverse effect upon our reported net income and cash flow. We believe that we will generate sufficient cash flow to service our debt and capital requirements; however, economic downturns, increased interest rates and other adverse developments, including factors beyond our control, could impair our ability to service our indebtedness. In addition, the cash flow required to service our debt may reduce our ability to fund internal growth, additional acquisitions and capital improvements.


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

          We believe that, if consummated, the Intermedia merger will fuel our web hosting expansion, through the acquisition of the controlling interest in Digex, by providing a comprehensive portfolio of mission critical hosting products and services for commercial businesses. This will allow us to accelerate our ability to provide world-class managed web and application hosting services by 12 to 18 months. Additionally, we expect that, after consummation of the Intermedia merger, Digex will continue to build its operations and expand its customer base, causing it to continue to incur operating losses for the foreseeable future, which could adversely affect our results of operations.

          The development of our businesses and the installation and expansion of our domestic and international networks will continue to require significant capital expenditures. Failure to have access to sufficient funds for capital expenditures on acceptable terms or the failure to achieve capital expenditure synergies may require us to delay or abandon some of our plans, which could have a material adverse effect on our success. We have historically utilized a combination of cash flow from operations and debt to finance capital expenditures and a mixture of cash flow, debt and stock to finance acquisitions. Additionally, we expect to experience increased capital intensity due to network expansion as noted above and believe that funding needs in excess of internally generated cash flow and our credit facilities and commercial paper program will be met by accessing the debt markets. We have filed a shelf registration statement on Form S-3 with the SEC for the sale, from time to time, of one or more series of unsecured debt securities having a remaining aggregate value of approximately $9.9 billion. The shelf registration statement offers us flexibility, as the market permits, to access the public debt markets. No assurance can be given that any public financing will be available on terms acceptable to us.

          Absent significant capital requirements for acquisitions, we believe that cash flow from operations and available liquidity, including our credit facilities and commercial paper program and available cash will be sufficient to meet our capital needs for the next twelve months. However, under existing credit conditions, we believe that funding needs in excess of internally generated cash flow and availability under our credit facilities and commercial paper program could be met by accessing debt markets.

     RECENTLY ISSUED ACCOUNTING STANDARDS

          In December 1999, the SEC issued Staff Accounting Bulletin No.
     101, "Revenue Recognition in Financial Statements" ("SAB 101"). In June 2000, the SEC issued an amendment to SAB 101 which allows registrants to wait until the fourth quarter of their fiscal year beginning after December 15, 1999 to implement SAB 101. SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The deferral of telecommunications

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

     service activation fees and certain related costs are specifically addressed in SAB 101. We are currently assessing the impact of SAB 101 on our results of operations or financial position and there can be no assurance as to the effect on the WorldCom group's combined financial statements.

          In June 1998, the Financial Accounting Standards Board issued
     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. This statement is currently effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively, although earlier adoption is encouraged. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the WorldCom group's election, before January 1, 1998). We believe that the adoption of this standard will not have a material effect on the WorldCom group's combined results of operations or financial position.

     EURO CONVERSION

          On January 1, 1999, certain member countries of the European
     Union established fixed conversion rates between their existing currencies and the European Union's common currency ("Euro"). The transition period for the introduction of the Euro will be between January 1, 1999 and July 1, 2002. All of the final rules and regulations have not yet been identified by the European Commission with regard to the Euro. We are currently evaluating methods to address the many issues involved with the introduction of the Euro, including converting information technology systems, recalculating currency risk, recalibrating derivatives and other financial instruments, devising strategies concerning continuity of contracts, and evaluating the impact on the processes for preparing taxation and accounting records. At this time, we have not yet determined the cost related to addressing this issue, and there can be no assurance as to the effect of the Euro on the combined financial statements.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)

          Investors should read the following discussion together with the combined financial statements of the MCI group and the related notes, and our consolidated financial statements and the related notes, included in this document.

     OVERVIEW

          The MCI group stock is intended to reflect or "track" the separate performance of our consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access businesses.

          Through the MCI group we provide a broad range of retail and wholesale communications services, including long distance voice communications, consumer local voice telecommunications, wireless messaging, private line services and dial-up Internet access services. Our retail services are provided to consumers and small businesses in the United States. We are the second largest carrier of long distance telecommunications services in the United States. We provide a wide range of long distance telecommunications services, including: basic long distance telephone service, dial around, collect calling, operator assistance and calling card services (including prepaid calling cards) and toll free or 800 services. We offer these services individually and in combinations. Through combined offerings, we provide customers with benefits such as single billing, unified services for multi-location companies and customized calling plans. Our wholesale businesses include wholesale voice services provided to carrier customers and other resellers and dial-up Internet access services.

          The MCI group includes the results of operations shown in the combined statements of operations and the attributed assets and the attributed liabilities shown in the combined balance sheets of our MCI group. If we acquire interests in other businesses, we intend to attribute those assets and any related liabilities to our MCI group or our WorldCom group in accordance with our tracking stock policy statement. All net income and cash flows generated by the assets will be attributed to our MCI group and all net proceeds from any disposition of these assets will also be attributed to our MCI group.

          Although we sometimes refer to such assets and liabilities as those of the MCI group, the MCI group is not a separate legal entity. Rather, all of the assets of the MCI group are owned by WorldCom and holders of the MCI group stock will be shareholders of WorldCom and subject to all of the risks of an investment in WorldCom and all of its businesses, assets and liabilities.



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

          The attribution to the MCI group of assets, liabilities, equity, revenues and expenses reflected in WorldCom's consolidated financial statements is primarily based on specific identification of those businesses listed above which are consolidated in accordance with generally accepted accounting principles in the consolidated financial statements of WorldCom. Where specific identification was impractical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the assets, liabilities, equity, revenues and expenses attributable to the MCI group. WorldCom's shared corporate services and related balance sheet amounts (such as executive management, human resources, legal, regulatory, accounting, tax, treasury, strategic planning and information systems support) have been assigned to WorldCom group or MCI group based upon identification of such services specifically benefiting each group. Where determinations based on specific usage alone have been impractical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to each group. For purposes of the historical financial statements, debt allocated to the MCI group was determined to bear an interest rate equal to the weighted average interest rate of WorldCom, Inc.

          We intend, for so long as the MCI group stock remains outstanding, to include in filings by WorldCom under the Securities Exchange Act of 1934, as amended, the combined financial statements of the MCI group. These combined financial statements will be prepared in accordance with generally accepted accounting principles, and in the case of annual financial statements, will be audited. These combined financial statements are not legally required under current law or SEC regulations.

     RESULTS OF OPERATIONS

          The following table sets forth for the periods indicated the MCI group's statements of operations as a percentage of its revenues for the periods indicated:

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

                                                                                             For the Nine Months Ended
                                                       For the Years Ended December 31,             September 30,
                                                       --------------------------------      -------------------------
                                                         1997          1998                     1999          2000
                                                       Unaudited     Unaudited    1999         Unaudited     Unaudited
                                                       ----------    ---------    ----        ----------    ----------
     Revenues.....................................       100.0%        100.0%     100.0%        100.0%        100.0%
     Line costs...................................        44.5          42.5       43.8          43.0          42.3
     Selling, general and administrative..........        27.2          31.3       31.4          31.6          30.2
     Depreciation and amortization................         3.5           4.1        4.7           4.6           5.2
     In-process research and development and
       other charges                                        --          16.0         --            --            --
                                                        ------        ------      -----        ------        ------
     Operating income.............................        24.8           6.1       20.1          20.8          22.4
     Other income (expense):
          Interest expense........................       (15.9)         (6.6)      (3.1)         (3.2)         (3.0)
          Miscellaneous...........................          --            --         --            --            --
                                                        ------        ------      -----        ------        ------
     Income before income taxes and cumulative
       effect of accounting change.................        8.9          (0.4)      17.0          17.6          19.3
     Provision for income taxes..................          3.4           6.0        6.9           7.1           7.7
                                                        ------        ------      -----        ------        ------
     Income (loss) before cumulative effect of
       accounting change.........................          5.5          (6.4)      10.2          10.5          11.6
     Cumulative effect of accounting change                 --          (0.5)        --            --            --
                                                        ------        ------      -----        ------        ------
     Net income (loss)...........................          5.5%         (6.9)%     10.2%         10.5%         11.6%
                                                        ======        ======      =====        ======        ======

     NINE MONTHS ENDED SEPTEMBER 30, 1999 VS.
       NINE MONTHS ENDED SEPTEMBER 30, 2000

          REVENUES. Revenues for the nine months ended September 30, 2000 increased 5.3% to $12.6 billion versus $11.9 billion for the same period in the prior year. The increase in total revenues is attributable to internal growth of the MCI group.

          Revenues and line costs for prior periods reflect a classification change for reciprocal compensation and COBRA equipment sales which are now being treated as offsets to cost of sales. Previously, the MCI group recorded these items on a gross basis as revenue. Results for all periods have also been adjusted to reflect the elimination of small business and consumer PICC from both revenues and line costs as a result of the CALLS legislation which eliminated single line PICC as of July 1, 2000.

          Actual reported revenues by category for the nine months ended September 30, 1999 and 2000 reflect the following changes by category:



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


                                           Nine Months Ended September 30,
                                          ----------------------------------
                                                                    Percent
                                            1999         2000       Change
                                           --------     ------      --------
     REVENUES
          Wholesale and consumer.........  $ 8,559     $ 8,548       (0.1)
          Alternative channels
            and small business...........    2,310       2,792       20.9
          Dial-up Internet...............    1,069       1,225       14.6
                                          --------     -------
     TOTAL REVENUES........................$11,938     $12,565        5.3
                                          ========     =======

          Wholesale and consumer revenues for the nine months ended
     September 30, 2000 decreased 0.1%, over the prior year period. The wholesale market continues to be extremely price competitive as declines in minute rates outpaced increases in traffic resulting in revenue decreases of 10.4%, for the nine months ended September 30, 2000, versus the prior year period. The wholesale market decreases were partially offset by a 5.3% increase in consumer revenues as the MCI group's partner marketing programs helped to drive Dial-1 product gains. Consumer revenue growth was impacted by declines in 1-800-COLLECT, which has been pressured by increasing wireless substitution, and 10-10-321, which the MCI group no longer actively markets. The MCI group expects to see continued pricing pressure in both the wholesale and consumer businesses, which will affect both revenue growth and gross margins.

          Alternative channels and small business revenues for the nine months ended September 30, 2000 increased 20.9% over the prior year period. Alternative channels and small business includes sales agents and affiliates, wholesale alternative channels, small business, prepaid calling card and wireless messaging revenues. This increase is primarily attributable to internal growth for wholesale alternative channel voice revenues. The MCI group expects that pricing pressures in the wholesale and small business markets to negatively affect revenue growth in this area and this level of growth will decline in the foreseeable future.

          Dial-up Internet revenue growth for the nine months ended September 30, 2000 was 14.6% over the same prior year period. The MCI group's dial access network has grown 76% to over 2.5 million modems as of September 30, 2000, compared with the same period in the prior year. Additionally, Internet connect hours increased 58.7% to 4.8 billion hours for the nine months ended September 30, 2000 versus the same period in the prior year. These network usage increases were offset by pricing pressure on dial-up Internet traffic as a result of contract repricings in the second quarter of 2000.

          LINE COSTS. Line costs as a percentage of revenues for the nine months ended September 30, 2000 decreased to 42.3% as compared to 43.0% reported for the same period of the prior year. The decrease was primarily the result of annual access reform reductions. This improvement was offset by contract repricings in the dial-up Internet business, continued competitive pricing on the dial-up Internet business

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     and increased dial-up Internet traffic over facilities not owned by the
     WorldCom group or the MCI group.

          SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the nine months ended September 30, 2000 were $3.8 billion or 30.2% of revenues as compared to $3.8 billion or 31.6% of revenues for the same period in the prior year. Selling, general and administrative expenses for the nine months ended September 30, 2000 includes a $345 million pre-tax charge associated with specific wholesale accounts that were deemed uncollectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000. Excluding this charge, selling, general and administrative expenses as a percentage of revenues were 27.4% for the nine months ended September 30, 2000. This decrease as a percentage of revenues primarily results from lower advertising and marketing costs incurred in the consumer business.

          DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for the nine months ended September 30, 2000 increased to $654 million or 5.2% of revenues from $550 million or 4.6% of revenues for the comparable 1999 period. These increases primarily reflect additional depreciation associated with capital expenditures.

          INTEREST EXPENSE. Interest expense for the nine months ended September 30, 2000 was $381 million or 3.0% of revenues as compared to $379 million or 3.2% of revenues for the first nine months of 1999. Interest expense on borrowings incurred by WorldCom and allocated to the MCI group was based on the weighted average interest rate, excluding capitalized interest, of WorldCom debt plus a spread of 1 1/4% calculated on a quarterly basis. As of January 1, 1999, $6.0 billion of WorldCom's outstanding debt was notionally allocated to the MCI group.

          MISCELLANEOUS INCOME AND EXPENSE. For the nine months ended September 30, 2000, miscellaneous income was zero as compared to $5 million for the first nine months of 1999.

          NET INCOME. For the nine months ended September 30, 2000, the MCI group reported net income of $1.5 billion as compared to $1.3 billion for the nine months ended September 30, 1999.

     YEAR ENDED DECEMBER 31, 1998 VS.
       YEAR ENDED DECEMBER 31, 1999

          REVENUES. Revenues for 1999 increased to $16.2 billion as compared to $7.8 billion for 1998. The increase in total revenues is attributable to the MCI merger as well as internal growth. Results include MCI operations from September 14, 1998, and CompuServe Network Services and ANS from February 1, 1998.

          Actual reported revenues by category for the years ended December 31, 1998 and 1999 reflect the following changes by category (dollars in millions):

                                   Actual        Actual         Percent
                                   1998          1999           Change
                                   ------        ------         --------
     REVENUES
          Wholesale and
           consumer.............   $ 5,100       $11,533        126.1
          Alternative channels
           and small business...     1,706         3,142         84.2
          Dial-up Internet......     1,002         1,497         49.4
                                   --------      -------
     TOTAL REVENUES.............   $ 7,808       $16,172        107.1
                                   ========      =======

          The following table provides supplemental pro forma detail for the MCI group revenues. Since actual results for 1998 only reflect the operations of MCI after September 14, 1998, and eleven months of CompuServe Network Services and ANS, the pro forma results are more indicative of internal growth for the combined company. The pro forma revenues, for the year ended December 31, 1998 and actual revenues for 1999, reflect the following changes by category (dollars in millions):

                                  Pro Forma       Actual          Percent
                                  1998            1999            Change
                                  ----------      ------          ---------

     Revenues
         Wholesale and
            consumer............... $11,046       $11,533           4.4
         Alternative channels
            and small business.....   2,756         3,142          14.0
         Dial-up Internet..........   1,037         1,497          44.4
                                    -------       -------
     Total revenues...............  $14,839       $16,172           9.0
                                    =======       =======

          The following discusses the revenue increases for the year ended December 31, 1999 as compared to pro forma results for the comparable prior year period. The pro forma revenues assume that the MCI merger, CompuServe merger and the ANS transaction occurred at the beginning of 1998. Changes in actual results of operations as a percentage of revenues are shown in the foregoing tables and, as noted above, primarily reflect the MCI merger and internal growth of the MCI group.

          Wholesale and consumer revenues for 1999 experienced a 4.4% increase over the prior year pro forma amount, driven by a gain of 12.8% in traffic. Consumer revenues increased 7.0% on traffic volume gains of 18.9% as volume gains more than offset pricing declines. These volume and revenue gains were offset partially by anticipated year-over-year declines in wholesale voice revenues, which decreased 9.4% on wholesale traffic gains of 6.7% over the prior year pro forma period.

          Alternative channels and small business revenues for 1999 increased 14.0% over the prior year pro forma amount. The increase was driven by a 27.9% increase in wholesale alternative channels and offset by a decrease in small business revenues of 3.0%.

          Dial-up Internet revenues for 1999 increased 44.4% over the prior year pro forma amount. Growth was driven by increased wholesale ISP arrangements with vendors. The MCI group's dial access network has grown over 85% to 1.7 million modems, compared with the same period in the prior year.

          The following discusses the actual results of operations for the year ended December 31, 1999 as compared to the year ended December 31, 1998.

          LINE COSTS. Line costs as a percentage of revenues for 1999 were 43.8% as compared to 42.5% reported for the same period in the prior year. The increase was attributable to the change in product mix as a result of the MCI merger resulting in a larger concentration of consumer and small business revenues. The increase was partially offset by decreases as a result of synergies and economies of scale resulting from network efficiencies achieved from the continued assimilation of MCI, CompuServe Network Services, ANS and WorldCom operations. Additionally, access charge reductions that occurred in January 1999 and July 1999 reduced total line cost expense by approximately $291 million for 1999. While access charge reductions were primarily passed through to customers, line costs as a percentage of revenues was positively affected by a percentage point.

          SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for 1999 were $5.1 billion or 31.4% of revenues as compared to $2.4 billion or 31.3% of revenues for 1998. The decrease in selling, general and administrative expenses as a percentage of revenues for 1999 reflects the assimilation of MCI into our strategy of cost control.

          DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for 1999 increased to $757 million or 4.7% of revenues from $317 million or 4.1% of revenues for 1998. These increases reflect increased amortization and depreciation associated with the MCI merger, CompuServe merger and ANS transaction as well as additional depreciation related to capital expenditures.

          IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES. In 1998, the MCI group recorded a pre-tax charge of $19 million in connection with the MCI merger for certain minimum contractual network lease commitments that expire between 1999 and 2001, for which the MCI group will receive no future benefit due to the migration of traffic to owned facilities.

          In connection with certain 1998 business combinations, WorldCom made allocations of the purchase price to acquired IPR&D totaling $429 million in the first quarter of 1998 related to the CompuServe merger and ANS transaction and $3.1 billion in the third quarter of 1998 related to the MCI merger. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates.

          Based on the respective fair values of the related operations allocated to each group, $1.2 billion of the IPR&D was allocated to the MCI group. Management believes that this method of allocation provides a reasonable estimate of the IPR&D charges attributable to each group. For specific discussion and disclosures of the components of the IPR&D charges noted above, see WorldCom's Management Discussion and Analysis of Financial Condition and Results of Operations.

          INTEREST EXPENSE. Interest expense for 1999 was $506 million or 3.1% of revenues, as compared to $512 million or 6.6% of revenues reported for 1998. Interest expense on borrowings incurred by WorldCom and allocated to the MCI group was based on the weighted average interest rate, excluding capitalized interest, of WorldCom debt plus a spread of 1 1/4 percent calculated on a quarterly basis. As of January 1, 1998, $6.0 billion of WorldCom's outstanding debt was notionally allocated to the MCI group.

          MISCELLANEOUS INCOME AND EXPENSE. Miscellaneous income for 1999 was $5 million as compared to zero for 1998.

          PROVISION FOR INCOME TAXES. The effective income tax rate for 1999 was 40.2% of income before taxes. The 1999 rate is greater than the expected federal statutory rate of 35% primarily due to the fact that amortization of the goodwill allocated to the MCI group in connection with the MCI merger is not deductible for tax purposes. Excluding the nondeductible amortization of goodwill, the MCI group's effective income tax rate would have been 37.3%.

          CUMULATIVE EFFECT OF ACCOUNTING CHANGE. In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This accounting

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

     standard required all companies to expense, on or before March 31, 1999, all start-up costs previously capitalized, and thereafter to expense all costs of start-up activities as incurred. This accounting standard broadly defines start-up activities as one-time activities related to the opening of a new facility, the introduction of a new product or service, the commencement of business in a new territory, the establishment of business with a new class of customer, the initiation of a new process in an existing facility or the commencement of a new operation. We adopted this standard as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time, non-cash expense of $36 million, net of income tax benefit of $22 million. This expense represented start-up costs incurred primarily in conjunction with the development and construction of SkyTel's messaging network.

          NET INCOME (LOSS). For 1999, the MCI group reported net income of $1.6 billion as compared to a net loss of $536 million reported for 1998.

     YEAR ENDED DECEMBER 31, 1997 VS.
       YEAR ENDED DECEMBER 31, 1998

          REVENUES.  Revenues for 1998 increased 122% to $7.8 billion as
     compared to $3.5 billion for 1997.   The increase in total revenues is
     attributable to the MCI merger, the CompuServe merger and the ANS transaction as well as internal growth. Results for 1998 include MCI operations from September 14, 1998.

          Actual reported revenues by category and associated revenue increases for the years ended December 31, 1997 and 1998 reflect the following changes by category (dollars in millions):

                                       1997         1998         Percent
                                                                 Change
                                       -------      -------      --------

     REVENUES
       Wholesale and consumer.......   $2,290       $5,100        122.7
       Alternative channels
         and small business.........      958        1,706         78.1
       Dial-up Internet.............      270        1,002        271.1
                                       ------       ------
     TOTAL REPORTED REVENUES........   $3,518       $7,808        121.9
                                       ======       ======

          The following table provides supplemental pro forma detail for the MCI group revenues. Since actual results for 1998 only reflect 108 days of operations for MCI and eleven months of CompuServe Network Services and ANS, the pro forma results are more indicative of internal growth for the combined company. The pro forma revenues for the years

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

     ended December 31, 1997 and 1998 reflect the following changes by category (dollars in millions):

                                      Pro Forma    Pro Forma      Percent
                                         1997         1998        Change
                                      ---------    ---------      -------

     REVENUES
         Wholesale and consumer ....   $10,430       $11,046       5.9
         Alternative channels
           and small business.......     2,281         2,756      20.8
         Dial-up Internet...........       661         1,037      56.9
                                      --------       -------
                                       $13,372       $14,839      11.0
                                      ========       =======

          The following discusses the pro forma revenue increases for the year ended December 31, 1998 as compared to pro forma revenues for the comparable prior year period. The pro forma revenues assume that the MCI merger, CompuServe merger and the ANS transaction occurred at the beginning of 1997. Changes in actual results of operations as a percentage of revenues are shown in the foregoing tables and, as noted above, primarily reflect the MCI merger, the CompuServe merger, ANS transaction and internal growth of the MCI group.

          Pro forma wholesale and consumer revenues for 1998 experienced a 5.9% year-over-year increase driven by a gain of 17.3% in traffic. Consumer markets revenues increased 14.1% on traffic volume growth of 25.9% as growth in 10-10-321 and 10-10-220 products more than offset pricing declines. Additionally, wholesale data services increased 9.1%. These volume and revenue gains were offset by wholesale voice revenue decreases of 10.1% on traffic growth of 9.8%.

          Pro forma alternative channels and small business revenues for 1998 increased 20.8% over the 1997 pro forma amount. The increase was driven by a 38.7% increase in wholesale alternative channels and a 4.2% increase in small business revenues.

          Pro forma dial-up Internet revenues for 1998 increased 56.9% over the 1997 pro forma amount. Growth was driven by dial-up connectivity to the Internet as more and more customers migrated their data networks and applications to Internet-based technologies.

          The following discusses the actual results of operations for the year ended December 31, 1998 as compared to the year ended December 31, 1997.

          LINE COSTS. Line costs as a percentage of revenues for 1998 were 42.5% as compared to 44.5% reported for the same period of the

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

     prior year. Overall decreases are attributable to changes in the product mix and synergies and economies of scale resulting from network efficiencies achieved from the assimilation of MCI, CompuServe Network Services, ANS and WorldCom operations and were offset in part by new universal service fixed costs recorded for the 1998 year. Additionally, access charge reductions beginning in July 1997 reduced total line cost expense by approximately $205 million for 1998. While access charge reductions were primarily passed through to customers, line costs as a percentage of revenues was positively affected by one and a half percentage points.

          SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for 1998 were $2.4 billion or 31.3% of revenues as compared to $957 million or 27.2% of revenues for 1997. The increase in selling, general and administrative expenses as a percentage of revenues for the year ended December 31, 1998, which includes MCI for 108 days, reflects the change in product mix to a larger concentration of consumer and small business revenues which carry higher selling, general and administrative costs.

          DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for 1998 increased to $317 million or 4.1% of revenues from $124 million or 3.5% of revenues for 1997. The increase reflects increased depreciation and amortization associated with the MCI merger, CompuServe merger and ANS transaction.

          IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES. In 1998, the MCI group recorded a pre-tax charge of $19 million in connection with the MCI merger for certain minimum contractual network lease commitments that expire between 1999 and 2001, for which the MCI group will receive no future benefit due to the migration of traffic to owned facilities.

          In connection with certain 1998 business combinations, WorldCom made allocations of the purchase price to acquired IPR&D totaling $429 million in the first quarter of 1998 related to the CompuServe merger and ANS transaction and $3.1 billion in the third quarter of 1998 related to the MCI merger. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the R&D in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates.

          Based on the respective fair values of the related operations allocated to each group $1.2 billion of the IPR&D charge was allocated to the MCI group. Management believes that this method of allocation provides a reasonable estimate of the IPR&D charges attributable to each group. For specific discussion and disclosures of the components of the

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

     IPR&D charges noted above, see WorldCom's Management's Discussion and Analysis of Financial Condition and Results of Operations.

          INTEREST EXPENSE. Interest expense for 1998 was $512 million or 6.6% of revenues, as compared to $560 million or 15.9% of revenues reported for 1997. Interest expense on borrowings incurred by WorldCom and allocated to the MCI group was based on the weighted average interest rate, excluding capitalized interest, of WorldCom debt plus a spread of 1 1/4 percent calculated on a quarterly basis. As of January 1, 1997, $6.0 billion of WorldCom's outstanding debt was notionally allocated to the MCI group.

          PROVISION FOR INCOME TAXES. The MCI group recorded a tax provision of $468 million for the year ended December 31, 1998, on pre-tax loss of $32 million. Permanent non-deductible items aggregating approximately $1.3 billion resulted in the recognition of taxes in excess of income. Included in the permanent non-deductible items was the $1.2 billion charge for IPR&D related to the MCI merger, CompuServe merger and ANS transaction.

          CUMULATIVE EFFECT OF ACCOUNTING CHANGE. In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This accounting standard required all companies to expense, on or before March 31, 1999, all start-up costs previously capitalized, and thereafter to expense all costs of start-up activities as incurred. This accounting standard broadly defines start-up activities as one-time activities related to the opening of a new facility, the introduction of a new product or service, the commencement of business in a new territory, the establishment of business with a new class of customer, the initiation of a new process in an existing facility or the commencement of a new operation. We adopted this standard as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time, non-cash expense of $36 million, net of income tax benefit of $22 million. This expense represented start-up costs incurred primarily in conjunction with the development and construction of SkyTel's messaging network.

          NET INCOME (LOSS).  For the year ended December 31, 1998, the
     MCI group reported a net loss of $536 million as compared to net income of $194 million reported for the year ended December 31, 1997.

     LIQUIDITY AND CAPITAL RESOURCES

          See WorldCom's "Management's Discussion and Analysis of
     Financial Condition and Results of Operations -- Liquidity and Capital Resources" for a further discussion of liquidity.

          At January 1, 1999, $6.0 billion of WorldCom's outstanding debt was notionally allocated to the MCI group with the remaining balance of

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     the Company's outstanding debt allocated to the WorldCom group.
     WorldCom management has a wide degree of discretion over the cash management policies of both the WorldCom group and the MCI group. Cash generated by either group could be moved in and out of either group without prior approval of WorldCom's shareholders

          In the third quarter of 1999, WorldCom increased its $500 million receivables purchase program to $2.0 billion. As of September 30, 2000, the purchaser owned an undivided interest in a $3.7 billion pool of receivables, which includes the $1.95 billion sold of which $365 million relates to the MCI group. The receivables sold were assigned to the WorldCom group and the MCI group based on specific identification where practical or allocated based on total revenues.

          For the nine months ended September 30, 2000, the MCI group's cash flow from operations was $1.6 billion versus $2.8 billion for the comparable 1999 period. Changes in working capital during the nine months ended September 30, 2000 contributed to this decrease. Cash flow from operations was sufficient to cover investing activities and to repay $1.1 billion of intergroup advances.

          Cash used in investing activities for the nine months ended September 30, 2000, totaled $528 million. Primary capital expenditures include purchases of switching and other equipment. The MCI group anticipates that approximately $100 million will be spent during the remainder of 2000 for capital expenditures.

          Increases in interest rates on variable rate debt would have an adverse effect upon our reported net income and cash flow. We believe that we will generate sufficient cash flow to service our debt and capital requirements; however, economic downturns, increased interest rates and other adverse developments, including factors beyond our control, could impair our ability to service our indebtedness. In addition, the cash flow required to service our debt may reduce our ability to fund internal growth, additional acquisitions and capital improvements.

          The development of our businesses and the installation and expansion of our domestic and international networks will continue to require significant capital expenditures. Failure to have access to sufficient funds for capital expenditures on acceptable terms or the failure to achieve capital expenditure synergies may require us to delay or abandon some of our plans, which could have a material adverse effect on our success. We have historically utilized a combination of cash flow from operations and debt to finance capital expenditures and a mixture of cash flow, debt and stock to finance acquisitions. Additionally, we expect to experience increased capital intensity due to network expansion as noted above and believe that funding needs in excess of internally generated cash flow and our credit facilities and commercial paper program will be met by accessing the debt markets. We

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     have filed a shelf registration statement on Form S-3 with the SEC for the sale, from time to time, of one or more series of unsecured debt securities having a remaining aggregate value of approximately $9.9 billion. The shelf registration statement offers us flexibility, as the market permits, to access the public debt markets. No assurance can be given that any public financing will be available on terms acceptable to us.

          Absent significant capital requirements for acquisitions, we believe that cash flow from operations and available liquidity, including our credit facilities and commercial paper program and available cash will be sufficient to meet our capital needs for the next twelve months. However, under existing credit conditions, we believe that funding needs in excess of internally generated cash flow and availability under our credit facilities and commercial paper program could be met by accessing debt markets.

     RECENTLY ISSUED ACCOUNTING STANDARDS

          In December 1999, the SEC issued Staff Accounting Bulletin No.
     101, "Revenue Recognition in Financial Statements" ("SAB 101"). In June 2000, the SEC issued an amendment to SAB 101 which allows registrants to wait until the fourth quarter of their fiscal year beginning after December 15, 1999 to implement SAB 101. SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The deferral of telecommunications service activation fees and certain related costs are specifically addressed in SAB 101. We are currently assessing the impact of SAB 101 on our results of operations or financial position and there can be no assurance as to the effect on the MCI group's combined financial statements.

          In June 1998, the Financial Accounting Standards Board issued
     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. This statement is currently effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively, although earlier adoption is encouraged. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the MCI group's election, before January 1, 1998). We believe that the adoption of this standard will not have a material effect on the MCI group's combined results of operations or financial position.

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             RELATIONSHIP BETWEEN THE WORLDCOM GROUP AND THE MCI GROUP

          Our board of directors has adopted a tracking stock policy statement regarding WorldCom group and MCI group matters.

     GENERAL POLICY

          Our policy statement provides that all material matters as to which the holders of WorldCom group stock and the holders of MCI group stock may have potentially divergent interests will be resolved in a manner that our board of directors or any special committee appointed by our board of directors determines to be in the best interests of WorldCom, after giving due consideration to the potentially divergent interests and all other interests of the separate series of common stock of WorldCom that our board of directors or any special committee appointed by our board of directors, as the case may be, deems relevant. Under the policy statement, all material transactions which are determined by the board of directors to be in the ordinary course of business between the groups, except for use by the MCI group of the WorldCom group's fiber optic systems and for use by the WorldCom group of the MCI group's voice switches, are intended to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties.

     AMENDMENT AND MODIFICATION OF THE POLICY STATEMENT

          Our board of directors or any special committee appointed by our board of directors may, without shareholder approval, change the policies set forth in our policy statement, including any resolution implementing the provisions of our policy statement. Our board of directors or any special committee appointed by our board of directors also may, without shareholder approval, adopt additional policies or make exceptions with respect to the application of the policies described in our policy statement in connection with particular facts and circumstances, all as our board of directors or any special committee appointed by our board of directors may determine to be in the best interests of WorldCom.

     CORPORATE OPPORTUNITIES

          Our policy statement provides that our board of directors or any special committee appointed by our board of directors will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the WorldCom group and MCI group, in whole or in part, in a manner it considers to be in the best interests of WorldCom as a whole. Any allocation of this type may involve the consideration of a number of factors that our board of directors or any special committee appointed by our board of directors determines to be relevant, including, without limitation:


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              -    whether the business opportunity or operation, the
                   acquired asset or business, or the assumed liability is principally within or related to the then existing scope of one group's business;

              - whether one group is better positioned to undertake or have allocated to it that business opportunity or operation, acquired asset or business or assumed liability; and

              - the WorldCom group's objective to achieve long-term sustainable growth and the MCI group's objective to maximize its cash flow while retiring debt allocated to it.

          Except under the policy statement and any other policies adopted by our board of directors, the groups will not be prohibited from:

              - engaging in the same or similar business activities or lines of business as the other group,

              - doing business with any potential or actual supplier, competitor or customer of the other group, or

              - engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of the other group.

          In addition, except under the policy statement and any other policies adopted by our board of directors, we will not have any duty, responsibility or obligation:

              - to communicate or offer any business or other corporate opportunity that one group has to the other group, including any business or other corporate opportunity that may arise that either group may be financially able to undertake, and that are, from their nature, in the line of either group's business and are of practical advantage to either group,

              - to have one group provide financial support to the other group, or

              -    otherwise to have one group assist the other group.

     RELATIONSHIP BETWEEN THE GROUPS

          Our policy statement provides that WorldCom will manage the companies in the WorldCom group and the companies in the MCI group in a manner intended to maximize the operations, assets and value of both

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     groups, and with complementary deployment of personnel, capital and facilities, consistent with their respective business objectives.

          COMMERCIAL INTER-GROUP TRANSACTIONS

          The MCI group will be charged a cost based fee by the WorldCom group for use of its fiber optic systems equal to a proportion, based on usage, of WorldCom group's fiber optic system costs. In addition, WorldCom will be charged a cost based fee by the MCI group for use of its business voice switched services equal to a proportion, based on usage, of MCI group's switching costs. All other material commercial transactions between the groups are intended to be on an arm's-length basis and will be subject to the review and approval of our board of directors or any special committee appointed by our board of directors. Neither group is under any obligation to use services provided by the other group, and each group may use services provided by a competitor of the other group if our board of directors or any special committee appointed by our board of directors determines it is in the best interests of WorldCom as a whole.

          It is expected that when the combined services of the two groups are bundled or offered together and the total cost to consumers of each of those services are separately identified on a billing statement, each of the WorldCom group and the MCI group will control the pricing of its respective services and receive the associated revenues. The group which sells the service to the public will receive an appropriate fee from the other group for selling the service.

          In a bundled product offering where the services of the two groups are integrated and the total cost to consumers of each of those services are not separately identified on a billing statement, the groups are expected to work collaboratively to determine the nature of their arrangements and the method to be used to allocate the revenues between the groups, which method will be subject to the review and approval of our board of directors or any special committee appointed by our board of directors.

          TRANSFERS OF OTHER ASSETS AND LIABILITIES

          Our board of directors or any committee appointed by our board of directors may, without shareholder approval, reallocate assets and liabilities between the WorldCom group and the MCI group not in the ordinary course of their respective businesses. Our board of directors or any committee appointed by our board of directors may do so, for example, if we acquire a company whose business activities relate to both those of the WorldCom group and the MCI group and we issue only one series of stock as consideration for this acquisition.




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          Any reallocation of assets and liabilities between the groups not in the ordinary course of their respective businesses will be effected by:

              - the reallocation by the transferee group to the transferor group of other assets or consideration or liabilities;

              - the creation of inter-group debt owed by the transferee group to the transferor group;

              - the reduction of inter-group debt owed by the transferor group to the transferee group;

              - the creation of, or an increase in, the number of shares of stock of the transferor group reserved for issuance for the benefit of the transferee group or to the holders of stock of the transferee group;

              - the reduction in the number of shares of stock of any group reserved for issuance for the benefit of another group or to the holders of the stock of that group; or

              -    a combination of any of the above factors;

     in each case, in an amount having a fair value equivalent to the fair value of the assets or liabilities reallocated by the transferor group and, in the case of the creation of or an increase or decrease the number of shares of stock of any group reserved for issuance for the benefit of another group or to the holders of stock of that group, in accordance with the provisions of the articles of amendment. For these purposes, the fair value of the assets or liabilities transferred will be determined by the board of directors of WorldCom in its sole discretion. Our board of directors or any committee appointed by our board of directors will approve any creation of, or increase or decrease in, the number of shares of stock of the transferee group reserved for issuance for the benefit of the transferor group or to the holders of stock of the transferor group.

          CASH MANAGEMENT

          Decisions regarding the investment of surplus cash, the issuance and retirement of debt, and the issuance and repurchase of common and preferred stock will continue to be made by WorldCom corporate headquarters on behalf of the groups. Under this centralized cash management system, the MCI group will generally not be allocated any cash balances.





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

     FINANCING ARRANGEMENTS

          MCI group will be notionally allocated $6 billion in debt with the remaining debt allocated to the WorldCom group. Each group's debt will increase or decrease by the amount of any net cash generated by, or required to fund, the group's operating activities, dividend payments, share repurchases and other financing activities. Interest will be charged to each group based on the amount of such group's allocated debt.

          Debt allocated to the MCI group, including any loans made by the WorldCom group to the MCI group, will bear interest at a rate indicative of the rate at which the MCI group would borrow from third parties if it was a wholly owned subsidiary of WorldCom but did not have the benefit of any guarantee by WorldCom. This policy contemplates that these loans will be made on the basis set forth above regardless of the interest rates and other terms and conditions on which WorldCom or members of the WorldCom group may have acquired the funds. Interest expense on borrowings incurred by WorldCom and allocated to the WorldCom group will reflect the difference between WorldCom's actual interest expense and the interest expense allocated to the MCI group. Interest rates will be calculated on a quarterly basis. Expenses related to the debt are reflected in the weighted average interest rate of WorldCom's debt.

     INTANGIBLE ASSETS

          Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by us in business combinations accounted for under the purchase method and include goodwill, channel rights, developed technology and tradenames.

          All tradenames, including the MCI tradename and the other related MCI tradenames, have been attributed to the WorldCom group. The MCI group will pay an annual fee to the WorldCom group for the use of the MCI tradenames for the next five years based on the following fee schedule:

                   Year 1:     $27.5 million
                   Year 2:     $30.0 million
                   Year 3:     $35.0 million
                   Year 4:     $40.0 million
                   Year 5:     $45.0 million

          Any renewal or termination of use of the MCI tradename by the MCI group will be subject to the general policy that our board of directors will act in the best interests of WorldCom.

     DIVIDEND POLICY

          Our policy statement provides that, subject to the limitations on dividends set forth in our articles of amendment and to the limitations of Georgia law, the holders of WorldCom group stock and the

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

     holders of MCI group stock will be entitled to receive dividends on that stock when, as and if our board of directors authorizes and declares dividends on that stock.

          Because the companies in the WorldCom group are expected to require significant capital commitments to finance their operations and fund their future growth, WorldCom does not expect to pay any dividends on shares of WorldCom group stock. If and when our board of directors determines to pay any dividends on shares of WorldCom group stock, our policy statement provides that determination will be based primarily on the result of operations, financial condition and capital requirements of the WorldCom group and of WorldCom as a whole and other factors that our board of directors considers relevant.

          We intend to pay a quarterly dividend of $         per share on
     the MCI group stock. The payment of dividends on MCI group stock will be a business decision that our board of directors makes from time to time based primarily on the results of operations, financial condition and capital requirements of the MCI group and of WorldCom as a whole and other factors that our board of directors considers relevant.

     FINANCIAL REPORTING; ALLOCATION MATTERS

          Our policy statement provides that WorldCom will prepare and include in its filings with the SEC consolidated financial statements of WorldCom and combined financial statements of the WorldCom group and MCI group for so long as WorldCom group stock and MCI group stock is outstanding.

          SHARED SERVICES AND SUPPORT ACTIVITIES

          WorldCom will directly charge specifically identifiable costs to the WorldCom group and the MCI group. Where determinations based on specific usage alone are impracticable, WorldCom will use other allocation methods that we believe are fair based on (i) number of employees and (ii) total revenues generated by each group.

          TAXES

          Federal and state income tax liabilities incurred by us and which are determined on a consolidated, combined, or unitary basis will be allocated between the WorldCom group and the MCI group in accordance with our policy statement. The income tax expense for each group and the balance sheet allocation of the expense will be based on the taxable income and credits contributed by each group. Such allocation to or from a group is intended to reflect its actual incremental cumulative effect (positive or negative) on WorldCom's federal and state taxable income, related tax liability and tax credit position, subject to certain adjustments. Tax benefits that cannot be used by a group generating those benefits but can be used on a consolidated basis will be credited to the group that generated those benefits. Accordingly, the amount of taxes payable or refundable that will be allocated to each group may not necessarily be the same as that which would have been payable or refundable had that group filed a separate income tax return.

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

             PROPOSAL 2 -AMENDMENTS TO FAIR PRICE PROVISIONS OF CHARTER

     SUMMARY OF THE PROPOSAL

          We are asking you to consider and approve amendments to the fair price provisions of our charter, described in Annex II to this proxy statement and prospectus, which would:

              - require 70% of the voting power of our outstanding shares of capital stock to approve a business combination instead of 70% of our outstanding shares of capital stock; and

              - provide that to satisfy the minimum price requirements, the price which must be paid for a particular series of our capital stock in a business combination is required to be the highest stock price paid for that particular series of capital stock, rather than for any series of capital stock.

     BACKGROUND AND REASONS FOR THE PROPOSAL

          The reason for the amendments to the fair price provisions of our charter is to reflect our new voting structure under the tracking stock proposal. Our present charter provides that business combinations between WorldCom and related persons (as defined in the charter) require approval by 70% of our voting stock unless the board of directors has approved the transaction or certain minimum price requirements are met. Because under our current voting structure each share of our capital stock has one vote, a vote at a meeting of 70% of the outstanding shares of our capital stock approving a business combination ensures that 70% of the voting power at the meeting has approved such combination. Under the new voting structure that will be in effect if the tracking stock structure is adopted, each share of MCI group stock may have more or less than one vote. Therefore, 70% of the shares of our capital stock will likely not represent 70% of the voting power of our capital stock. The proposed change to the 70% approval requirement will ensure that at least 70% of the votes present at a meeting approve a business combination.

          The other proposed amendment to the fair price provisions of our charter would change the way certain minimum price requirements are met. Our present charter requires that any business combination not approved by our board meet certain minimum price requirements including that the highest price paid for a share of capital stock be paid to all our shareholders. As a result of the approval of the tracking stock proposal we will have two series of common stock that will trade at different prices. This proposed amendment will provide that the price which must be paid for a particular series of our capital stock in a business combination is only required to be the highest stock price paid for that particular series of capital stock.

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

                              PRINCIPAL SHAREHOLDERS


          The following table sets forth the beneficial ownership of WorldCom group stock, as of September 30, 2000 by:

              - each person who we know beneficially owns more than 5% of our common stock;

              -    each member of our board of directors;

              -    each of our named executive officers; and

              -    all directors and executive officers as a group.

          As of                          , 2001, there were no persons,
     individually or as a group, known to be deemed to be the beneficial owners of more than five percent of our issued and outstanding common stock or preferred stock. No person listed on the following table is the beneficial owner of any shares of our preferred stock. Each director or executive officer has sole voting and investment power over the shares listed opposite his or her name except as set forth in the footnotes hereto.

     Name of Beneficial           Number of Shares           Percent of
     Owner                        Beneficially Owned <F1>    Class <F1>
     --------------------         ----------------------    ------------

     Clifford L. Alexander, Jr. .....   <F2>                       *
     James C. Allen .................   <F3>                       *
     Judith Areen....................   <F4>                       *
     Carl J. Aycock..................   <F5>                       *
     Max E. Bobbitt..................   <F6>                       *
     Bernard J. Ebbers...............   <F7>                       *
     Francesco Galesi................   <F8>                       *
     Stiles A. Kellett, Jr. .........   <F9>                       *
     Gordon S. Macklin...............   <F10>                      *
     Bert C. Roberts, Jr. ...........   <F11>                      *
     John W. Sidgmore................   <F12>                      *
     Scott D. Sullivan...............   <F13>                      *
     All Directors and Current
       Executive Officers as a
       Group (12 14) persons)........   <F14>                  _____%
     __________
     *  Less than one percent.
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


     <F1>     Based on              shares of WorldCom stock issued
              and outstanding as of September 30, 2000 plus, as to the holder thereof only, upon exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after the Record Date.

     <F2>     Includes         shares purchasable upon exercise of
              options.

     <F3>     Includes         shares owned by Mr. Allen's spouse, as
              to which beneficial ownership is disclaimed;        shares
              held in a revocable trust as to which Mr. Allen is a
              company-trustee; and         shares purchasable upon exercise
              of options.

     <F4>     Includes          shares purchasable upon exercise of
              options.

     <F5>     Includes           shares owned by Mr. Aycock's spouse;
                      shares purchasable upon exercise of options; and
                 shares held as custodian for children.

     <F6>     Includes              shares purchasable upon exercise of
              options; and               shares as to which Mr. Bobbitt shares
              voting and investment power with his spouse.

     <F7>     Includes           shares held as custodian for children; and
                             shares purchasable upon exercise of options.

     <F8>     Includes                shares owned by Rotterdam Ventures,
              Inc., of which Mr. Galesi is sole shareholder; and shares purchasable upon exercise of options.

     <F9>     Includes            shares owned by Mr. Kellett's spouse;
                       shares owned by family partnerships, as to which Mr.
              Kellett is the general partner;          shares owned by a
              partnership as to which Mr. Kellett is the general partner;
                      shares purchasable upon exercise of options; and
              shares purchasable upon exercise of options held by Mr.
              Kellett's spouse.



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     <F10>    Includes                   shares owned by a family trust as to
              which Mr. Macklin is sole trustee and beneficiary; and shares purchasable upon exercise of options.

     <F11>    Includes                shares owned by a limited partnership in
              which Mr. Roberts is a general partner and               shares
              purchasable upon exercise of stock options. Does not include shares held by Mr. Roberts' spouse in which shares
              Mr. Roberts disclaims beneficial ownership.

     <F12>    Includes                   shares purchasable upon exercise of
              options; and              shares held in trusts for which Mr.
              Sidgmore is sole trustee with sole voting and dispositive power.

     <F13>    Includes                  shares purchasable upon exercise of
              options.

     <F14>    Includes                  shares purchasable upon exercise of
              options.






























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                 PRICE RANGE AND DIVIDENDS ON EXISTING COMMON STOCK

          The following table shows the high and low sales prices of our existing common stock on the Nasdaq National Market:

               Fiscal Year                  High                Low
             ---------------             ----------          ---------
     1998

     First Quarter..................    $  29.9167          $  18.6667
     Second Quarter.................       32.2917             27.7500
     Third Quarter..................       38.5833             26.6667
     Fourth Quarter.................       50.5000             26.0000

     1999
     First Quarter .................       62.8333             46.0000
     Second Quarter.................       64.5104             53.5417
     Third Quarter..................       60.9167             47.9167
     Fourth Quarter.................       61.3333             44.0417

     2000
     First Quarter..................       55.0000             40.6250
     Second Quarter.................       47.0000             35.8750
     Third Quarte...................       49.9690             25.2500
     Fourth Quarter
       (through December 27, 2000)....     30.4375             13.5000


          The closing sale price of our existing common stock on the
     Nasdaq National Market was $23.750 per share on October 31, 2000, the trading day prior to our announcement of the recapitalization proposal,
     and $     per share on        , 2001, the third trading day prior to the
     date of this proxy statement.  As of         , 2001, there were
     shares of our existing common stock outstanding and           holders of
     record.  No dividends were paid during the periods listed above.



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                      INFORMATION ABOUT SHAREHOLDER PROPOSALS

          All proposals of security holders intended to be presented at the 2002 annual meeting of shareholders must be received by us not later than January 2, 2002, for inclusion in our 2002 proxy statement and form of proxy relating to the 2002 annual meeting. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

          Our bylaws contain advance notice provisions relating to proposals of business and nominations of directors at meetings of shareholders. Under the bylaws, in order for a shareholder to nominate a candidate for director at an annual meeting, timely notice of the nomination must be given to and received by us in advance of the meeting. Ordinarily, such notice must be given and received not less than 120 nor more than 150 days before the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then such notice must be given and received not earlier than 150 days prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered and received later if the number of directors to be elected to the board of directors is increased. The shareholder submitting the notice of nomination must describe various matters as specified in the bylaws, including the name and address of each proposed nominee, his or her occupation and number of shares held, and certain other information.

          In order for a shareholder to bring other business before an annual meeting of shareholders, timely notice must be given to and received by us within the time limits described. Such notice must include a description of the proposed business (which must otherwise be a proper subject for action by the shareholders), the reasons therefor and other matters specified in the bylaws. The board of directors or the presiding officer at the meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The articles of incorporation and bylaws also set forth specific requirements and limitations applicable to nominations and proposals at special meetings of shareholders.

          A shareholder proponent must be a shareholder who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any such notice must be given to the Secretary, whose address is 500 Clinton Center Drive, Clinton, Mississippi 39056. Any shareholder desiring a copy of the articles of incorporation or bylaws will be furnished a copy without charge upon written request to the Secretary. The time limits described above also apply in determining whether notice is timely for purposes of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934 relating to exercise of discretionary voting authority, and are separate from and in addition to the Securities and Exchange Commission's requirements that a shareholder must meet to have a proposal included in our proxy statement for an annual meeting.

                               LEGAL AND TAX OPINIONS

          Alston & Bird LLP, Atlanta, Georgia, has rendered an opinion concerning the validity of the WorldCom group stock and the MCI group stock. Simpson Thacher & Bartlett, New York, New York, has rendered an opinion concerning certain tax matters described under "Proposal 1 -- The Tracking Stock Proposal--U.S. Federal Income Tax Considerations."

                                      EXPERTS

          Arthur Andersen LLP, independent auditors, have audited the consolidated financial statements of WorldCom, Inc. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their reports. In addition, Arthur Andersen has audited the combined financial statements of the WorldCom group and MCI group at and for the year ended December 31, 1999. We have included these financial statements in this proxy statement and prospectus in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

          The consolidated financial statements of Brooks Fiber
     Properties, Inc. for the year ended December 31, 1997, have been audited by KPMG LLP, independent certified public accountants, as indicated in their report with respect thereto, are included in WorldCom's Annual Report on Form 10-K for the year ended December 31, 1999, and are incorporated by reference in this proxy statement/prospectus, in reliance upon the authority of that firm as experts in accounting and auditing in giving such reports.

          Representatives of Arthur Andersen LLP will attend the special meeting and will have an opportunity to make a statement and to respond to appropriate questions that you pose.

                        WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference rooms at the following locations:

                                                       Chicago Regional Office
   Public Reference Room    New York Regional Office   Citicorp Center
   450 Fifth Street, N.W.   7 World Trade Center       500 West Madison Street
   Room 1024                Suite 1300                 Suite 1400
   Washington, DC 20549     New York, NY  10048        Chicago, IL 60661-2511

          Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov". Reports, proxy statements and other information concerning WorldCom may also be inspected at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

          We filed a registration statement on Form S-4 on December 28, 2000, to register with the Securities and Exchange Commission the WorldCom group stock and MCI group stock to be issued to our stockholders if the tracking stock proposal is approved. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of WorldCom in addition to being a proxy statement. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in WorldCom's registration statement or the exhibits to the registration statement.

          The Securities and Exchange commission allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

          This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information that is not included in or delivered with this proxy statement/prospectus.

     WorldCom Filings
     (File No. 000-11268,
     formerly Resurgens
     Communications Group, Inc.
     (File No. 1-10415)                         Period
     -----------------------------              -------

     Annual Report on Form 10-K......   Fiscal year ended December 31, 1999

     Quarterly Reports on Form 10-Q..   Quarters ended March 31, 2000,
                                        June 30, 2000 and September 30, 2000

     Current Reports on Form 8-K.....   Form 8-K dated April 11, 2000 (filed
                                        April 11, 2000), Form 8-K dated
                                        April 11, 2000 (filed April 11,
                                        2000), Form 8-K dated May 16, 2000
                                        (filed May 16, 2000), Form 8-K dated
                                        May 19, 2000 (filed May 22,
                                        2000), Form 8-K dated May 31, 2000
                                        (filed June 12, 2000), Form 8-K
                                        dated July 13, 2000 (filed July 13,
                                        2000) and Form 8-K dated November 1,
                                        2000 (filed November 2, 2000)

          We also incorporate by reference additional documents that may be filed with the Securities and Exchange commission under section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/ prospectus and the date of our special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

          You can obtain any of the documents incorporated by reference through us, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from us at the following addresses and telephone numbers:

                            WorldCom, Inc.
                        500 Clinton Center Drive
                      Clinton, Mississippi  39056
                 Attention:  Investor Relations Department
                   Telephone:  (877) 624-9266 or
                               (601) 460-5600


          You should rely only on the information contained or
     incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy
     statement/prospectus is dated             , 2001.  You should not assume
     that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to our shareholders nor the issuance our group stocks if the tracking stock proposal is approved crates any implication to the contrary.

                         INDEX TO FINANCIAL STATEMENTS
                                                                     Page

WORLDCOM, INC.
FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
    Report of Arthur Andersen LLP, Independent Public Accountants   .  F-4
    Report of KPMG LLP, Independent Auditors' Report  . . . . . . . .  F-5
    Consolidated Balance Sheets as of December 31, 1998 and 1999 . . F-6 Consolidated Statements of Operations for the Three Years
        Ended December 31, 1999   . . . . . . . . . . . . . . . . . .  F-7
    Consolidated Statements of Shareholders' Investment for the
        Three Years ended December 31, 1999   . . . . . . . . . . . .  F-8
    Consolidated Statements of Cash Flows for the Three Years
        ended December 31, 1999   . . . . . . . . . . . . . . . . . .  F-9
    Notes to Consolidated Financial Statements  . . . . . . . . . . .  F-10
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000
    Consolidated Balance Sheets as of December 31, 1999 and
        September 30, 2000  . . . . . . . . . . . . . . . . . . . . .  F-40
    Consolidated Statements of Operations for the Nine Months
        Ended September 30, 1999 and 2000   . . . . . . . . . . . . .  F-41
    Consolidated Statements of Cash Flows for the Nine Months
        Ended September 30, 1999 and 2000   . . . . . . . . . . . . .  F-42
    Notes to Consolidated Financial Statements  . . . . . . . . . . .  F-43

                                                                     Page
WORLDCOM GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)
FOR THE YEAR ENDED DECEMBER 31, 1999
    Report of Arthur Andersen LLP, Independent Public Accountants   .  F-58
    Combined Balance Sheet as of December 31, 1999  . . . . . . . . .  F-59
    Combined Statement of Operations for the Year Ended December
        31, 1999  . . . . . . . . . . . . . . . . . . . . . . . . . .  F-60
    Combined Statement of Allocated Net Worth for the Year Ended
        December 31, 1999   . . . . . . . . . . . . . . . . . . . . .  F-61
    Combined Statement of Cash Flows for the Year Ended
        December 31, 1999   . . . . . . . . . . . . . . . . . . . . .  F-62
    Notes to Combined Financial Statements  . . . . . . . . . . . . .  F-63
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000
    Combined Balance Sheets as of December 31, 1999 and September
        30, 2000  . . . . . . . . . . . . . . . . . . . . . . . . . .  F-77
    Combined Statements of Operations for the Nine Months Ended
        September 30, 1999 and 2000   . . . . . . . . . . . . . . . .  F-78
    Combined Statements of Cash Flows for the Nine Months Ended
        September 30, 1999 and 2000   . . . . . . . . . . . . . . . .  F-79
    Notes to Combined Financial Statements  . . . . . . . . . . . . .  F-80
                            _________________

        You should understand the following when reading the combined financial statements of the WorldCom group of WorldCom:

-- WorldCom has presented the combined financial statements of the WorldCom group at substantially the same level of detail as the consolidated financial statements of WorldCom. WorldCom believes that investors will require detailed financial information for the WorldCom group to properly evaluate the market potential of WorldCom group stock. It is WorldCom's expectation that investors will use the combined financial information of the WorldCom group in conjunction with WorldCom's consolidated financial information to assist them in making informed financial decisions relative to the acquisition or disposition of WorldCom group stock;

-- the WorldCom group is a collection of WorldCom's data, Internet, international and commercial voice businesses and is not a separate legal entity;

-- the holders of the WorldCom group stock are shareholders of WorldCom and do not have an ownership interest in the WorldCom group or any company in the WorldCom group or a claim on any of the assets attributed to the WorldCom group;

-- the attribution of a portion of WorldCom's assets and liabilities to the WorldCom group does not affect WorldCom's ownership of these assets or responsibility for these liabilities and does not affect the rights of any creditor of WorldCom; and

-- the assets attributed to the WorldCom group could be subject to the liabilities attributed to the MCI group.

                                                                     Page
MCI GROUP (AN INTEGRATED BUSINESS OF WORLDCOM, INC.)
FOR THE YEAR ENDED DECEMBER 31, 1999
    Report of Arthur Andersen LLP, Independent Public Accountants   .  F-87
    Combined Balance Sheet as of December 31, 1999  . . . . . . . . .  F-88
    Combined Statement of Operations for the Year Ended December
        31, 1999  . . . . . . . . . . . . . . . . . . . . . . . . . .  F-89
    Combined Statement of Allocated Net Worth for the Year Ended
        December 31, 1999   . . . . . . . . . . . . . . . . . . . . .  F-90
    Combined Statement of Cash Flows for the Year Ended December
        31, 1999  . . . . . . . . . . . . . . . . . . . . . . . . . .  F-91
    Notes to Combined Financial Statements  . . . . . . . . . . . . .  F-92
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000
    Combined Balance Sheets as of December 31, 1999 and September
        30, 2000  . . . . . . . . . . . . . . . . . . . . . . . . . .  F-103
    Combined Statements of Operations for the Nine Months Ended
        September 30, 1999 and 2000   . . . . . . . . . . . . . . . .  F-104
    Combined Statements of Cash Flows for the Nine Months Ended
        September 30, 1999 and 2000   . . . . . . . . . . . . . . . .  F-105
    Notes to Combined Financial Statements  . . . . . . . . . . . . .  F-106
                            _________________

        You should understand the following when reading the combined financial statements of the MCI group of WorldCom:

-- WorldCom has presented the combined financial statements of the MCI group at substantially the same level of detail as the consolidated financial statements of WorldCom. WorldCom believes that investors will require detailed financial information for the MCI group to properly evaluate the market potential of MCI group stock. It is WorldCom's expectation that investors will use the combined financial information of the MCI group in conjunction with WorldCom's consolidated financial information to assist them in making informed financial decisions relative to the acquisition or disposition of MCI group stock;

-- the MCI group is a collection of WorldCom's MCI businesses and is not a separate legal entity;

-- the holders of the MCI group stock are shareholders of WorldCom and do not have an ownership interest in the MCI group or any company in the MCI group or a claim on any of the assets attributed to the MCI group;

-- the attribution of a portion of WorldCom's assets and liabilities to the MCI group does not affect WorldCom's ownership of these assets or responsibility for these liabilities and does not affect the rights of any creditor of WorldCom; and

-- the assets attributed to the MCI group could be subject to the liabilities attributed to the WorldCom group.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of WorldCom, Inc.:

We have audited the accompanying consolidated balance sheets of WorldCom, Inc. (a Georgia corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' investment and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Brooks Fiber Properties, Inc., a company acquired during 1998 in a transaction accounted for as a pooling-of-interests, as discussed in Note 2, as of and for the year ended December 31, 1997. Such statements are included in the consolidated financial statements of WorldCom, Inc. and reflect total revenues of two percent of the related consolidated totals in 1997. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Brooks Fiber Properties, Inc. is based solely upon the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of WorldCom, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Jackson, Mississippi,
March 24, 2000, except for
Note 17, which is as of
November 21, 2000

                       INDEPENDENT AUDITORS' REPORT
The Board of Directors
Brooks Fiber Properties, Inc.:

        We have audited the consolidated statements of operations, changes in shareholders' equity, and cash flows of Brooks Fiber Properties, Inc. and subsidiaries for the year ended December 31, 1997 (not included herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the changes in shareholders' equity of Brooks Fiber Properties, Inc. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG LLP

St. Louis, Missouri
February 18, 1998

                                     WORLDCOM, INC. AND SUBSIDIARIES
                                       CONSOLIDATED BALANCE SHEETS
                                     (In Millions, Except Share Data)

                                                    December 31,
                                                ------------------
                                                  1998       1999
                                                ------------------
  ASSETS
  Current assets:
    Cash and cash equivalents                       $ 1,727     $ 876
    Marketable securities                                --         6
       Accounts receivable, net of allowance
       for bad debts of $920 in 1998 and
       $1,122 in 1999                                 5,309     5,746
    Deferred tax asset                                2,546     2,565
    Other current assets                              1,187     1,131
                                                   --------   -------
       Total current assets                          10,769    10,324
                                                   --------   -------
  Property and equipment:
    Transmission equipment                           12,271    14,689
    Communications equipment                          5,400     6,218
    Furniture, fixtures and other                     6,092     7,424
    Construction in progress                          3,080     5,397
                                                   --------  --------
                                                     26,843    33,728
    Accumulated depreciation                         (2,275)   (5,110)
                                                   --------  --------
                                                     24,568    28,618
                                                   --------  --------
                                                     47,285    47,308
  Goodwill and other intangible assets                4,470     4,822
                                                   --------  --------
  Other assets                                      $87,092   $91,072
                                                   ========  ========
  LIABILITIES AND SHAREHOLDERS' INVESTMENT
  Current liabilities:
    Short-term debt and current maturities of
       long-term debt                               $ 4,757   $ 5,015
    Accounts payable                                  1,771     2,557
    Accrued line costs                                3,903     3,721
    Other current liabilities                         5,749     5,916
                                                   --------  --------
       Total current liabilities                     16,180    17,209
                                                   --------  --------




                                   F-6


  Long-term liabilities, less current portion:
    Long-term debt                                   16,448    13,128
    Deferred tax liability                            2,870     4,877
    Other liabilities                                 1,855     1,223
                                                   --------  --------
        Total long-term liabilities                  21,173    19,228
                                                   --------  --------
  Commitments and contingencies

  Minority interests                                  3,700     2,599

  Company obligated mandatorily redeemable
    preferred securities of
    subsidiary trust holding solely junior
    subordinated deferrable interest
    debentures of the Company and other
    redeemable preferred securities                     798       789

  Shareholders' investment:
    Series B preferred stock, par value $.01 per
      share; authorized, issued and
      outstanding:  11,643,002 shares in
      1998 and 11,096,887 shares in 1999
      (liquidation preference of $1.00 per
      share plus unpaid dividends)                        --       --
    Series C preferred stock, par value $.01 per
      share; authorized, issued and
      outstanding:  3,750,000 in 1998 and
      1999 (liquidation preference of $50
      per share)                                          --       --
    Preferred stock, par value $.01 per share;
      authorized: 31,155,008  shares in
      1998 and 1999; none issued                          --       --
    Common stock, par value $.01 per share;
      authorized: 5,000,000,000 shares;
      issued and  outstanding:
      2,776,758,726 shares in 1998 and
      2,849,743,843 shares in 1999                       28        28
    Additional paid-in capital                       50,173    52,108
    Retained deficit                                 (4,869)     (928)
    Unrealized holding gain on marketable equity
      securities                                       122       575
    Cumulative foreign currency translation
      adjustment                                       (28)     (360)
    Treasury stock, at cost, 6,765,316 shares in
      1998 and 1999                                   (185)     (185)
                                                   --------  --------
          Total shareholders' investment            45,241    51,238
                                                  --------  --------
                                                   $87,092   $91,072
                                                  --------  --------

The accompanying notes are an integral part of these statements.

                                            WORLDCOM, INC. AND SUBSIDIARIES
                                         CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (In Millions, Except Per Share Data)


                                                              For the Years Ended December 31,
                                                         -----------------------------------------
                                                            1997             1998           1999
                                                         ---------          -------        -------
Revenues                                                   $ 7,643          $17,617      $35,908
                                                           -------          -------     --------
Operating expenses:
  Line costs                                                 3,741            7,982       14,739
  Selling, general and administrative                        1,854            4,563        8,935
  Depreciation and amortization                              1,066            2,289        4,354
  In-process research and development and other charges         --            3,725           (8)
                                                           -------          -------     --------
     Total                                                   6,661           18,559       28,020
Operating income (loss)                                        982             (942)       7,888
Other income (expense):
  Interest expense                                            (450)            (692)        (966)
  Miscellaneous                                                 46               44          242
                                                             -------          -------     --------


                                   F-8

Income (loss) before income taxes, minority
  interests, cumulative effect of accounting change
  and extraordinary items                                      578           (1,590)       7,164
Provision for income taxes                                     393              877        2,965
                                                           -------          -------     --------
Income (loss) before minority interests,
  cumulative effect of accounting change and
  extraordinary items                                          185           (2,467)       4,199
Minority interests                                              --              (93)        (186)
                                                           -------          -------     --------
Income (loss) before cumulative effect of
  accounting change and extraordinary items                    185           (2,560)       4,013
Cumulative effect of accounting change (net of
  income taxes of $22 in 1998)                                  --              (36)          --
Extraordinary items (net of income taxes of $78 in 1999)        (3)            (129)          --
                                                           -------          -------     --------
Net income (loss)                                              182           (2,725)       4,013
Distributions on subsidiary trust mandatorily
   redeemable preferred securities                              --               18           63
Preferred dividend requirement                                  39               24            9
                                                           -------         --------     --------
Net income (loss) applicable to common shareholders:          $143          $(2,767)      $3,941
                                                           =======         ========     ========
Earnings (loss) per common share:
  Net income (loss) applicable to common
    shareholders before cumulative effect of
    accounting change and extraordinary items:
      Basic                                                  $0.10          $(1.35)        $1.40
      Diluted                                                $0.10          $(1.35)        $1.35
                                                            =======        =======          ====
Cumulative effect of accounting change                         $--          $(0.02)          $--
                                                            =======        =======          ====
Extraordinary items                                            $--          $(0.07)          $--
                                                            =======        =======          ====

Net income (loss) applicable to common shareholders:
   Basic                                                      $0.10         $(1.43)        $1.40
                                                            =======        =======        ======
   Diluted                                                    $0.09         $(1.43)        $1.35
                                                            =======        =======        ======


The accompanying notes are an integral part of these statements.

                     WORLDCOM, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS INVESTMENT
               For the Three Years Ended December 31, 1999
                              (In Millions)

                                                                                            Foreign
                                                      Additional   Retained   Unrealized   Currency                   Total
                                            Common     Paid-in     Earnings     Holding   Translation  Treasury   Shareholders'
                                            Stock      Capital    (Deficit)      Gain     Adjustment     Stock     Investment
                                         --------------------------------------------------------------------------------------
     Balances, December 31, 1996                 $14     $15,820      $(2,245)        $29        $(2)        $--       $13,616
     Exercise of stock options (36
       million shares)                             1         144           --          --         --          --           145
     Tax adjustment resulting from
       exercise of stock options                  --          24           --          --         --          --            24
     Issuance of common stock in
       connection with secondary
       equity offering (3 million shares)         --          23           --          --         --          --            23
     Shares issued for acquisitions (18
       million shares)                            --         159           --          --         --          --           159
     Other comprehensive income (net of
       taxes and reclassifications):
     Net income                                   --          --          182          --         --          --           182
     Cash dividends on preferred stock            --          --          (39)         --         --          --           (39)
     Net change in unrealized holding
       gain on marketable equity
       securities                                 --          --           --           5          --         --             5
     Foreign currency adjustment                  --          --           --          --        (28)         --           (28)
                                                                                                                       -------
                                                                                                                           120
        Total comprehensive income           -------     -------       ------     -------     ------      ------       -------
     Balances, December 31, 1997                  15      16,170       (2,102)         34        (30)         --        14,087

     Exercise of stock options (49
       million shares)                             1         471           --          --         --          --           472
     Tax adjustment resulting from
       exercise of stock options                  --         208           --          --         --          --           208
     Shares issued for acquisitions
       (1.182 billion shares)                     12      33,314           --          --         --        (185)       33,141
     Conversion of preferred stock into
       common stock                               --           9           --          --         --          --             9
     Employee stock purchase plan
     contributions                                --           1           --          --         --          --             1
     Other comprehensive income (loss)
       (net of taxes and reclassifications):
     Net loss                                     --          --       (2,725)         --         --          --        (2,725)
     Cash dividends on preferred stock
       and distributions on Trust
       securities                                 --          --          (42)         --         --          --           (42)
     Net change in unrealized holding
       gain on marketable equity securities       --          --                         88       --          --            88


                                   F-10


     Foreign currency adjustment                  --          --           --          --           2          --             2
                                                                                                                       --------
        Total comprehensive income                                                                                       (2,677)
                                             --------   --------     --------     -------     -------    --------      --------
     Balances, December 31, 1998                  28      50,173      (4,869)         122        (28)       (185)        45,241
     Exercise of stock options (61
       million shares)                            --         886           --          --          --          --           886
     Tax adjustment resulting from
       exercise of stock options                  --         820           --          --          --          --           820
     Shares issued for acquisitions (4
       million shares)                            --         228           --          --          --          --           228
     Conversion of convertible
       subordinated debt into
       common stock                               --           1           --          --          --          --             1
     Other comprehensive income (loss)
       (net of taxes and
       reclassifications):
     Net income                                   --          --        4,013          --          --          --         4,013
     Cash dividends on preferred stock
       and distributions on Trust
       securities                                 --          --          (72)         --          --          --           (72)
     Net change in unrealized holding
       gain on marketable equity
       securities                                 --          --           --         453          --          --           453
     Foreign currency adjustment                  --          --           --          --        (332)         --          (332)
                                                                                                                         ------
         Total comprehensive income                                                                                       4,062
                                              -------     -------      ------     -------      ------      ------        ------
     Balances, December 31, 1999               $   28     $52,108       $(928)       $575       $(360)      $(185)      $51,238
                                              =======     =======      ======      =======     ======      ======       =======

     The accompanying notes are an integral part of these statements.

                        WORLDCOM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Millions)

                                                                                    For the Years Ended December 31,
                                                                           ----------------------------------------------
                                                                                   1997             1998            1999
                                                                           ----------------------------------------------
     Cash flows from operating activities:
     Net income (loss)                                                          $182          $(2,725)         $4,013
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
       Cumulative effect of accounting change                                     --               36              --
       Extraordinary items                                                         3              129              --
       Minority interests                                                         --               93             186
       In-process research and development and other charges                      --            3,725              (8)
       Depreciation and amortization                                           1,066            2,289           4,354
       Provision for losses on accounts receivable                               132              395             951
       Provision for deferred income taxes                                       340              785           2,903
       Accreted interest on debt                                                 122               25              --
       Change in assets and liabilities, net of effect of
         business combinations:
           Accounts receivable                                                 (457)            (703)         (1,826)
           Other current assets                                                (167)            (250)            143
           Accrued line costs                                                    97             (330)           (252)
           Accounts payable and other current liabilities                       (20)             753             944
       Other                                                                     (3)             (40)           (403)
                                                                             -------        ---------       ---------
     Net cash provided by operating activities                                1,295            4,182          11,005
                                                                             -------        ---------       ---------
     Cash flows from investing activities:
       Capital expenditures                                                  (3,153)          (5,486)         (8,716)
       Sale of short-term investments, net                                      890               54               4
       Acquisitions and related costs                                        (1,160)          (3,400)         (1,078)
       Increase in intangible assets                                           (141)            (351)           (743)
       Proceeds from the sale of SHL                                             --              --            1,640
       Proceeds from disposition of marketable securities                       133              148           1,940
         and other long-term assets
       Increase in other assets                                                (260)            (319)         (1,952)



                                   F-12


     Decrease in other liabilities                                                (42)            (144)          (650)
                                                                               -------        ---------      ---------
   Net cash used in investing activities                                       (3,733)          (9,498)        (9,555)
                                                                               -------        ---------      ---------
   Cash flows from financing activities:
     Principal borrowings (repayments) on debt, net                             1,981            6,390         (2,894)
     Common stock issuance                                                        166              472            886
     Distributions on subsidiary trust mandatorily
       redeemable preferred securities                                            --               (18)           (63)
     Dividends paid on preferred stock                                           (39)              (24)            (9)
     Other                                                                        (5)               48
                                                                               -------        ---------      ---------
   Net cash provided by (used in) financing activities                          2,103             6,868         (2,080)
                                                                               -------        ---------      ---------
   Effect of exchange rate changes on cash                                         --               --           (221)
                                                                               -------        ---------      ---------

   Net increase (decrease) in cash and cash equivalents                         (335)            1,552           (851)
   Cash and cash equivalents at beginning of period                              510               175          1,727
                                                                               -------        ---------      ---------
   Cash and cash equivalents at end of period                                   $175            $1,727           $876
                                                                               =======        =========      =========

     The accompanying notes are an integral part of these statements.

                        WORLDCOM, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

     (1)  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES -

     DESCRIPTION OF BUSINESS AND ORGANIZATION:

     Organized in 1983, WorldCom, Inc., a Georgia corporation ("WorldCom" or the "Company") provides a broad range of communications, outsourcing, and managed network services to both U.S. and non-U.S. based corporations. WorldCom is a global communications company utilizing a facilities-based, on-net strategy throughout the world. The on-net approach allows the Company's customers to send data streams or voice traffic across town, across the U.S., or to any of our facilities-based networks in Europe or Asia, without ever leaving the confines of the WorldCom network. The on-net approach provides the Company's customers with superior reliability and low operating costs. Prior to May 1, 2000, the Company was named MCI WORLDCOM, Inc.

     WorldCom leverages its facilities-based networks to focus on data and the Internet. WorldCom provides the building blocks or foundation for the new e-conomy. Whether it is an emerging e-business or a larger, more established company who is embracing an e-business approach, WorldCom provides the communications infrastructure to help make them successful. From private networking - frame relay and asynchronous transfer mode ("ATM") - to high capacity Internet and related services, to hosting for complex, high-volume mega-sites, to turn-key network management and outsourcing, WorldCom provides the broadest range of Internet and traditional, private networking services available from any provider.

     The Company's core business is communications services, which includes voice, data, Internet and international services. During each of the last three years, more than 90% of operating revenues were derived from communications services.

     The Company serves as a holding company for its subsidiaries' operations. References herein to the Company include the Company and its subsidiaries, unless the context otherwise requires.

     PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Investments in joint ventures and other equity investments in which the Company owns a 20% to 50% ownership interest, except for the Company's interest in Embratel Participacoes S.A. ("Embratel") as discussed in Note 2, are accounted for by the equity method. Investments of less than 20% ownership, where the Company does not exercise control or significant influence, are accounted for under the cost method.

     FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying amounts for cash, marketable securities, accounts receivable, notes receivable, accounts payable and accrued liabilities approximate their fair value. The fair value of long-term debt is determined based on quoted market rates or the cash flows from such financial instruments discounted at the Company's estimated current interest rate to enter into similar financial instruments. The carrying amounts and fair values of the Company's debt were $21.2 billion and $22.3 billion, respectively, at December 31, 1998; $18.1 billion and $17.9 billion, respectively, at December 31, 1999.

     CASH AND CASH EQUIVALENTS AND MARKETABLE SECURITIES:

     The Company considers cash in banks and short-term investments with original maturities of three months or less as cash and cash equivalents. The Company has classified all marketable securities
     other than cash equivalents as available-for-sale.   Proceeds from
     the sale of marketable securities approximated $1.0 billion, $54 million and $4 million, respectively, for the years ended December 31, 1997, 1998 and 1999. Realized gains and losses on marketable securities for the years ended December 31, 1997, 1998 and 1999 were not material.

     PROPERTY AND EQUIPMENT:

     Property and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method over the following estimated useful lives:

     Transmission equipment (including conduit)         5 to 45 years
     Communications equipment                           5 to 20 years
     Furniture, fixtures, buildings and other           4 to 40 years


     The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. If quoted market prices for an asset are not available, fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses in property and equipment to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

     Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

     The Company constructs certain of its own transmission systems and related facilities. Internal costs directly related to the construction of such facilities, including interest and salaries of certain employees, are capitalized. Such internal costs were $212 million ($82 million in interest), $305 million ($195 million in interest) and $625 million ($339 million in interest) in 1997, 1998 and 1999, respectively.

     GOODWILL AND OTHER INTANGIBLE ASSETS:

     The major classes of intangible assets as of December 31, 1998 and 1999 are summarized below (in millions):



                                    Amortization
                                       Period           1998     1999
                                   -------------      --------  ------
     Goodwill                     5 to 40 years        $44,189  $44,767
     Tradename                         40 years          1,100    1,100
     Developed technology         5 to 10 years          2,100    2,100
     Other intangibles            5 to 10 years          1,502    2,682
                                                       -------  -------
                                                        48,891   50,649
     Less:  accumulated amortization                     1,606    3,341
                                                       -------  -------
     Goodwill and other
       intangible assets, net                          $47,285  $47,308
                                                       =======  =======

     Intangible assets are amortized using the straight-line method for the periods noted above.

     Goodwill is recognized for the excess of the purchase price of the various business combinations over the value of the identifiable net tangible and intangible assets acquired. Realization of acquisition-related intangibles, including goodwill, is periodically assessed by the management of the Company based on the current and expected future profitability and cash flows of acquired companies and their contribution to the overall operations of WorldCom.

     Also included in other intangibles are costs incurred to develop software for internal use. Such costs were $91 million, $561 million and $710 million for the years ended December 31, 1997, 1998 and 1999, respectively.

     UNREALIZED HOLDING GAIN ON MARKETABLE EQUITY SECURITIES:

     The Company's equity investment in certain publicly traded companies is classified as available-for-sale securities.

     Accordingly, these investments are included in other assets at their fair value of approximately $1.6 billion and $1.1 billion at December 31, 1998 and 1999, respectively. The unrealized holding gain on these marketable equity securities, net of taxes, is included as a component of shareholders' investment in the accompanying consolidated financial statements. As of December 31, 1998 and 1999, the gross unrealized holding gain on these securities was $183 million and $918 million, respectively. Proceeds from the sale of marketable equity securities totaled $14 million and $1.7 billion, respectively, for the years ended December 31, 1998 and 1999. There was no sales activity for the year ended December 31, 1997. Gross realized gains and losses on marketable equity securities, which represent reclassification adjustments to other comprehensive income, were $13 million and $31 million, respectively, for the year ended December 31, 1998. Gross realized gains were $374 million for the year ended December 31, 1999.

     FOREIGN CURRENCY TRANSLATION:

     Assets and liabilities are translated at the exchange rate as of the balance sheet date. All revenue and expense accounts are translated at a weighted-average of exchange rates in effect during the period. Translation adjustments are recorded as a separate component of shareholders' equity.

     RECOGNITION OF REVENUES:

     The Company records revenues for telecommunications services at the time of customer usage. Service discounts and incentives are accounted for as a reduction of revenues when granted or, where a service continuation contract exists, ratably over the contract period. Revenues from information technology services is recognized, depending on the service provided, on a percentage of completion basis or as services and products are furnished or delivered.

     ACCOUNTING FOR INTERNATIONAL LONG DISTANCE TRAFFIC:

     The Company enters into operating agreements with telecommunications carriers in foreign countries under which international long distance traffic is both delivered and received. The terms of most switched voice operating agreements, as well as established Federal Communications Commission ("FCC") policy, require that inbound switched voice traffic from the foreign carrier to the United States be routed to United States international carriers, like WorldCom, in proportion to the percentage of United States outbound traffic routed by that United States international carrier to the foreign carrier. Mutually exchanged traffic between the Company and foreign carriers is settled in cash through a formal settlement policy that generally extends over a six-month period at an agreed upon settlement rate. International settlements are treated as an offset to line costs. This reflects the way in which the business is operated because WorldCom actually settles in cash through a formal net settlement process that is inherent in the operating agreements with foreign carriers.

     CUMULATIVE EFFECT OF ACCOUNTING CHANGE:

     In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This accounting standard required all companies to expense, on or before March 31, 1999, all start-up costs previously capitalized, and thereafter to expense all costs of start-up activities as incurred. This accounting standard broadly defines start-up activities as one-time activities related to the opening of a new facility, the introduction of a new product or service, the commencement of business in a new territory, the establishment of business with a new class of customer, the initiation of a new process in an existing facility or the commencement of a new operation. The Company adopted this standard as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time non-cash expense of $36 million, net of income tax benefit of $22 million. This expense represented start-up costs incurred primarily in conjunction with the development and construction of the Advanced Messaging Network of SkyTel Communications, Inc. ("SkyTel").

     EXTRAORDINARY ITEMS:

     In the first quarter of 1998, the Company recorded an extraordinary item totaling $129 million, net of income tax benefit of $78 million. The charge was recorded in connection with the tender offers and certain related refinancings of the Company's outstanding debt.

     In 1997, the Company recognized an extraordinary loss of $3 million related to the early extinguishment of secured indebtedness.

     INCOME TAXES:

     The Company recognizes current and deferred income tax assets and liabilities based upon all events that have been recognized in the consolidated financial statements as measured by the provisions of the enacted tax laws.

     EARNINGS PER SHARE:

     The following is a reconciliation of the numerators and the denominators of the basic and diluted per share computations (in millions, except per share data):

                                                                                1997      1998       1999
                                                                           ------------------------------
     BASIC
     Income (loss) before cumulative effect of accounting change and
       extraordinary items                                                      $185   $(2,560)    $4,013
     Preferred stock dividends and distributions on trust securities             (39)      (42)       (72)
                                                                              ------   -------     ------
     Net income (loss) applicable to common shareholders before
       cumulative effect of accounting change and extraordinary items           $146   $(2,602)    $3,941
                                                                              ======  ========     ======
     Weighted average shares outstanding                                       1,470     1,933      2,821
                                                                              ======  ========     ======
     Basic earnings (loss) per share before cumulative effect of
       accounting change and extraordinary items                               $0.10   $ (1.35)     $1.40
                                                                              ======   =======     ======
     DILUTED
     Net income (loss) applicable to common shareholders before
       cumulative effect of accounting change and extraordinary items           $146   $(2,602)    $3,941
     Add back:
       Dilutive preferred stock dividends                                          1        --         --
     Net income (loss) applicable to common shareholders                        $147   $(2,602)    $3,941
     Weighted average shares outstanding                                       1,470     1,933      2,821
                                                                              ======   =======    =======
     Common stock equivalents                                                     44        --        102
     Common stock issuable upon conversion of preferred stock                      2        --          2
                                                                              ------   -------    -------
     Diluted shares outstanding                                                1,516     1,933      2,925
                                                                              ======   =======    =======

     Diluted earnings (loss) per share before cumulative effect of
       accounting change and extraordinary items                               $0.10    $(1.35)     $1.35
                                                                              ======   =======    =======

     STOCK SPLITS:

     On November 18, 1999, the Board of Directors authorized a three-for-two stock split in the form of a 50% stock dividend which was distributed on December 30, 1999 to shareholders of record on December 15, 1999. All per share data and numbers of common shares have been retroactively restated to reflect this stock split.

     CONCENTRATION OF CREDIT RISK:

     A portion of the Company's revenues is derived from services provided to others in the telecommunications industry, mainly resellers of long distance telecommunications service and Internet online services. As a result, the Company has some concentration of credit risk among its customer base. The Company performs ongoing credit evaluations of its larger customers' financial condition and, at times, requires collateral from its customers to support its receivables, usually in the form of assignment of its customers' receivables to the Company in the event of nonpayment.

     RECENTLY ISSUED ACCOUNTING STANDARDS:

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. This statement is effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively, although earlier adoption is encouraged. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). The Company believes that the adoption of this standard will not have a material effect on the Company's consolidated results of operations or financial position.

     USE OF ESTIMATES:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for long-term contracts, allowance for doubtful accounts, accrued line costs, depreciation and amortization, taxes, restructuring accruals and contingencies.

     RECLASSIFICATIONS:

     Certain consolidated financial statement amounts have been reclassified for consistent presentation.

     (2)  BUSINESS COMBINATIONS -

     The Company has acquired other telecommunications companies offering similar or complementary services to those offered by the Company. Such acquisitions have been accomplished through the purchase of the outstanding stock or assets of the acquired entity for cash, notes, shares of the Company's common stock, or a combination thereof. The cash portion of acquisition costs has generally been financed through the Company's bank credit facilities. In addition to the business combinations described below, the Company or its predecessors completed smaller acquisitions during the three years ended December 31, 1999.

     On October 1, 1999, WorldCom acquired SkyTel, pursuant to the merger (the "SkyTel Merger") of SkyTel with and into a wholly owned subsidiary of WorldCom. Upon consummation of the SkyTel Merger, Empire was renamed SkyTel Communications, Inc. SkyTel is a leading provider of nationwide messaging services in the United States. SkyTel's principal operations include one-way messaging services in the United States, advanced messaging services on the narrow band personal communications services network in the United States and international one-way messaging operations.

     As a result of the SkyTel Merger, each outstanding share of SkyTel common stock was converted into the right to receive 0.3849 shares of WorldCom common stock, par value $.01 per share (the "WorldCom Common Stock"), or approximately 23 million WorldCom common shares in the aggregate. Holders of SkyTel's $2.25 Cumulative Convertible Exchangeable Preferred Stock (the "SkyTel Preferred Stock") received one share of WorldCom Series C $2.25 Cumulative Convertible Exchangeable Preferred Stock (the "WorldCom Series C Preferred Stock") for each share of SkyTel Preferred Stock held. The SkyTel Merger was accounted for as a pooling-of-interests; and accordingly, the Company's financial statements for periods prior to the SkyTel Merger have been restated to include the results of SkyTel for all periods presented.

     SkyTel's net loss for the nine month period ended September 30, 1999 has been restated due to the anticipated utilization of previously reserved net operating losses as a result of the SkyTel Merger. Separate and combined results of operations for the nine months ended September 30, 1999 are as follows (in millions, except per share data):


                                                                    1999
                                                              ----------

        Revenues:
            WorldCom                                             $26,222
            SkyTel                                                   422
            Intercompany elimination                                 (58)
                                                               ---------
            Combined                                             $26,586
                                                               =========
        Net income (loss) before cumulative effect of
          accounting change and extraordinary items:
            WorldCom                                              $2,663
            SkyTel                                                    (7)
                                                               ---------
            Combined                                              $2,656
                                                               =========
        Combined earnings per share before cumulative
          effect of accounting change and extraordinary
          items:
            Basic                                                  $0.94
                                                               =========
            Diluted                                                $0.91
                                                               =========

     On September 14, 1998, the Company acquired MCI Communications Corporation ("MCI") for approximately $40 billion, pursuant to the merger (the "MCI Merger") of MCI with and into TC Investments Corp. ("Acquisition Subsidiary"), a wholly owned subsidiary of the Company. Upon consummation of the MCI Merger, the Acquisition Subsidiary was renamed MCI Communications Corporation. Through the MCI Merger, the Company acquired one of the world's largest and most advanced digital networks, connecting local markets in the United States to more than 280 countries and locations worldwide.

     As a result of the MCI Merger, each outstanding share of MCI common stock was converted into the right to receive 1.86585 shares of WorldCom Common Stock, or approximately 1.13 billion WorldCom common shares in the aggregate, and each share of MCI Class A common stock outstanding (all of which were held by British Telecommunications plc ("BT")) was converted into the right to receive $51.00 in cash or approximately $7 billion in the aggregate. The funds paid to BT were obtained by the Company from
     (i) available cash as a result of the Company's $6.1 billion public debt offering in August 1998; (ii) the sale of MCI's Internet backbone facilities and wholesale and retail Internet business (the "iMCI Business") to Cable and Wireless plc ("Cable & Wireless") for $1.75 billion in cash on September 14, 1998; (iii) the sale of MCI's 24.9% equity stake in Concert Communications Services ("Concert") to BT for $1 billion in cash on September 14, 1998; and
     (iv) availability under the Company's commercial paper program and credit facilities.

     Upon effectiveness of the MCI Merger, the then outstanding and unexercised options exercisable for shares of MCI common stock were converted into options exercisable for an aggregate of approximately 125 million shares of WorldCom Common Stock having the same terms and conditions as the MCI options, except that the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 1.86585. The MCI Merger was accounted for as a purchase; accordingly, operating results for MCI have been included from the date of acquisition.

     The purchase price in the MCI Merger was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which $3.1 billion was allocated to in-process research and development ("IPR&D") and $1.7 billion to developed technology, which will be depreciated over 10 years on a straight-line basis. The remaining excess of $29.3 billion, as of December 31, 1999, has been allocated to goodwill and tradename, which are being amortized over 40 years on a straight-line basis.

     On August 4, 1998, MCI acquired a 51.79% voting interest and a 19.26% economic interest in Embratel, Brazil's facilities-based national and international communications provider, for approximately R$2.65 billion (U.S. $2.3 billion). The purchase price is being paid in local currency installments, of which R$1.06 billion (U.S. $916 million) was paid on August 4, 1998, R$795 million (U.S. $442 million) was paid on August 4, 1999, and the remaining R$795 million (U.S. $440 million at December 31, 1999) will be paid on August 4, 2000. Embratel provides domestic long distance and international telecommunications services in Brazil, as well as over 40 other communications services, including leased high-speed data, Internet, frame relay, satellite and packet-switched services. Operating results for Embratel are consolidated in the accompanying consolidated financial statements and are included from the date of the MCI Merger.

     On January 31, 1998, WorldCom acquired CompuServe Corporation ("CompuServe"), for approximately $1.3 billion, pursuant to the merger (the "CompuServe Merger") of a wholly owned subsidiary of the Company with and into CompuServe. Upon consummation of the CompuServe Merger, CompuServe became a wholly owned subsidiary of WorldCom.

     As a result of the CompuServe Merger, each share of CompuServe common stock was converted into the right to receive 0.609375 shares of WorldCom Common Stock, or approximately 56 million WorldCom common shares in the aggregate. Prior to the CompuServe Merger, CompuServe operated primarily through two divisions:
     Interactive Services and Network Services. Interactive Services offered worldwide online and Internet access services for consumers, while Network Services provided worldwide network access, management and applications, and Internet service to businesses. The CompuServe Merger was accounted for as a purchase; accordingly, operating results for CompuServe have been included from the date of acquisition.

     On January 31, 1998, the Company also acquired ANS Communications, Inc. ("ANS"), from America Online, Inc. ("AOL"), for approximately $500 million, and entered into five year contracts with AOL under which WorldCom and its subsidiaries provide network services to AOL (collectively, the "AOL Transaction"). As part of the AOL Transaction, AOL acquired CompuServe's Interactive Services division and received a $175 million cash payment from WorldCom. WorldCom retained the CompuServe Network Services division. ANS provided Internet access to AOL and AOL's subscribers in the United States, Canada, the United Kingdom, Sweden and Japan. The AOL Transaction was accounted for as a purchase; accordingly, operating results for ANS have been included from the date of acquisition.

     The purchase price in the CompuServe Merger and AOL Transaction was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which $429 million was allocated to IPR&D. The remaining excess of $991 million, as of December 31, 1999, has been recorded as goodwill, which is being amortized over 10 years on a straight-line basis.

     On January 29, 1998, WorldCom acquired Brooks Fiber Properties, Inc. ("BFP"), pursuant to the merger (the "BFP Merger") of a wholly owned subsidiary of WorldCom, with and into BFP. Upon consummation of the BFP Merger, BFP became a wholly owned subsidiary of WorldCom. BFP is a leading facilities-based provider of competitive local telecommunications services, commonly referred to as a competitive local exchange carrier ("CLEC"), in selected cities within the United States. BFP acquires and constructs its own state-of-the-art fiber optic networks and facilities and leases network capacity from others to provide long distance carriers, ISPs, wireless carriers and business, government and institutional end users with an alternative to the incumbent local exchange carriers ("ILECs") for a broad array of high quality voice, data, video transport and other telecommunications services.

     As a result of the BFP Merger, each share of BFP common stock was converted into the right to receive 2.775 shares of WorldCom Common Stock or approximately 109 million WorldCom common shares in the aggregate. The BFP Merger was accounted for as a pooling-of-interests; and, accordingly, the Company's financial statements for periods prior to the BFP Merger have been restated to include the results of BFP for all periods presented.

     During 1998 and 1999, the Company recorded other liabilities of $2.2 billion and $582 million, respectively, related to estimated costs of unfavorable commitments of acquired entities, and other non-recurring costs arising from various acquisitions and mergers. At December 31, 1998 and 1999, other liabilities related to these accruals totaled $2.0 billion and $1.8 billion, respectively.

     The following unaudited pro forma combined results of operations for the Company assumes that the MCI Merger was completed on January 1, 1998 (in millions, except per share data):

                                               For the Year
                                             Ended December 31,
                                                     1998
                                             ------------------
     Revenues                                       $30,945
     Net income (loss) before cumulative
        effect of accounting change and
        extraordinary items                          (2,574)
     Net income (loss) attributable
        to common shareholders                       (2,739)
     Dilutive income (loss) per common share:
     Net income (loss) before cumulative
        effect of accounting change and
        extraordinary items                         $ (0.95)
     Net income (loss)                                (1.01)

     These pro forma amounts represent the historical operating results of MCI combined with those of the Company with appropriate preliminary adjustments which give effect to an IPR&D charge of $3.1 billion in 1998, depreciation, amortization, interest and the common shares issued. These pro forma amounts do not include amounts with respect to the CompuServe Merger, AOL Transaction or Embratel prior to their respective business combination dates because they are individually, and in the aggregate, not material to WorldCom. These pro forma amounts are not necessarily indicative of operating results which would have occurred if MCI had been operated by current management during the periods presented because these amounts do not reflect cost savings related to full network optimization and the redundant effect on operating, selling, general and administrative expenses.

     (3)  IN-PROCESS RESEARCH AND DEVELOPMENT AND OTHER CHARGES -

     The following table reflects the components of the significant items included in IPR&D and other charges in 1998 and 1999 (in millions):

                                                         1998       1999
                                                      ---------   --------

      IPR&D                                             $3,529       $--
      Provision to reduce the carrying value of
        certain assets                                      49        --
      Severance and other employee related costs            21        --
      Direct merger costs                                   17          1
      Alignment and other exit activities                  109         (9)
                                                        ------     ------
                                                        $3,725       $ (8)
                                                        ======     ======

     In 1998, the Company recorded a pre-tax charge of $196 million in connection with the BFP Merger, the MCI Merger and certain asset write-downs and loss contingencies. Such charges included $21 million for employee severance, $17 million for BFP direct merger costs, $38 million for conformance of BFP accounting policies, $56 million for exit costs under long-term commitments, $31 million for write-down of a permanently impaired investment and $33 million related to certain asset write-downs and loss contingencies. The $56 million related to long-term commitments includes $33 million of minimum commitments between 1999 and 2008 for leased facilities that the Company has or will abandon, $19 million related to certain minimum contractual network lease commitments that expire between 1999 and 2001, for which the Company will receive no future benefit due to the migration of traffic to owned facilities, and $4 million of other commitments. Because of organizational and operational changes that occurred, management concluded in 1999 that certain leased properties would not be abandoned according to the original plan that was approved by management. Therefore, in

     1999 a reversal of a $9 million charge to IPR&D and other charges was recorded in connection with this plan amendment. Additionally, the $33 million related to certain asset write-downs and loss contingencies includes $9 million for the decommission of certain information systems that have no alternative future use, $9 million for the write-down to fair value of certain assets held for sale that were disposed of in 1998 and $15 million related to legal costs and other items related to BFP. As of December 31, 1998 and 1999, the Company's remaining unpaid liability related to the above charges was $66 million and $27 million, respectively.

     CHARGE FOR IN-PROCESS RESEARCH AND DEVELOPMENT:

     In connection with certain business combinations, the Company made allocations of the purchase price to acquired IPR&D totaling $429 million in the first quarter of 1998 related to the CompuServe Merger and AOL Transaction and $3.1 billion in the third quarter of 1998 related to the MCI Merger. These allocations represent the estimated fair value based on risk-adjusted future cash flows related to the incomplete projects. At the date of the respective business combinations, the development of these projects had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the respective acquisition dates.

     (4)  INVESTMENTS -

     In November 1999, the Company purchased 30 million shares of Metricom, Inc. ("Metricom") Series A1 preferred stock (the "Metricom Preferred Stock") for $300 million. The Metricom Preferred Stock bears cumulative dividends at the rate of 6.5% per annum for three years, payable in cash or additional shares of Metricom Preferred Stock. In addition, the Company has the right to elect one director to Metricom's Board of Directors, although voting rights otherwise will be generally limited to specified matters. The Metricom Preferred Stock is subject to mandatory redemption by Metricom at the original issuance price in 2009 and to redemption at the option of the holder upon the occurrence of specified changes in control or major acquisitions. The Metricom Preferred Stock is convertible into Metricom common stock at the Company's option beginning May 2002.

     Metricom is a leading provider of mobile data networking and technology. Metricom's Ricochet service provides mobile professionals with high-performance, cost effective untethered access to the Internet, private Intranets, local-area networks, e-mail and other online services.

     Additionally, WorldCom signed a five-year, non-exclusive agreement valued at $388 million with Metricom to sell subscriptions for Metricom's Ricochet services. The agreement is subject to the timely deployment of the Metricom network, Metricom's ability to meet agreed performance standards and Metricom's ability to attract a significant number of subscribers through other channel partners.

     In connection with the MCI Merger, the Company acquired a 44.5% investment in Avantel, S.A. ("Avantel") and Avantel Servicios Locales, S.A. ("Avantel Local"), both business ventures with Grupo Financiero Banamex-Accival, formed to provide competitive domestic and international telecommunications services in Mexico. At December 31, 1998 and 1999, the net investment in Avantel and Avantel Local was approximately $196 million. The Company's share of Avantel and Avantel Local's net loss for the year ended December 31, 1999 was approximately $39 million. The Company's share of Avantel and Avantel Local's net loss recorded from the MCI Merger date through December 31, 1998, was approximately $25 million. The Company, Avantel and Avantel Local conduct business through the exchange of domestic and international interconnection services at prevailing market rates in the ordinary course of business. During 1998 and 1999, the amounts associated with these transactions were not material.

     In connection with the MCI Merger, the Company acquired an investment in The News Corporation Limited ("News Corp."), valued at $1.38 billion at December 31, 1998, comprised of cumulative convertible preferred securities and warrants. In July 1999 the Company received $1.4 billion in cash from the sale of the Company's interest in News Corp. preferred stock. The Company recorded a gain of $130 million on this sale. Additionally, the Company recorded dividend income of approximately $17 million and $32 million, respectively, for the years ended December 31, 1998 and 1999.

     With News Corp., the Company anticipated forming a Direct Broadcast Satellite ("DBS") joint venture in which the Company would own at 19.9% interest. DBS is a point-to-multipoint broadcast service that uses high-powered Ku band satellites placed in geosynchronous orbit. DBS service is capable of delivering a wide range of services, including subscription television, pay-per-view services, such as movies, concerts and sporting events, and digitized content, such as magazines. Prior to the EchoStar Transaction, as discussed below, the Company held a DBS license from the FCC which it planned to contribute to the joint venture. The DBS license granted the Company the right to use 28 of 32 channels in the satellite slot located at 110 degrees west longitude, which provides coverage to all fifty states in the U.S. and Puerto Rico. News Corp. and the Company planned to contribute to the joint venture the other DBS related assets they each own.

     In November 1998, the Company and News Corp. entered into an agreement with EchoStar Communications Corporation ("EchoStar") for the sale and transfer of the Company's and News Corp.'s DBS assets (the "EchoStar Transaction"). The EchoStar Transaction was consummated in June 1999 and the Company acquired preferred shares in a subsidiary of News Corp. for a face amount equal to the Company's cost of obtaining the DBS license from the FCC; plus interest thereon. The Company also received from EchoStar approximately 6.8 million shares of EchoStar Class A Common Stock. In December 1999, the Company sold 2.7 million shares of EchoStar Class A Common Stock and received $190 million in net proceeds.
     The Company recorded a gain of $101 million on this sale.

     (5) LONG-TERM DEBT -

     Outstanding debt as of December 31, 1998 and 1999 consists of the following (in millions):

                                                                 1998                                  1999
                                                   --------------------------------------  -------------------------------------
                                                     Excluding                               Excluding
                                                      Embratel     Embratel   Consolidated   Embratel     Embratel   Consolidated
                                                   ------------   ---------  ------------   ---------    ---------  ------------
     Commercial paper and credit facilities             $4,679          $--      $4,679       $2,875          $--       $2,875
     Floating rate notes due 2000                           --           --          --        1,000           --        1,000
     6.13% - 6.95% Notes Due 2001-2028                   6,100           --       6,100        6,100           --        6,100
     7.55% - 7.75% Notes Due 2004-2027                   2,000           --       2,000        2,000           --        2,000
     8.88% - 13.5% Senior Notes Due 2002-2006            1,623           --       1,623          689           --          689
     7.13% - 8.25% MCI Senior Debentures Due 2023-2027   1,441           --       1,441        1,438           --        1,438
     6.13% - 7.50% MCI Senior Notes Due
       1999-2012                                         2,653           --       2,653        2,142           --        2,142
     15% note payable due in annual installments
       through 2000                                         --        1,317       1,317           --          440          440
     Capital lease obligations, 7.00% - 11.00%
       (maturing through 2002)                             639           --         639          483           --          483
     Other debt (maturing through 2008)                    201          552         753          148          828          976
                                                       -------       ------     -------      --------      -------     -------
                                                        19,336        1,869      21,205       16,875        1,268       18,143
     Short-term debt and current maturities of
        long-term debt                                  (3,971)        (786)     (4,757)      (4,239)        (776)      (5,015)
                                                       -------       ------     -------      --------      -------     -------
                                                       $15,365       $1,083     $16,448      $12,636         $492      $13,128
                                                       =======       ======     =======      ========      =======     =======

     In January 1999, the Company and one of its wholly owned subsidiaries redeemed all of its outstanding 9.375% Senior Notes due January 15, 2004 (the "Senior Notes"). Holders of the Senior Notes received 103.52% of the principal amount plus accrued and unpaid interest to January 15, 1999, of $46.875 per $1,000 aggregate principal amount of such Senior Notes. The total redemption cost of $743 million was obtained from available liquidity under the Company's Credit Facilities and commercial paper program (which is described below). The Company recorded a $28 million charge related to the redemption.

     In March 1999, $300 million and $200 million of MCI senior notes, with interest rates of 6.25% and 6.37%, respectively, matured. The funds utilized to repay the maturing MCI senior notes were obtained from available liquidity under the Company's Credit Facilities and commercial paper program.

     On August 5, 1999, WorldCom extended its existing $7 billion
     364-Day Revolving Credit and Term Loan Agreement for a successive 364-day term pursuant to an Amended and Restated 364-Day Revolving

     Credit and Term Loan Agreement ("Facility C Loans"). The Facility C Loans together with the $3.75 billion Amended and Restated Facility A Revolving Credit Agreement dated August 6, 1998 ("Facility A Loans"), provide WorldCom with aggregate credit facilities of $10.75 billion (the "Credit Facilities"). The Credit Facilities provide liquidity support for the Company's commercial paper program and will be used for other general corporate purposes. The Facility A Loans mature on June 30, 2002. The Facility C Loans have a 364-day term, which may be extended for a second successive 364-day term thereafter to the extent of the committed amounts from those lenders consenting thereto, with a requirement that lenders holding at least 51% of the committed amounts consent. Additionally, effective as of the end of such 364-day term, the Company may elect to convert up to $4 billion of the principal debt outstanding under the Facility C Loans from revolving loans to term loans with a maturity date no later than one year after the conversion. The Credit Facilities bear interest payable in varying periods, depending on the interest period, not to exceed six months, or with respect to any Eurodollar Rate borrowing, 12 months if available to all lenders, at rates selected by the Company under the terms of the Credit Facilities, including a Base Rate or Eurodollar Rate, plus the applicable margin. The applicable margin for the Eurodollar Rate borrowing varies from 0.35% to 0.75% as to Facility A Loans and from 0.225% to 0.45% as to Facility C Loans, in each case based upon the better of certain debt ratings. The Credit Facilities are unsecured but include a negative pledge of the assets of the Company and its subsidiaries (subject to certain exceptions). The Credit Facilities require compliance with a financial covenant based on the ratio of total debt to total capitalization, calculated on a consolidated basis. The Credit Facilities require compliance with certain operating covenants which limit, among other things, the incurrence of additional indebtedness by the Company and its subsidiaries, sales of assets and mergers and dissolutions, and which covenants do not restrict distributions to shareholders, provided the Company is not in default under the Credit Facilities. At December 31, 1999, the

     Company was in compliance with these covenants. The Facility A Loans and the Facility C Loans are subject to annual commitment fees not to exceed 0.25% and 0.15%, respectively, of any unborrowed portion of the facilities.

     Additionally, in August 1999, the Company completed the private placement offering of $1.0 billion principal amount of Floating Rate Notes due August 2000. Interest on the Floating Rate Notes is payable quarterly, equal to the London Interbank Offered Rate ("LIBOR") for the three-month U.S. dollar deposits plus 0.18%. The net proceeds of the offering were used to pay down debt under the Company's Credit Facilities and commercial paper program, and for general corporate purposes.

     In December 1999, the Company redeemed all of its outstanding 13.5% Senior Notes due December 15, 2002 (the "SkyTel Notes"), and all of its outstanding 6.75% Convertible Subordinated Debentures due May 15, 2002 (the "SkyTel Debentures"). The aggregate outstanding principal amount of the SkyTel Notes and SkyTel Debentures was approximately $266 million. In connection with the redemptions, WorldCom recorded a charge of approximately $34 million in the fourth quarter of 1999. The funds required to pay all amounts under the redemptions were obtained by WorldCom from available liquidity under the Company's Credit Facilities and commercial paper program.

     As of December 31, 1999, Embratel had $828 million of long-term debt outstanding, of which approximately $587 million was denominated in U.S. dollars and $241 million denominated in other currencies including the French Franc, Deutsche Mark, Japanese Yen, and Brazilian real. The Embratel debt bears fixed interest rates ranging from 5.7% to 10.1% and variable interest rates ranging from 0.25% to 3.30% per annum over the LIBOR. The LIBOR rate at December 31, 1999 was 6.00125%.

     Certain of Embratel's credit agreements contain covenants restricting, among other things, (i) the ability of Telecomunicacacoes Brasileiras S.A., Telebras ("Telebras"), Embratel's former parent, to dispose of all or a substantial part of its assets or to cease to control a company that was an operating subsidiary of Telebras and (ii) the ability of the Brazilian Federal Government to dispose of its controlling interest in Telebras. The breakup of Telebras on May 22, 1998 and the privatization of Embratel constituted an event of default under such credit agreements. In addition, most of Embratel's other credit agreements include cross-default provisions and cross-acceleration provisions that would permit the holders of such indebtedness to declare the indebtedness to be in default and to accelerate the maturity thereof if a significant portion of the principal amount of Embratel's debt is in default or accelerated. As of December 31, 1999 approximately $340 million of Embratel's outstanding debt is currently in default or expected to be in default as a result of the privatization. Embratel is currently in negotiations with the appropriate creditors with respect to this indebtedness.

     The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should Embratel be unable to renegotiate its credit agreements. The Company believes that once the privatization is finalized, Embratel's creditors will renegotiate the terms of these credit agreements and/or provide appropriate waivers regarding such defaults.

     The Company has designated the remaining note payable in local currency installments, resulting from the Embratel investment, as a hedge of its investment in Embratel. Accordingly, as of December 31, 1998 and 1999, the Company recorded the change in value of $25 million and $171 million, respectively, resulting from foreign currency fluctuations, as a reduction of the note payable with the offset through foreign currency translation adjustment in shareholders' investment.

     The aggregate principal repayments and reductions required in each of the years ending December 31, 2000 through December 31, 2004 and thereafter for the Company's long-term debt is as follows (in millions):

                        2000                    $5,015
                        2001                     1,740
                        2002                       167
                        2003                       710
                        2004                     1,128
                        Thereafter               9,383
                                               -------
                                               $18,143
                                               =======

     (6) COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE COMPANY AND OTHER REDEEMABLE PREFERRED SECURITIES -

     In connection with the MCI Merger, the Company acquired $750 million aggregate principal amount of 8% Cumulative Quarterly Income Preferred Securities, Series A, representing 30 million shares outstanding ("preferred securities") due June 30, 2026 which were previously issued by MCI Capital I, a wholly owned Delaware statutory business trust (the "Trust"). The Trust exists for the sole purpose of issuing the preferred securities and investing the proceeds in the Company's 8% Junior Subordinated Deferrable Interest Debentures, Series A ("Subordinated Debt Securities") due June 30, 2026, the only assets of the Trust.

     Holders of the preferred securities are entitled to receive preferential cumulative cash distributions from the Trust on a quarterly basis, provided the Company has not elected to defer the payment of interest due on the Subordinated Debt Securities to the Trust. The Company may elect this deferral from time to time, provided that the period of each such deferral does not exceed five years. The preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debt Securities at maturity or earlier in an amount equal to the amount of Subordinated Debt Securities maturing or being repaid.
     In addition, in the event the Company terminates the Trust, the Subordinated Debt Securities will be distributed to the then holders of the preferred securities of the Trust.

     The Company and MCI have executed various guarantee agreements and supplemental indentures which agreements, when taken together with the issuance of the Subordinated Debt Securities, constitute a full, irrevocable, and unconditional guarantee by the Company and MCI of all of the Trust's obligations under the preferred securities (the "Guarantee"). A Guarantee Agreement and Supplement No. 1 thereto covers payment of the preferred securities' quarterly distributions and payments on maturity or redemption of the preferred securities, but only in each case to the extent of funds held by the Trust. If the Company does not make interest payments on the Subordinated Debt Securities held by the Trust, the Trust will have insufficient funds to pay such distributions. The obligations of the Company and MCI under the Guarantee and the Subordinated Debt Securities are subordinate and junior in right of payment to all senior debt of the Company and MCI, respectively.

     OTHER REDEEMABLE PREFERRED SECURITIES:

     On December 28, 1998, WorldCom Synergies Management Company, Inc. ("SMC"), a wholly owned subsidiary of the Company, issued 475 shares of an authorized 500 shares of 6.375% cumulative preferred stock, Class A ("SMC Class A Preferred Stock") in a private placement. Each share of SMC Class A Preferred Stock has a par value of $0.01 per share and a liquidation preference of $100,000 per share. The SMC Class A Preferred Stock is mandatorily redeemable by SMC at the redemption price of $100,000 per share plus accumulated and unpaid dividends on January 1, 2019.
     Dividends on the SMC Class A Preferred Stock are cumulative from the date of issuance and are payable quarterly at a rate per annum equal to 6.375% of the liquidation preference of $100,000 per share when, as and if declared by the Board of Directors of SMC.

     (7)  PREFERRED STOCK -

     The WorldCom Series B Convertible Preferred Stock (the "WorldCom Series B Preferred Stock") is convertible into shares of WorldCom Common Stock at any time at a conversion rate of 0.1460868 shares of WorldCom Common Stock for each share of WorldCom Series B Preferred Stock. Dividends on the WorldCom Series B Preferred Stock accrue at the rate of $0.0775 per share, per annum and are payable in cash. Dividends will be paid only when, as and if declared by the Board of Directors. The Company has not declared any dividends on the WorldCom Series B Preferred Stock to date and anticipates that future dividends will not be declared but will continue to accrue. Upon conversion, accrued but unpaid dividends are payable in cash or shares of WorldCom Common Stock at the
     Company's election.   To date, the Company has elected to pay all
     accrued dividends in cash, upon conversion.

     The WorldCom Series B Preferred Stock is also redeemable at the option of the Company at any time after September 30, 2001 at a redemption price of $1.00 per share, plus accrued and unpaid dividends. The redemption price will be payable in cash or shares of WorldCom Common Stock at the Company's election.

     The WorldCom Series B Preferred Stock is entitled to one vote per share with respect to all matters. The WorldCom Series B Preferred Stock has a liquidation preference of $1.00 per share plus all accrued and unpaid dividends thereon to the date of liquidation. There is no established market for the WorldCom Series B Preferred Stock.

     In January 2000, each outstanding share of WorldCom Series C
     Preferred Stock was redeemed by the Company for $50.75 in cash, or approximately $190 million in the aggregate.

     In May 1998, the Company exercised its option to redeem all of the outstanding Series A 8% Cumulative Convertible Preferred Stock (the "WorldCom Series A Preferred Stock") and related depositary shares. Prior to the redemption date, substantially all of the holders of

     WorldCom Series A Preferred Stock elected to convert the preferred stock into WorldCom Common Stock, resulting in the issuance of approximately 49 million shares of WorldCom Common Stock.

     (8)  SHAREHOLDER RIGHTS PLAN -

     On August 25, 1996, the Board of Directors of WorldCom declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of WorldCom Common Stock. Each Right entitles the registered holder to purchase from the Company one one thousand-five-hundredth of a share of Series 3 Junior Participating Preferred Stock, par value $.01 per share (the "Junior Preferred Stock"), of the Company at an initial price of $160.00 per one one-thousandth of a share of Junior Preferred Stock (the "Purchase Price"), subject to adjustment.

     The Rights generally will be exercisable only after the close of business on the tenth business day following the date of public announcement or the date on which the Company first has notice or determines that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or has obtained the right to acquire, 15% or more of the outstanding shares of voting stock of the Company without the prior express written consent of the Company, or after the close of business on the tenth business day (or such later day as the Board of Directors shall determine, but in no event later than the tenth business day after a person becomes an Acquiring Person) after the commencement of a tender offer or exchange offer, by a person which, upon consummation, would result in such party's control of 15% or more of the Company's voting stock. The Rights will expire, if not previously exercised, exchanged or redeemed, on September 6, 2001.

     If any person or group acquires 15% or more of the Company's outstanding voting stock without prior written consent of the Board of Directors, each Right, except those held by such persons, would entitle each holder of a Right to acquire such number of shares of WorldCom's Common Stock as shall equal the result obtained by multiplying the then current Purchase Price by the number of one one-thousandths of a share of Junior Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current per-share market price of WorldCom Common Stock.

     If any person or group acquires 15% or more, but less than 50%, of the outstanding WorldCom Common Stock without prior written consent of the Board of Directors, each Right, except those held by such persons, may be exchanged by the Board of Directors for one share of WorldCom Common Stock.

     If the Company were acquired in a merger or other business combination transaction where the Company is not the surviving corporation or where the Company is the surviving corporation, but WorldCom Common Stock is exchanged or changed for stock or other securities of any other person or for cash or other property, or where 50% or more of the Company's assets or earnings power is sold in one or several transactions without the prior written consent of the Board of Directors, each Right would entitle the holders thereof (except for the Acquiring Person) to receive such number of shares of the acquiring company's common stock as shall be equal to the result obtained by multiplying the then current Purchase Price by the number of one one-thousandths of a share of Junior Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current market price per share of the common stock of the acquiring company on the date of such merger or other business combination transaction.

     At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.0067 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the voting power of all securities of the Company then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than an excepted person) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

  (9)  LEASES AND OTHER COMMITMENTS -

     The Company leases office facilities and certain equipment under non-cancelable operating leases having initial or remaining terms of more than one year. In addition, the Company leases a right-of-way from a railroad company under a fifteen-year lease with three fifteen-year renewal options. The Company is also obligated under rights-of-way and franchise agreements with various entities for the use of their rights-of-way for the installation of the Company's telecommunications systems. Rental expense under these operating leases was $140 million, $184 million and $323 million in 1997, 1998, and 1999, respectively.

     At December 31, 1999, minimum lease payments under noncancellable operating leases and commitments, other contractual commitments and capital leases were as follows (in millions):


                                                                Operating and Capital Leases
                                      ----------------------------------------------------------------------------------
                                      Office Facilities
                                        and Equipment
                                          and other          Telecommunications
                                         Contractual             Facilities                                 Capital
     Year                                Commitments        and Rights-of-Way            Total               Leases
     ----                            -----------------     -------------------        --------              -------
     2000                                       $580                 $1,613             $2,193                 $109
     2001                                        534                  1,395              1,929                   89
     2002                                        641                  1,254              1,895                   55
     2003                                        599                  1,032              1,631                   31
     2004                                        520                    793              1,313                   38
     Thereafter                                2,440                  1,449              3,889                  383
                                              ------                 ------            -------                -----
     Total                                    $5,314                 $7,536            $12,850                 $705
                                              ======                 ======            =======                =====
     Less: imputed interest                                                                                    (222)
                                                                                                             $  483
                                                                                                             =======

     Certain of the Company's facility leases include renewal options, and most leases include provisions for rent escalation to reflect increased operating costs and/or require the Company to pay certain maintenance and utility costs.

     In October 1999, the Company and Electronic Data Systems Corporation ("EDS") finalized dual outsourcing agreements that are expected to capitalize on the individual strengths of each company. Under these agreements, WorldCom has outsourced portions of its information technology ("IT") operations to EDS. EDS has assumed responsibility for IT system operations at more than a dozen WorldCom processing centers worldwide. The IT outsourcing agreement is represented by a 10-year contractual commitment with contractually specified minimums over the term of the contract.
     The contractual minimums aggregate $3.3 billion and have been included in the operating and capital lease commitment table above.

     In 1999, the Company amended its existing $500 million receivables purchase agreement to $2 billion including certain additional receivables and in the process received additional proceeds of $1.4 billion. The Company used these proceeds to reduce the outstanding debt under the Company's Credit Facilities and commercial paper program and provide additional working capital. As of December 31, 1999, the purchaser owned an undivided interest in a $3.8 billion pool of receivables, which includes the $1.9 billion sold.

     (10)  CONTINGENCIES -

     The Company is involved in legal and regulatory proceedings generally incidental to its business and has included loss contingencies in other current liabilities and other liabilities for certain of these matters. In some instances, rulings by federal and some state regulatory authorities may result in increased operating costs to the Company. Except as described herein, and while the results of these various legal and regulatory matters contain an element of uncertainty, WorldCom believes that the probable outcome of these matters should not have a material adverse effect on the Company's consolidated results of operations or financial position.

     GENERAL. WorldCom is subject to varying degrees of federal, state, local and international regulation. In the United States, the Company's subsidiaries are most heavily regulated by the states, especially for the provision of local exchange services. The Company must be certified separately in each state to offer local exchange and intrastate long distance services. No state, however, subjects WorldCom to price cap or rate of return regulation, nor is the Company currently required to obtain FCC authorization for installation or operation of its network facilities used for domestic services, other than licenses for specific terrestrial microwave and satellite earth station facilities that utilize radio frequency spectrum. FCC approval is required, however, for the installation and operation of its international facilities and services. WorldCom is subject to varying degrees of regulation in the foreign jurisdictions in which it conducts business including authorization for the installation and operation of network facilities. Although the trend in federal, state and international regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States or abroad would not have a material adverse effect on WorldCom.

     In implementing the Telecom Act, the FCC established nationwide rules designed to encourage new entrants to participate in the local services markets through interconnection with the ILECs, resale of ILECs' retail services and use of individual and combinations of unbundled network elements. Appeals of the FCC order adopting those rules were consolidated before the United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit"). Thereafter, the Eighth Circuit held that constitutional challenges to various practices implementing cost provisions of the Telecom Act that were ordered by certain Public Utility Commissions ("PUCs") were premature; it vacated, however, significant portions of the FCC's nationwide pricing rules and an FCC rule requiring that unbundled network elements be provided on a combined basis. The United States Supreme Court (the "Supreme Court") reviewed the decision of the Eighth Circuit and on January 25, 1999, reversed the Eighth Circuit in part and reinstated, with one exception, all of the FCC local competition rules. The Supreme Court vacated and remanded to the FCC for reconsideration the rule determining which unbundled network elements must be provided by ILECs to new entrants. On November 5, 1999, the FCC promulgated new unbundling rules that require two additional network elements, as well as most of the previously identified elements, to be made available to new entrants. However, the FCC concluded that a new packet-switching element should not be available for unbundling. That order has been appealed by the ILECs to the United States Court of Appeals for the District of Columbia Circuit. The Eighth Circuit is now considering the ILECs' challenges to the substance of pricing rules which it previously had found to be premature.

     Access charges, both interstate and intrastate, are a principal component of WorldCom's telecommunications expense. Regulators have historically permitted access charges to be set at levels that are well above ILECs' costs. As a result, access charges have been a source of universal service subsidies that enable local exchange rates to be set at levels that are affordable. WorldCom has actively participated in a variety of state and federal regulatory proceedings with the goal of bringing access charges to cost-based levels and to fund universal service using explicit subsidies funded in a competitively neutral manner.

     On May 21, 1999, the United States Court of Appeals for the District of Columbia Circuit reversed and remanded to the FCC its decision to adjust its price cap regulation of ILECs to require access charges to fall 6.5% per year adjusted for inflation. On June 22, 1999, that court stayed the effect of its decision pending a further order by the FCC justifying or modifying its decision in response to the court's opinion.

     On November 4, 1999, the FCC's Pricing Flexibility Order, which allowed price-cap regulated ILECs to offer customer specific pricing in contract tariffs, took effect. Price-cap regulated ILECs can now offer access arrangements with contract-type pricing in competition with long distance carriers and other competitive access providers, who have previously been able to offer such pricing for access arrangements. As ILECs experience increasing competition in the local services market, the FCC will grant increased pricing flexibility and relax tariffing requirements for access services. The FCC is also conducting a proceeding to consider additional pricing flexibility for a wider range of access services. The Company has appealed the Pricing Flexibility Order to the United States Court of Appeals for the District of Columbia Circuit.

     On May 27, 1999, the FCC amended its prior universal service decisions in two significant respects. First, the FCC raised the funding level for universal service support to schools and libraries to $2.25 billion per year, the current maximum that FCC rules allow. Second, the FCC modified its approach to subsidizing non-rural high cost areas by rejecting its prior approach of sizing the subsidy based on forward-looking cost models, and instead adopted a more complex approach that the FCC said it hoped would produce a small high cost fund. On November 2, 1999, the FCC released two further universal service orders, which provide for federal support for non-rural high cost areas. Both orders have been appealed to the United States Court of Appeals for the Tenth Circuit. On July 30, 1999, the United States Court of Appeals for the Fifth Circuit issued a decision reversing in part the May 1997 FCC universal service decision. Among other things, the court held that the FCC may collect universal service contributions from interstate carriers based on only interstate revenues, and that the FCC could not force the ILECs to recover their universal service contributions through interstate access charges. On November 1, 1999, the FCC implemented the court's decision. ILEC interstate access charges decreased by approximately $400 million, and direct universal service assessments on interstate carriers such as WorldCom increased by $700 million.

     In August 1998, in response to petitions filed by several ILECs under the guise of Section 706 of the Telecom Act, the FCC issued its Advanced Services Order. This order clarifies that the interconnection, unbundling, and resale requirements of Section 251(c) of the Telecom Act, and the interLATA restrictions of
     Section 271 of the Telecom Act, apply fully to so-called "advanced telecommunications services," such as Digital Subscriber Line ("DSL") technology. US West Communications Group appealed this order to the United States Court of Appeals for the District of Columbia Circuit. At the request of the FCC, the court remanded the case for further administrative proceedings, and on December 23, 1999, the FCC issued its Order on Remand. In that order, the

     FCC reaffirmed its earlier decision that ILECs are subject to the obligations of Section 251(c) of the Telecom Act in connection with the offering of advanced telecommunications services such as DSL. The order reserved ruling on whether such obligations extend to traffic jointly carried by an ILEC and a CLEC to an ISP where the ISP self-provides the transport component of its Internet access service. The Order on Remand also found that DSL-based advanced services that are used to connect ISPs to their subscribers to facilitate Internet-bound traffic typically constitute exchange access service. On January 3, 2000, the Company filed a petition for review of this aspect of the Order on Remand with the United States Court of Appeals for the District of Columbia Circuit.

     In a companion notice to the original order, the FCC sought comment on how to implement Section 706 of the Telecom Act, which directs the FCC to (1) encourage the deployment of advanced telecommunications capability to Americans on a reasonable and timely basis, and (2) complete an inquiry concerning the availability of such services no later than February 8, 1999. The Commission's rulemaking notice included a proposal that, if adopted, would allow the ILECs the option of providing advanced services via a separate subsidiary free from the unbundling and resale obligations of Section 251(c), as well as other dominant carrier regulatory requirements. In early February 1999, the FCC issued its report to Congress, concluding that the deployment of advanced services is proceeding at a reasonable and timely pace. The FCC has not yet issued its Section 706 rulemaking order.

     In February 1999, the FCC adopted new rules expanding the rights of CLECs to collocate equipment within ILEC-owned facilities. The ILECs appealed the February 1999 collocation order to the United States Court of Appeals for the District of Columbia Circuit. On March 17, 2000, the court vacated in part and affirmed in part the rules. Specifically, the court vacated and remanded to the FCC the portion of its rules that allowed CLECs to collocate equipment that is necessary for interconnection but that also performs some other function.

     In the same February 1999 order, the FCC sought public comments on its tentative conclusion that loop spectrum standards should be set in a competitively neutral process. In November 1999, the FCC concluded that ILECs should be required to share primary telephone lines with CLECs, and identified the high frequency portion of the loop as a network element.

     On February 26, 1999, the FCC issued a Declaratory Ruling and Notice of Proposed Rulemaking regarding the regulatory treatment of calls to ISPs. Prior to the FCC's order, approximately thirty PUCs issued orders unanimously finding that carriers, including WorldCom, are entitled to collect reciprocal compensation for completing calls to ISPs under the terms of their interconnection agreements with ILECs. Many of these PUC decisions have been appealed by the ILECs and, since the FCC's order, many have filed new cases at the PUCs or in court. Moreover, WorldCom appealed the FCC's order to the United States Court of Appeals for the District of Columbia Circuit. On March 24, 2000, the court vacated the FCC's order and remanded the case to the FCC for further proceedings. WorldCom cannot predict the outcome of the cases filed by the ILECs, the FCC's rulemaking proceeding, or the FCC's proceedings on remand, nor can it predict whether or not the result(s) will have a material adverse impact upon its consolidated financial position or future results of operations.

     Several bills have been introduced during the 106th Congress that would exclude the transmission of data services or high-speed Internet access from the Telecom Act's bar on the transmission of in-region interLATA services by the BOCs. These bills would also make it more difficult for competitors to resell the high-speed Internet access services of the ILECs or to lease a portion of the network components used for the provision of such services.

     In 1996 and 1997, the FCC issued decisions that would require non-dominant telecommunications carriers to eliminate interstate service tariffs, except in limited circumstances. WorldCom challenged this decision in the United States Court of Appeals for the District of Columbia Circuit, and successfully obtained a stay of the FCC's decision. WorldCom's appeal has been held in abeyance pending FCC action with respect to petitions for reconsideration. The FCC recently issued an order addressing those petitions for reconsideration, briefing of the appeal is ongoing, and oral argument was held on March 14, 2000. WorldCom cannot predict the ultimate outcome of this appeal. Should the FCC prevail, WorldCom could no longer rely on its federal tariff to limit liability or to establish its interstate rates for customers. Under the FCC's decision, WorldCom would need to develop a means to contract individually with its millions of customers in order to establish lawfully enforceable rates.

     In 1997 and 1998, the FCC rejected five applications filed by BOCs to provide in-region long distance service in competition with long distance carriers. Pursuant to the Telecom Act, BOCs must file, in each state in their service area, an application conforming to the requirements of Section 271 of the Telecom Act if they wish to offer in-region long distance in that state. Among other things, the applications must demonstrate that the BOC has met a 14-point competitive checklist to open its local network to competition and demonstrate that the application is in the public interest. Bell

     Atlantic Corporation ("Bell Atlantic") in New York filed an application with the FCC on October 19, 1999. Bell Atlantic's was the first application to have been subjected to rigorous operational testing of readiness to meet the Section 271 requirements. On December 21, 1999, the FCC granted Bell
     Atlantic's application. SBC Corporation filed an application for Texas on January 10, 2000. A decision is expected on that application by April 7, 2000.

     The FCC is currently reviewing a proposal for access charge and universal service reform that has been filed by the Coalition for Affordable Local and Long Distance Service ("CALLS"), a group of RBOCs, GTE Corporation ("GTE") and two long distance companies.
     The principal aspects of the plan are (1) residential Subscriber Line Charges would be increased to $4.35 in 2000, $5.00 in 2001, $6.00 in 2002, and $6.50 in 2003; (2) residential Presubscribed Interexchange Carrier Charges ("PICCs") would be eliminated in 2000; (3) carrier access charges would be reduced for the industry by $2.1 billion on July 1, 2000, with minimal additional reductions in later years; and (4) the RBOCs and GTE would benefit from a new $650 million universal service fund. In addition, WorldCom believes the FCC may have made other commitments to the RBOCs concerning the disposition and/or timing of other regulatory proceedings that may be related to the RBOCs' decision to offer the CALLS plan. This might include, for example, restrictions on CLECs' ability to use unbundled network elements to offer special access services. Finally, interexchange carriers participating in the CALLS plan are committing to eliminate PICC-pass through charges, eliminate minimum charges for basic schedule customers, and flow through reductions in access charges. Public comments are due to the FCC on April 3, 2000, and reply comments are due on April 17, 2000. WorldCom cannot predict either the outcome of this proceeding or whether or not the results will have a material adverse impact upon its consolidated financial position or future results of operations.

     INTERNATIONAL. In February 1997, the United States entered into a World Trade Organization Agreement (the "WTO Agreement") that is designed to have the effect of liberalizing the provision of switched voice telephone and other telecommunications services in scores of foreign countries over the next several years. The WTO Agreement became effective in February 1998. In light of the United States commitments to the WTO Agreement, the FCC implemented new rules in February 1998 that liberalize existing policies regarding (1) the services that may be provided by foreign affiliated United States international common carriers, including carriers controlled or more than 25 percent owned by foreign carriers that have market power in their home markets, and (2) the provision of alternative traffic routing. The new rules make it much easier for foreign affiliated carriers to enter the United States market for the provision of international services.

     In August 1997, the FCC adopted mandatory settlement rate benchmarks. These benchmarks are intended to reduce the rates that United States carriers pay foreign carriers to terminate traffic in their home countries. The FCC will also prohibit a United States carrier affiliated with a foreign carrier from providing facilities-based service to the foreign carrier's home market until and unless the foreign carrier has implemented a settlement rate at or below the benchmark. The FCC also adopted new rules that will liberalize the provision of switched services over private lines to World Trade Organization member countries. These rules allow such services on routes where 50% or more of United States billed traffic is being terminated in the foreign country at or below the applicable settlement rate benchmark or where the foreign country's rules concerning provision of international switched services over private lines are deemed equivalent to United States rules. On January 12, 1999, the FCC's benchmark rules were upheld in their entirety by the United States Court of Appeals for the District of Columbia Circuit. On March 11, 1999 the District of Columbia Circuit denied petitions for rehearing of the case.

     In April 1999, the FCC modified its rules to permit United States international carriers to exchange international public switched voice traffic on many routes to and from the United States outside of the traditional settlement rate and proportionate return regimes.

     On June 3, 1999, the FCC enforced the benchmark rates on two non-compliant routes. Settlement rates have fallen to the benchmarks or below on many other routes.

     Although the FCC's new policies and implementation of the WTO Agreement may result in lower settlement payments by WorldCom to terminate international traffic, there is a risk that the payments that WorldCom will receive from inbound international traffic may decrease to an even greater degree. The implementation of the WTO Agreement may also make it easier for foreign carriers with market power in their home markets to offer United States and foreign customers end-to-end services to the disadvantage of WorldCom. The Company may continue to face substantial obstacles in obtaining from foreign governments and foreign carriers the authority and facilities to provide such end-to-end services.

     EMBRATEL. The 1996 General Telecommunications Law (the "General Law") provides a framework for telecommunications regulation for Embratel. Article 8 of the General Law created Agencia Nacional de Telecomunicacoes ("Anatel") to implement the General Law through development of regulations and to enforce such regulations. According to the General Law, companies wishing to offer telecommunications services to consumers are required to apply to Anatel for a concession or an authorization. Concessions are granted for the provision of services under the public regime (the "Public Regime") and authorizations are granted for the provision of services under the private regime (the "Private Regime"). Service providers subject to the Public Regime (concessionaires) are subject to obligations concerning network expansion and continuity of service provision and are subject to rate regulation. These obligations and the tariff conditions are provided in the General Law and in each company's concession contract. The network expansion obligations are also provided in the Plano Geral de Universalizacao ("General Plan on Universal Service").

     The only services provided under the Public Regime are the switched fixed telephone services ("SFTS") -local and national and international long distance - provided by Embratel and the three regional Telebras holding companies ("Teles"). All other telecommunications companies, including other companies providing SFTS, operate in the Private Regime and, although they are not subject to the Public Regime, individual authorizations may contain certain specific expansion and continuity obligations.

     The main restriction imposed on carriers by the General Plan on Universal Service is that, until December 31, 2003, the three Teles are prohibited from offering inter-regional and international long distance service, while Embratel is prohibited from offering local services. These companies can start providing those services two years sooner if they meet their network expansion obligations by December 31, 2001.

     Embratel and the three Teles were granted their concessions at no fee, until 2005. After 2005, the concessions may be renewed for a period of 20 years, upon the payment, every two years, of a fee equal to 2% of annual net revenues calculated based on the provision of SFTS in the prior year, excluding taxes and social contributions.

     Embratel also offers a number of ancillary telecommunications services pursuant to authorizations granted in the Private Regime. Such services include the provision of dedicated analog and digital lines, packet switched network services, circuit switched network services, mobile marine telecommunications, telex and telegraph, radio signal satellite retransmission and television signal satellite retransmission. Some of these services are subject to some specific continuity obligations and rate conditions.

     All providers of telecommunications services are subject to quality and modernization obligations provided in the Plan Geral de
     Qualidade ("General Plan on Quality").

     LITIGATION. On November 4, 1996, and thereafter, and on August 25, 1997, and thereafter, MCI and all of its directors were named as defendants in a total of 15 complaints filed in the Court of Chancery in the State of Delaware. BT was named as a defendant in 13 of the complaints. The complaints were brought by alleged stockholders of MCI, individually and purportedly as class actions on behalf of all other stockholders of MCI. In general, the complaints allege that MCI's directors breached their fiduciary duty in connection with the MCI BT Merger Agreement, dated November 3, 1996 (the "MCI BT Merger Agreement"), that BT aided and abetted those breaches of duty, that BT owes fiduciary duties to the other stockholders of MCI and that BT breached those duties in connection with the MCI BT Merger Agreement. The complaints seek damages and injunctive and other relief.

     One of the purported stockholder class actions pending in Delaware Chancery Court has been amended, one of the purported class actions has been dismissed with prejudice, and plaintiffs in four of the other purported stockholder class actions have moved to amend their complaints to name WorldCom and Acquisition Subsidiary as additional defendants. These plaintiffs generally allege that the defendants breached their fiduciary duties to stockholders in connection with the MCI Merger and the agreement to pay a termination fee to WorldCom. They further allege discrimination in favor of BT in connection with the MCI Merger. The plaintiffs seek, inter alia, damages and injunctive relief prohibiting the consummation of the MCI Merger and the payment of the inducement fee to BT.

     Three complaints were filed in the U.S. District Court for the District of Columbia, as class actions on behalf of purchasers of MCI shares. The three cases were consolidated on April 1, 1998.
     On or about May 8, 1998, the plaintiffs in all three cases filed a consolidated amended complaint alleging, on behalf of purchasers of MCI's shares between July 11, 1997 and August 21, 1997, inclusive, that MCI and certain of its officers and directors failed to disclose material information about MCI, including that MCI was renegotiating the terms of the MCI BT Merger Agreement. The consolidated amended complaint seeks damages and other relief. The Company and the other defendants have moved to dismiss the consolidated amended complaint.

     At least nine class action complaints have been filed that arise out of the FCC's decision in Halprin, Temple, Goodman and Sugrue
     v. MCI Telecommunications Corp., and allege that WorldCom has improperly charged "Pre-Subscribed" customers "Non-Subscriber" or so-called "casual" rates for certain direct-dialed calls. Plaintiffs further challenge WorldCom's credit policies for this "non-subscriber" traffic. Plaintiffs assert that WorldCom's conduct violates the Communications Act and various state laws; they seek rebates to all affected customers and punitive damages and other relief. In response to a motion filed by WorldCom, the Judicial Panel on Multi-District Litigation has consolidated these matters in the United States District Court for the Southern District of Illinois. That Court denied the Company's motion to dismiss the state law claims, and the parties are now engaged in discovery. On February 4, 2000, the Company filed a petition for review of the FCC's Halprin decision with the United States Court of Appeals for the District of Columbia Circuit.

     On September 3, 1998, WorldCom and MCI entered into a Stock Purchase Agreement ("SPA") with Cable & Wireless plc and Cable & Wireless Internet Holdings, Inc. (collectively, "C&W"), pursuant to which MCI sold the iMCI Business to C&W. That transaction closed on September 14, 1998, prior to the closing of the MCI Merger.

     On February 18, 1999, pursuant to the indemnity provisions of the SPA, C&W notified WorldCom that it was claiming that WorldCom had breached representations and warranties in, and had failed to comply with other provisions of, the SPA. C&W alleged that it had suffered damages of approximately $1.16 billion. WorldCom advised C&W on March 19, 1999, that the Company denied these allegations.

     On March 31, 1999, C&W filed a complaint against WorldCom in the United States District Court for the District of Delaware, alleging that WorldCom had breached the SPA. In the lawsuit, C&W sought unspecified damages and specific performance. On May 11, 1999, WorldCom filed a motion to stay the litigation and to compel compliance with the dispute resolution/arbitration provisions in the SPA and affiliated agreements. On July 12, 1999, the district court entered an order compelling C&W to comply with the dispute resolution/arbitration provisions of the SPA and affiliated agreements with respect to five of the 11 claims in its complaint and denying a stay of the action. On July 29, 1999, the district court set a trial date of September 12, 2000. On July 30, 1999, WorldCom filed an answer denying C&W's claims and asserting four counterclaims that alleged that C&W breached the SPA and its duty of good faith and fair dealing.

     On September 10, 1999, C&W commenced an arbitration against WorldCom before the arbitration firm J.A.M.S./Endispute. In its Notice of Claims filed on September 20, 1999, C&W asserted the claims dismissed from the Delaware action as well as certain other disputes between the companies. On October 4, 1999, WorldCom responded to the Notice of Claims by denying all of C&W's claims and asserting six counterclaims that alleged contractual breaches by C&W. The hearing commenced on December 8, 1999.

     On February 29, 2000, C&W and WorldCom executed a Settlement Agreement resolving all claims arising out of the sale of the iMCI Business. WorldCom agreed to pay C&W $200 million and C&W agreed to pay WorldCom approximately $125 million for previously issued but unpaid invoices for services rendered pursuant to various contracts executed in September 1998. Pursuant to the Settlement Agreement, the parties have dismissed all claims asserted in the Delaware litigation and the arbitration, and C&W will withdraw any related complaints or allegations lodged before any governmental agencies.

     (11)  EMPLOYEE BENEFIT PLANS -

     STOCK OPTION PLANS:

     The Company has several stock option plans under which options to acquire up to 733 million shares may be granted to directors, officers and certain employees of the Company including the stock option plans acquired through various acquisitions. The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost is recognized. Terms and conditions of the Company's options, including exercise price and the period in which options are exercisable, generally are at the discretion of the Compensation and Stock Option Committee of the Board of Directors; however, no options are exercisable for more than 10 years after date of grant. As of December 31, 1999, 503 million options had been granted under these plans.

     Prior to the MCI Merger, certain executives of MCI were granted incentive stock units ("ISUs") that vested over a three-year period and entitled the holder to receive shares of common stock. At December 31, 1999, there were approximately 1.7 million ISUs outstanding.

     Additionally, there are outstanding warrants to acquire shares of WorldCom Common Stock at prices ranging from $4.1667 to $44.41 per share which were granted by acquired entities prior to their merger with WorldCom.

     Additional information regarding options and warrants granted and outstanding is summarized below (in millions, except per share data):

                                                                  Weighted-
                                               Numner of          Average
                                               Options and        Exercise
                                               Warrants           Price
                                               -----------        ----------

      Balance, December 31, 1996                      126          $7.04
      Granted to employees/directors                   48          16.76
      Exercised                                       (36)          3.85
      Expired or canceled                              (9)         10.25
                                                  -------        -------
      Balance, December 31, 1997                      129          11.27
      Granted to employees/directors                   48          20.38
      Assumed in connection with acquisitions         127          18.68
      Exercised                                       (49)          9.87
      Expired or canceled                              (9)         16.63
                                                  -------        -------
      Balance, December 31, 1998                      246          16.93
      Granted to employees/directors                  152          46.61
      Exercised                                       (61)         15.32
      Expired or canceled                             (18)         30.87
                                                  -------        -------
      Balance, December 31, 1999                      319         $30.58
                                                  =======        =======

     The following table summarizes information about the shares outstanding at December 31, 1999:


                                 Options and Warrants Outstanding               Options and Warrants Exercisable
                               --------------------------------------------    ----------------------------------
          Range of            Number          Remaining        Weighted-           Number            Weighted-
          Exercise         Outstanding       Contractual        Average          Outstanding          Average
          Prices           (In Millions)     Life (Years)     Exercise Price     (In Millions)      Exercise Price
          ---------        --------------    ------------     ---------------    -------------      ---------------
        $  0.01 - 17.34               93             5.1            $12.29                  74             $11.59
          17.35 - 34.68               79             7.4             22.55                  22              80.25
          34.69 - 52.03              146             8.6             46.57                   1              43.77
          52.04 - 86.71                1             7.6             58.18                   1              59.28
                                    ----                                                   ---             -------
                                     319                                                    98
                                    ====                                                   ===

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires disclosure of the compensation cost for stock-based incentives granted after January 1, 1995 based on the fair value at grant date for awards. Applying SFAS No. 123 would result in pro forma net income (loss) and earnings (loss) per share ("EPS") amounts as follows (in millions, except share data):


                                                                              1997         1998           1999
                                                                            --------      -------       -------

     Net income (loss) before cumulative effect of   As reported               $146      $(2,602)          $3,941
       accounting change and extraordinary items     Pro forma                   90       (2,712)           3,442
     Basic EPS                                       As reported               0.10        (1.35)            1.40
                                                     Pro forma                 0.06        (1.40)            1.22
     Diluted EPS                                     As reported               0.10        (1.35)            1.35
                                                     Pro forma                 0.06        (1.40)            1.18


     The fair value of each option or restricted stock grant is estimated on the date of grant using an option-pricing model with the following weighted-average assumptions used for grant:

                                                                Weighted-
                            Expected           Risk-Free        Average Grant-
     Date Granted           Volatility         Interest Rate    Date Fair Value
     -------------          ----------         -------------    ---------------
     1997                      22.8%               6.4%            $5.32
     1998                      23.7%               5.6%            $6.68
     1999                      26.8%               5.2%            $14.91

     Additionally, for all options, a 15% forfeiture rate was assumed with an expected life of 5 years and no dividend yield.

     Because the SFAS No. 123 method of accounting has been applied only to grants after December 31, 1994, the resulting pro forma compensation cost may not be representative of that to be expected in future periods.

     401(K) PLANS:

     The Company and its subsidiaries offer its qualified employees the opportunity to participate in one of its defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each employee may contribute on a tax deferred basis a portion of annual earnings not to exceed $10,000. The Company matches individual employee contributions in certain plans, up to a maximum level which in no case exceeds 6% of the employee's compensation. Expenses recorded by the Company relating to its 401(k) plans were $7 million, $26 million and $108 million for the years ended December 31, 1997, 1998 and 1999, respectively.

     (12)  PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS -

     WorldCom maintains a noncontributory defined benefit pension plan (the "MCI Plan") and a supplemental pension plan (the "Supplemental Plan") and WorldCom International Data Services, Inc., a subsidiary of MCI, has a defined benefit pension plan. Collectively, these plans cover substantially all MCI employees who became WorldCom employees as a result of the MCI Merger and who work 1,000 hours or more in a year. Effective January 1, 1999, no future compensation credits are earned by participants of the MCI Plan.

     Annual service cost is determined using the Projected Unit Credit actuarial method, and prior service cost is amortized on a straight-line basis over the average remaining service period of employees. As of December 31, 1998 and 1999, the MCI Plan accumulated benefit obligation exceeds the fair value of MCI Plan assets by $27 million and $51 million, respectively. There is no additional minimum pension liability required to be recognized.

     Additionally, Embratel sponsors a contributory defined benefit pension plan and a post-retirement benefit plan. Approximately 97% of Embratel's employees are covered by these plans. The defined benefit pension plan has an accumulated benefit obligation in excess of fair value of assets of $300 million at December 31, 1998 and $13 million at December 31, 1999. There is no additional minimum pension liability to be recognized.

     Embratel health care cost trend rates were projected at annual rates excluding inflation ranging from 5.96% in 2000 to 2.70% in 2048. The effect of a one percentage point increase in the assumed health care cost trend rates would increase the Embratel accumulated post-retirement benefit obligation at December 31, 1999 by $14 million and the aggregate service and interest cost components by $1 million on an annual basis. The effect of a one percentage point decrease in the assumed health care cost trend rate would reduce the accumulated post-retirement benefit obligation by $11 million and reduce the total service and interest cost component by $1 million.

     In April 1999, the Company completed the sale of MCI Systemhouse Corp. and SHL Systemhouse Co. (collectively "SHL") to EDS for $1.6 billion resulting in a settlement gain of $24 million and benefit payments of $80 million.

     The following table sets forth information for the MCI pension plans and Embratel defined benefit pension and post-retirement plans' assets and obligations (in millions):

                                                                                                    Embratel Plans
                                                                            MCI             -----------------------------
                                                                            Pension         Pension              Other
                                                                            Plans           Benefits             Benefits
                                                                          ----------        ----------           ---------
     Change in Benefit Obligation
     Benefit obligation at January 1, 1998                                  $563             $1,231               $265
     Service cost                                                             54                 47                 10
     Interest cost                                                            39                 67                 16
     Actuarial (gain) loss                                                    39                (80)                11
     Benefits paid                                                           (39)               (39)                (3)
     Foreign currency exchange                                                --                (24)                (5)
     Assumption change                                                       (74)              (178)                --
     Curtailment/settlement                                                   --               (567)              (162)
                                                                           -----            -------              -----
     Benefit obligation at December 31, 1998                                 582                457                132
     Service cost                                                              1                  1                 --
     Interest cost                                                            36                 17                  5
     Actuarial (gain) loss                                                   (49)                46                 17
     Benefits paid                                                           (89)               (25)                (3)
     Foreign currency exchange                                                --               (147)               (42)
     Assumption change                                                        (5)                --                 --
                                                                           -----            -------              -----
     Benefit obligation at December 31, 1999                                $476               $349               $109
                                                                           =====            =======              =====

     Change in Plan Assets
     Fair value at January 1, 1998                                          $494               $550                $29
     Actual return on plan assets                                             63                (14)                 7
     Employer contributions                                                   63                 40                 71
     Employee contributions                                                   --                 30                 --
     Foreign currency exchange                                                --                (12)                --
     Benefits paid                                                           (39)               (39)                (3)
     Effect of settlement                                                     --               (403)               (65)
                                                                           -----            -------              -----
     Fair value of assets at December 31, 1998                              $581               $152                $39
                                                                           -----            -------              -----

                                   F-55

     Actual return on plan assets                                             71                 79                  5
     Employer contributions                                                   --                  1                 --
     Employee contributions                                                   --                  1                 --
     Foreign currency exchange                                                --                (42)               (12)
     Benefits paid                                                           (87)               (25)                (3)
     Effect of settlement/transfers                                            -                195                  -
                                                                           -----            -------              -----
     Fair value of assets at December 31, 1999                              $565               $361                $29
                                                                           =====            =======              =====
     As of December 31, 1999:
     Funded status                                                           $89                $12             $  (80)
     Unrecognized net actuarial (gain) loss                                 (136)               (89)                42
     Unrecognized prior service cost                                           4                 --                 --
     Unrecognized transition liability                                        --                  3                 -
                                                                            -----            -------             -----
     Accrued benefit cost                                                   $(43)             $ (74)             $ (38)
                                                                           =====            =======              =====
     Weighted average actuarial assumptions:
     Discount rate                                                         8.00%              6.00%              6.00%

     Expected return on plan assets                                        8.75%              9.00%                N/A
     Rate of compensation increase                                           N/A              2.00%                N/A

     As of December 31, 1998:
     Funded status                                                         $ (1)             $ (305)             $ (93)
     Unrecognized net actuarial gain                                        (83)               (123)                 44
     Unrecognized prior service cost                                           1                 --                 --
     Unrecognized transition liability                                        --                  5                 -
                                                                         -------            -------            -------
     Accrued benefit cost                                                  $ (83)            $ (423)             $ (49)
                                                                         =======            =======            =======
     Weighted average actuarial assumptions:
     Discount rate                                                         6.50%              6.00%              6.00%
     Expected return on plan assets                                        9.00%              9.00%              9.00%
     Rate of compensation increase                                         5.75%              3.25%                N/A

     The components of the net post-retirement benefit and pension costs for the years ended December 31, 1998 and 1999 as follows (in millions):

                                                                    1998                                1999
                                                             -------------------------------------------------------
                                                                   Embratel                            Embratel
                                                             ----------------------    MCI       -------------------
                                                             Pension       Other       Pension   Pension    Other
                                                             Benefits      Benefits    Plans     Benefits   Benefits
                                                             -------------------------------------------------------

     Service cost                                                $4          $2          $1          $1         $--
     Interest cost on accumulated postretirement
       benefit obligation                                        17           4          36          17           5
     Expected return on plan assets                             (13)         (1)        (50)        (25)         (2)
     Amortization of transition obligation                        7          --          --          (2)         --
     Amortization of net loss (gain)                            (1)           1          (4)         --           1
                                                              -----         ---      ------      ------         ---
     Net periodic post-retirement benefit cost                  $14          $6       $ (17)       $ (9)        $ 4
                                                              =====         ===      ======      ======         ===

     During 1998 Embratel created a new defined contribution plan (the "New Plan") which was approved by the Brazilian government. Effective November 19, 1998, all newly hired employees of Embratel automatically enter the New Plan and entry into the existing Embratel pension and post-retirement plans was frozen. Existing

     Embratel employees were given the option to migrate from the existing defined benefit pension and post-retirement benefit plans to the New Plan. The option expired on December 31, 1998 and the New Plan was effective on January 1, 1999. The New Plan provides an employer match on employee contributions based on certain limits, transfer of the defined benefit account balance, employee directed investment, and a lump sum payment from the post-retirement plan, which can be used to assist with medical coverage in the future. Any employees not electing to migrate to the New Plan will remain in the existing plans and will not have a future opportunity to move to the New Plan.

     (13)  INCOME TAXES -

     The provision for income taxes is composed of the following (in millions):


                                              1997       1998         1999
                                             ------     ------       ------

     Current                                    $53        $92        $62
     Deferred                                   340        785      2,903
                                              -----       ----     ------
     Total provision for income taxes          $393       $877     $2,965
                                              =====       ====     ======

     The following is a reconciliation of the provision for income taxes to the expected amounts using the statutory rate:


                                1997          1998         1999
                             -------      ---------      -------
     Expected
       statutory amount         35.0%        (35.0)%        35.0%
     Nondeductible
       amortization of
       excess of cost
       over net tangible
       assets acquired          17.0          11.2           5.2
     State income
       taxes                     2.7          (2.6)          2.5
     Charge for
       in-process
       research and
       development                --          83.5            --
     Valuation allowance        15.8            --          (1.5)
     Other                      (2.6)         (1.9)          0.2
                               -----          -----        -----
     Actual tax provision       67.9%         55.2%         41.4%
                               =====         =====         =====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss ("NOL") carryforwards.

     At December 31, 1999, the Company had unused NOL carryforwards for federal income tax purposes of approximately $2.3 billion which expire in various amounts during the years 2011 through 2018. These NOL carryforwards together with state and other NOL carryforwards within the United States result in a deferred tax asset of approximately $875 million at December 31, 1999. A valuation allowance of $109 million was reversed during 1999 as a result of a change in tax regulations and recorded as a reduction in goodwill.


     In addition, at December 31, 1999 the Company has unused NOL carryforwards of $127 million outside the United States which generally do not expire. These carryforwards result in a $51 million deferred tax asset for which a valuation allowance has been established.

     Approximately $279 million of the Company's deferred tax assets are related to preacquisition NOL carryforwards attributable to entities acquired in transactions accounted for as purchases. Accordingly, any future reductions in the valuation allowance related to such deferred tax assets will result in a corresponding reduction in goodwill. If, however, subsequent events or conditions dictate an increase in the need for a valuation allowance attributable to such deferred tax assets, the income tax expense for that period will be increased accordingly.

     The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1999 (in millions):


                                                                       1998                        1999
                                                            ----------------------------   ------------------------
                                                                   Assets    Liabilities       Assets   Liabilities
                                                            ----------------------------   ------------------------
     Allowance for bad debts                                          $98          $--           $--          $--
     Fixed assets                                                      --       (2,585)           --       (3,167)
     Goodwill and other intangibles                                    --         (103)           --          (68)
     Investments                                                       91           --            90           --
     Line installation costs                                           --         (277)           --         (400)
     Accrued liabilities                                              924           --           273           --
     NOL carryforwards                                              1,499           --           926           --
     Tax credits                                                      142           --           220           --
     Other                                                             74          (27)           --         (135)
                                                                   ------    ---------        ------      -------
                                                                    2,828       (2,992)        1,509       (3,770)
     Valuation allowance                                             (160)          --           (51)
                                                                   ------    ---------        ------      -------
                                                                   $2,668     $ (2,992)       $1,458      $(3,770)
                                                                   ======     ========        ======      =======


     (14)  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -

     Interest paid by the Company during the years ended December 31, 1997, 1998 and 1999 amounted to $317 million, $543 million and $1.3 billion, respectively. Income taxes paid, net of refunds, during the years ended December 31, 1997, 1998 and 1999 were $14 million, $38 million and $106 million, respectively.

     In conjunction with business combinations during the years ended December 31, 1997, 1998 and 1999, assets acquired, liabilities assumed and common stock issued were as follows (in millions):


                                                                  1997          1998          1999
                                                               ---------    --------        ---------
     Fair value of assets acquired                               $341       $21,913           $62
     Goodwill and other intangible assets                         998        37,104         2,231
     Liabilities assumed                                          (20)      (22,476)         (987)
     Common stock issued                                         (159)      (33,141)         (228)
                                                              -------       -------       -------
     Net cash paid                                             $1,160        $3,400        $1,078
                                                              =======       =======       =======

     (15)  SEGMENT AND GEOGRAPHIC INFORMATION -

     The Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," as of December 31, 1998. SFAS No. 131 establishes annual and interim reporting standards for an enterprise's operating segment and related disclosures about its products, services, geographic areas and major customers.

     Based on its organizational structure, the Company operates in six reportable segments: voice and data, Internet, International Operations, Embratel, Operations and technology and Other. The Company's reportable segments represent business units that primarily offer similar products and services; however, the business units are managed separately due to the geographic dispersion of their operations. The voice and data segment includes voice, data and other types of domestic communications services. The Internet segment provides Internet services. WorldCom International Operations provides voice, data, Internet and other similar types of communications services to customers primarily in Europe. Embratel provides communications services in

     Brazil. Operations and technology includes network operations, information services, engineering and technology, and customer service. Other includes primarily the operations of SHL and other non-communications services.

     The Company's chief operating decision-maker utilizes revenue information in assessing performance and making overall operating decisions and resource allocations. Communications services are generally provided utilizing the Company's fiber optic networks, which do not make a distinction between the types of services. Profit and loss information is reported only on a consolidated basis to the chief operating decision-maker and the Company's Board of Directors.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies.
     Information about the Company's segments is as follows (in millions):


                                    Revenues                       Selling, General and
                              From External Customers              Administrative Expenses                 Capital Expenditures
                             -----------------------------       -------------------------------      ----------------------------
                               1997       1998        1999        1997        1998        1999        1997       1998        1999
                              -----       ----        ----       -----        ----        ----        ----       ----       ------
     Voice and data          $5,994     $12,852     $27,920       $741      $2,084      $4,501         $--         $--        $--
     Internet                   511       1,919       3,079        180         539         725          --          --         --
     International
       Operations               726       1,090       1,624        218         306         416          --          --         --
     Operations and
       technology                --          --          --        502       1,059       2,353       3,082       4,773      7,071
     Other                      412         574         513         22         163         170          34          28         12
     Corporate                   --          --          --        191         154         174          37         316        740
                              -----      ------     -------    -------      ------      -------     ------       ------    ------
        Total before
          Embratel            7,643      16,435      33,136      1,854       4,305       8,339       3,153       5,117      7,823
     Embratel                    --       1,182       2,854         --         258         610          --         369        893
     Elimination of
       intersegment
       revenues                  --          --         (82)        --          --         (14)         --          --
                             ------     -------     -------     ------      ------      ------      ------      ------    -------
        Total                $7,643     $17,617     $35,908     $1,854      $4,563      $8,935      $3,153      $5,486     $8,716
                             ======     =======     =======     ======      ======      ======      ======      ======    =======


     The following is a reconciliation of the segment information to income (loss) before income taxes, minority interests and extraordinary items (in millions):


                                                                  1997         1998            1999
                                                              ----------    ---------        -------
     Revenues                                                     $7,643       $17,617       $35,908
     Operating expenses                                            6,661        18,559        28,020
                                                                --------       -------       -------
     Operating income (loss)                                         982          (942)        7,888
     Other income (expense):
        Interest expense                                            (450)         (692)         (966)
        Miscellaneous                                                 46            44           242
                                                                 -------       -------        ------
    Income (loss) before income taxes, minority interests,
        cumulative effect of accounting change and
        extraordinary items                                         $578       $(1,590)       $7,164
                                                                  ======       =======       =======


     Information about the Company's operations by geographic areas are as follows (in millions):


                                                  1997                        1998                       1999
                                          ------------------------  -------------------------   ------------------------
                                                       Long-lived                  Long-Lived                  Long-Lived
                                          Revenues     Assets        Revenues      Assets        Revenues      Assets
                                          --------     -----------   ---------     -----------   --------      ----------
     United States                        $6,762        $6,624       $14,713       $17,954       $30,333       $21,965
     Brazil                                   --            --         1,182         5,049         2,854         4,017
     All other international                 881           753         1,722         1,565         2,721         2,636
                                          -------       ------       -------      --------      ---------      -------
     Total                                $7,643        $7,377       $17,617       $24,568       $35,908       $28,618
                                          =======       ======       =======      ========      =========      =======

     (16)  UNAUDITED QUARTERLY FINANCIAL DATA -


                                                                                   Quarter Ended
                                                      ------------------------------------------------------------------------
                                                        March 31,          June 30,        September 30,      December 31,
                                                      ------------------------------------------------------------------------
                                                        1998     1999     1998     1999     1998      1999      1998     1999
                                                      ------------------------------------------------------------------------
                                                                          (in millions, except per share data)
     Revenues:
             WorldCom . . . . . . . . . . . . . . .    $2,235   $8,696   $2,497   $8,652    $3,618   $8,874   $8,776   $9,192
             SkyTel . . . . . . . . . . . . . . . .       122      140      126      141       133      141      138      152
             Intercompany elimination . . . . . . .        (1)     (19)      (1)     (20)       (8)     (19)     (18)     (22)
             Combined . . . . . . . . . . . . . . .     2,356    8,817    2,622    8,773     3,743    8,996    8,896    9,322

     Operating income (loss):
             WorldCom . . . . . . . . . . . . . . .       (71)   1,495      495    1,764    (2,632)   2,202    1,233    2,421
             SkyTel . . . . . . . . . . . . . . . .         3       15        6       18        11       (3)      14      (24)
             Combined . . . . . . . . . . . . . . .       (69)   1,510      501    1,782    (2,621)   2,199    1,247    2,397

     Income (loss) before cumulative effect of
          accounting change and extraordinary
          items:
             WorldCom . . . . . . . . . . . . . . .      (281)     725      228      879    (2,944)   1,107      457    1,358
             SkyTel . . . . . . . . . . . . . . . .        (9)       4       (9)       5        (5)     (10)       3      (55)
             Combined . . . . . . . . . . . . . . .      (290)     729      219      884    (2,949)   1,097      460    1,303

     Net income (loss):
             WorldCom . . . . . . . . . . . . . . .      (410)     725      228      879    (2,944)   1,107      457    1,358
             SkyTel . . . . . . . . . . . . . . . .       (45)       4       (9)       5        (5)     (10)       3      (55)
             Combined . . . . . . . . . . . . . . .      (455)     729      219      884    (2,949)   1,097      460    1,303

     Preferred dividend requirement:
             WorldCom . . . . . . . . . . . . . . .         7       16        7       16         3       16       15       16
             SkyTel . . . . . . . . . . . . . . . .         3        2        3        2         2        2        2        2
             Combined . . . . . . . . . . . . . . .        10       18       10       18         5       18       17       18

     Income (loss) per share before cumulative effect of
        accounting change and extraordinary items:
             Basic -
             WorldCom . . . . . . . . . . . . . . .     (.18)      .26      .14      .31    (1.63)      .39      .16      .48
             SkyTel . . . . . . . . . . . . . . . .     (.24)      .10     (.22)     .08     (.11)     (.25)     .02     (.95)
             Combined . . . . . . . . . . . . . . .     (.32)      .25      .13      .31    (1.61)      .38      .16      .45
             Diluted -
             WorldCom . . . . . . . . . . . . . . .     (.18)      .25      .14      .30    (1.63)      .37      .15      .46
             SkyTel . . . . . . . . . . . . . . . .     (.24)      .10     (.22)     .07     (.11)     (.25)     .02     (.95)
             Combined . . . . . . . . . . . . . . .     (.32)      .24      .13      .30    (1.61)      .37      .15      .44

     In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This accounting standard required all companies to expense, on or before March 31, 1999, all start-up costs previously capitalized, and thereafter to expense all costs of start-up activities as incurred. This accounting standard broadly defines start-up activities as one-time activities related to the opening of a new facility, the introduction of a new product or service, the commencement of business in a new territory, the establishment of business with a new class of customer, the initiation of a new process in an existing facility or the commencement of a new operation. The Company adopted this standard as of January 1, 1998. The cumulative effect of this change in accounting principle resulted in a one-time non-cash expense of $36 million, net of income tax benefit of $22 million. This expense represented start-up costs incurred primarily in conjunction with the development and construction of SkyTel's Advanced Messaging Network.

     In the first quarter of 1998, the Company recorded a pre-tax charge of $38 million for employee severance, alignment charges, loss contingencies and direct merger costs associated with the BFP Merger and $31 million for write-down of a permanently impaired asset. Additionally, in the third quarter of 1998, the Company recorded a pre-tax charge of $127 million primarily in connection with the MCI Merger. The third quarter charge included severance costs associated with the termination of certain employees which was completed in the first quarter of 1999. Also included are other exit activities which include exit costs under long-term commitments and certain asset write-downs. In connection with certain 1998 business combinations, the Company made allocations of the purchase price to acquired IPR&D totaling $429 million in the first quarter of 1998 related to the CompuServe Merger and AOL Transaction and $3.1 billion in the third quarter of 1998 related to the MCI Merger. See Note 3.

     In connection with certain debt refinancings, the Company recognized in the first quarter of 1998, extraordinary items of approximately $129 million, net of taxes, consisting of unamortized debt discount, unamortized issuance cost and prepayment fees.

     (17)  SUBSEQUENT EVENTS -

     TRACKING STOCK PROPOSAL:

     On November 1, 2000, the Company announced a realignment of its businesses with the distinct customer bases they serve. If approved by the Company's shareholders, the Company will amend its articles of incorporation to effect a recapitalization that will replace existing WorldCom Common Stock with two new series of common stock: WorldCom group stock ("WorldCom stock") and MCI group stock ("MCI stock"). WorldCom stock is intended to reflect, or track, the performance of the Company's data, Internet, international and commercial voice businesses (the "WorldCom group"), and MCI stock is intended to reflect, or track, the performance of the Company's consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access businesses (the "MCI group"). If this proposal is approved by the Company's shareholders, each outstanding share of the Company's existing Common Stock will convert into one share of WorldCom stock and one twenty-fifth of a share of MCI stock (the "Recapitalization").

     The Company intends to initially pay a quarterly dividend of approximately $75 million ($300 million per year) on the MCI stock. MCI group will initially be allocated notional debt of $6 billion and the remaining Company debt will be allocated on a notional basis to WorldCom group. The Company will report separate financial results for WorldCom group and MCI group in addition to the consolidated Company results. The Company does not expect that this transaction will have any impact on its credit ratings.

     Voting rights of WorldCom group and MCI group shareholders will be prorated based on the relative market values of WorldCom stock and MCI stock. The Company will conduct shareholder meetings that encompass all holders of voting stock. WorldCom group and MCI group shareholders will vote together as a single class on all matters brought to a vote of shareholders, including the election of the Company's directors.

     The Company's Board of Directors may convert each outstanding share of MCI stock into shares of WorldCom stock at 110% of the relative trading value of MCI stock for the 20 days prior to the announcement of the conversion. No premium will be paid on a conversion that occurs three years after the issuance of MCI stock.

     If all or substantially all of the WorldCom group or MCI group assets are sold, the relevant shareholders will receive either:
     (i) a distribution equal to the fair value of the net proceeds of the sale, either by special dividend or by redemption of shares; or
     (ii) a number of shares of the Company's stock having been calculated in accordance with a predetermined conversion premium.

     The Company expects to hold its shareholder meeting to vote on the Recapitalization in the first half of 2001, and to effect the distribution of the tracking stocks shortly after shareholder approval. No regulatory approvals are expected to be required.

     RECLASSIFICATIONS:

     Revenues and line costs for all periods reflect a classification change for reciprocal compensation and COBRA (central office based remote access) equipment sales which are now being treated as offsets to cost of sales. Previously, the Company recorded these items on a gross basis as revenue. Results for all periods have also been adjusted to reflect the elimination of small business and consumer PICC from both revenues and line costs as a result of the CALLS legislation which eliminated single line PICC as of July 1, 2000. Operating income, net income available to common shareholders and the balance sheet are not affected by these reclassifications.

     The effects of these reclassifications on the accompanying consolidated statements of operations for the years ended December 31, 1997, 1998 and 1999 are as follows (in millions):

                                        New Presentation
                                ------------------------------------
                                    For the Year Ended December 31,
                                  1997           1998          1999
                                -------      ---------       -------
        Revenues                   $7,643       $17,617        $35,908
        Line Costs                 $3,741        $7,982        $14,739

                                        Old Presentation
                                -------------------------------------
                                      For the Year Ended December 31,
                                 1997            1998           1999
                                ------          -----          ------
        Revenues                   $7,789       $18,169        $37,120
        Line Costs                 $3,887        $8,534        $15,951

     CONSOLIDATING INFORMATION:

     After shareholder approval of the Recapitalization, the Company intends to separate for financial reporting purposes WorldCom group and MCI group. Below is the consolidating financial information of WorldCom group and MCI group. The financial information reflects the businesses of WorldCom group and MCI group including the allocation of revenues and expenses between WorldCom group and MCI group in accordance with our allocation policies.

     For each group, the Company attributed assets, liabilities, equity, revenues and expenses reflected in the Company's consolidated financial statements primarily based on specific identification of the businesses included in each group. Where specific identification was impractical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the assets, liabilities, equity, revenues and expenses attributable to each group. The Company's shared corporate services and related balance sheet amounts (such as executive management, human resources, legal, regulatory, accounting, tax, treasury, strategic planning and information systems support) have been attributed to WorldCom group or MCI group based upon identification of such services specifically benefiting each group. Where determinations based on specific usage alone are impractical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to each group. Management believes that the allocation methods developed will be comparable to the expected future allocation methods.

                          CONSOLIDATING BALANCE SHEET
                                 (in millions)

                                                                                       At December 31, 1999
                                                   ---------------------------------------------------------------------------
                                                      WorldCom Group           MCI Group       Eliminations           WorldCom
                                                   ---------------------------------------------------------------------------
     Current assets                                           $9,037             $2,263             $  (976)            $10,324
     Property and equipment, net                              26,227              2,391                  --              28,618
     Goodwill and other intangibles                           37,252             10,056                  --              47,308
     Other assets                                              4,717                105                  --               4,822
                                                            --------            --------          ---------             -------
       Total assets                                          $77,233            $14,815             $  (976)            $91,072
                                                            ========            ========          =========             =======
     Current liabilities                                     $12,694             $5,491                (976)            $17,209
     Long-term debt                                            7,128              6,000                  --              13,128
     Noncurrent liabilities                                    5,276                824                  --               6,100
     Minority interests                                        2,599                 --                  --               2,599
     Company obligated mandatorily
       redeemable preferred securities                           798                 --                  --                 798
     Shareholders' investment                                 48,738              2,500                  --              51,238
                                                            --------            -------            --------            --------
       Total liabilities and shareholders'
         investment (deficit)                                $77,233            $14,815             $  (976)            $91,072
                                                            ========            =======            ========            ========

                    CONSOLIDATING STATEMENT OF OPERATIONS
                                 (in millions)

                                                                                     Year Ended December 31, 1999
                                                                       --------------------------------------------------------
                                                                            WorldCom          MCI
                                                                               Group         Group    Eliminations    WorldCom
                                                                       -------------       -------   -------------    ---------
     Revenues                                                                $19,736      $16,172           --       $35,908
                                                                            --------     --------       ------       -------
     Operating expenses:
       Line costs                                                              7,905        7,087         (253)       14,739
       Selling, general and administrative                                     4,195        5,071         (331)        8,935
       Depreciation and amortization                                           3,013          757          584         4,354
       In-process research and development and other charges                      (8)          --           --            (8)
                                                                              ------       ------      -------      --------
     Total                                                                    15,105       12,915           --        28,020
                                                                              ------       ------      -------      --------
     Operating income                                                          4,631        3,257           --         7,888
     Interest expense                                                           (460)        (506)          --          (966)
     Miscellaneous                                                               237            5           --           242
                                                                              ------       ------      -------       -------
     Income before income taxes and minority interests                         4,408        2,756           --         7,164
     Provision for income taxes                                                1,856        1,109           --         2,965
                                                                              ------       ------      -------       -------
     Income before minority interests                                          2,552        1,647           --         4,199
     Minority interests                                                         (186)          --           --          (186)
                                                                              ------       ------      -------       -------
     Net income before distributions on subsidiary trust and other mandatorily redeemable preferred securities and preferred
      dividend requirements                                                    2,366        1,647           --         4,013
     Distributions on subsidiary trust mandatorily redeemable
       preferred securities                                                       63           --           --            63
     Preferred dividend requirements                                               9           --           --             9
                                                                              ------       ------       ------      --------
     Net income                                                               $2,294       $1,647       $   --        $3,941
                                                                              ======       ======       ======      ========

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                                 (in millions)

                                                                              Year Ended December 31, 1999
                                                           ------------------------------------------------------------------
                                                             WorldCom Group        MCI Group       Eliminations       WorldCom
                                                           ------------------------------------------------------------------
     Cash flows from operating activities:
     Net income                                                     $2,366            $1,647              $--          $4,013
     Adjustments to reconcile net income to cash
       provided by operating activities:                             4,986             2,006               --           6,992
                                                                    ------          --------           ------        --------
       Net cash provided by operating activities                     7,352             3,653               --          11,005
                                                                    ------           -------            -----         -------

     Cash flows from investing activities:
     Capital expenditures                                           (7,929)             (787)              --          (8,716)
     Acquisitions and related costs                                   (786)             (292)              --          (1,078)
     Proceeds from sale of SHL                                       1,640                --               --           1,640
     Other investing activities, net                                  (970)             (431)              --          (1,401)
                                                                    ------           -------            -----         -------

       Net cash used in investing activities                        (8,045)           (1,510)              --          (9,555)
                                                                    ------           -------            -----         -------

     Cash flows from financing activities:
     Principal repayments on debt, net                              (2,894)               --               --          (2,894)
     Attributed stock activity of WorldCom, Inc.                       886                --               --             886
     Distributions on subsidiary trust mandatorily
       redeemable preferred securities                                 (63)               --               --             (63)
     Dividends paid on preferred stock                                  (9)               --               --              (9)
     Intergroup advances, net                                        2,097            (2,097)              --              --
                                                                    ------           -------            -----         -------

       Net cash provided by (used in) financing activities              17            (2,097)              --          (2,080)
                                                                    ------          --------            -----         -------
     Effect of exchange rates on cash                                 (221)               --               --            (221)
                                                                    ------          --------            -----         -------
     Net increase (decrease) in cash and
       cash equivalents                                               (897)               46               --            (851)
     Cash and cash equivalents beginning of period                   1,703                24               --           1,727
                                                                    ------          --------            -----         -------
     Cash and cash equivalents end of period                          $806            $   70            $  --          $  876
                                                                    ======          ========            =====         =======


                        WORLDCOM INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                  (Unaudited. In Millions, Except Share Data)

                                                                                    December 31,1999        September 30,2000
                                                                                  -------------------      ------------------
     ASSETS
     Current assets:
       Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . . . .                   $876                     $916
     Account receivable, net of allowance for bad debts of $1,122 in 1999
       and $1,867 in 2000  . . . . . . . . . . . . . . . . . . . . . . . . . .                  5,746                    6,645
       Deferred tax asset  . . . . . . . . . . . . . . . . . . . . . . . . . .                  2,565                    2,612
       Other current assets  . . . . . . . . . . . . . . . . . . . . . . . . .                  1,137                    1,911
                                                                                             --------                  -------
        Total current assets . . . . . . . . . . . . . . . . . . . . . . . . .                 10,324                   12,084
                                                                                             --------                  -------
     Property and equipment:
       Transmission equipment  . . . . . . . . . . . . . . . . . . . . . . . .                 14,689                   18,243
       Communications equipment  . . . . . . . . . . . . . . . . . . . . . . .                  6,218                    7,531
       Furniture, fixtures and other . . . . . . . . . . . . . . . . . . . . .                  7,424                    8,877
       Construction in progress  . . . . . . . . . . . . . . . . . . . . . . .                  5,397                    7,360
                                                                                              --------                  -------
                                                                                               33,728                   42,011
       Accumulated depreciation  . . . . . . . . . . . . . . . . . . . . . . .                 (5,110)                  (6,707)
                                                                                             --------                  -------
                                                                                               28,618                   35,304
                                                                                             --------                  -------
     Goodwill and other intangible assets  . . . . . . . . . . . . . . . . . .                 47,308                   46,670
     Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  4,822                    5,835
                                                                                             --------                  -------
                                                                                              $91,072                  $99,893
                                                                                             ========                  =======
     LIABILITIES AND SHAREHOLDERS' EQUITY
     Current liabilities:
       Short-term debt and current maturities of long-term debt  . . . . . . .                 $5,015                   $4,289
       Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  2,557                    2,065
       Accrued line costs  . . . . . . . . . . . . . . . . . . . . . . . . . .                  3,721                    3,003
       Other current liabilities . . . . . . . . . . . . . . . . . . . . . . .                  5,916                    6,329
                                                                                             --------                  -------
       Total current liabilities . . . . . . . . . . . . . . . . . . . . . . .                17,209                   15,686
                                                                                             --------                  -------
       Long-term liabilities, less current portion:
       Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 13,128                   18,700
       Deferred tax liability  . . . . . . . . . . . . . . . . . . . . . . . .                  4,877                    5,646
       Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .                  1,223                    1,090
                                                                                             --------                  -------
          Total long-term liabilities  . . . . . . . . . . . . . . . . . . . .                 19,228                   25,436
                                                                                             --------                  -------


                                   F-72


     Commitments and contingencies

     Minority interests  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  2,599                    2,696

     Company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated
          deferrable interest debentures of the Company and
          other redeemable preferred securities  . . . . . . . . . . . . . . .                    798                      798

     Shareholders' investment:
        Series B preferred stock, par value $.01 per share;
          authorized, issued and outstanding:  11,096,887 shares
          in 1999 and 10,756,601 shares in 2000 (liquidation
          preference of $1.00 per share plus unpaid dividends) . . . . . . . .                      -                        -
        Series C preferred stock, par value $.01 per share;
          authorized:  3,750,000 shares; issued and outstanding:
          3,750,000 shares in 1999 and none in 2000
          (liquidation preference of $50 per share)  . . . . . . . . . . . . .                      -                        -
        Preferred stock, par value $.01 per share; authorized:
          31,155,008 shares in 1999 and 2000; none issued  . . . . . . . . . .                      -                        -
        Common stock, par value $.01 per share; authorized: 5,000,000,000 shares; issued and outstanding:  2,849,743,843 shares in
          1999 and 2,883,302,668 shares in 2000  . . . . . . . . . . . . . . .                     28                       29
        Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . .                 52,108                   52,731
        Retained earnings (deficit)  . . . . . . . . . . . . . . . . . . . . .                   (928)                   2,581
        Unrealized holding gain on marketable equity securities  . . . . . . .                    575                      839
        Cumulative foreign currency translation adjustment . . . . . . . . . .                   (360)                    (718)
        Treasury stock, at cost, 6,765,316 shares in 1999 and 2000 . . . . . .                   (185)                    (185)
                                                                                             --------                  -------
        Total shareholders' investment . . . . . . . . . . . . . . . . . . . .                 51,238                   55,277
                                                                                             --------                  -------
                                                                                              $91,072                  $99,893
                                                                                             ========                  =======

     The accompanying notes are an integral part of these combined statements.


                                  F-73

                        WORLDCOM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (Unaudited. In Millions, Except Per Share Data)

                                                    For the Nine Months
                                                    Ended September 30,
                                                --------------------------
                                                   1999            2000
                                                --------        ----------

     Revenues                                     $26,586         $29,483
                                                ---------       ----------
     Operating expenses:
        Line costs . . . . . . . . . . . . . .     11,089          11,376
        Selling, general and
        administrative . . . . . . . . . . . .      6,740           7,810
        Depreciation and amortization  . . . .      3,266           3,570
                                                ---------       ---------
          Total  . . . . . . . . . . . . . . .     21,095          22,756
                                                ---------       ---------
     Operating income  . . . . . . . . . . . .      5,491           6,727
     Other income (expense):
        Interest expense . . . . . . . . . . .       (748)           (699)
        Miscellaneous  . . . . . . . . . . . .         53             327
                                                ---------       ---------
     Income before income taxes and
       minority interests  . . . . . . . . . .      4,796           6,355
     Provision for income taxes  . . . . . . .      1,994           2,580
                                                ---------       ---------
     Income before minority interests  . . . .      2,802           3,775
     Minority interests  . . . . . . . . . . .        (92)           (216)
                                                ---------       ---------
     Net income  . . . . . . . . . . . . . . .      2,710           3,559
     Distributions on subsidiary trust
       and other mandatorily redeemable
       preferred securities  . . . . . . . . .         47              48
     Preferred dividend requirement  . . . . .          7               1
                                                ---------       ---------
     Net income applicable to common
       shareholders  . . . . . . . . . . . . .     $2,656          $3,510
                                                =========       =========
     Earnings per common share:
        Net income applicable to common
          shareholders:
          Basic  . . . . . . . . . . . . . . .      $0.94           $1.23
                                                =========       =========
          Diluted  . . . . . . . . . . . . . .      $0.91           $1.20
                                                =========       =========

     The accompanying notes are an integral part of these statements.

                        WORLDCOM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Unaudited. In Millions)

                                                            For the Nine
                                                               Months
                                                                Ended
                                                            September 30,
                                                       ----------------------
                                                       1999              2000

     Cash flows from operating activities:
     Net income  . . . . . . . . . . . . . . . . . .         $2,710      $3,559
     Adjustments to reconcile net income to net
       cash provided by operating activities:
        Minority interests   . . . . . . . . . . . .             92         216
        Depreciation and amortization  . . . . . . .          3,266       3,570
        Provision for losses on accounts receivable             674       1,515
        Provision for deferred income taxes  . . . .          1,727         850
        Changes in assets and liabilities, net of
            effect of business combinations:
            Accounts receivable  . . . . . . . . . .           (995)     (2,405)
            Other current assets   . . . . . . . . .           (217)       (661)
            Accrued line costs   . . . . . . . . . .            (47)       (787)
            Accounts payable and other current
                 liabilities . . . . . . . . . . . .            540         438
       Other                                                    101        (372)
                                                            -------      ------
     Net cash provided by operating activities . . .          7,851       5,923
                                                            -------      ------
     Cash flows from investing activities:
        Capital expenditures   . . . . . . . . . . .         (5,888)     (8,777)
        Acquisitions and related costs   . . . . . .           (769)        (14)
        Increase in intangible assets  . . . . . . .           (528)       (725)
        Proceeds from disposition of marketable
            securities and other long-term assets  .          2,910         617
        Increase in other assets   . . . . . . . . .         (1,297)     (1,020)
        Decrease in other liabilities  . . . . . . .           (265)       (672)
                                                            --------    --------
     Net cash used in investing activities                   (5,837)    (10,591)
                                                            --------    --------

                                   F-75


     Cash flows from financing activities:
        Principal borrowings (repayments) on debt,
            net  . . . . . . . . . . . . . . . . . .         (3,941)       4,467
        Common stock issuance  . . . . . . . . . . .            814          551
        Distributions on subsidiary trust
            mandatorily redeemable preferred
            securities   . . . . . . . . . . . . . .            (47)         (48)
        Dividends paid on preferred stock                        (7)          (1)
        Redemption of Series C preferred stock . . .              -         (190)
        Other  . . . . . . . . . . . . . . . . . . .              -          (75)
                                                            -------      -------
    Net cash provided by (used in) financing
        activities   . . . . . . . . . . . . . . . .         (3,181)       4,704
     Effect of exchange rate changes on cash . . . .           (242)           4
                                                            -------      -------
    Net increase (decrease) in cash and cash
        equivalents  . . . . . . . . . . . . . . . .         (1,409)          40
    Cash and cash equivalents at beginning of
        period   . . . . . . . . . . . . . . . . . .          1,727          876
                                                            -------      -------
     Cash and cash equivalents at end of period  . .           $318         $916
                                                            =======      =======


     The accompanying notes are an integral part of these statements.

                        WORLDCOM, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     (A)  GENERAL

     References herein to the "Company" refer to WorldCom, Inc., a Georgia corporation, and its subsidiaries. Prior to May 1, 2000, the Company was named MCI WORLDCOM, Inc.

     The financial statements included herein, are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission ("SEC") regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments (of a normal and recurring nature) which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. These financial statements should be read in conjunction with the audited consolidated financial statements of the Company included in this document. The results for the nine-month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

     (B)  BUSINESS COMBINATIONS

     On October 5, 1999, the Company announced that it had entered into an Agreement and Plan of Merger dated as of October 4, 1999, which was amended and restated on March 8, 2000 (the "Sprint Merger Agreement"), with Sprint Corporation ("Sprint"). On July 13, 2000, the Company and Sprint announced that they had agreed to terminate the Sprint Merger Agreement, effective immediately.

     On September 5, 2000, the Company announced that it had entered into an Agreement and Plan of Merger dated as of September 1, 2000 (the "Intermedia Merger Agreement"), between the Company, Wildcat Acquisition Corp., a wholly owned subsidiary of the Company, and Intermedia Communications Inc. ("Intermedia"). Shareholders of Intermedia voted to approve the transaction on December 18, 2000. As a result of the merger (the "Intermedia Merger"), the Company will acquire a controlling interest in Digex, Incorporated ("Digex"), a leading provider of managed web and application hosting services for some of the world's fastest growing companies.

     Under the Intermedia Merger Agreement, each outstanding share of Intermedia common stock will be exchanged for common stock, par value, $.01 per share of the Company ("Common Stock") valued at $39.00, subject to a collar. The actual number of shares of Common Stock to be exchanged for each share of Intermedia common stock will be determined based on the average closing price of Common Stock for 15 days randomly selected from the 30 trading days ending on the third trading day prior to closing, but will not be less than 0.8904 (if the average trading price of Common Stock exceeds $43.80) or more than 1.1872 (if the average trading price of Common Stock equals or is less than $32.85). If the Common Stock falls below $36.50, the Company may exercise a cash election right to cause the exchange ratio to be fixed at 1.0685 and pay the value in cash of the difference between what the exchange ratio otherwise would have been and 1.0685. On November 1, 2000, there were 54,724,625 shares of Intermedia common stock outstanding. Holders of Intermedia preferred stock, other than Intermedia series B preferred stock, will receive one share of a class or series of the Company's preferred stock, with substantially identical terms, which will be established in connection with the Intermedia Merger. The Intermedia Merger will be accounted for as a purchase.

     Consummation of the Intermedia Merger is subject to various conditions set forth in the Intermedia Merger Agreement, including adoption of the Intermedia Merger Agreement by stockholders of Intermedia, certain U.S. regulatory approvals and other customary conditions. It is anticipated that the Intermedia Merger will close in the first half of 2001.

     (C)  EARNINGS PER SHARE

     The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share computations for the nine months ended September 30, 1999 and 2000 (in millions, except per share data):

                                                   For the Nine Months
                                                   Ended September 30,
                                                   ----------------------
                                                    1999            2000
                                                   ------        --------
     Basic
     Net income                                   $2,710           $3,559
     Distributions on subsidiary
       trust and other mandatorily
       redeemable preferred securities                47               48
     Preferred dividend requirement                    7                1
                                                  ------         --------
     Net income applicable to
       common shareholders                        $2,656           $3,510
                                                  ======         ========
     Weighted average shares outstanding           2,815            2,864
                                                  ======         ========
     Basic earnings per share                      $0.94            $1.23
                                                  ======         ========
     Diluted
     Net income applicable to common
       shareholders                               $2,656           $3,510
                                                  ======         ========
     Weighted average shares outstanding           2,815            2,864
     Common stock equivalents                        106               53
     Common stock issuable upon conversion
        of preferred stock                             2                2
                                                  ------         --------
     Diluted shares outstanding                    2,923            2,919
                                                  ======         ========
     Diluted earnings per share                    $0.91            $1.20
                                                  ======         ========

     (D)  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Interest paid by the Company during the nine months ended September 30, 1999 and 2000, amounted to $909 million and $793 million, respectively. Income taxes paid during the nine months ended September 30, 1999 and 2000, totaled $75 million and $183 million, respectively. In conjunction with business combinations during the nine months ended September 30, 1999 and 2000, assumed assets and liabilities were as follows (in millions):

                                                    1999         2000
                                                 ----------   --------

     Fair value of assets acquired              $  611          $  --
     Excess of cost over net tangible assets     2,324             43
     acquired
     Liabilities assumed                        (1,938)           (29)
     Common stock issued                          (228)            --
                                               -------         ------
     Net cash paid                                $769            $14
                                               =======         ======

     (E)  COMPREHENSIVE INCOME

     The following table reflects the calculation of comprehensive income for the Company for the nine months ended September 30, 1999 and 2000 (in millions):
                                                       For the Nine Months
                                                       Ended September 30,
                                                     -----------------------
                                                         1999         2000
                                                     -----------------------
     Net income applicable to
       common shareholders                               $2,656     $3,510
                                                        -------    -------
     Other comprehensive income (loss):
       Foreign currency translation losses                 (334)      (358)
     Unrealized holding gains:                              457        805
       Unrealized holding gains
       during the period
     Reclassification adjustment for
       gains included in
       net income                                           (81)      (382)
                                                        -------    -------
     Other comprehensive income                              42         65
       before tax
     Income tax expense                                    (141)      (159)
                                                        -------    -------
     Other comprehensive loss                               (99)       (94)
                                                        -------    -------
     Comprehensive income applicable
       to common shareholders                            $2,557     $3,416
                                                        ========    ======

     (F) RECLASSIFICATIONS

     Revenues and line costs for prior periods reflect a classification change for reciprocal compensation and COBRA (central office based remote access) equipment sales which are now being treated as offsets to cost of sales. Previously, the Company recorded these items on a gross basis as revenue. Results for all periods have also been adjusted to reflect the elimination of small business and consumer PICC (primary interexchange carrier charges) from both revenues and line costs as a result of the Coalition for Affordable Local and Long Distance Services ("CALLS") legislation which eliminated single line PICC as of July 1, 2000. Operating income, net income available to common shareholders and the balance sheet are not affected by these reclassifications.

     The effects of these reclassifications on the accompanying consolidated statements of operations for the nine months ended September 30, 1999 and 2000 are as follows (in millions):

                                        New Presentation
                                      --------------------
                                      For the Nine Months
                                      Ended September 30,
                                      --------------------
                                      1999           2000
                                      --------------------

             Revenues                 $26,586        $29,483
             Line costs               $11,089        $11,376

                                         Old Presentation
                                     ---------------------
                                     For the Nine Months
                                     Ended September 30,
                                     ---------------------
                                     1999            2000
                                     ---------------------

              Revenues               $27,495         $30,474
              Line costs             $11,998         $12,367

     (G)  SEGMENT INFORMATION

     Based on its organizational structure, the Company operated in nine reportable segments: Commercial voice and data, Internet, International operations, Embratel Participacoes S.A. ("Embratel"), Wholesale, Consumer, Alternative channels and small business, Operations and technology and Other. The Company's reportable segments represent business units that primarily offer similar products and services; however, the business units are managed separately due to the type and class of customer as well as the geographic dispersion of their operations. The Commercial voice and data segment includes voice, data and other types of domestic communications services for commercial customers. The Internet segment provides Internet services including dedicated and dial-up access and web and application hosting services. International operations provide voice, data, Internet and other similar types of communications services to customers primarily in Europe and the Asia Pacific region. Embratel provides communications services in

     Brazil. Wholesale includes voice and data domestic communications services for wholesale customers. Consumer includes domestic voice communications services for consumer customers. Alternative channels and small business includes sales agents and affiliates, wholesale alternative channels, small business, prepaid calling cards and paging services. Operations and technology includes network operations, information services, engineering and technology, and customer service. Other includes primarily the operations of MCI Systemhouse Corp. and SHL Systemhouse Co. (collectively, "SHL") and other non-communications services. In April 1999, SHL was sold to Electronic Data Systems Corporation. Previously, the Company had defined six reportable segments.

     The Company's chief operating decision-maker utilizes revenue information in assessing performance and making overall operating decisions and resource allocations. Communications services are generally provided utilizing the Company's network facilities, which do not make a distinction between the types of services. Profit and loss information is reported only on a consolidated basis to the chief operating decision-maker and the Company's Board of Directors.

     Information about the Company's segments for the nine months ended September 30, 1999 and 2000 is as follows (in millions):

                                                      Revenues from
                                                    External Customers
                                                  ----------------------
                                                   For the Nine Months
                                                   Ended September 30,
                                                  ----------------------
                                                   1999             2000
                                                  -----            -----

     Commercial voice and data                    $9,852          $10,802
     Internet                                      2,138            3,002
     International operations                      1,167            1,740
     Wholesale                                     2,965            2,655
     Consumer                                      5,594            5,893
     Alternative channels and small business       2,310            2,792
     Operations and technology                        --               --
     Other                                           523               --
     Corporate                                        --
                                                 --------       ----------
        Total before Embratel                     24,549           26,884
     Embratel                                      2,091            2,711
     Elimination of intersegment revenues            (54)            (112)
                                                 --------       ----------
        Total                                    $26,586          $29,483
                                                 =======        ==========

                                               Selling, General and
                                               Administrative Expenses
                                             ---------------------------
                                                For the Nine Months
                                                Ended September 30,
                                             ---------------------------
                                                    1999            2000
     Commercial voice and data                      $987          $1,216
     Internet                                        393             435
     International operations                        184             440
     Wholesale                                       116              90
     Consumer                                      1,909           1,608
     Alternative channels and small business         403             392
     Operations and technology                     1,992           2,002
     Other                                           170              --
     Corporate                                       144             214
     Corporate-Sprint merger costs and
       other charges                                  --             778
                                                  ------          ------
       Total before Embratel                       6,298           7,175
     Embratel                                        449             662
     Elimination of intersegment expenses             (7)            (27)
                                                  ------          ------
        Total                                     $6,740          $7,810
                                                  ======          ======

     The following is a reconciliation of the segment information to income before income taxes and minority interests for the nine months ended September 30, 1999 and 2000 (in millions):

                                                   For the Nine Months
                                                   Ended September 30,
                                               ------------------------
                                                   1999           2000
                                               ---------       --------

     Revenues                                    $26,586           $29,483
     Operating expenses                           21,095            22,756
                                               ---------       -----------
     Operating income                              5,491             6,727
     Other income (expense):                        (748)             (699)
     Interest expense
     Miscellaneous                                    53               327
                                               ---------       -----------
     Income before income taxes                   $4,796            $6,355
     And minority interests

     (H)  LONG-TERM DEBT

     On May 24, 2000, the Company completed a public debt offering of $5.0 billion principal amount of debt securities. The net proceeds of $4.95 billion were used to pay down commercial paper obligations. The public debt offering consisted of $1.5 billion of Floating Rate Notes Due 2001 (the "Floating Rate Notes"), which mature on November 26, 2001, $1.0 billion of 7.875% Notes Due 2003 (the "Notes Due 2003"), which mature on May 15, 2003, $1.25 billion of 8.000% Notes Due 2006 (the "Notes Due 2006"), which mature on May 15, 2006 and $1.25 billion of 8.250% Notes Due 2010 (the "Notes Due 2010"), which mature on May 15, 2010 (collectively, with the Floating Rate Notes, the Notes Due 2003 and the Notes Due 2006, the "Notes"). The Floating Rate Notes bear interest payable quarterly on the 24th day of February, May, August and November, beginning August 24, 2000. The Notes Due 2003, the Notes Due 2006 and the Notes Due 2010 bear interest payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 2000.

     The Notes Due 2006 and the Notes Due 2010 are redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, at respective redemption prices equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or
     (ii) the sum of the present values of the Remaining Scheduled Payments (as defined therein) discounted at the Treasury Rate (as defined therein) plus (a) 25 basis points for the Notes Due 2006, and (b) 30 basis points for the Notes Due 2010.

     The Company is required, subject to certain exceptions and limitations set forth in the Notes, to pay such additional amounts (the "Additional Amounts") to the beneficial owner of any Note who is a Non-U.S. Holder (as defined in the Notes) in order that every net payment of principal and interest on such Note and any other amounts payable on the Note, after withholding for certain U.S. taxes, will not be less than the amount provided for in such Note to be then due and payable. The Notes are also subject to redemption, at the Company's option, subject to certain conditions specified in the Notes, in the event the Company has or will become obligated or there is a substantial probability the Company will or may be required to pay such Additional Amounts.

     On August 3, 2000, the Company extended its 364-Day Revolving Credit and Term Loan Agreement for a successive 364-day term pursuant to a First Amendment and Renewal of the Amended and Restated 364-Day Revolving Credit and Term Loan Agreement ("Facility C Loans"). The Facility C Loans together with the $3.75 billion Amended and Restated Facility A Revolving Credit Agreement dated August 6, 1998 ("Facility A Loans"), provide the Company with aggregate credit facilities of $10.75 billion (the "Credit Facilities"). The Credit Facilities provide liquidity support for the Company's commercial paper program and will be used for other general corporate purposes. The Facility A Loans mature on June 30, 2002. The Facility C Loans mature on August 2, 2001; provided, however, that the Company may elect at such time to convert up to $4 billion of the principal debt outstanding under the Facility C Loans from revolving loans to term loans with a maturity date no later than one year after the conversion. The Credit Facilities bear interest payable in varying periods, depending on the interest period, not to exceed six months, or with respect to any Eurodollar Rate Borrowing, 12 months if available to all lenders, at rates selected by the Company under the terms of the Credit Facilities, including a Base Rate or Eurodollar Rate, plus the applicable margin. The applicable margin for the Eurodollar Rate Borrowing generally varies from 0.35% to 0.75% as to Facility A Loans and from 0.225% to 0.45% as to Facility C Loans, in each case based upon the better of certain debt ratings. The Credit Facilities are unsecured but include a negative pledge of the assets of the Company and certain of its subsidiaries (subject to certain exceptions). The Credit Facilities require compliance with a financial covenant based on the ratio of total debt to total capitalization, calculated on a consolidated basis. The Credit

     Facilities require compliance with certain operating covenants which limit, among other things, the incurrence of additional indebtedness by the Company and certain of its subsidiaries, sales of assets and mergers and dissolutions, and which covenants do not restrict distributions to shareholders, provided the Company is not in default under the Credit Facilities. At September 30, 2000, the Company was in compliance with these covenants. The Facility A Loans and the Facility C Loans are subject to annual commitment fees not to exceed 0.25% and 0.15%, respectively, of any unborrowed portion of the facilities.

     The following table sets forth the outstanding debt of the Company as of September 30, 2000 (in millions):


     Commercial paper and credit facilities                          $3,703
     Floating rate notes due 2001 through 2002                        1,560
     7.88% - 8.25% Notes Due 2003-2010                                3,500
     6.13% - 6.95% Notes Due 2001-2028                                6,100
     7.13% - 7.75% Notes Due 2004-2027                                2,000
     8.88% - 9.38% Senior Notes Due 2004-2006                           672
     7.13% - 8.25% Senior Debentures due 2023-2027                    1,437
     6.13% - 7.50% Senior Notes Due 2004-2012                         1,936
     Capital lease obligations (maturing through 2002)                  437
     Other debt (maturing through 2008)                               1,644
                                                                   --------
                                                                     22,989
     Short-term debt and current maturities of long-term debt         4,289
                                                                   --------
                                                                    $18,700
                                                                   ========
     (I)   CONTINGENCIES

     The Company is involved in legal and regulatory proceedings generally incidental to its business and has included loss contingencies in other current liabilities and other liabilities for certain of these matters. In some instances, rulings by federal and state regulatory authorities may result in increased operating costs to the Company. Except as described herein, and while the results of these various legal and regulatory matters contain an element of uncertainty, the Company believes that the probable outcome of these matters should not have a material adverse effect on the Company's consolidated results of operations or financial position.

     GENERAL. The Company is subject to varying degrees of federal, state, local and international regulation. In the United States, the Company's subsidiaries are most heavily regulated by the states, especially for the provision of local exchange services. The Company's subsidiaries must be certified separately in each state to offer local exchange and intrastate long distance services. No state, however, subjects any Company subsidiary to price cap or rate of return regulation, nor are they currently required to obtain Federal Communications Commission ("FCC") authorization for installation or operation of their network facilities used for domestic services, other than licenses for specific multichannel multipoint distribution service ("MMDS"), wireless communications service, terrestrial microwave and satellite earth station facilities that utilize radio frequency spectrum. FCC approval is required, however, for the installation and operation of international facilities and services. The Company is subject to varying degrees of regulation in the foreign jurisdictions in which it conducts business, including authorization for the installation and operation of network facilities. Although the trend in federal, state, local and international regulation appears to favor increased competition, no assurance can be given that changes in current or future regulations adopted by the FCC, state or foreign regulators or legislative initiatives in the United States or abroad would not have a material adverse effect on the Company.

     In implementing the Telecommunications Act of 1996 (the "Telecom Act"), the FCC established nationwide rules designed to encourage new entrants to participate in the local services markets through interconnection with the incumbent local exchange carriers ("ILECs"), resale of ILECs' retail services and use of individual and combinations of unbundled network elements. Appeals of the FCC order adopting those rules have been in litigation since August 1996. On November 5, 1999, the FCC implemented a remand, from the U.S. Supreme Court, of the FCC's original unbundling rules. The FCC required two additional network elements, as well as most of the previously identified elements, to be made available to new entrants. That order is subject to various reconsideration petitions at the FCC and has been appealed by the ILECs to the United States Court of Appeals for the District of Columbia Circuit. The Court is holding the case in abeyance pending reconsideration at the FCC. On July 18, 2000, the United States Court of Appeals for the Eighth Circuit again invalidated the FCC's pricing rules. Among other things, the Court held that the FCC's requirement that rates for unbundled network elements be based on the most efficient technology and network configuration available, using existing wire center locations, violated the plain meaning of the Telecom Act. The Court, however, upheld the use of a forward-looking cost methodology. The Court remanded the pricing rules to the FCC for further proceedings. Various parties, including the Company, are seeking review by the U.S. Supreme Court.


     On November 4, 1999, the FCC's Pricing Flexibility Order, which allowed price-cap regulated ILECs to offer customer specific pricing in contract tariffs, took effect. Price-cap regulated ILECs can now offer access arrangements with contract-type pricing in competition with long distance carriers and other competitive access providers, who have previously been able to offer such pricing for access arrangements. As ILECs experience increasing competition in the local services markets, the FCC will grant increased pricing flexibility and relax tariffing requirements for access services. The FCC is also conducting a proceeding to consider additional pricing flexibility for a wider range of access services. The Company has appealed the Pricing Flexibility Order to the United States Court of Appeals for the District of Columbia Circuit.

     On July 30, 1999, the United States Court of Appeals for the Fifth Circuit issued a decision reversing in part the May 1997 FCC universal service decision. Among other things, the Court held that the FCC may collect universal service contributions from interstate carriers based on only interstate revenues, and that the FCC could not force the ILECs to recover their universal service contributions through interstate access charges. On June 6, 2000, the U.S. Supreme Court granted the petition for certiorari filed by GTE Corporation ("GTE") seeking review of the Fifth Circuit's decision that the FCC's forward-looking methodology for funding universal services does not result in an unconstitutional taking of the ILECs' property. The U.S. Supreme Court denied petitions for certiorari filed by various parties, including the Company, challenging certain other aspects of this decision. However, on November 2, 2000, the Court granted GTE's motion to voluntarily withdraw its petition for review. On November 1, 1999, the FCC implemented the Fifth Circuit's decision. AT&T has appealed this FCC order to the United States Court of Appeals for the Fifth Circuit, and the Company has intervened in support of AT&T. Pending reconsideration petitions seek retroactive treatment for implementation of the remand order. On November 2, 1999, the FCC released two additional universal service orders, which provide for federal support for non-rural high cost areas. Both orders were appealed to the United States Court of Appeals for the Tenth Circuit.

     In August 1998, in response to petitions filed by several ILECs under the guise of Section 706 of the Telecom Act, the FCC issued its Advanced Services Order. This order clarifies that the interconnection, unbundling, and resale requirements of Section 251(c) of the Telecom Act, and the interLATA restrictions of
     Section 271 of the Telecom Act, apply fully to so-called "advanced telecommunications services," such as Digital Subscriber Line ("DSL") technology. US West Communications Group ("US West") appealed this order to the United States Court of Appeals for the District of Columbia Circuit. At the request of the FCC, the Court remanded the case for further administrative proceedings, and on December 23, 1999, the FCC issued its Order on Remand. In that order, the FCC reaffirmed its earlier decision that ILECs are subject to the obligations of Section 251(c) of the Telecom Act in connection with the offering of advanced telecommunications services such as DSL. The order reserved ruling on whether such obligations extend to traffic jointly carried by an ILEC and a competitive local exchange carrier ("CLEC") to an Internet service provider ("ISP") where the ISP self-provides the transport component of its Internet access service. The Order on Remand also found that DSL-based advanced services that are used to connect ISPs to their subscribers to facilitate Internet-bound traffic ordinarily constitute exchange access service. On January 3, 2000, the Company filed a petition for review of this aspect of the Order on Remand with the United States Court of Appeals for the District of Columbia Circuit. Oral argument is scheduled for February 21, 2001.

     In February 1999, the FCC sought public comments on its tentative conclusion that loop spectrum standards should be set in a competitively neutral process. In November 1999, the FCC concluded that ILECs should be required to share primary telephone lines with CLECs, and identified the high frequency portion of the loop as a network element. In February 2000, US West and the United States Telephone Association appealed this order to the United States Court of Appeals for the District of Columbia Circuit. The Court is holding the case in abeyance pending reconsideration at the FCC.

     On February 26, 1999, the FCC issued a Declaratory Ruling and Notice of Proposed Rulemaking regarding the regulatory treatment of calls to ISPs. Prior to the FCC's order, over 30 state Public Utility Commissions ("PUCs") issued orders finding that carriers, including the Company, are entitled to collect reciprocal compensation for completing calls to ISPs under the terms of their interconnection agreements with ILECs. Many of these PUC decisions have been appealed by the ILECs and, since the FCC's order, many ILECs have filed new cases at the PUCs or in court. Moreover, the

     Company appealed the FCC's order to the United States Court of Appeals for the District of Columbia Circuit. On March 24, 2000, the Court vacated the FCC's order and remanded the case to the FCC for further proceedings, which are currently pending. On May 15, 2000, legislation was introduced in the U.S. House of Representatives that would exclude dial-up Internet traffic from the reciprocal compensation provisions of the Telecom Act. The Company cannot predict the outcome of the cases filed by the ILECs, the FCC's proceedings on remand, or the congressional legislation, nor can it predict whether or not the result(s) will have a material adverse impact upon its consolidated financial position or future results of operations.

     Several bills have been introduced during the 106th Congress that would exclude the transmission of data services or high-speed Internet access from the Telecom Act's bar on the transmission of in-region interLATA services by the Bell operating companies ("BOCs"). These bills would also make it more difficult for competitors to resell the high-speed Internet access services of the ILECs or to lease a portion of the network components used for the provision of such services.

     In 1996 and 1997, the FCC issued orders that would require non-dominant telecommunications carriers to eliminate interstate service tariffs, except in limited circumstances. These orders were stayed pending judicial review. On April 28, 2000, the United States Court of Appeals for the District of Columbia Circuit issued a decision upholding the FCC's orders and thereafter lifted the
     stay.   The FCC's orders prevent the Company from relying on its
     domestic federal tariff to limit liability or to establish its interstate rates for customers. The Company will comply with the orders and is in the process of developing modifications to the manner in which it establishes contractual relationships with its customers.

     BOCs must file an application conforming to the requirements of
     Section 271 of the Telecom Act for each state in their service area in order to offer in-region long distance services in that state. To be granted by the FCC, an application must demonstrate, among other things, that the BOC has met a 14-point competitive checklist to open its local network to competition and demonstrate that its application is in the public interest. Since enactment of the Telecom Act, the FCC has rejected five Section 271 applications filed by BOCs and granted two; Bell Atlantic Corporation's application for New York was granted on December 21, 1999, and SBC Communications, Inc.'s application for Texas was granted on June 30, 2000. At this time, Section 271 applications for the states of Massachusetts, Kansas, and Oklahoma are pending before the FCC. Other applications may be filed this year. The Company cannot predict the outcome of these proceedings or whether or not the results will have a material adverse impact on its consolidated financial position or future results of operations.

     On May 31, 2000, the FCC adopted further access charge and universal service reform. In response to a proposal made by CALLS, a group of regional Bell operating companies, GTE and two long distance companies, the FCC reduced access charges paid by long distance companies to local exchange carriers by approximately $3.2 billion annually. The proposal, which will allow charges imposed on end user customers by local exchange carriers to increase over time, also created a new $650 million universal service fund. Several parties have appealed various aspects of the CALLS order.

     It is possible that rights held by the Company to MMDS and/or ITFS spectrum may be disrupted by FCC decisions to re-allocate some or all of that spectrum to other services. If such re-allocation were to occur, the Company cannot predict whether current deployment plans for its MMDS services will be sustainable.

     INTERNATIONAL. In February 1997, the United States entered into a World Trade Organization Agreement (the "WTO Agreement") that is designed to have the effect of liberalizing the provision of switched voice telephone and other telecommunications services in scores of foreign countries over the next several years. The WTO Agreement became effective in February 1998. In light of the United States commitments to the WTO Agreement, the FCC implemented new rules in February 1998 that liberalize existing policies regarding (1) the services that may be provided by foreign affiliated United States international common carriers, including carriers controlled or more than 25 percent owned by foreign carriers that have market power in their home markets, and (2) the provision of alternative traffic routing. The new rules make it much easier for foreign affiliated carriers to enter the United States market for the provision of international services.

     In August 1997, the FCC adopted mandatory settlement rate benchmarks. These benchmarks are intended to reduce the rates that United States carriers pay foreign carriers to terminate traffic in their home countries. The FCC will also prohibit a United States carrier affiliated with a foreign carrier from providing facilities-based service to the foreign carrier's home market until and unless the foreign carrier has implemented a settlement rate at or below the benchmark. The FCC also adopted new rules that will liberalize the provision of switched services over private lines to World Trade Organization member countries. These rules allow such services on routes where 50% or more of United States billed traffic is being terminated in the foreign country at or below the applicable settlement rate benchmark or where the foreign country's rules concerning provision of international switched services over private lines are deemed equivalent to United States rules. On January 12, 1999, the FCC's benchmark rules were upheld in their entirety by the United States Court of Appeals for the District of

     Columbia Circuit. On March 11, 1999, the District of Columbia Circuit denied petitions for rehearing of the case.

     In April 1999, the FCC modified its rules to permit United States international carriers to exchange international public switched voice traffic on many routes to and from the United States outside of the traditional settlement rate and proportionate return regimes.

     On June 3, 1999, the FCC enforced the benchmark rates on two non-compliant routes. Settlement rates have fallen to the benchmarks or below on many other routes.

     Although the FCC's new policies and implementation of the WTO Agreement may result in lower settlement payments by the Company to terminate international traffic, there is a risk that the payments the Company will receive from inbound international traffic may decrease to an even greater degree. The implementation of the WTO Agreement may also make it easier for foreign carriers with market power in their home markets to offer United States and foreign customers end-to-end services to the disadvantage of the Company. The Company may continue to face substantial obstacles in obtaining from foreign governments and foreign carriers the authority and facilities to provide such end-to-end services.

     EMBRATEL. The 1996 General Telecommunications Law (the "General Law") provides a framework for telecommunications regulation for Embratel. Article 8 of the General Law created Agencia Nacional de Telecomunicacoes ("Anatel") to implement the General Law through development of regulations and to enforce such regulations. According to the General Law, companies wishing to offer telecommunications services to consumers are required to apply to Anatel for a concession or an authorization. Concessions are granted for the provision of services under the public regime (the "Public Regime") and authorizations are granted for the provision of services under the private regime (the "Private Regime"). Service providers subject to the Public Regime (concessionaires) are subject to obligations concerning network expansion and continuity of service provision and are subject to rate regulation. These obligations and the tariff conditions are provided in the General Law and in each company's concession contract. The network expansion obligations are also provided in the Plano Geral de Universalizacao ("General Plan on Universal Service").

     The only services provided under the Public Regime are the switched fixed telephone services ("SFTS") -local and national and international long distance - provided by Embratel and the three regional Telebras holding companies ("Teles"). All other telecommunications companies, including other companies providing

     SFTS, operate in the Private Regime and, although they are not subject to the Public Regime, individual authorizations may contain certain specific expansion and continuity obligations.

     The main restriction imposed on carriers by the General Plan on Universal Service is that, until December 31, 2003, the three Teles are prohibited from offering inter-regional and international long distance service, while Embratel is prohibited from offering local services. These companies can start providing those services two years sooner if they meet their network expansion obligations by December 31, 2001.

     Embratel and the three Teles were granted their concessions at no fee, until 2005. After 2005, the concessions may be renewed for a period of 20 years, upon the payment, every two years, of a fee equal to 2% of annual net revenues calculated based on the provision of SFTS in the prior year, excluding taxes and social contributions.

     Embratel also offers a number of ancillary telecommunications services pursuant to authorizations granted in the Private Regime. Such services include the provision of dedicated analog and digital lines, packet switched network services, circuit switched network services, mobile marine telecommunications, telex and telegraph, radio signal satellite retransmission and television signal satellite retransmission. Some of these services are subject to some specific continuity obligations and rate conditions.

     All providers of telecommunications services are subject to quality and modernization obligations provided in the Plan Geral de
     Qualidade ("General Plan on Quality").

     LITIGATION. In November 2000, class action complaints were filed in the United States District Court for the Southern District of Mississippi against the Company and certain of its named executive officers. The complaints generally allege that the defendants made false and misleading statements about certain aspects of the Company's performance by failing to disclose, among other things, that the merger with MCI Communications Corporation ("MCI") did not yield the anticipated cost savings and revenue increases, that the Company's growth rate was declining, and that the Company's financial statements were inflated due to the failure to write down, on a timely basis, $405 million in receivables. Based on these allegations, the complaints assert claims for violation of
     Section 10(b) of the Securities Exchange Act of 1934 (the "1934 Securities Act") and Rule 10b-5 promulgated thereunder and Section 20(a) of the 1934 Securities Act. The complaints seek to certify a class of persons who purchased or otherwise acquired shares of the Company between April 13, 2000 and November 1, 2000. The Company believes that the factual allegations and legal claims asserted in the complaints are without merit and it intends to defend them vigorously.

     On November 4, 1996, and thereafter, and on August 25, 1997, and thereafter, MCI and all of its directors were named as defendants in a total of 15 complaints filed in the Court of Chancery in the State of Delaware. British Telecommunications plc ("BT") was named as a defendant in 13 of the complaints. The complaints were brought by alleged stockholders of MCI, individually and purportedly as class actions on behalf of all other stockholders of MCI. The complaints allege that MCI's directors breached their fiduciary duty in connection with the MCI BT Merger Agreement, dated November 3, 1996 (the "MCI BT Merger Agreement"), that BT aided and abetted those breaches of duty, that BT owes fiduciary duties to the other stockholders of MCI and that BT breached those duties in connection with the MCI BT Merger Agreement. The complaints seek damages and injunctive and other relief.

     One of the purported stockholder class actions pending in Delaware Chancery Court has been amended, one of the purported class actions has been dismissed with prejudice, and plaintiffs in four of the other purported stockholder class actions have moved to amend their complaints to name the Company and a Company subsidiary as additional defendants. These plaintiffs generally allege that the defendants breached their fiduciary duties to stockholders in connection with the merger with MCI and the agreement to pay a termination fee to the Company. They further allege discrimination in favor of BT in connection with the MCI merger. The plaintiffs seek, inter alia, damages and injunctive relief prohibiting the consummation of the MCI merger and the payment of the inducement fee to BT.

     Three complaints were filed in the U.S. District Court for the District of Columbia, as class actions on behalf of purchasers of MCI shares. The three cases were consolidated on April 1, 1998.
     On or about May 8, 1998, the plaintiffs in all three cases filed a consolidated amended complaint alleging, on behalf of purchasers of MCI's shares between July 11, 1997 and August 21, 1997, inclusive, that MCI and certain of its officers and directors failed to disclose material information about MCI, including that MCI was renegotiating the terms of the MCI BT Merger Agreement. The consolidated amended complaint seeks damages and other relief. The Company and the other defendants have moved to dismiss the consolidated amended complaint.

     At least nine class action complaints have been filed that arise out of the FCC's decision in Halprin, Temple, Goodman and Sugrue v. MCI Telecommunications Corp., and allege that the Company has improperly charged "pre-subscribed" customers "non-subscriber" or so-called "casual" rates for certain direct-dialed calls.

     Plaintiffs further challenge the Company's credit policies for this "non-subscriber" traffic. Plaintiffs assert that the Company's conduct violates the Communications Act and various state laws; the complaint seeks rebates to all affected customers as well as punitive damages and other relief. In response to a motion filed by the Company, the Judicial Panel on Multi-District Litigation consolidated these matters in the United States District Court for the Southern District of Illinois. The parties have entered into a memorandum of understanding to settle these cases, pursuant to which the Company would pay $88 million for the benefit of the Settlement Class. Judicial approval of the tentative settlement is required. The Company's appeal of the FCC's Halprin decision to the United States Court of Appeals for the District of Columbia Circuit is stayed pending judicial review of the proposed settlement.

     Between September 5, and October 4, 2000, a number of purported class actions and stockholder derivative actions were filed in the Court of Chancery of the State of Delaware. The named defendants include Intermedia, Digex, the directors of Digex who are also directors or executive officers of Intermedia and, in some cases, Worldcom. On October 19, 2000, the Court ordered all purported derivative and class action lawsuits be consolidated into a single action. The consolidated action alleges, among other things, that the defendants, other than WorldCom, breached their fiduciary duties to the class members by acting to further their own interests at the expense of Digex public stockholders and that the Digex board members who are also directors or executive officers of Intermedia conferred a substantial benefit on Intermedia at the expense of the Digex public stockholders by voting to waive application of section 203 of the Delaware General Corporate Law to WorldCom. The complaint also alleges that WorldCom aided and abetted Intermedia's and Digex's wrongdoing. The complaint seeks an order enjoining the merger, a declaration that the waiver of section 203 is inapplicable to WorldCom, attorneys' fees and unspecified damages.

     On December 13, 2000, the Court denied plaintiffs' motion for preliminary injunctive relief, concluding that plaintiffs were unlikely to succeed on the merits of their claim that defendants usurped a Digex corporate opportunity. The Court further noted that it had determined, at least preliminarily, that after a full trial on the merits, the plaintiff minority stockholders are likely to succeed in invalidating the defendant Digex directors' decision to vote in favor of the section 203 waiver and that the plaintiffs could be entitled to a range of equitable remedies, including monetary damages.

     (J)   RELATED PARTY TRANSACTIONS

     In September 2000, the Company loaned $50 million to Bernard J. Ebbers, President and Chief Executive Officer of the Company. The loan from the Company is payable on demand and bears interest at a floating rate equal to that under the Facility C Loans. In November 2000, the Company agreed to guarantee up to $100 million principal amount of indebtedness, together with any related interest, attorneys' fees or costs, owed from time to time by Mr. Ebbers to an institutional lender. As of November 14, 2000, no advance under the guaranty had been made. Additionally, in November 2000, the Company agreed to loan Mr. Ebbers up to an additional $25 million, of which $11.5 million had been borrowed as of November 14, 2000, on the same terms and conditions as the September loan. In connection with the November transactions, and subject to certain limitations, including any restrictions under existing agreements, Mr. Ebbers pledged to the Company shares of Common Stock held by him to secure his obligations under the loans and guaranty. The pledge is subordinated to obligations to his existing lenders. Mr. Ebbers has used, or plans to use, the proceeds of the loans from the Company and the loan guaranteed by the Company to repay certain indebtedness under margin loans from institutional lenders secured by shares of Common Stock held by him.

     (K)   RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). In June 2000, the SEC issued an amendment to SAB 101 which allows registrants to wait until the fourth quarter of their fiscal year beginning after December 15, 1999 to implement SAB 101. SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The deferral of telecommunications service activation fees and certain related costs are specifically addressed in SAB 101. The Company is currently assessing the impact of SAB 101 on its consolidated results of operations or financial position and there can be no assurance as to the effect on the Company's consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. This statement is currently effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively, although earlier adoption is encouraged. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). The Company believes that the adoption of this standard will not have a material effect on the Company's consolidated results of operations or financial position.

     (L)  SUBSEQUENT EVENT

     On November 1, 2000, the Company announced a realignment of its businesses with the distinct customer bases they serve. If approved by the Company's shareholders, the Company will amend its articles of incorporation to effect a recapitalization that will replace existing Common Stock with two new series of common stock:
     WorldCom group stock ("WorldCom stock") and MCI group stock ("MCI stock"). WorldCom stock is intended to reflect, or track, the performance of the Company's data, Internet, international and commercial voice businesses (the "WorldCom group"), and MCI stock is intended to reflect, or track, the performance of the Company's consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access businesses (the "MCI group"). If this proposal is approved by the Company's shareholders, each outstanding share of the Company's existing Common Stock will convert into one share of WorldCom stock and one twenty-fifth of a share of MCI stock (the "Recapitalization").

     The Company intends to initially pay a quarterly dividend of approximately $75 million ($300 million per year) on the MCI stock. MCI group will initially be allocated notional debt of $6 billion and the remaining Company debt will be allocated on a notional basis to WorldCom group. The Company will report separate financial results for WorldCom group and MCI group in addition to the consolidated Company results. The Company does not expect that this transaction will have any impact on its credit ratings.

     Voting rights of WorldCom group and MCI group shareholders will be prorated based on the relative market values of WorldCom stock and MCI stock. The Company will conduct shareholder meetings that encompass all holders of voting stock. WorldCom group and MCI group shareholders will vote together as a single class on all matters brought to a vote of shareholders, including the election of the Company's directors.

     The Company's Board of Directors may convert each outstanding share of MCI stock into shares of WorldCom stock at 110% of the relative trading value of MCI stock for the 20 days prior to the announcement of the conversion. No premium will be paid on a conversion that occurs three years after the issuance of MCI stock.

     If all or substantially all of the WorldCom group or MCI group assets are sold, the relevant shareholders will receive either:
     (i) a distribution equal to the fair value of the net proceeds of the sale, either by special dividend or by redemption of shares; or
     (ii) a number of shares of the Company's stock having been calculated in accordance with a predetermined conversion premium.

     The Company expects to hold its shareholder meeting to vote on the Recapitalization in the first half of 2001, and to effect the distribution of the tracking stocks shortly after shareholder approval. No regulatory approvals are expected to be required.

     CONSOLIDATING INFORMATION. After shareholder approval of the Recapitalization, the Company intends to separate for financial reporting purposes WorldCom group and MCI group. Below is the consolidating financial information of WorldCom group and MCI group. The financial information reflects the businesses of WorldCom group and MCI group including the allocation of revenues and expenses between WorldCom group and MCI group in accordance with our allocation policies.

     For each group, the Company attributed assets, liabilities, equity, revenues and expenses reflected in the Company's consolidated financial statements primarily based on specific identification of the businesses included in each group. Where specific identification was impractical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the assets, liabilities, equity, revenues and expenses attributable to each group. The Company's shared corporate services and related balance sheet amounts (such as executive management, human resources, legal, regulatory, accounting, tax, treasury, strategic planning and information systems support) have been attributed to WorldCom group or MCI group based upon identification of such services specifically benefiting each group. Where determinations based on specific usage alone are impractical, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to each group. Management believes that the allocation methods developed will be comparable to the expected future allocation methods.

                          CONSOLIDATING BALANCE SHEET
                           (Unaudited. In millions)


                                                                           At September 30, 2000
                                                      ------------------------------------------------------------
                                                          WorldCom          MCI
                                                            Group          Group       Eliminations     WorldCom
                                                      ------------------------------------------------------------
     Current assets                                           $10,959         $2,581        $(1,456)      $12,084
     Property and equipment, net                               33,038          2,266             --        35,304
     Goodwill and other intangibles                            36,736          9,934             --        46,670
     Other assets                                               5,730            105             --         5,835
                                                            ---------      ---------      ---------       -------
     Total assets                                             $86,463        $14,886        $(1,456)      $99,893
                                                            =========      =========      =========       =======
     Current liabilities                                      $12,129         $5,013         (1,456)      $15,686
     Long-term debt                                            12,700          6,000             --        18,700
     Noncurrent liabilities                                     5,744            992             --         6,736
     Minority interests                                         2,696             --             --         2,696
     Company obligated mandatorily
     redeemable preferred securities                              798             --             --           798
     Shareholders' investment                                  52,396          2,881             --        55,277
                                                            ---------      ---------      ---------       -------
     Total liabilities and shareholders'
        investment                                            $86,463        $14,886        $(1,456)      $99,893
                                                            =========      =========      =========       =======

                  CONSOLIDATING STATEMENT OF OPERATIONS
                         (Unaudited. In millions)



                                                                        Nine Months Ended September 30, 2000
                                                        -----------------------------------------------------------------
                                                         WorldCom             MCI
                                                         Group                Group       Eliminations        WorldCom
                                                        ---------------       ------      -------------     -------------
     Revenues                                                $16,918         $12,565             $--         $29,483
                                                           ----------       --------           -----       ---------
     Operating expenses:
     Line costs                                                6,407           5,312            (343)         11,376
     Selling, general and administrative                       4,205           3,790            (185)          7,810
     Depreciation and amortization                             2,388             654             528           3,570
                                                           ---------        --------           -----       ---------
     Total                                                    13,000           9,756              --          22,756
                                                           ---------        --------           -----       ---------
     Operating income                                          3,918           2,809              --           6,727
     Interest expense                                           (318)           (381)             --            (699)
     Miscellaneous                                               327              --              --             327
                                                           ---------        --------           -----       ---------
     Income before income taxes and minority interests         3,927           2,428              --           6,355
     Provision for income taxes                                1,615             965              --           2,580
                                                           ---------        --------           -----       ---------
     Income before minority interests                          2,312           1,463              --           3,775
     Minority interests                                         (216)             --              --            (216)
                                                           ---------        --------           -----       ---------
     Net income before distributions on subsidiary
       trust and other mandatorily redeemable
       preferred securities and preferred dividend
       requirements                                            2,096           1,463              --           3,559
     Distributions on subsidiary trust mandatorily
       redeemable preferred securities                            48              --              --              48
     Preferred dividend requirements                               1              --              --               1
                                                           ----------       --------           ---------     ---------
     Net income                                               $2,047          $1,463             $--          $3,510
                                                           ==========       ========           =========     =========

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                           (Unaudited. In millions)

                                                                   Nine Months Ended September 30, 2000
                                                   --------------------------------------------------------------------
                                                      WorldCom Group       MCI
                                                                           Group         Eliminations        WorldCom
                                                   ------------------     ------       -------------     --------------

     Cash flows from operating activities:
     Net income                                               $2,096          $1,463             $--          $3,559
     Adjustments to reconcile net income to cash
       provided by operating activities:
                                                               2,211             153              --           2,364
                                                             -------        --------        --------        --------
      Net cash provided by operating activities                4,307           1,616              --           5,923
                                                             --------       --------        --------        --------
     Cash flows from investing activities:
     Capital expenditures                                     (8,407)           (370)             --          (8,777)
     Acquisitions and related costs                              (14)             --              --             (14)
     Other investing activities, net                          (1,642)           (158)             --          (1,800)
                                                            --------        --------        --------        --------
       Net cash used in investing activities                 (10,063)           (528)             --         (10,591)
                                                            --------        --------        --------        --------
     Cash flows from financing activities:
     Principal borrowings on debt, net                         4,467              -               --           4,467
     Attributed stock activity of WorldCom, Inc.                 551              --              --             551
     Distributions on subsidiary trust mandatorily               (48)             --              --             (48)
     redeemable preferred securities
     Dividends paid on preferred stock                            (1)             --              --              (1)
     Intergroup advances, net                                  1,082          (1,082)             --              --
     Other                                                      (265)             --              --            (265)
                                                            --------        --------        --------        --------
        Net cash provided by (used in) financing
          activities                                           5,786          (1,082)             --           4,704
     Effect of exchange rates on cash                              4              --              --               4

                                                            --------        --------        --------        --------
     Net increase in cash and cash equivalents                    34               6              --              40
     Cash and cash equivalents beginning of period               806              70              --             876
                                                            --------        --------        --------        --------
     Cash and cash equivalents end of period                    $840             $76             $--            $916
                                                            ========        ========        ========        ========


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     To the Shareholders of WorldCom, Inc.:

     We have audited the accompanying combined balance sheet of WorldCom group (an integrated business of WorldCom, Inc.) (as described in Note 1) as of December 31, 1999, and the related combined statements of operations, changes in allocated net worth and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of WorldCom, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the WorldCom group combined financial statements referred to above present fairly, in all material respects, the combined financial position of WorldCom group as of December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

     WorldCom group is a fully integrated business of WorldCom, Inc. Accordingly, as described in Note 1, WorldCom group's combined financial statements have been derived from the consolidated financial statements and accounting records of WorldCom, Inc. and, therefore, reflect certain assumptions and allocations. As more fully discussed in Note 1, the combined financial statements of

     WorldCom group should be read in conjunction with the audited consolidated statements of WorldCom, Inc.


     ARTHUR ANDERSEN LLP

     Jackson, Mississippi,
     November 21, 2000

           WORLDCOM GROUP (an integrated business of WorldCom, Inc.)
                            COMBINED BALANCE SHEET
                            (Unaudited. In Millions)


                                                                           December 31,
                                                                               1999
                                                                         ----------------
     ASSETS
     Current assets:
        Cash and cash equivalents . . . . . . . . . . . . . . . . . . .              $806
        Accounts receivable, net of allowance
          for bad debts of $440 . . . . . . . . . . . . . . . . . . . .             3,737
        Deferred tax asset  . . . . . . . . . . . . . . . . . . . . . .             2,565
        Other current assets  . . . . . . . . . . . . . . . . . . . . .               953
        Receivable from MCI group . . . . . . . . . . . . . . . . . . .               976
                                                                                 --------
                 Total current assets . . . . . . . . . . . . . . . . .             9,037
                                                                                 --------
     Property and equipment:
        Transmission equipment  . . . . . . . . . . . . . . . . . . . .            14,312
        Communications equipment  . . . . . . . . . . . . . . . . . . .             4,323
        Furniture, fixtures and other . . . . . . . . . . . . . . . . .             6,765
        Construction in progress  . . . . . . . . . . . . . . . . . . .             5,179
                                                                                 --------
                                                                                   30,579
        Accumulated depreciation  . . . . . . . . . . . . . . . . . . .            (4,352)
                                                                                 --------
                                                                                   26,227
                                                                                 --------


                                   F-106


     Goodwill and other intangible assets . . . . . . . . . . . . . . .            37,252
     Other assets . . . . . . . . . . . . . . . . . . . . . . . . . . .             4,717
                                                                                 --------
                                                                                  $77,233
                                                                                 ========
     LIABILITIES AND ALLOCATED NET WORTH
     Current liabilities:
        Short-term debt and current maturities of long-term debt  . . .            $5,015
        Accounts payable  . . . . . . . . . . . . . . . . . . . . . . .             1,333
        Accrued line costs  . . . . . . . . . . . . . . . . . . . . . .             2,110
        Other current liabilities . . . . . . . . . . . . . . . . . . .             4,236
                                                                                 --------
                 Total current liabilities  . . . . . . . . . . . . . .            12,694
                                                                                 --------
     Long-term liabilities, less current portion:
        Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . .             7,128
        Deferred tax liability  . . . . . . . . . . . . . . . . . . . .             4,229

        Other liabilities . . . . . . . . . . . . . . . . . . . . . . .             1,047
                                                                                 --------
                 Total long-term liabilities  . . . . . . . . . . . . .            12,404
                                                                                 --------
     Commitments and contingencies
     Minority interests . . . . . . . . . . . . . . . . . . . . . . . .             2,599

     Company obligated mandatorily redeemable preferred
       securities of subsidiary trust holding solely junior
       subordinated deferrable interest debentures of the Company
       and other redeemable preferred securities  . . . . . . . . . . .                                              798

     Allocated net worth  . . . . . . . . . . . . . . . . . . . . . . .            48,738
                                                                                 --------
                                                                                  $77,233
                                                                                 ========

     The accompanying notes are an integral part of these combined statements.

           WORLDCOM GROUP (an integrated business of WorldCom, Inc.)
                       COMBINED STATEMENT OF OPERATIONS
                                 (In Millions)



                                                                  For the Year Ended
                                                                  December 31, 1999
                                                                  -----------------
     Revenues . . . . . . . . . . . . . . . . . . . . . . . . .              $19,736
                                                                            --------
     Operating expenses:
        Line costs  . . . . . . . . . . . . . . . . . . . . . .                7,905
        Selling, general and administrative . . . . . . . . . .                4,195
        Depreciation and amortization . . . . . . . . . . . . .                3,013
        In-process research and development
          and other charges . . . . . . . . . . . . . . . . . .                   (8)
                                                                            --------
                Total . . . . . . . . . . . . . . . . . . . . .               15,105
                                                                            --------
     Operating income . . . . . . . . . . . . . . . . . . . . .                4,631
     Other income (expense):
        Interest expense  . . . . . . . . . . . . . . . . . . .                 (460)
        Miscellaneous . . . . . . . . . . . . . . . . . . . . .                  237
                                                                            --------
     Income before income taxes and
       minority interests . . . . . . . . . . . . . . . . . . .                4,408





                                  F-108



     Provision for income taxes . . . . . . . . . . . . . . . .                1,856
                                                                            --------
     Income before minority interests . . . . . . . . . . . . .                2,552
     Minority interests . . . . . . . . . . . . . . . . . . . .                 (186)
                                                                            --------
     Net income before distributions on
       subsidiary trust and other mandatorily
       redeemable preferred securities and
       preferred dividend requirements  . . . . . . . . . . . .                2,366
     Distributions on subsidiary trust and
       other mandatorily redeemable preferred
       securities . . . . . . . . . . . . . . . . . . . . . . .                   63
     Preferred dividend requirements  . . . . . . . . . . . . .                    9
                                                                            --------
     Net income . . . . . . . . . . . . . . . . . . . . . . . .               $2,294
                                                                            ========

     The accompanying notes are an integral part of these combined statements.

           WORLDCOM GROUP (an integrated business of WorldCom, Inc.)
                   COMBINED STATEMENT OF ALLOCATED NET WORTH
                     For the Year Ended December 31, 1999
                                 (In Millions)


                                                                                               Foreign
                                                                                 Unrealized    Currency
                                                                  Attributed     Holding       Translation    Allocated
                                                                  Capital        Gain          Adjustment     Net Worth
                                                                 ------------    -----------   -----------   -----------
     Balances, December 31, 1998 . . . . . . . . . . . . . . .      $42,197          $122          $(28)      $42,291
     Funds attributed from WorldCom, Inc.  . . . . . . . . . .        1,935             -             -         1,935
     Advances from MCI group . . . . . . . . . . . . . . . . .        2,097             -             -         2,097
     Other comprehensive income (loss)(net of taxes
       and reclassifications):
     Net income before distributions on
       subsidiary trust and other mandatorily
       redeemable preferred securities and
       preferred dividend requirements . . . . . . . . . . . .        2,366             -             -         2,366
     Cash dividends on preferred stock
       and distributions on trust
       securities  . . . . . . . . . . . . . . . . . . . . . .          (72)            -             -           (72)
     Net change in unrealized holding
       gain on marketable equity securities  . . . . . . . . .            -           453             -           453
     Foreign currency adjustment . . . . . . . . . . . . . . .            -             -          (332)         (332)
                                                                                                             --------
     Total comprehensive income  . . . . . . . . . . . . . . .                                                  2,415
                                                                   --------      --------      --------      --------
     Balances, December 31, 1999 . . . . . . . . . . . . . . .      $48,523          $575         $(360)      $48,738
                                                                   ========      ========      ========      ========

     The accompanying notes are an integral part of these combined statements.

           WORLDCOM GROUP (an integrated business of WorldCom, Inc.)
                       COMBINED STATEMENT OF CASH FLOWS
                                 (In Millions)



                                                                             For the Year Ended
                                                                                December 31,
                                                                                   1999
                                                                             -----------------
     Cash flows from operating activities:
     Net income before distributions on subsidiary
       trust and other mandatorily redeemable
       preferred securities and preferred
       dividend requirements . . . . . . . . . . . . . . . . . . . . . . .           $2,366
     Adjustments to reconcile net income before
       distributions on subsidiary trust and other
       mandatorily redeemable preferred securities
       and preferred dividend requirements to net
       cash provided by operating activities:
       Minority interests  . . . . . . . . . . . . . . . . . . . . . . . .              186
       In-process research and development and
         other charges . . . . . . . . . . . . . . . . . . . . . . . . . .               (8)
       Depreciation and amortization . . . . . . . . . . . . . . . . . . .            3,533
       Provision for losses on accounts receivable . . . . . . . . . . . .              330
       Provision for deferred income taxes . . . . . . . . . . . . . . . .            2,510
       Change in assets and liabilities, net of effect of
         business combinations:
             Accounts receivable . . . . . . . . . . . . . . . . . . . . .             (941)
             Receivable from MCI group, net  . . . . . . . . . . . . . . .             (555)


                                  F-111


                 Other current assets  . . . . . . . . . . . . . . . . . .                  119
                 Accrued line costs  . . . . . . . . . . . . . . . . . . .                 (261)
                 Accounts payable and other current liabilities  . . . . .                  487
        Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  (414)
                                                                                       --------
     Net cash provided by operating activities . . . . . . . . . . . . . .                7,352
                                                                                       --------
     Cash flows from investing activities:
        Capital expenditures . . . . . . . . . . . . . . . . . . . . . . .               (7,929)
        Acquisitions and related costs . . . . . . . . . . . . . . . . . .                 (786)
        Increase in intangible assets  . . . . . . . . . . . . . . . . . .                 (389)
        Proceeds from the sale of SHL  . . . . . . . . . . . . . . . . . .                1,640
        Proceeds from disposition of marketable securities
          and other long-term assets . . . . . . . . . . . . . . . . . . .                1,940
        Increase in other assets . . . . . . . . . . . . . . . . . . . . .               (1,956)
        Decrease in other liabilities  . . . . . . . . . . . . . . . . . .                 (565)
                                                                                       --------
     Net cash used in investing activities . . . . . . . . . . . . . . . .               (8,045)
                                                                                       --------
     Cash flows from financing activities:
        Principal repayments on debt, net  . . . . . . . . . . . . . . . .               (2,894)
        Attributed stock activity of WorldCom, Inc.  . . . . . . . . . . .                  886
        Distributions on subsidiary trust mandatorily
          redeemable preferred securities  . . . . . . . . . . . . . . . .                  (63)
        Dividends paid on preferred stock  . . . . . . . . . . . . . . . .                   (9)
        Advances from MCI group, net . . . . . . . . . . . . . . . . . . .                2,097
                                                                                       --------
     Net cash provided by financing activities . . . . . . . . . . . . . .                   17
     Effect of exchange rate changes on cash . . . . . . . . . . . . . . .                 (221)
                                                                                       --------
     Net decrease in cash and cash equivalents . . . . . . . . . . . . . .                 (897)
     Cash and cash equivalents at beginning of period  . . . . . . . . . .                1,703
                                                                                       --------
     Cash and cash equivalents at end of period  . . . . . . . . . . . . .               $  806
                                                                                       ========


           WorldCom Group (an integrated business of WorldCom, Inc.)
                    Notes to Combined Financial Statements
                               December 31, 1999

     (1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES -

     Description of Business and Organization:

     Organized in 1983, WorldCom, Inc., a Georgia corporation (the "Company") provides a broad range of communications, outsourcing, and managed network services to both U.S. and non-U.S. based corporations. The Company is a global communications company utilizing a facilities-based, on-net strategy throughout the world. The on-net approach allows the Company's customers to send data streams or voice traffic across town, across the U.S., or to any of our facilities-based networks in Europe or Asia, without ever leaving the confines of the Company network. The on-net approach provides the Company's customers with superior reliability and low operating costs. Prior to May 1, 2000, the Company was named MCI WORLDCOM, Inc.

     The Company's core business is communications services, which includes voice, data, Internet and international services. The Company serves as a holding company for its subsidiaries' operations. References herein to the Company include the Company and its subsidiaries, unless the context otherwise requires.

     BASIS OF COMBINATION AND PRESENTATION:

     The Company's Board of Directors has approved a proposal which, if approved by the Company's shareholders, will amend the Company's articles of incorporation to effect a recapitalization that will replace existing Company common stock with two new series of common stock: WorldCom group stock ("WorldCom stock") and MCI group stock ("MCI stock"). WorldCom stock is intended to reflect, or track, the performance of the Company's data, Internet, international and commercial voice businesses (the "WorldCom group"), and MCI stock is intended to reflect the performance of the Company's consumer, wholesale, small business and dial-up Internet businesses (the "MCI group"). If this proposal is approved by the Company's shareholders, each outstanding share of the Company's existing common stock will convert into one share of WorldCom stock and one twenty-fifth of a share of MCI stock (the "Recapitalization"). All assets reported in the accompanying combined financial statements are owned by the Company or one of its subsidiaries. These combined financial statements are based on the operations, attributed assets and attributed liabilities of WorldCom group and are not representative of any separately incorporated entity.

     The WorldCom group combined financial statements will provide WorldCom group shareholders with financial information about WorldCom group's operations. Investors in WorldCom stock and MCI stock will be shareholders of the Company and will be subject to risks related to all of the Company's businesses, assets and liabilities. The Company retains ownership and control of the attributed assets, attributed liabilities and operations of WorldCom group and MCI group. Financial effects of either group that affect the Company's consolidated results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the other group's stock. Net losses of either WorldCom group or MCI group and any dividends or distributions on, or repurchases of, WorldCom stock or MCI stock will reduce Company funds legally available for dividends on WorldCom stock or MCI stock. As a result, the WorldCom group combined financial statements should be read along with the Company's consolidated financial statements.

     The combined financial statements of WorldCom group reflect the results of operations, financial position, changes in allocated net worth and cash flows of WorldCom group as if WorldCom group was a separate entity for the period presented. The financial information included herein, however, may not necessarily reflect the combined results of operations, financial position, changes in allocated net worth and cash flows of WorldCom group had it been a separate, stand-alone entity during the period presented.

     For financial reporting purposes, the Company has attributed all of its consolidated assets, liabilities, shareholders' investment, revenues, expenses and cash flows to either WorldCom group or MCI group. The separate financial statements give effect to the allocation policies described below under "Related Party Transactions/Intergroup Allocation Policies". Related party transactions and intergroup allocation policies adopted by the Company's Board of Directors can be rescinded or amended, or new policies may be adopted, at the discretion of the Board of Directors, without any prior approval of shareholders, although no such changes are currently contemplated.

     As integrated businesses, the Company has not historically prepared separate financial statements of WorldCom group and MCI group. The combined financial statements of WorldCom group reflect certain assets, liabilities, revenues and expenses directly attributable to WorldCom group as well as allocations based on methodologies deemed reasonable by management; however, the costs of such allocated services charged between WorldCom group and MCI group may not necessarily be indicative of the costs that would have been incurred if WorldCom group and MCI group had performed these functions entirely as stand-alone entities. The Company's Board of Directors will have the ability to control transfers of funds or other assets between WorldCom group and MCI group. The financial statements of WorldCom group are presented to provide additional disclosure related to the underlying businesses that comprise WorldCom group. Management intends on providing audited financial statements prepared in accordance with United States generally accepted accounting principles ("GAAP") for WorldCom group as long as WorldCom stock is outstanding.

     RELATED PARTY TRANSACTIONS / INTERGROUP ALLOCATION POLICIES:

     POLICY STATEMENT BETWEEN THE COMPANY, WORLDCOM GROUP AND MCI GROUP

     The Company's Board of Directors has fiduciary duties to all shareholders of the Company, and not independent fiduciary duties to the holders of WorldCom stock and MCI stock. The Board of Directors of the Company has adopted a policy statement regarding WorldCom group and MCI group matters. The Company's Board of Directors may amend, modify or rescind the policies set forth in this policy statement from time to time at its sole discretion and without shareholder approval. The material provisions of the policy statement are as follows:

     GENERAL POLICY. The policy statement provides that all material matters as to which the holders of WorldCom stock and MCI stock may have potentially divergent interests will be resolved in a manner that the Board of Directors of the Company or any special committee appointed by the Board of Directors determines to be in the best interests of the Company, after giving due consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of common stock of the Company. The policy statement provides that the Company will seek to manage WorldCom group and MCI group in a manner designed to maximize the operations, assets and values of both groups, and with complementary deployments of personnel, capital and facilities, consistent with their respective business objectives.

     THE TERMS OF INTERGROUP TRANSACTIONS. All material transactions which are determined by the Company's Board of Directors to be in the ordinary course of business between WorldCom group and MCI group, except for those described in the paragraphs below are intended to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties.

     CASH MANAGEMENT. The Company maintains a centralized cash management function utilized by both WorldCom group and MCI group. Under a centralized cash management system, cash balances are generally not maintained at a subsidiary level. Historically, the Company determined the amount of funding provided to WorldCom group based on actual cash used for capital and operating expenses, net of WorldCom group and MCI group cash receipts. Cash advances required by WorldCom group are subject to the ongoing approval and budgeting processes of the Company.

     CORPORATE ALLOCATIONS

     Certain corporate allocations have been attributed and/or allocated to WorldCom group or MCI group based upon identification of such services specifically benefiting each group. The total of these expenses allocated to WorldCom group was $1.6 billion in 1999.
     Such corporate allocations may change at the discretion of the Company and do not require shareholder approval. Management believes that the allocation methodologies applied are reasonable. However, it is not practical to determine whether the allocated amounts represent amounts that would have been incurred on a stand alone basis. Management believes that the allocation methods developed will be comparable to the expected future allocation methods. Explanations of the composition and the method of allocation for such items are described below.

     SHARED CORPORATE SERVICES. A portion of the Company's shared corporate services and related balance sheet amounts (such as executive management, human resources, legal, regulatory, accounting, tax, treasury, strategic planning and information systems support) has been assigned to WorldCom group or MCI group based upon identification of such services specifically benefiting such group. Where determinations based on specific usage alone have been impractical, other methods and criteria were used such as number of employees and total revenues generated by each group.

     LINE COSTS. Allocated costs and related liabilities within this caption include the costs of the telecommunications network provided by WorldCom group to MCI group and the costs of the business voice switched services provided by MCI group to WorldCom group.
     The line costs allocated to MCI group for the transit capacity provided by WorldCom group requirements equals a proportion of WorldCom group's network costs based on MCI group's usage. The line costs allocated to WorldCom group for the business voice switched services provided by MCI group equals a proportion of MCI group's long distance switch costs based on Worldcom group's usage.

     ALLOCATION OF INTANGIBLE ASSETS. Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by the Company in business combinations accounted for under the purchase method and include goodwill, channel rights, developed technology and tradenames. These assets have been allocated to the respective groups based on specific identification and where acquired companies have been divided between WorldCom group and MCI group, the intangible assets have been allocated based on the respective fair values at the date of purchase of the related operations attributed to each group. Management believes that this method of allocation is equitable and provides a reasonable estimate of the intangible assets attributable to WorldCom group and MCI group. All tradenames, including the MCI tradename and the other related MCI tradenames, have been attributed to WorldCom group. MCI group will pay an annual fee to WorldCom group for the use of the MCI tradenames for the next five years based on the following fee schedule:

                 Year 1:  $27.5 million
                 Year 2:  $30.0 million
                 Year 3:  $35.0 million
                 Year 4:  $40.0 million
                 Year 5:  $45.0 million

     Any renewal or termination of use of the MCI tradename by MCI group will be subject to the general policy that our board of directors will act in the best interests of the Company.

     FINANCING ARRANGEMENTS. At January 1, 1999, $6.0 billion of the Company's outstanding debt was notionally allocated to MCI group with the remaining balance of the Company's outstanding debt notionally allocated to WorldCom group. The Company's debt was allocated between WorldCom group and MCI group based upon a number of factors including estimated future cash flows and the ability to pay debt service and dividends. In addition, the Company considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity in the allocation process. Management believes that the initial allocation is equitable and supportable by both WorldCom group and MCI group. The debt allocated to MCI group will bear interest at a rate indicative of the rate at which MCI group would borrow from third parties if it was a wholly owned subsidiary of the Company but did not have the benefit of any guarantee by the Company. Interest rates will be calculated on a quarterly basis. For purposes of these combined historical financial statements, debt allocated to MCI group was determined to bear an interest rate equal to the weighted average interest rate of the Company plus 1 1/4 percent. Interest allocated to WorldCom group will reflect the difference between the Company's actual interest expense and the interest expense charged to MCI group. Upon recapitalization, each group's debt will increase or decrease by the amount of any net cash generated by, or required to fund, the group's operating activities, investing activities, share repurchases and other financing activities.

     As of December 31, 1999, the Company's receivables purchase program consisted of a $3.8 billion pool of receivables in which the purchaser had an undivided interest which includes the $1.9 billion sold, of which $1.6 billion and $520 million relate to WorldCom group, respectively. The receivables sold were assigned based on specific identification where practical, or allocated based on total revenues. Management believes that this method of allocation is equitable and provides a reasonable estimate of the receivables attributable to the groups.

     FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The Company estimates the fair value of attributed WorldCom group financial instruments using available market information and appropriate valuation methodologies. The carrying amounts for cash, accounts receivable, notes receivable, marketable equity securities, accounts payable, accrued liabilities and long-term debt approximate their fair value. The fair value of long-term debt is determined based on quoted market rates or the cash flows from such financial instruments discounted at the Company's estimated current interest rate to enter into similar financial instruments.

     CASH AND CASH EQUIVALENTS:

     The Company considers cash in banks and short-term investments with original maturities of three months or less as cash and cash equivalents.

     PROPERTY AND EQUIPMENT:

     Property and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method over the following estimated useful lives:

        Transmission equipment (including
          conduit)                         5 to 45 years
        Communications equipment           5 to 20 years
        Furniture, fixtures, buildings
         and other                         4 to 40 years

     The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. In the event an impairment exists on property and equipment attributed to WorldCom group, a loss will be recognized by WorldCom group based on the amount by which the carrying value exceeds the fair value of the asset. If quoted market prices for an asset are not available, fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses in property and equipment to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

     Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

     The Company constructs certain of its own transmission systems and related facilities. Internal costs directly related to the construction of such facilities, including interest and salaries of certain employees, are capitalized. Such internal costs were $625 million ($339 million in interest) in 1999 and have been allocated to WorldCom group.

     GOODWILL AND OTHER INTANGIBLE ASSETS:

     The major classes of intangible assets attributed to WorldCom group as of December 31, 1999 are summarized below (in millions):

                             Amortization
                               Period
                             -----------

     Goodwill                 5 to 40 years       $35,483
     Tradename                     40 years         1,100
     Developed technology     5 to 10 years         1,590
     Other intangibles        5 to 10 years         1,879
                                                 --------
                                                   40,052
     Less:  accumulated amortization                2,800
                                                 --------
     Goodwill and other intangible
       assets, net                                $37,252
                                                 ========

     Intangible assets are amortized using the straight-line method for the periods noted above.

     Goodwill is recognized for the excess of the purchase price of the various business combinations over the value of the identifiable net tangible and intangible assets acquired. Realization of acquisition-related intangibles, including goodwill, is periodically assessed by the management of the Company based on the current and expected future profitability and cash flows of acquired companies and their contribution to the overall operations of WorldCom group.

     Also included in other intangibles are costs incurred to develop software for internal use. Such costs were $354 million for the year ended December 31, 1999.

     UNREALIZED HOLDING GAIN ON MARKETABLE EQUITY SECURITIES:

     WorldCom group's attributed equity investments in certain publicly traded companies are classified as available-for-sale securities. Accordingly, these investments are included in other assets at their fair value of approximately $1.1 billion at December 31, 1999. The unrealized holding gain on these marketable equity securities, net of taxes, is included as a component of allocated net worth in the accompanying combined financial statements. As of December 31, 1999, the gross unrealized holding gain on these securities was $918 million. Proceeds from the sale of marketable equity securities totaled $1.7 billion for the year ended December 31, 1999. Gross realized gains on marketable equity securities, which represent reclassification adjustments to other comprehensive income, were $374 million for the year ended December 31, 1999.

     FOREIGN CURRENCY TRANSLATION:

     Assets and liabilities are translated at the exchange rate as of the balance sheet date. All revenue and expense accounts are translated at a weighted-average of exchange rates in effect during the period. Translation adjustments are recorded as a separate component of allocated net worth.

     RECOGNITION OF REVENUES:

     WorldCom group records revenues for telecommunications services at the time of customer usage. Service discounts and incentives are accounted for as a reduction of revenues when granted or, where a service continuation contract exists, ratably over the contract period. Revenues from information technology services are recognized, depending on the service provided, on a percentage of completion basis or as services and products are furnished or delivered.

     ACCOUNTING FOR INTERNATIONAL LONG DISTANCE TRAFFIC AND RECIPROCAL
     COMPENSATION:

     WorldCom group enters into operating agreements with telecommunications carriers in foreign countries under which international long distance traffic is both delivered and received. The terms of most switched voice operating agreements, as well as established Federal Communications Commission ("FCC") policy, require that inbound switched voice traffic from the foreign carrier to the United States be routed to United States international carriers, like WorldCom group, in proportion to the percentage of United States outbound traffic routed by that United States international carrier to the foreign carrier. Mutually exchanged traffic between WorldCom group and foreign carriers is settled in cash through a formal settlement policy that generally extends over a six-month period at an agreed upon settlement rate. International settlements are treated as an offset to line costs. This reflects the way in which the business is operated because

     WorldCom group actually settles in cash through a formal net settlement process that is inherent in the operating agreements with foreign carriers.

     Additionally, revenues and line costs for prior periods reflect a classification change for reciprocal compensation, which is now being treated as an offset to cost of sales. Previously, WorldCom group recorded reciprocal compensation on a gross basis as revenue.

     INCOME TAXES:

     The federal income taxes of the Company and the subsidiaries that own assets directly attributed to or allocated between WorldCom group and MCI group are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds are allocated between the groups based principally on the taxable income and tax credits directly attributable to each group. Such allocations reflect each group's contribution (positive or negative) to the Company's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits that cannot be used by the group generating those benefits, but that can be used on a consolidated basis, are credited to the group that generated such benefits. Had WorldCom group and MCI group filed separate tax returns, the provision for income taxes and net income for each group would not have significantly differed from the amounts reported on the group's statement of operations for the year ended December 31, 1999. However, the amounts of current and deferred taxes and taxes payable or refundable attributed to each group on the historical financial statements may differ from those that would have been allocated had WorldCom group or MCI group filed separate income tax returns.

     Deferred tax assets and liabilities are based on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and the impact of available net operating loss ("NOL") carryforwards. Valuation allowances have been recorded to reduce the deferred tax asset to the amount more likely than not to be realized.

     EARNINGS PER SHARE:

     After implementation of the Recapitalization, the consolidated financial statements of the Company will present basic and diluted earnings per share for WorldCom stock and MCI stock using the two-class method. The two-class method is an earnings formula that determines the earnings per share for WorldCom stock and MCI stock according to participation rights in undistributed earnings. The combined financial statements of WorldCom group will not present earnings per share because WorldCom stock is a series of common stock of the Company and the WorldCom group is not a legal entity with a capital structure.

     For purposes of the consolidated financial statements of the Company, basic earnings per share for WorldCom stock will be computed by dividing net income for the period by the number of weighted-average shares of WorldCom stock then outstanding. Diluted earnings per share of WorldCom stock will be computed by dividing net income for the period by the weighted-average number of shares of WorldCom stock outstanding, including the dilutive effect of WorldCom stock equivalents.

     CONCENTRATION OF CREDIT RISK:

     A portion of WorldCom group's revenues is derived from services provided to other telecommunications service providers. As a result, WorldCom group has some concentration of credit risk among its customer base. WorldCom group performs ongoing credit evaluations of its larger customers' financial condition and, at times, requires collateral from its customers to support its receivables, usually in the form of assignment of its customers' receivables to WorldCom group in the event of nonpayment.

     RECENTLY ISSUED ACCOUNTING STANDARDS:

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). In June 2000, the SEC issued an amendment to SAB 101 which allows registrants to wait until the fourth quarter of their fiscal year beginning after December 15, 1999 to implement SAB 101. SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statement filed with the SEC. The deferral of telecommunications service activation fees and certain related costs are specifically addressed in SAB 101. The Company is currently assessing the impact of SAB 101 on its combined results of operations or financial position and there can be no assurance as to the effect on WorldCom's group's combined financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133,

     "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. This statement is effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively, although earlier adoption is encouraged. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). The Company believes that the adoption of this standard will not have a material effect on WorldCom group's combined results of operations or financial position.

     USE OF ESTIMATES:

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

     (2)  BUSINESS COMBINATIONS -

     The Company has acquired other telecommunications companies offering similar or complementary services to those offered by WorldCom group. Such acquisitions have been accomplished through the purchase of the outstanding stock or assets of the acquired entity for cash, notes, shares of the Company's common stock, or a combination thereof. The cash portion of acquisition costs has generally been financed through the Company's bank credit facilities. In addition to the business combinations described below, the Company or its predecessors completed smaller acquisitions during the year ended December 31, 1999.

     On September 14, 1998, the Company acquired MCI Communications Corporation ("MCI") for approximately $40 billion, pursuant to the merger (the "MCI Merger") of MCI with and into TC Investments Corp. ("Acquisition Subsidiary"), a wholly owned subsidiary of the

     Company. Upon consummation of the MCI Merger, the Acquisition Subsidiary was renamed MCI Communications Corporation. Through the MCI Merger, the Company acquired one of the world's largest and most advanced digital networks, connecting local markets in the United States to more than 280 countries and locations worldwide.

     The purchase price in the MCI Merger was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which, on a consolidated basis, $3.1 billion was allocated to in-process research and development ("IPR&D") and $1.7 billion to developed technology, which will be depreciated over 10 years on a straight-line basis. The remaining excess of $29.3 billion, as of December 31, 1999, has been allocated to goodwill and tradename, which are being amortized over 40 years on a straight-line basis. Such amounts have been allocated to WorldCom group and MCI group based on the respective fair values of the related operations allocated to each group. Accordingly, WorldCom group has been allocated $2.3 billion, $1.3 billion and $22.3 billion of such IPR&D, developed technology and goodwill, respectively.

     In August 1998, MCI acquired a 51.79% voting interest and a 19.26% economic interest in Embratel Participacoes S.A. ("Embratel"), Brazil's facilities-based national and international communications provider, for approximately R$2.65 billion (U.S. $2.3 billion).
     The purchase price is being paid in local currency installments, of which R$1.06 billion (U.S. $916 million) was paid on August 4, 1998, R$795 million (U.S. $442 million) was paid on August 4, 1999, and the remaining R$795 million (U.S. $440 million at December 31, 1999) was paid on August 4, 2000. Embratel provides domestic long distance and international telecommunications services in Brazil, as well as over 40 other communications services, including leased high-speed data, Internet, frame relay, satellite and packet-switched services. Operating results for Embratel are included in the accompanying combined financial statements of WorldCom group.

     During 1999, the Company recorded other liabilities of $582 million related to estimated costs of unfavorable commitments of acquired entities, and other non-recurring costs arising from various acquisitions and mergers. At December 31, 1999, other liabilities attributed to WorldCom group related to these accruals totaled $1.6 billion.

     (3)  INVESTMENTS -

     In November 1999, the Company purchased 30 million shares of Metricom, Inc. ("Metricom") Series A1 preferred stock (the

     "Metricom Preferred Stock") for $300 million. The Metricom Preferred Stock bears cumulative dividends at the rate of 6.5% per annum for three years, payable in cash or additional shares of Metricom Preferred Stock. In addition, the Company has the right to elect one director to Metricom's Board of Directors, although voting rights otherwise will be generally limited to specified matters. The Metricom Preferred Stock is subject to mandatory redemption by Metricom at the original issuance price in 2009 and to redemption at the option of the holder upon the occurrence of specified changes in control or major acquisitions. The Metricom Preferred Stock is convertible into Metricom common stock at the Company's option beginning May 2002.

     Additionally, the Company signed a five-year, non-exclusive agreement valued at $388 million with Metricom to sell subscriptions for Metricom's Ricochet services. The agreement is subject to the timely deployment of the Metricom network, Metricom's ability to meet agreed performance standards and Metricom's ability to attract a significant number of subscribers through other channel partners.

     In connection with the MCI Merger, the Company acquired a 44.5% investment in Avantel, S.A. ("Avantel") and Avantel Servicios Locales, S.A. ("Avantel Local"), both business ventures with Grupo Financiero Banamex-Accival, formed to provide competitive domestic and international telecommunications services in Mexico. At December 31, 1999, the net investment in Avantel and Avantel Local was approximately $196 million. The Company's share of Avantel and Avantel Local's net loss for the year ended December 31, 1999 was approximately $39 million. The Company, Avantel and Avantel Local conduct business through the exchange of domestic and international interconnection services at prevailing market rates in the ordinary course of business. During 1999, the amounts associated with these transactions were not material.

     In connection with the MCI Merger, the Company acquired an investment in The News Corporation Limited ("News Corp."), valued at $1.38 billion at December 31, 1998, comprised of cumulative convertible preferred securities and warrants. In July 1999 the Company received $1.4 billion in cash from the sale of the Company's interest in News Corp. preferred stock. The Company recorded a gain of $130 million on this sale. Additionally, the Company recorded dividend income of approximately $32 million for the year ended December 31, 1999. Such amounts have has been allocated to WorldCom group.

     In November 1998, the Company and News Corp. entered into an agreement with EchoStar Communications Corporation ("EchoStar") for the sale and transfer of the Company's and News Corp.'s Direct

     Broadcast Satellite ("DBS") assets (the "EchoStar Transaction"). The EchoStar Transaction was consummated in June 1999 and the Company acquired preferred shares in a subsidiary of News Corp. for a face amount equal to the Company's cost of obtaining the DBS license from the FCC; plus interest thereon. The Company also received from EchoStar approximately 6.8 million shares of EchoStar Class A Common Stock. In December 1999, the Company sold 2.7 million shares of EchoStar Class A Common Stock and received $190 million in net proceeds. The Company recorded a gain of $101 million on this sale which has been allocated to WorldCom group.

     (4)  LONG-TERM DEBT-

     The Company's outstanding debt as of December 31, 1999 consists of the following (in millions):


                                             Excluding
                                             Embratel   Embratel    Consolidated

                                             ---------  --------    ------------
     Commercial paper and credit
       facilities                             $2,875      $ -      $2,875
     Floating rate notes due 2000              1,000        -       1,000
     6.13% - 6.95% Notes Due
       2001-2028                               6,100        -       6,100
     7.55% - 7.75% Notes Due                   2,000        -       2,000
       2004-2027
     8.88% - 13.5 % Senior Notes
       Due 2002-2006                             689        -         689
     7.13% - 8.25% MCI Senior
       Debentures Due 2023-2027                1,438        -       1,438
     6.13% - 7.50% MCI Senior
       Notes Due 1999-2012                     2,142        -       2,142
     15% note payable due in
       annual installments through
       2000                                      -         440        440


                                  F-127


     Capital lease obligations,                       483          -      483
       7.00% - 11.00% (maturing
       through 2002)
     Other debt (maturing through
       2008)                                          148        828      976
                                                  -------    -------   ------
                                                   16,875      1,268   18,143
     Notional debt allocated                       (6,000)         -   (6,000)
                                                  -------    -------   ------
       to MCI group
     Notional debt allocated                       10,875      1,268   12,143
       to WorldCom group
     Short-term debt and current
       maturities of allocated                     (4,239)      (776)  (5,015)
                                                   -------    ------  -------
       WorldCom group long-term
       debt                                        $6,636      $ 492   $7,128
                                                   ======      =====  =======


     As of January 1, 1999, $6.0 billion of debt was notionally allocated by the Company to MCI group with the remaining debt notionally allocated to WorldCom group. See Note 1 for a more detailed description of how the Company allocates debt to the groups and Note 5 of the Company's consolidated financial statements for additional debt descriptions.

     (5) COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE COMPANY AND OTHER REDEEMABLE PREFERRED SECURITIES -

     The Company has outstanding $750 million aggregate principal amount of 8% Cumulative Quarterly Income Preferred Securities, Series A, representing 30 million shares outstanding ("preferred securities") due June 30, 2026 which were previously issued by MCI Capital I, a wholly owned Delaware statutory business trust (the "Trust"). The Trust exists for the sole purpose of issuing the preferred securities and investing the proceeds in the Company's 8% Junior Subordinated Deferrable Interest Debentures, Series A ("Subordinated Debt Securities") due June 30, 2026, the only assets of the Trust.

     Holders of the preferred securities are entitled to receive preferential cumulative cash distributions from the Trust on a quarterly basis, provided the Company has not elected to defer the payment of interest due on the Subordinated Debt Securities to the Trust. The Company may elect this deferral from time to time, provided that the period of each such deferral does not exceed five years. The preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debt Securities at maturity or earlier in an amount equal to the amount of Subordinated Debt Securities maturing or being repaid.
     In addition, in the event the Company terminates the Trust, the Subordinated Debt Securities will be distributed to the then holders of the preferred securities of the Trust.

     The Company has executed various guarantee agreements and supplemental indentures which agreements, when taken together with the issuance of the Subordinated Debt Securities, constitute a full, irrevocable, and unconditional guarantee by the Company of all of the Trust's obligations under the preferred securities (the "Guarantee"). A Guarantee Agreement and Supplement No. 1 thereto covers payment of the preferred securities' quarterly distributions and payments on maturity or redemption of the preferred securities, but only in each case to the extent of funds held by the Trust. If the Company does not make interest payments on the Subordinated Debt Securities held by the Trust, the Trust will have insufficient funds to pay such distributions. The obligations of the Company under the Guarantee and the Subordinated Debt Securities are subordinate and junior in right of payment to all senior debt of the Company.

     OTHER REDEEMABLE PREFERRED SECURITIES:

     WorldCom Synergies Management Company, Inc. ("SMC"), a wholly owned subsidiary of the Company, has issued 475 shares of an authorized 500 shares of 6.375% cumulative preferred stock, Class A ("SMC Class A Preferred Stock") in a private placement. Each share of SMC Class A Preferred Stock has a par value of $0.01 per share and a liquidation preference of $100,000 per share. The SMC Class A Preferred Stock is mandatorily redeemable by SMC at the redemption price of $100,000 per share plus accumulated and unpaid dividends on January 1, 2019. Dividends on the SMC Class A Preferred Stock are cumulative from the date of issuance and are payable quarterly at a rate per annum equal to 6.375% of the liquidation preference of $100,000 per share when, as and if declared by the Board of Directors of SMC.

     (6)  PREFERRED STOCK -

     The Company Series B Convertible Preferred Stock (the "Series B Preferred Stock") is convertible into shares of Company common stock at any time at a conversion rate of 0.1460868 shares of

     Company common stock for each share of Series B Preferred Stock. Dividends on the Series B Preferred Stock accrue at the rate of $0.0775 per share, per annum and are payable in cash. Dividends will be paid only when, as and if declared by the Board of Directors. The Company has not declared any dividends on the Series B Preferred Stock to date and anticipates that future dividends will not be declared but will continue to accrue. Upon conversion, accrued but unpaid dividends are payable in cash or
     shares of Company common stock at the Company's election.   To
     date, the Company has elected to pay all accrued dividends in cash, upon conversion.

     The Series B Preferred Stock is also redeemable at the option of the Company at any time after September 30, 2001 at a redemption price of $1.00 per share, plus accrued and unpaid dividends. The redemption price will be payable in cash or shares of Company common stock at the Company's election.

     The Series B Preferred Stock is entitled to one vote per share with respect to all matters. The Series B Preferred Stock has a liquidation preference of $1.00 per share plus all accrued and unpaid dividends thereon to the date of liquidation. There is no established market for the Series B Preferred Stock.

     In January 2000, each outstanding share of Series C Preferred Stock was redeemed by the Company for $50.75 in cash, or approximately $190 million in the aggregate.

     (7)  SHAREHOLDER RIGHTS PLAN -

     Under the Company's existing shareholder rights plan, each share of Company common stock has associated with it one preferred stock purchase right entitling its holder to purchase a designated number of shares of Company preferred stock under the circumstances provided for in the rights agreement. Upon shareholder approval of the Recapitalization, the Company will amend and restate the shareholder rights plan to provide shareholder rights to both WorldCom group and MCI group shareholders with generally the same terms and conditions as the current rights agreement. See Note 8 to the Company's consolidated financial statements for a more detailed description of the existing shareholder rights plan.

     (8)  LEASES AND OTHER COMMITMENTS -

     The Company leases office facilities and certain equipment under non-cancelable operating and capital leases and is also obligated under various right-of-way agreements having initial or remaining terms of more than one year and allocates rent expense on such leases attributable to WorldCom group and MCI group in accordance with the Company's allocation policies. Rental expense allocated to WorldCom group under these operating leases was $160 million in 1999.

     WorldCom group is an integrated business of the Company and is therefore subject to all the Company's liabilities and obligations, including lease and other commitments. See Note 9 to the Company's consolidated financial statements for a description of the Company's leases and other commitments.

     (9)  CONTINGENCIES -

     WorldCom group shareholders are subject to all of the risks related to an investment in the Company and WorldCom group, including the effects of any legal proceedings and claims against MCI group. See
     Note 10 to the Company's consolidated financial statements for information related to the Company's contingencies.

     (10)  EMPLOYEE BENEFIT PLANS -

     STOCK OPTION PLANS:

     The Company has several stock option plans under which options to acquire shares of Company common stock may be granted to directors, officers and certain employees of WorldCom group and MCI group.
     The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost is recognized. Terms and conditions of the Company's options, including exercise price and the period in which options are exercisable, generally are at the discretion of the Compensation and Stock Option Committee of the Board of Directors; however, no options are exercisable for more than 10 years after date of grant.

     401(K) PLANS:

     The Company offers its qualified employees the opportunity to participate in one of its defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal

     Revenue Code. Each employee may contribute on a tax deferred basis a portion of annual earnings not to exceed $10,000. The Company matches individual employee contributions in certain plans, up to a maximum level which in no case exceeds 6% of the employee's compensation. Expenses allocated to WorldCom group relating to the Company's 401(k) plans were $45 million for the year ended December 31, 1999.

     PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS:

     The Company maintains various defined benefit plans and other post-retirement benefit plans that cover selected eligible employees of WorldCom group and MCI group. Annual service cost is determined using the Projected Unit Credit actuarial method, and prior service cost is amortized on a straight-line basis over the average remaining service period of employees.

     See Notes 11 and 12 to the Company's consolidated financial statements for additional disclosures related to employee benefit plans.

     (11)  INCOME TAXES:

     The WorldCom group combined balance sheet reflects the anticipated tax impact of future taxable income or deductions implicit in the combined balance sheet in the form of temporary differences. These temporary differences reflect the difference between the basis in the assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss ("NOL") carryforwards as measured in WorldCom group's financial statements and as measured by tax laws using enacted tax rates.

     The provision for income taxes is composed of the following (in millions):

      Current                                      $ (654)
      Deferred                                      2,510
                                                   ------
      Total provision for income taxes             $1,856
                                                   ======

     The following is a reconciliation of the provision for income taxes to the expected amounts using the statutory rate:

      Expected statutory amount                      35.0%
      Nondeductible amortization
        of excess of cost
        over net tangible assets
        acquired                                     6.7
      State income taxes                             2.5
      Valuation allowance                           (2.5)
      Other                                          0.4
                                                  -------
      Actual tax provision                          42.1%
                                                  =======

     At December 31, 1999, WorldCom group was attributed unused NOL carryforwards for federal income tax purposes of approximately $2.3 billion which expire in various amounts during the years 2011 through 2018. These NOL carryforwards together with state and other NOL carryforwards within the United States result in a deferred tax asset of approximately $875 million at December 31, 1999. A valuation allowance of $109 million was reversed during 1999 as a result of a change in tax regulations and recorded as a reduction in goodwill.

     In addition, at December 31, 1999 WorldCom group was attributed unused NOL carryforwards of $127 million outside the United States which generally do not expire. These carryforwards result in a $51 million deferred tax asset for which a valuation allowance has been established.

     Approximately $279 million of WorldCom group's allocated deferred tax assets are related to preacquisition NOL carryforwards attributable to entities acquired in transactions accounted for as purchases. Accordingly, any future reductions in the valuation allowance related to such deferred tax assets will result in a corresponding reduction in goodwill. If, however, subsequent events or conditions dictate an increase in the need for a valuation allowance attributable to such deferred tax assets, the income tax expense for that period will be increased accordingly.

     The following is a summary of the significant components of WorldCom group's attributed deferred tax assets and liabilities as of December 31, 1999 (in millions):

                                            Assets         Liabilities
                                            ------         -----------

     Fixed assets                          $   -            $ (2,556)
     Goodwill and other                        -                (132)
       intangibles
     Investments                              90                    -
     Line installation costs                   -                (400)
     Accrued liabilities                     375                    -
     NOL carryforwards                       926                    -
     Tax credits                             189                    -
     Other                                     -                (105)
                                         -------             --------
                                           1,580              (3,193)
     Valuation allowance                    (51)                    -
                                          ------             --------
                                          $1,529             $(3,193)
                                         =======            =========

     (12)  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -

     Interest paid by WorldCom group during the year ended December 31, 1999 amounted to $816 million. Income taxes paid, net of refunds, during the year ended December 31, 1999 were $35 million.

     In conjunction with business combinations, assets acquired and liabilities assumed, including revisions to previously recorded acquisitions, and Company common stock issued were as follows (in millions):

          Fair value of assets
            acquired                                   $  (92)
          Goodwill and other
            intangible assets                           2,041
          Liabilities assumed                            (935)
          Company common stock
            issued                                       (228)
                                                     --------
          Net cash paid                                $  786
                                                     ========

     (13)  SEGMENT AND GEOGRAPHIC INFORMATION -

     Based on its organizational structure, WorldCom group operated in six reportable segments: Commercial voice and data, Internet, International operations, Embratel, Operations and technology and Other. WorldCom group's reportable segments represent business units that primarily offer similar products and services; however, the business units are managed separately due to the type and class of customer as well as the geographic dispersion of their operations. The Commercial voice and data segment includes voice, data and other types of domestic communications services for commercial customers. The Internet segment provides Internet services including dedicated access and web and application hosting services. International operations provide voice, data, Internet and other similar types of communications services to customers primarily in Europe and the Asia Pacific region. Embratel provides communications services in Brazil. Operations and technology includes network operations, information services, engineering and technology and customer service. Other includes primarily the operations of MCI Systemhouse Corp. and SHL Systemhouse Co. (collectively, "SHL") and other non-communications services. In April 1999, SHL was sold to Electronic Data Systems Corporation.

     The Company's chief operating decision-maker utilizes revenue information in assessing performance and making overall operating decisions and resource allocations. Communications services are generally provided utilizing the Company's fiber optic networks, which do not make a distinction between the types of services. Profit and loss information is reported only on a consolidated basis to the chief operating decision-maker and the Company's Board of Directors.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies.
     Information about WorldCom group's segments is as follows (in million):



                                                               Selling,
                                        Revenues from          General and
                                        External               Administrative       Capital
                                        Customers              Expenses             Expenditures
                                        --------------         --------------     --------------

     Voice and data                        $13,263                $1,279              $4,186
     Internet                                1,554                   261               1,346
     International operations                1,624                   307               1,494
      Operations and technology                  -                 1,384                   -
     Other                                     523                   170                  10
     Corporate                                   -                   198                   -
                                          --------              --------            --------
     Total before Embratel                 $16,964                 3,599               7,036
     Embratel                                2,854                   610                 893
     Elimination of intersegment
        revenues                               (82)                  (14)                  -
                                          --------              --------            --------
     Total                                 $19,736                $4,195              $7,929
                                          ========              ========            ========


     The following is a reconciliation of the segment information to income before income taxes and minority interests (in millions):

     Revenues                                            $19,736
     Operating expenses                                   15,105
                                                         -------
     Operating income                                      4,631
     Other income (expense):
       Interest expense                                     (460)
       Miscellaneous                                         237
     Income before income taxes                          $ 4,408
       and minority interests                           ========

     Information about WorldCom group's operations by geographic areas are as follows (in millions):


                                                        Long-lived
                                          Revenues        Assets
                                       -----------      ------------
     United States                         $14,372       $19,635
     Brazil                                  2,854         4,017
     All other international                 2,510         2,575
                                          --------      --------
     Total                                 $19,736       $26,227
                                          ========      ========

     (14)  Unaudited Quarterly Financial Data -

                                               Quarter Ended
                               --------------------------------------------
                               Mar 31,     Jun 30,      Sep 30,     Dec 31,
                                1999        1999          1999        1999
                               ------      ------        ------      ------
                                               (in millions)

     Revenues                  $4,938      $4,848        $4,862      $5,088
     Operating income             686         992         1,332       1,621
     Net income                   292         469           636         897

             WORLDCOM GROUP (an integrated business of WorldCom, Inc.)
                              COMBINED BALANCE SHEETS
                              (Unaudited. In Millions)

                                                                               December 31,             September 30,
                                                                                  1999                      2000
                                                                              -------------            --------------
     ASSETS
     Current assets:
       Cash and cash equivalents . . . . . . . . . . . . . . . . . . . . .          $   806             $   840
     Account receivable, net of allowance for bad debts                               3,737               4,601
        of $440 in 1999 and $1,219 in 2000
       Deferred tax asset  . . . . . . . . . . . . . . . . . . . . . . . .            2,565               2,541
       Receivable from MCI group, net  . . . . . . . . . . . . . . . . . .              976               1,456
       Other current assets  . . . . . . . . . . . . . . . . . . . . . . .              953               1,521
                                                                                   --------            --------
            Total current assets . . . . . . . . . . . . . . . . . . . . .            9,037              10,959
                                                                                   --------            --------
     Property and equipment:
       Transmission equipment  . . . . . . . . . . . . . . . . . . . . . .           14,312              17,874
       Communications equipment  . . . . . . . . . . . . . . . . . . . . .            4,323               5,367
       Furniture, fixtures and other . . . . . . . . . . . . . . . . . . .            6,765               8,176
       Construction in progress  . . . . . . . . . . . . . . . . . . . . .            5,179               7,196
                                                                                   --------            --------
                                                                                     30,579              38,613
       Accumulated depreciation  . . . . . . . . . . . . . . . . . . . . .           (4,352)             (5,575)
                                                                                   --------            --------
                                                                                     26,227              33,038
                                                                                   --------            --------
     Goodwill and other intangible assets  . . . . . . . . . . . . . . . .           37,252              36,736

     Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            4,717               5,730
                                                                                   --------            --------
                                                                                    $77,233             $86,463
                                                                                   ========            ========



                                  F-139


     LIABILITIES AND ALLOCATED NET WORTH
     Current liabilities:
       Short-term debt and current maturities of long-term debt  . . . . .          $ 5,015             $ 4,289
       Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . .            1,333               1,275
       Accrued line costs  . . . . . . . . . . . . . . . . . . . . . . . .            2,110               1,598
       Other current liabilities . . . . . . . . . . . . . . . . . . . . .            4,236               4,967
                                                                                   --------            --------
              Total current liabilities  . . . . . . . . . . . . . . . . .           12,694              12,129
                                                                                   --------            --------
     Long-term liabilities, less current portion:
       Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . .            7,128              12,700
       Deferred tax liability  . . . . . . . . . . . . . . . . . . . . . .            4,229               4,770
       Other liabilities . . . . . . . . . . . . . . . . . . . . . . . . .            1,047                 974
                                                                                   --------            --------
              Total long-term liabilities  . . . . . . . . . . . . . . . .           12,404              18,444
                                                                                   --------            --------
     Commitments and contingencies
     Minority interests  . . . . . . . . . . . . . . . . . . . . . . . . .            2,599               2,696


     Company obligated mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated
     deferrable interest debentures of the  Company and other
     redeemable preferred securities . . . . . . . . . . . . . . . . . . .              798                 798

     Allocated net worth . . . . . . . . . . . . . . . . . . . . . . . . .           48,738              52,396
                                                                                  ---------             -------
                                                                                    $77,233             $86,463
                                                                                  =========             =======


     The accompanying notes are an integral part of these combined statements.

                WORLDCOM GROUP (an integrated business of WorldCom, Inc.)
                          COMBINED STATEMENTS OF OPERATIONS
                               (Unaudited. In Millions)


                                                                              Nine months ended            Nine months ended
                                                                              September 30, 1999           September 30, 2000
                                                                             -------------------          -------------------
     Revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $14,648                      $16,918
                                                                                   --------                     --------
     Operating expenses:
       Line costs . . . . . . . . . . . . . . . . . . . . . . . . . . . .             6,145                        6,407
       Selling, general and administrative  . . . . . . . . . . . . . . .             3,206                        4,205
                                                                                      2,287                        2,388
       Depreciation and amortization  . . . . . . . . . . . . . . . . . .
                                                                                   --------                     --------
          Total                                                                      11,638                       13,000
                                                                                   --------                     --------
     Operating income . . . . . . . . . . . . . . . . . . . . . . . . . .             3,010                        3,918
     Other income (expense):
       Interest expense . . . . . . . . . . . . . . . . . . . . . . . . .              (369)                        (318)
       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .                48                          327
                                                                                   --------                     --------
     Income before income taxes and minority interests  . . . . . . . . .             2,689                        3,927
     Provision for income taxes . . . . . . . . . . . . . . . . . . . . .             1,146                        1,615
                                                                                   --------                     --------
     Income before minority interests . . . . . . . . . . . . . . . . . .             1,543                        2,312
     Minority interests . . . . . . . . . . . . . . . . . . . . . . . . .               (92)                        (216)
                                                                                   --------                     --------
     Net income before distributions on subsidiary
        trust and other mandatorily redeemable
        preferred securities and preferred dividend
        requirements  . . . . . . . . . . . . . . . . . . . . . . . . . .             1,451                        2,096
     Distributions on subsidiary trust and other
        mandatorily redeemable preferred securities . . . . . . . . . . .                47                           48
     Preferred dividend requirements  . . . . . . . . . . . . . . . . . .                 7                            1
                                                                                   --------                     --------
     Net income                                                                     $ 1,397                      $ 2,047
                                                                                   ========                     ========

     The accompanying notes are an integral part of these combined statements.

                                                  WORLDCOM GROUP (an integrated business of WorldCom, Inc.)
                                                     COMBINED STATEMENTS OF CASH FLOWS
                                                          (Unaudited. In Millions)

                                                                                For the Nine Months
                                                                                Ended September 30,
                                                                              ------------------------


                                                                                  1999           2000
                                                                              --------       --------
     Cash flows from operating activities:
     Net income before distributions on
       subsidiary trust and other mandatorily
       redeemable preferred securities and
       preferred dividend requirements . . . . . . . . . . . . . . . . .        $1,451         $2,096
     Adjustments to reconcile net income
       before distributions on subsidiary
       trust and other mandatorily redeemable
       preferred securities and preferred
       dividend requirements to net cash . . . . . . . . . . . . . . . .
       provided by operating activities:
         Minority interests  . . . . . . . . . . . . . . . . . . . . . .            92            216
         Depreciation and amortization . . . . . . . . . . . . . . . . .         2,668          2,852
         Provision for losses on accounts receivable . . . . . . . . . .           286            888
         Provision for deferred income taxes . . . . . . . . . . . . . .         1,405            693
         Change in assets and liabilities,
           net of effect of business combinations:
             Accounts receivable . . . . . . . . . . . . . . . . . . . .          (525)        (1,744)


                                  F-142


             Receivable from MCI group, net  . . . . . . . . . . . . . .          (408)          (480)
             Other current assets  . . . . . . . . . . . . . . . . . . .          (235)          (451)
             Accrued line costs  . . . . . . . . . . . . . . . . . . . .          (159)          (581)
             Accounts payable and other current liabilities  . . . . . .           370          1,190
         Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           101           (372)
                                                                              --------       --------
     Net cash provided by operating activities . . . . . . . . . . . . .         5,046          4,307
                                                                              --------       --------
     Cash flows from investing activities:
       Capital expenditures  . . . . . . . . . . . . . . . . . . . . . .        (5,287)        (8,407)
       Acquisitions and related costs  . . . . . . . . . . . . . . . . .          (412)           (14)
       Increase in intangible assets . . . . . . . . . . . . . . . . . .          (292)          (643)
       Proceeds from disposition of marketable
         securities and other long-term assets . . . . . . . . . . . . .         2,910            613
       Increase in other assets  . . . . . . . . . . . . . . . . . . . .        (1,305)          (999)
       Decrease in other liabilities . . . . . . . . . . . . . . . . . .          (246)          (613)
                                                                              --------       --------
     Net cash used in investing activities . . . . . . . . . . . . . . .        (4,632)       (10,063)
                                                                              --------       --------
     Cash flows from financing activities:
       Principal borrowings (repayments) on debt, net  . . . . . . . . .        (3,941)         4,467
       Attributed stock activity of WorldCom, Inc. . . . . . . . . . . .           814            551
       Distributions on subsidiary trust mandatorily
         redeemable preferred securities . . . . . . . . . . . . . . . .           (47)           (48)
       Dividends paid on preferred stock . . . . . . . . . . . . . . . .            (7)            (1)
       Redemption of Series C preferred stock  . . . . . . . . . . . . .             -           (190)
       Advances from MCI group, net  . . . . . . . . . . . . . . . . . .         1,571          1,082
       Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             -            (75)
                                                                               -------       --------



                                  F-143


     Net cash provided by (used in) financing activities . . . . . . . .       (1,610)          5,786
     Effect of exchange rate changes on cash . . . . . . . . . . . . . .         (242)              4
                                                                              --------       --------

     Net increase (decrease) in cash and cash equivalents  . . . . . . .       (1,438)             34
     Cash and cash equivalents at beginning of period  . . . . . . . . .        1,703             806
                                                                              -------        --------
     Cash and cash equivalents at end of period  . . . . . . . . . . . .       $  265          $  840
                                                                              =======        ========


     The accompanying notes are an integral part of these combined statements.

    WorldCom  Group (an integrated business of WorldCom, Inc.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS


    (A)  GENERAL

     References herein to the "Company" refer to WorldCom, Inc., a Georgia corporation, and its subsidiaries. Prior to May 1, 2000, the Company was named MCI WORLDCOM, Inc.

     The Company's Board of Directors has approved a proposal which, if approved by shareholders, will amend the Company's articles of incorporation to effect a recapitalization that will replace existing Company common stock with two new series of common stock: WorldCom group stock ("WorldCom stock") and MCI group stock ("MCI stock"). WorldCom stock is intended to reflect, or track, the performance of the Company's data, Internet, international and commercial voice businesses (the "WorldCom group"), and MCI stock is intended to reflect the performance of the Company's consumer, wholesale, small business and dial-up Internet businesses (the "MCI group"). If this proposal is approved, each outstanding share of the Company's existing common stock will convert into one share of WorldCom stock and one twenty-fifth of a share of MCI stock (the "Recapitalization"). All assets reported in the accompanying combined financial statements are owned by the Company or one of its subsidiaries. These unaudited combined financial statements are based on the operations, attributed assets and attributed liabilities of WorldCom group and are not representative of any separately incorporated entity.

     The WorldCom group combined financial statements will provide WorldCom group shareholders with financial information about WorldCom group's operations. Investors in WorldCom stock and MCI stock will be shareholders of the Company and will be subject to risks related to all of the Company's businesses, assets and liabilities. The Company retains ownership and control of the assets and operations of WorldCom group and MCI group. Financial effects of either group that affect the Company's results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the other group's stock. Net losses of either WorldCom group or MCI group and any dividends or distributions on, or repurchases of, WorldCom stock or MCI stock will reduce Company funds legally available for dividends on WorldCom stock or MCI stock. As a result, the WorldCom group combined financial statements should be read along with the Company's consolidated financial statements.

     The combined financial statements of WorldCom group reflect the results of operations, financial position, changes in allocated net worth and cash flows of WorldCom group as if WorldCom group was a separate entity for the periods presented. The financial information included herein, however, may not necessarily reflect the combined results of operations, financial position and cash flows of WorldCom group had it been a separate, stand-alone entity during the periods presented.

     For financial reporting purposes, the Company has attributed all of its consolidated assets, liabilities, shareholders' investment, revenues, expenses and cash flows to either WorldCom group or MCI group. The separate financial statements give effect to the intergroup allocation policies adopted by the Company. Allocation and related party transaction policies adopted by the Company's Board of Directors can be rescinded or amended or new policies may be adopted, at the discretion of the Board of Directors, without any prior approval of shareholders, although no such changes are currently contemplated.

     As integrated businesses, the Company has not historically prepared separate financial statements of WorldCom group and MCI group. The combined financial statements of WorldCom group reflect certain assets, liabilities, revenues and expenses directly attributable to WorldCom group as well as allocations based on methodologies deemed reasonable by management; however, the costs of such allocated services charged between WorldCom group and MCI group may not necessarily be indicative of the costs that would have been incurred if WorldCom group and MCI group had performed these functions entirely as stand-alone entities. The Company's Board of Directors will have the ability to control transfers of funds or other assets between WorldCom group and MCI group. The financial statements of WorldCom group are presented to provide additional disclosure related to the underlying businesses that comprise WorldCom group. Management anticipates providing annual audited financial statements and unaudited interim financial statements prepared in accordance with United States generally accepted accounting principles ("GAAP") for WorldCom group as long as WorldCom stock is outstanding.

     The financial statements included herein, are unaudited and have been prepared in accordance with GAAP for interim financial reporting and Securities and Exchange Commission ("SEC") regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments (of a normal and recurring nature) which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. These combined financial statements should be read in conjunction with the Annual Report of the Company on Form 10-K for the year ended December 31, 1999 (the "Form 10-K"), the combined financial statements of WorldCom group for the year ended December 31, 1999, and the consolidated financial statements of the Company for the nine months ended September

     30, 1999 and 2000. The results for the nine-month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

     (B)  BUSINESS COMBINATIONS

     On October 5, 1999, the Company announced that it had entered into an Agreement and Plan of Merger dated as of October 4, 1999, which was amended and restated on March 8, 2000 (the "Sprint Merger Agreement"), with Sprint Corporation ("Sprint"). On July 13, 2000, the Company and Sprint announced that they had agreed to terminate the Sprint Merger Agreement, effective immediately.

     On September 5, 2000, the Company announced that it had entered into an Agreement and Plan of Merger dated as of September 1, 2000 (the "Intermedia Merger Agreement"), between the Company, Wildcat Acquisition Corp., a wholly owned subsidiary of the Company, and Intermedia Communications Inc. ("Intermedia"). Shareholders of Intermedia voted to approve the transaction on December 18, 2000. As a result of the merger (the "Intermedia Merger"), the Company will acquire a controlling interest in Digex, Incorporated ("Digex"), a leading provider of managed web and application hosting services for some of the world's fastest growing companies.

     Under the Intermedia Merger Agreement, each outstanding share of Intermedia common stock will be exchanged for common stock, par value, $.01 per share of the Company ("Common Stock") valued at $39.00, subject to a collar. The actual number of shares of Common Stock to be exchanged for each share of Intermedia common stock will be determined based on the average closing price of Common Stock for 15 days randomly selected from the 30 trading days ending on the third trading day prior to closing, but will not be less than 0.8904 (if the average trading price of Common Stock exceeds $43.80) or more than 1.1872 (if the average trading price of Common Stock equals or is less than $32.85). If the Common Stock falls below $36.50, the Company may exercise a cash election right to cause the exchange ratio to be fixed at 1.0685 and pay the value in cash of the difference between what the exchange ratio otherwise would have been and 1.0685. On November 1, 2000, there were 54,724,625 shares of Intermedia common stock outstanding. Holders of Intermedia preferred stock, other than Intermedia series B preferred stock, will receive one share of a class or series of the Company's preferred stock, with substantially identical terms, which will be established in connection with the Intermedia Merger. The Intermedia Merger will be accounted for as a purchase.

     Consummation of the Intermedia Merger is subject to various conditions set forth in the Intermedia Merger Agreement, including adoption of the Intermedia Merger Agreement by stockholders of Intermedia, certain U.S. regulatory approvals and other customary conditions. It is anticipated that the Intermedia Merger will close in the first half of 2001.

     (C)  EARNINGS PER SHARE

     After the implementation of the Recapitalization, the consolidated financial statements of the Company will present basic and diluted earnings per share for WorldCom stock and MCI stock using the two-class method. The two-class method is an earnings formula that determines the earnings per share for WorldCom stock and MCI stock according to participation rights in undistributed earnings. The combined interim financial statements of WorldCom group will not present earnings per share because WorldCom stock is a series of common stock of the Company and WorldCom group is not a legal entity with a capital structure.

     For purposes of the consolidated financial statements of the Company, basic earnings per share for WorldCom stock will be computed by dividing net income for the period by the number of weighted-average shares of WorldCom stock then outstanding. Diluted earnings per share of WorldCom stock will be computed by dividing net income for the period by the weighted-average number of shares of WorldCom stock outstanding, including the dilutive effect of WorldCom stock equivalents.

     (D)  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Interest paid by WorldCom group during the nine months ended September 30, 1999 and 2000, amounted to $544 million and $366 million, respectively. Income taxes paid during the nine months ended September 30, 1999 and 2000, totaled $35 million and $135 million, respectively.

     In conjunction with business combinations during the nine months ended September 30, 1999 and 2000, assumed assets and liabilities, including revisions to previously recorded acquisitions, were as follows (in millions):

  [CAPTION]

                                                                1999            2000
                                                           -----------       ------------
          Fair value of assets                               $   517               $ -
            acquired
          Excess of cost over net                              2,022                43
            tangible assets acquired
          Liabilities assumed                                 (1,899)              (29)
          Common Stock issued                                   (228)                -
                                                             -------           -------
          Net cash paid                                      $   412             $  14
                                                             =======           =======

     (E)  COMPREHENSIVE INCOME

     The following table reflects the calculation of comprehensive income for WorldCom group for the nine months ended September 30, 1999 and 2000 (in millions):

   [CAPTION]

                                                      For the Nine
                                                       Months Ended
                                                      September 30,
                                                 ------------------------
                                                  1999              2000
                                                 ------            ------
     Net income                                  $ 1,397           $ 2,047
                                                --------           -------



                                  F-149


     Other comprehensive income (loss):
       Foreign currency translation
       losses                                                      (334)             (358)
     Unrealized holding gains:
       Unrealized holding gains
       during the period                                            457               805
     Reclassification adjustment for
       gains included in
         net income                                                 (81)             (382)
                                                               --------          --------
     Other comprehensive income before tax                           42                65
     Income tax expense                                            (141)             (159)
                                                               --------          --------
     Other comprehensive loss                                       (99)              (94)
     Comprehensive income                                        $1,298            $1,953
                                                               ========          ========

     (F)  RECLASSIFICATIONS

     Revenues and line costs for prior periods reflect a classification change for reciprocal compensation which is now being treated as an offset to cost of sales. Previously, WorldCom group recorded reciprocal compensation on a gross basis as revenue.

     The effects of these reclassifications on the accompanying combined statements of operations for the nine months ended September 30, 1999 and 2000 are as follows (in millions):

                                                       New Presentation
                                                  ---------------------------
                                                    1999            2000
                                                  --------        --------
     Revenues                                      $14,648         $16,918
     Line costs                                     $6,145          $6,407

                                                          Old Presentation
                                                   ----------------------------
                                                      1999           2000
                                                   --------        --------
     Revenues                                       $14,941         $17,245
     Line costs                                      $6,438          $6,734

     (G)  SEGMENT INFORMATION

     Based on its organizational structure, WorldCom group operated in six reportable segments: Commercial voice and data, Internet, International operations, Embratel Participacoes S.A. ("Embratel"), Operations and technology and Other. WorldCom group's reportable segments represent business units that primarily offer similar products and services; however, the business units are managed separately due to the type and class of customer as well as the geographic dispersion of their operations. The Commercial voice and data segment includes voice, data and other types of domestic communications services for commercial customers. The Internet segment provides Internet services including dedicated access and web and application hosting services. International operations provide voice, data, Internet and other similar types of communications services to customers primarily in Europe and the Asia Pacific region. Embratel provides communications services in Brazil. Operations and technology includes network operations, information services, engineering and technology and customer service. Other includes primarily the operations of MCI Systemhouse Corp. and SHL Systemhouse Co. and other non-communications services. In April 1999, SHL was sold to Electronic Data Systems Corporation.

     The Company's chief operating decision-maker utilizes revenue information in assessing performance and making overall operating decisions and resource allocations. Communications services are generally provided utilizing the Company's network facilities, which do not make a distinction between the types of services. Profit and loss information is reported only on a combined basis to the chief operating decision-maker and the Company's Board of Directors.

     Information about WorldCom group's segments for the nine months ended September 30, 1999 and 2000, is as follows (in millions):

                                                        Revenues from
                                                      External Customers
                                                    -----------------------
                                                      1999           2000
                                                    --------       --------
          Commercial voice and data              $  9,852       $ 10,802
          Internet                                  1,069          1,777
          International operations                  1,167          1,740
          Operations and technology                     -              -
          Other                                       523              -
          Corporate                                     -              -
                                                  --------      --------
               Total before Embratel                12,611        14,319
          Embratel                                   2,091         2,711
          Elimination of intersegment revenues         (54)         (112)
                                                  --------      --------
               Total                              $ 14,648      $ 16,918
                                                  ========       ========

                                                        Selling, General
                                                        and Administrative
                                                             Exp.
                                                   -----------------------
                                                     1999            2000
                                                    ------          -------
     Commercial voice and data                      $  987          $ 1,216
     Internet                                          202              247
     International operations                          184              440
     Operations and technology                       1,086            1,117
     Other                                             170               --
     Corporate                                         135              117
     Corporate - Sprint merger                          --              433
       costs and other charges                    --------         --------
          Total before Embratel                      2,764            3,570
     Embratel                                          449              662
     Elimination of intersegment expenses               (7)             (27)
                                                  --------         --------
          Total                                    $ 3,206          $ 4,205
                                                  ========         ========

     The following is a reconciliation of the segment information to income before income taxes and minority interests for the nine months ended September 30, 1999 and 2000 (in millions):

                                             1999             2000
                                          --------          --------
     Revenues                             $ 14,648          $ 16,918
     Operating expenses                     11,638            13,000
                                          --------          --------
     Operating income                        3,010             3,918
     Other income
     (expense):
       Interest expense                       (369)             (318)
       Miscellaneous                            48               327
                                          --------           -------
     Income before income taxes
       and minority interests              $ 2,689            $3,927
                                          ========           =======


     (H)  LONG-TERM DEBT

     As of January 1, 1999, $6.0 billion of the Company's outstanding debt was notionally allocated to MCI group with the remaining balance of the Company's outstanding debt notionally allocated to WorldCom group. The Company's debt was allocated between WorldCom group and MCI group based upon a number of factors including estimated future cash flows and the ability to pay debt service and dividends. In addition, the Company considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity in the allocation process. Management believes that the initial allocation is equitable and supportable by both MCI group and WorldCom group. The debt allocated to MCI group will bear interest at a rate indicative of the rate at which MCI group would borrow from third parties if it was a wholly owned subsidiary of the Company but did not have the benefit of any guarantee by the Company. Interest rates will be calculated on a quarterly basis. For purposes of these historical financial statements, debt allocated to MCI group was determined to bear an interest rate equal to the weighted-average interest rate of the Company. Interest allocated to WorldCom group will reflect the difference between the Company's actual interest expense and the interest expense charged to MCI group. WorldCom group's debt will increase or decrease by the amount of any net cash generated by, or required to fund, the group's operating activities, investing activities, share repurchases and other financing activities.

     The following table sets forth the outstanding debt of the Company as of September 30, 2000 (in millions):


     Commercial paper and credit facilities                 $3,703
     Floating rate notes due 2001 through 2002               1,560
     7.88% - 8.25% Notes Due 2003-2010                       3,500
     6.13% - 6.95% Notes Due 2001-2028                       6,100
     7.13% - 7.75% Notes Due 2004-2027                       2,000
     8.88% - 9.38% Senior Notes Due 2004-2006                  672
     7.13% - 8.25% Senior Debentures due 2023-2027           1,437
     6.13% - 7.50% Senior Notes Due 2004-2012                1,936
     Capital lease obligations
       (maturing through 2002)                                 437
     Other debt (maturing through
       2008)                                                 1,644
                                                           -------
                                                            22,989
     Notional debt allocated to                             (6,000)
                                                           -------
       MCI group
     National debt allocated to                             16,989
       WorldCom group

     Short-term debt and current                           (4,289)
        maturities of allocated
        WorldCom group long-term
        debt
                                                          $12,700

     See Note H of the Company's interim consolidated financial statements for additional debt descriptions.

     (I)  CONTINGENCIES


     WorldCom group shareholders are subject to all of the risks related to an investment in the Company and WorldCom group, including the effects of any legal proceedings and claims against MCI group. See Note I to the Company's interim consolidated financial statements for information related to the Company's contingencies.

     (J)  RELATED PARTY TRANSACTIONS

     See Note J to the Company's interim consolidated financial statements for information pertaining to the Company's related party transactions.


     (K)  RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). In June 2000, the SEC issued an amendment to SAB 101 which allows registrants to wait until the fourth quarter of their fiscal year beginning after December 15, 1999 to implement SAB 101. SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The deferral of telecommunications service activation fees and certain related costs are specifically addressed in SAB 101. The Company is currently assessing the impact of SAB 101 on its consolidated results of operations and financial position and there can be no assurance as to the effect on WorldCom group's combined financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."
     This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. This statement is currently effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively, although earlier adoption is encouraged. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). The Company believes that the adoption of this standard will not have a material effect on WorldCom group's combined results of operations or financial position.

     (L)  SUBSEQUENT EVENT

     On November 1, 2000, the Company announced the Recapitalization proposal as more fully discussed in Note A to these interim combined financial statements.

     The Company intends to initially pay a quarterly dividend of approximately $75 million ($300 million per year) on MCI stock. MCI group will initially be allocated notional debt of $6 billion and the remaining Company debt will be allocated on a notional basis to WorldCom group. The Company will report separate financial results for WorldCom group and MCI group in addition to the consolidated Company results. The Company does not expect that this transaction will have any impact on its credit ratings.

     Voting rights of WorldCom group and MCI group shareholders will be prorated based on the relative market values of WorldCom stock and MCI stock. The Company will conduct shareholder meetings that encompass all holders of voting stock. WorldCom group and MCI group shareholders will vote together as a single class on all matters brought to a vote of shareholders, including the election of the Company's directors.

     The Company's Board of Directors may convert each outstanding share of MCI stock into shares of WorldCom stock at 110% of the relative trading value of the MCI stock for the 20 days prior to the announcement of the conversion. No premium will be paid on a conversion that occurs three years after the issuance of the MCI stock.

     If all or substantially all of WorldCom group or MCI group attributed assets are sold, the relevant shareholders will receive either: (i) a distribution equal to the fair value of the net proceeds of the sale, either by special dividend or by redemption of shares; or (ii) a number of shares of the Company's stock having been calculated in accordance with a predetermined conversion premium.

     The Company expects to hold its shareholder meeting to vote on the tracking stock plan in the first half of 2001, and to effect the implementation of the Recapitalization shortly after shareholder approval. No regulatory approvals are expected to be required.

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     To the Shareholders of WorldCom, Inc.:

     We have audited the accompanying combined balance sheet of MCI group (an integrated business of WorldCom, Inc.) (as described in Note 1) as of December 31, 1999, and the related combined statements of operations, changes in allocated net worth and cash flows for the year ended December 31, 1999. These financial statements are the responsibility of WorldCom, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the MCI group combined financial statements referred to above present fairly, in all material respects, the combined financial position of MCI group as of December 31, 1999, and the combined results of its operations and its cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

     MCI group is a fully integrated business of WorldCom, Inc. Accordingly, as described in Note 1, the MCI group's combined financial statements have been derived from the consolidated financial statements and accounting records of WorldCom, Inc. and, therefore, reflect certain assumptions and allocations. As more fully discussed in Note 1, the combined financial statements of MCI group should be read in conjunction with the audited consolidated statements of WorldCom, Inc.

     ARTHUR ANDERSEN LLP


     Jackson, Mississippi,
     November 21, 2000

           MCI GROUP (an integrated business of WorldCom, Inc.)
                          COMBINED BALANCE SHEET
                              (In Millions)


                                                           December 31,
                                                               1999
                                                         ----------------
     ASSETS
     Current assets:
       Cash and cash equivalents . . . . . . . . . . .         $    70
       Accounts receivable,
         net of allowance for
           bad debts of $682 . . . . . . . . . . . . .           2,009
       Other current assets  . . . . . . . . . . . . .             184
                                                               -------
              Total current assets . . . . . . . . . .           2,263
                                                               -------
     Property and equipment:
       Transmission equipment  . . . . . . . . . . . .             377
       Communications equipment  . . . . . . . . . . .           1,895
       Furniture, fixtures and other . . . . . . . . .             659
       Construction in progress  . . . . . . . . . . .             218
                                                               -------
                                                                 3,149




                                  F-160


       Accumulated depreciation  . . . . . . . . . . .            (758)
                                                             ---------
                                                                 2,391
                                                             ---------
     Goodwill and other intangible assets  . . . . . .          10,056
     Other assets  . . . . . . . . . . . . . . . . . .             105
                                                             ---------
                                                             $  14,815
                                                             =========
     LIABILITIES AND ALLOCATED NET WORTH
     Current liabilities:
       Accounts payable  . . . . . . . . . . . . . . .          $1,224
       Accrued line costs  . . . . . . . . . . . . . .           1,611
       Payable to Worldcom group, net  . . . . . . . .             976
       Other current liabilities . . . . . . . . . . .           1,680
                                                             ---------
              Total current liabilities  . . . . . . .           5,491
                                                             ---------
     Long-term liabilities, less current portion:
       Long-term debt  . . . . . . . . . . . . . . . .           6,000
       Deferred tax liability  . . . . . . . . . . . .             648
       Other liabilities . . . . . . . . . . . . . . .             176
                                                             ---------
              Total long-term liabilities  . . . . . .           6,824
                                                             ---------
     Commitments and contingencies
     Allocated net worth . . . . . . . . . . . . . . .           2,500
                                                             ---------
                                                               $14,815
                                                             =========

     The accompanying notes are an integral part of these combined statements.

           MCI GROUP (an integrated business of WorldCom, Inc.)
                     COMBINED STATEMENT OF OPERATIONS
                              (In Millions)

                                                               For the Year
                                                             Ended December 31,
                                                                   1999
                                                             ----------------
     Revenues
                                                                   $ 16,172
     Operating expenses:
          Line costs                                                  7,087
          Selling, general and administrative                         5,071
          Depreciation and amortization                                 757
                                                                    -------
          Total                                                      12,915
                                                                    -------
     Operating income                                                 3,257
     Other income (expense):
          Interest expense                                             (506)
          Miscellaneous                                                   5
                                                                    -------
     Income before income taxes                                       2,756
     Provision for income taxes                                       1,109
                                                                    -------
     Net income                                                     $ 1,647
                                                                    =======

     The accompanying notes are an integral part of these combined statements.

           MCI GROUP (an integrated business of WorldCom, Inc.)
                 COMBINED STATEMENT OF ALLOCATED NET WORTH
                   For the Year Ended December 31, 1999
                             (In Millions)


     Allocated net worth at December 31, 1998                   $ 2,950
     Net income                                                   1,647
     Advances to WorldCom group, net                             (2,097)
                                                                -------
     Allocated net worth at December 31, 1999                   $ 2,500
                                                                ========

     The accompanying notes are an integral part of these combined statements.

           MCI GROUP (an integrated business of WorldCom, Inc.)
                     COMBINED STATEMENT OF CASH FLOWS
                              (In Millions)

                                             For the Year Ended
                                              December 31, 1999
                                             --------------------
     Cash flows from operating activities:
     Net income                                         $ 1,647
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Minority interests
         Depreciation and amortization                      821
         Provision for losses on accounts receivable        621
         Provision for deferred income taxes                393
         Change in assets and liabilities,
           net of effect of
           business combinations:
             Accounts receivable                           (885)
             Other current assets                            24
             Accrued line costs                               9
             Accounts payable and other
               current liabilities                          457
             Payable to WorldCom group, net                 555
         Other                                               11
                                                           ----

                                  F-164


     Net cash provided by operating activities           3,653
                                                       -------
     Cash flows from investing activities:
       Capital expenditures - dial modems                 (178)
       Capital expenditures - pagers                       (87)
       Capital expenditures - all other                   (522)
       Sale of short-term investments, net                   4
       Acquisitions and related costs                     (292)
       Increase in intangible assets                      (354)
       Increase in other assets                              4
       Decrease in other liabilities                       (85)
                                                      ---------
     Net cash used in investing activities              (1,510)
                                                      ---------
     Cash flows from financing activities:
       Advances to WorldCom group, net                  (2,097)
                                                      ---------
     Net cash used in financing activities              (2,097)
                                                      ---------
     Effect of exchange rate changes on cash
       Net increase in cash and cash equivalents            46
     Cash and cash equivalents at beginning of
       period                                               24
                                                      --------
     Cash and cash equivalents at end of period       $     70
                                                      ========

     The accompanying notes are an integral part of these combined statements.

               MCI Group (an integrated business of WorldCom, Inc.)
                    Notes to Combined Financial Statements
                               December 31, 1999

     (1)  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES -

     DESCRIPTION OF BUSINESS AND ORGANIZATION:

     Organized in 1983, WorldCom, Inc., a Georgia corporation (the "Company") provides a broad range of communications, outsourcing, and managed network services to both U.S. and non-U.S. based corporations. The Company is a global communications company utilizing a facilities-based, on-net strategy throughout the world. The on-net approach allows the Company's customers to send data streams or voice traffic across town, across the U.S., or to any of our facilities-based networks in Europe or Asia, without ever leaving the confines of the Company's network. The on-net approach provides the Company's customers with superior reliability and low operating costs. Prior to May 1, 2000, the Company was named MCI WORLDCOM, Inc.

     The Company's core business is communications services, which includes voice, data, Internet and international services. The Company serves as a holding company for its subsidiaries' operations. References herein to the Company include the Company and its subsidiaries, unless the context otherwise requires.

     BASIS OF COMBINATION AND PRESENTATION:

     The Company's Board of Directors has approved a proposal which, if approved by the Company's shareholders, will amend the Company's articles of incorporation to effect a recapitalization that will replace existing Company common stock with two new series of common stock: WorldCom group stock ("WorldCom stock") and MCI group stock ("MCI stock"). WorldCom stock is intended to reflect, or track, the performance of the Company's data, Internet, international and commercial voice businesses (the "WorldCom group"), and MCI stock is intended to reflect the performance of the Company's consumer, small business, wholesale long distance, wireless messaging and dial-up Internet businesses (the "MCI group"). If this proposal is approved by the Company's shareholders, each outstanding share of the Company's existing common stock will convert into one share of WorldCom stock and one twenty-fifth of a share of MCI stock (the "Recapitalization"). All assets reported in the accompanying combined financial statements are owned by the Company or one of its subsidiaries. These combined financial statements are based on the operations, attributed assets and attributed liabilities of MCI group and are not representative of any separately incorporated entity.

     The MCI group combined financial statements will provide MCI group shareholders with financial information about MCI group's operations. Investors in MCI stock and WorldCom stock will be shareholders of the Company and will be subject to risks related to all of the Company's businesses, assets and liabilities. The

     Company retains ownership and control of the attributed assets, attributed liabilities and operations of MCI group and WorldCom group. Financial effects of either group that affect the Company's consolidated results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the other group's stock. Net losses of either MCI group or WorldCom group, and any dividends or distributions on, or repurchases of, MCI stock or WorldCom stock will reduce Company funds legally available for dividends on MCI stock or WorldCom stock. As a result, the MCI group combined financial statements should be read along with the Company's consolidated financial statements.

     The combined financial statements of MCI group reflect the results of operations, financial position, changes in allocated net worth and cash flows of MCI group as if MCI group was a separate group for the period presented. The financial information included herein, however, may not necessarily reflect the combined results of operations, financial position, changes in allocated net worth and cash flows of MCI group had it been a separate, stand-alone group during the period presented.

     For financial reporting purposes, the Company has attributed all of its consolidated assets, liabilities, shareholders' investment, revenues, expenses and cash flows to either WorldCom group or MCI group. The separate financial statements give effect to the allocation policies described below under "Related Party Transactions/Intergroup Allocation Policies". Related party transactions and intergroup allocation policies adopted by the Company's Board of Directors can be rescinded or amended, or new policies may be adopted, at the discretion of the Board of Directors, without any prior approval of shareholders, although no such changes are currently contemplated.

     As integrated businesses, the Company has not historically prepared separate financial statements of WorldCom group and MCI group. The combined financial statements of MCI group reflect certain assets, liabilities, revenues and expenses directly attributable to MCI group as well as allocations based on methodologies deemed reasonable by management; however, the costs of such allocated services charged between WorldCom group and MCI group may not necessarily be indicative of the costs that would have been incurred if WorldCom group and MCI group had performed these functions entirely as stand-alone entities. The Company's Board of Directors will have the ability to control transfers of funds or other assets between WorldCom group and MCI group. The combined financial statements of MCI group are presented to provide additional disclosure related to the underlying businesses that comprise MCI group. Management intends on providing audited financial statements prepared in accordance with United States generally accepted accounting principles ("GAAP") for MCI group as long as MCI stock is outstanding.

     RELATED PARTY TRANSACTIONS / INTERGROUP ALLOCATION POLICIES:

     POLICY STATEMENT BETWEEN THE COMPANY, WORLDCOM GROUP AND MCI GROUP

     The Company's Board of Directors has fiduciary duties to all shareholders of the Company, and not independent fiduciary duties to the holders of WorldCom stock and MCI stock. The Board of Directors of the Company has adopted a policy statement regarding WorldCom group and MCI group matters. The Company's Board of Directors may amend, modify or rescind the policies set forth in this policy statement from time to time at its sole discretion and without shareholder approval. The material provisions of the policy statement are as follows:

     GENERAL POLICY. The policy statement provides that all material matters as to which the holders of WorldCom stock and MCI stock may have potentially divergent interests will be resolved in a manner that the Board of Directors of the Company or any special committee appointed by the Board of Directors determines to be in the best interests of the Company, after giving due consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of common stock of the Company. The policy statement provides that the Company will seek to manage WorldCom group and MCI group in a manner designed to maximize the operations, assets and values of both groups, and with complementary deployments of personnel, capital and facilities, consistent with their respective business objectives.

     THE TERMS OF INTERGROUP TRANSACTIONS. All material transactions which are determined by the Company's Board of Directors to be in the ordinary course of business between WorldCom group and MCI group, except for those described in the paragraphs below, are intended to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties.

     CASH MANAGEMENT. The Company maintains a centralized cash management function utilized by both WorldCom group and MCI group. Under a centralized cash management system, cash balances are generally not maintained at a subsidiary level. As an integrated business of the Company, MCI group generally maintains no cash balances and no centralized cash balance has been allocated to MCI group in the accompanying combined balance sheet. Historically, the Company determined the amount of funding provided to MCI group based on actual cash used for capital and operating expenses, net of WorldCom group and MCI group cash receipts. Cash advances required by MCI group are subject to the ongoing approval and budgeting processes of the Company.

     CORPORATE ALLOCATIONS

     Certain corporate allocations have been attributed and/or allocated to WorldCom group or MCI group based upon identification of such services specifically benefiting each group. The total of these expenses allocated to MCI group was $2.1 billion in 1999. Such corporate allocations may change at the discretion of the Company and do not require shareholder approval. Management believes that the allocation methodologies applied are reasonable. However, it is not practical to determine whether the allocated amounts represent amounts that would have been incurred on a stand alone basis. Management believes that the allocation methods developed will be comparable to the expected future allocation methods. Explanations of the composition and the method of allocation for such items are described below.

     SHARED CORPORATE SERVICES. A portion of the Company's shared corporate services and related balance sheet amounts (such as executive management, human resources, legal, regulatory, accounting, tax, treasury, strategic planning and information systems support) has been assigned to WorldCom group or MCI group based upon identification of such services specifically benefiting such group. Where determinations based on specific usage alone have been impractical, other methods and criteria were used such as number of employees and total revenues generated by each group.

     LINE COSTS. Allocated costs and related liabilities within this caption include the costs of the telecommunications network provided by WorldCom group to MCI group and the costs of the business voice switched services provided by MCI group to WorldCom group.
     The line costs allocated to MCI group for the transit capacity requirements provided by WorldCom group equals a proportion of WorldCom group's network costs based on usage. The line costs allocated to WorldCom group for the business voice switched services provided by MCI group equals a proportion of MCI group's long distance switch costs based on Worldcom group's usage.

     ALLOCATION OF INTANGIBLE ASSETS. Intangible assets consist of the excess consideration paid over the fair value of net tangible assets acquired by the Company in business combinations accounted for under the purchase method and include goodwill, channel rights, developed technology and tradenames. These assets have been attributed to the respective groups based on specific identification and where acquired companies have been divided between WorldCom group and MCI group, the intangible assets have been attributed based on the respective fair values at date of purchase of the related operations allocated to each group. Management believes that this method of allocation is equitable and provides a reasonable estimate of the intangible assets attributable to WorldCom group and MCI group. All of the tradenames, including the MCI tradename and the other related MCI tradenames, have been attributed to WorldCom group. MCI group will pay an annual fee to WorldCom group for the use of the MCI tradenames for the next five years based on the following fee schedule:

          Year 1:   $27.5 million
          Year 2:   $30.0 million
          Year 3:   $35.0 million
          Year 4:   $40.0 million
          Year 5:   $45.0 million

     Any renewal or termination of use of the MCI tradename by MCI group will be subject to the general policy that our board of directors will act in the best interests of WorldCom.

     FINANCING ARRANGEMENTS. At January 1, 1999, $6.0 billion of the Company's outstanding debt was notionally allocated to MCI group with the remaining balance of the Company's outstanding debt notionally allocated to WorldCom group. The Company's debt was allocated between WorldCom group and MCI group based upon a number of factors including estimated future cash flows and the ability to pay debt service and dividends. In addition, the Company considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity in the allocation process. Management believes that the initial allocation is equitable and supportable by both WorldCom group and MCI group. The debt allocated to MCI group will bear interest at a rate indicative of the rate at which MCI group would borrow from third parties if it was a wholly owned subsidiary of the Company but did not have the benefit of any guarantee by the Company. Interest rates will be calculated on a quarterly basis. For purposes of these historical combined financial statements, debt allocated to MCI group was determined to bear an interest rate equal to the weighted average interest rate of the Company plus 1 1/4 percent. Interest allocated to WorldCom group will reflect the difference between the Company's actual interest expense and the interest expense charged to MCI group. Upon recapitalization, each group's debt will increase or decrease by the amount of any net cash generated by, or required to fund, the group's operating activities, investing activities, share repurchases and other financing activities.

     As of December 31, 1999, the Company's receivables purchase program consisted of a $3.8 billion pool of receivables in which the purchaser had an undivided interest which includes the $1.9 billion sold, of which $2.2 billion and $1.4 billion relate to MCI group, respectively. The receivables sold were assigned based on specific identification where practical, or allocated based on total revenues. Management believes that this method of allocation is equitable and provides a reasonable estimate of the receivables attributable to the groups.

     FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The Company estimates the fair value of attributed MCI group financial instruments using available market information and appropriate valuation methodologies. The carrying amounts for cash, accounts receivable, notes receivable, accounts payable, accrued liabilities and long-term debt approximate their fair value. The fair value of long-term debt is determined based on quoted market rates or the cash flows from such financial instruments discounted at the Company's estimated current interest rate to enter into similar financial instruments.

     CASH AND CASH EQUIVALENTS:

     The Company considers cash in banks and short-term investments with original maturities of three months or less as cash and cash equivalents.

     PROPERTY AND EQUIPMENT:

     Property and equipment are stated at cost. Depreciation is provided for financial reporting purposes using the straight-line method over the following estimated useful lives:

          Transmission equipment              5 to 10 years
          Communications equipment            5 to 20 years
          Furniture, fixtures,
            buildings and other               4 to 40 years

     The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. In the event an impairment exists on property and equipment attributed to MCI group, a loss will be recognized by MCI group based on the amount by which the carrying value exceeds the fair value of the asset.
     If quoted market prices for an asset are not available, fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses in property and equipment to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

     Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

     GOODWILL AND OTHER INTANGIBLE ASSETS:

     The major classes of intangible assets attributed to MCI group as of December 31, 1999 are summarized below (in millions):

                                        Amortization
                                          Period
                                        ------------
       Goodwill                       10 to 40 years      $ 9,284
       Developed technology            5 to 10 years          510
       Other intangibles               5 to 10 years          803
                                                           ------
                                                           10,597
       Less:  accumulated amortization                        541
                                                           ------
       Goodwill and other intangible assets, net          $10,056
                                                          -------

     Intangible assets are amortized using the straight-line method for the periods noted above.

     Goodwill is recognized for the excess of the purchase price of the various business combinations over the value of the identifiable net tangible and intangible assets acquired. Realization of acquisition-related intangibles, including goodwill, is periodically assessed by the management of the Company based on the current and expected future profitability and cash flows of acquired companies and their contribution to the overall operations of MCI group.

     Also included in other intangibles are costs incurred to develop software for internal use. Such costs were $356 million for the year ended December 31, 1999.

     RECOGNITION OF REVENUES:

     MCI group records revenues for telecommunications services at the time of customer usage. Service discounts and incentives are accounted for as a reduction of revenues when granted or, where a service continuation contract exists, ratably over the contract period.

     INCOME TAXES:

     The federal income taxes of the Company and the subsidiaries that own assets directly attributed to or allocated between WorldCom group and MCI group are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds are allocated between the groups based principally on the taxable income and tax credits directly attributable to each group. Such allocations reflect each group's contribution (positive or negative) to the Company's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits that cannot be used by the group generating those benefits, but can be used on a consolidated basis, are credited to the group that generated such benefits. Had WorldCom group and MCI group filed separate tax returns, the provision for income taxes and net income for each group would not have significantly differed from the amounts reported on the group's statement of operations for the year ended December 31,

     1999. However, the amounts of current and deferred taxes and taxes payable or refundable attributed to each group on the historical financial statements may differ from those that would have been allocated had WorldCom group or MCI group filed separate income tax returns.

     Deferred tax assets and liabilities are based on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases.

     EARNINGS PER SHARE:

     After the implementation of the Recapitalization, the consolidated financial statements of the Company will present basic and diluted earnings per share for WorldCom stock and MCI stock using the two-class method. The two-class method is an earnings formula that determines the earnings per share for WorldCom stock and MCI stock according to participation rights in undistributed earnings. The combined financial statements of MCI group will not present earnings per share because MCI stock is a series of common stock of the Company and MCI group is not a legal group with a capital structure.

     For purposes of the consolidated financial statements of the Company, basic earnings per share for MCI stock will be computed by dividing net income for the period by the number of weighted average shares of MCI stock then outstanding. Diluted earnings per share of MCI stock will be computed by dividing net income for the period by the weighted-average number of shares of MCI stock outstanding, including the dilutive effect of MCI stock equivalents.

     CONCENTRATION OF CREDIT RISK:

     A portion of MCI group's revenues is derived from services provided to others in the telecommunications industry, mainly resellers of long distance telecommunications service and Internet online services. As a result, MCI group has some concentration of credit risk among its customer base. MCI group performs ongoing credit evaluations of its larger customers' financial condition and, at times, requires collateral from its customers to support its receivables, usually in the form of assignment of its customers' receivables to MCI group in the event of nonpayment.

     RECLASSIFICATION:

     Revenues and line costs reflect a classification change for reciprocal compensation and COBRA (central office based remote access) equipment sales which are now being treated as offsets to cost of sales. Previously, these items were recorded on a gross basis as revenue. Revenues and line costs have also been adjusted to reflect the elimination of small business and consumer PICC (primary interexchange carrier charges) from both revenues and line costs as a result of the Coalition for Affordable Local and Long Distance Services ("CALLS") legislation which eliminated single line PICC as of July 1, 2000. Operating income, net income available to common shareholders and the balance sheet are not affected by these reclassifications.

     RECENTLY ISSUED ACCOUNTING STANDARDS:

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). In June 2000, the SEC issued an amendment to SAB 101 which allows registrants to wait until the fourth quarter of their fiscal year beginning after December 15, 1999 to implement SAB 101. SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The deferral of telecommunications service activation fees and certain related costs are specifically addressed in SAB 101. The Company is currently assessing the impact of SAB 101 on its combined results of operations or financial position and there can be no assurance as to the effect on MCI group's combined financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. This statement is effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively, although earlier adoption is encouraged. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). The Company believes that the adoption of this standard will not have a material effect on MCI group's combined results of operations or financial position.

     USE OF ESTIMATES:

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates.

     (2)  BUSINESS COMBINATIONS -

     The Company has acquired other telecommunications companies offering similar or complementary services to those offered by MCI group. Such acquisitions have been accomplished through the purchase of the outstanding stock or assets of the acquired entity for cash, notes, shares of the Company's common stock, or a combination thereof. The cash portion of acquisition costs has generally been financed through the Company's bank credit facilities. In addition to the business combinations described below, the Company or its predecessors completed smaller acquisitions during the year ended December 31, 1999.

     On September 14, 1998, the Company acquired MCI Communications Corporation ("MCI") for approximately $40 billion, pursuant to the merger (the "MCI Merger") of MCI with and into TC Investments Corp. ("Acquisition Subsidiary"), a wholly owned subsidiary of the Company. Upon consummation of the MCI Merger, the Acquisition Subsidiary was renamed MCI Communications Corporation. Through the MCI Merger, the Company acquired one of the world's largest and most advanced digital networks, connecting local markets in the United States to more than 280 countries and locations worldwide.

     The purchase price in the MCI Merger was allocated based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of which, on a Company consolidated basis, $3.1 billion was allocated to in-process research and development ("IPR&D") and $1.7 billion to developed technology, which will be depreciated over 10 years on a straight-line basis. The remaining excess of $29.3 billion, as of December 31, 1999, has been allocated to goodwill and tradename, which are being amortized over 40 years on a straight-line basis. Such amounts have been allocated to WorldCom group and MCI group based on the respective fair values of the related operations allocated to each group. Accordingly, MCI group has been allocated $775 million, $425 million and $7.0 billion of such IPR&D, developed technology and goodwill, respectively.

     During 1999, the Company recorded other liabilities of $582 million, related to estimated costs of unfavorable commitments of acquired entities, and other non-recurring costs arising from various acquisitions and mergers. At December 31, 1999, other liabilities attributed to MCI group related to these accruals totaled $160 million.

     (3)  LONG-TERM DEBT -

     The Company's outstanding debt as of December 31, 1999 consists of the following (in millions):

                                                          Excluding Embratel      Embratel       Consolidated
                                                          ------------------      --------       ------------


     Commercial paper and credit facilities               $2,875                  $   -            $ 2,875

     Floating rate notes due 2000                          1,000                      -              1,000
     6.13% - 6.95% Notes Due 2001-2028                     6,100                      -              6,100
     7.55% - 7.75% Notes Due 2004-2027                     2,000                      -              2,000
     8.88% - 13.5 % Senior Notes Due 2002-2006               689                      -                689
     7.13% - 8.25% MCI Senior Debentures Due               1,438                      -              1,438
       2023-2027
     6.13% - 7.50% MCI Senior Notes Due 1999-2012          2,142                      -              2,142
     15% note payable due in annual installments               -                    440                440
       through 2000
     Capital lease obligations, 7.00% - 11.00%               483                      -                483
       (maturing through 2002)
     Other debt (maturing through 2008)                      148                    828                976
                                                          ------                 ------             ------
                                                          16,875                  1,268             18,143

                                                         (10,875)                (1,268)           (12,143)
     Notional debt allocated to WorldCom group            ------                 ------             ------

                                                         $ 6,000                 $                 $ 6,000
                                                         =======                 ======            =======

     As of January 1, 1999, $6.0 billion of debt was notionally allocated by the Company to MCI group with the remaining debt notionally allocated to WorldCom group. See Note 1 for a more detailed description of how the Company allocates debt to the groups and Note 5 of the Company's consolidated financial statements for additional debt descriptions.

     (4)  SHAREHOLDER RIGHTS PLAN -

     Under the Company's existing shareholder rights plan, each share of Company common stock has associated with it one preferred stock purchase right entitling its holder to purchase a designated number of shares of Company preferred stock under the circumstances provided for in the rights agreement. Upon shareholder approval of the Recapitalization, the Company will amend and restate the shareholder rights plan to provide shareholder rights to both WorldCom group and MCI group shareholders with generally the same terms and conditions as the current rights agreement. See Note 8 to the Company's consolidated financial statements for a more detailed description of the existing shareholder rights plan.

     (5)  LEASES AND OTHER COMMITMENTS -

     The Company leases office facilities and certain equipment under non-cancelable operating and capital leases and is also obligated under various rights-of-way agreements having initial or remaining terms of more than one year and allocates rent expense on such leases attributable to WorldCom group and MCI group in accordance with the Company's allocation policies. Rental expense allocated to MCI group under these operating leases was $163 million in 1999.

     The MCI group is an integrated business of the Company and is therefore subject to all the Company's liabilities and obligations, including lease and other commitments. See Note 9 to the Company's consolidated financial statements for a description of the Company's leases and other commitments.

     (6)  CONTINGENCIES -

     MCI group shareholders are subject to all of the risks related to an investment in the Company and MCI group, including the effects of any legal proceedings and claims against WorldCom group. See
     Note 10 to the Company's consolidated financial statements for information related to the Company's contingencies.

     (7)  EMPLOYEE BENEFIT PLANS -

     STOCK OPTION PLANS:

     The Company has several stock option plans under which options to acquire shares of Company common stock may be granted to directors, officers and certain employees of WorldCom group and MCI group.
     The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost is recognized. Terms and conditions of the Company's options, including exercise price and the period in which options are exercisable, generally are at the discretion of the Compensation and Stock Option Committee of the board of directors; however, no options are exercisable for more than 10 years after date of grant.

     401(K) PLANS:

     The Company offers its qualified employees the opportunity to participate in one of its defined contribution retirement plans qualifying under the provisions of Section 401(k) of the Internal Revenue Code. Each employee may contribute on a tax deferred basis a portion of annual earnings not to exceed $10,000. The Company matches individual employee contributions in certain plans, up to a maximum level which in no case exceeds 6% of the employee's compensation. Expenses allocated to MCI group relating to the

     Company's 401(k) plans were $63 million for the year ended December
     31, 1999.

     PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS:

     The Company maintains various defined benefit plans and other post-retirement benefit plans that cover selected eligible employees of WorldCom group and MCI group. Annual service cost is determined using the Projected Unit Credit actuarial method, and prior service cost is amortized on a straight-line basis over the average remaining service period of employees.

     See Notes 11 and 12 to the Company's consolidated financial statements for additional disclosures related to employee benefit plans.

     (8)  INCOME TAXES -

     The MCI group combined balance sheet reflects the anticipated tax impact of future taxable income or deductions implicit in the combined balance sheet in the form of temporary differences. These temporary differences reflect the difference between the basis in the assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss ("NOL") carryforwards as measured in MCI group's combined financial statements and as measured by tax laws using enacted tax rates.

     The provision for income taxes is composed of the following (in millions):

     Current                                                        $  716
     Deferred                                                          393
                                                                    ------
     Total provision for income taxes                               $1,109
                                                                    ======

     The following is a reconciliation of the provision for income taxes to the expected amounts using the statutory rate:

     Expected statutory amount                                       35.0%
     Nondeductible amortization of excess of cost
     over net tangible assets acquired                                3.0
     State income taxes                                               2.5
     Other                                                           (0.3)
                                                                     ----
     Actual tax provision                                            40.2%
                                                                     ====

     The following is a summary of the significant components of MCI group's attributed deferred tax assets and liabilities as of
     December 31, 1999 (in millions):
                                                  Assets          Liabilities
                                                -----------       -----------
     Fixed assets                               $     -            $  (611)
     Goodwill and other intangibles                  64                  -
     Accrued liabilities                              -               (102)
     Tax credits                                     31                  -
     Other                                            -                (30)
                                                   ------          ---------
                                                $    95            $  (743)
                                                =======            =======

     (9)  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -

     Interest paid by MCI group during the year ended December 31, 1999 amounted to $490 million. Income taxes paid, net of refunds, during the year ended December 31, 1999 were $71 million.

     In conjunction with business combinations, assets acquired and liabilities assumed, including revisions to previously recorded acquisitions, were as follows (in millions):

     Fair value of assets acquired                    $154
     Goodwill and other intangible assets              190
     Liabilities assumed                               (52)
                                                      ----
     Net cash paid                                    $292
                                                      ====

     (10)  SEGMENT AND GEOGRAPHIC INFORMATION -

     Based on its organizational structure, MCI group operates in five reportable segments: Consumer, Wholesale, Alternative channels and small business, Dial-up Internet, and Operations and technology. MCI group's reportable segments represent business units that primarily offer similar products and services; however, the business units are managed separately due to the type and class of customer as well as the geographic dispersion of their operations. Consumer includes domestic voice communications services for consumer customers. Wholesale includes voice and data domestic communications services for wholesale customers. Alternative channels and small business includes domestic long distance voice and data, agents, prepaid calling cards and paging services provided to alternative wholesale and small business customers. Dial-up Internet includes dial-up Internet access services. Operations and technology includes network operations, information services, engineering and technology and customer service.

     The Company's chief operating decision-maker utilizes revenue information in assessing performance and making overall operating decisions and resource allocations. Communications services are generally provided utilizing the Company's network facilities, which do not make a distinction between the types of services. Profit and loss information is reported only on a combined basis to the chief operating decision-maker and the Company's Board of Directors.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies.
     Information about MCI group's segments is as follows (in millions):

                                                                    Selling,
                                                 Revenues         General and
                                               from External     Administrative         Capital
                                                 Customers          Expenses         Expenditures
                                              -------------     --------------       ------------
     Consumer                                       $7,590            $2,418             $235
     Wholesale                                       3,943               197              192
     Alternative channels and small                  3,142               555              181
     business
     Dial-up Internet                                1,497               256              179
     Operations and technology                           -             1,311               --
     Corporate                                           -               334               --
                                                   -------           -------           ------
     Total                                         $16,172           $ 5,071           $  787
                                                   =======           =======           ======

     The following is a reconciliation of the segment information to income before income taxes (in millions):

     Revenues                                                      $16,172

     Operating expenses                                             12,915
                                                                   -------
     Operating income                                                3,257
     Other income (expense):
     Interest expense                                                 (506)
     Miscellaneous                                                       5
                                                                   -------
     Income before income taxes                                    $ 2,756
                                                                   =======

     Information about MCI group's operations by geographic areas are as follows (in millions):

                                                                  Long-lived
                                                Revenues            Assets
                                                ---------         ----------

     United States                              $15,961              $2,330
     International                                  211                  61
                                                -------              ------
     Total                                      $16,172              $2,391
                                                =======              ======

     (11)  UNAUDITED QUARTERLY FINANCIAL DATA -

                                    Mar 31,     Jun 30,     Sep 30,     Dec 31,
                                     1999        1999        1999        1999

                                                    (in millions)

     Revenues                      $3,879      $3,925      $4,134      $4,234
     Operating income                 824         790         867         776
     Net income                       419         397         443         388

         MCI GROUP (an integrated business of WorldCom, Inc.)
                    COMBINED BALANCE SHEETS
                    (Unaudited. In Millions)

                                        December 31,1999   September 30,2000
                                        ----------------   -----------------
  [S]                                    [C]                [C]
  ASSETS
  Current assets:
     Cash and cash equivalents                    $70                $76
  Accounts receivable, net of
    allowance for bad debts of
    $682 in 1999 and $648 in 2000               2,009              2,044
    Deferred tax asset                              -                 71
    Other current assets                          184                390
                                                -----              -----
           Total current assets                 2,263              2,581
                                                -----              -----
  Property and equipment:
    Transmission equipment                        377                369
    Communications equipment                    1,895              2,164
    Furniture, fixtures and other                 659                701
    Construction in progress                      218                164
                                                -----              -----
                                                3,149              3,398

       Accumulated depreciation                   758)             (1,132)
                                              -------            --------
                                                2,391               2,266
                                              -------             -------
     Goodwill and other intangible assets      10,056               9,934
     Other assets                                 105                 105
                                              -------             -------
                                              $14,815             $14,886
                                              =======             =======
     LIABILITIES AND ALLOCATED NET WORTH

     Current liabilities:

       Accounts payable                        $1,224                $790
       Accrued line costs                       1,611               1,405
       Payable to Worldcom group, net             976               1,456
       Other current liabilities                1,680               1,362
                                               ------               -----
              Total current liabilities         5,491               5,013
                                                -----               -----
     Long-term liabilities, less current portion:

       Long-term debt                           6,000               6,000
       Deferred tax liability                     648                 876
       Other liabilities                          176                 116
                                                ------             -------
              Total long-term liabilities        6,824               6,992
                                                ------              ------
     Commitments and contingencies

     Allocated net worth                         2,500               2,881
                                                ------              ------
                                               $14,815             $14,886
                                               -------             -------

     The accompanying notes are an integral part of these combined statements.

             MCI GROUP (an integrated business of WorldCom, Inc.)
                       COMBINED STATEMENTS OF OPERATIONS
                            (Unaudited.  In Millions)

                                        Nine months ended    Nine months ended
                                        September 30, 1999   September 30, 2000
                                        ------------------   ------------------

     Revenues                             $11,938            $12,565
                                          -------             ------
     Operating expenses:
       Line costs                           5,131              5,312
       Selling, general and
        administrative                      3,776              3,790
       Depreciation and amortization          550                654
                                          -------             ------
             Total                          9,457              9,756
                                          -------             ------
     Operating income                       2,481              2,809
     Other income (expense):
       Interest expense                      (379)              (381)
       Miscellaneous                            5                  -
                                           ------              -----
     Income before income taxes             2,107              2,428
     Provision for income taxes               848                965
                                           ------             ------
     Net income and comprehensive income  $ 1,259            $ 1,463
                                          =======            =======


     The accompanying notes are an integral part of these combined statements.

         MCI GROUP (an integrated business of WorldCom, Inc.)
               COMBINED STATEMENTS OF CASH FLOWS
                   (Unaudited. In Millions)

                                                           For the Nine Months
                                                           Ended September 30,
                                                           -------------------
                                                               1999    2000
                                                             ------   ------
     Cash flows from operating activities:

     Net income                                               $1,259  $1,463
     Adjustments to reconcile net income to net cash provided by operating activities:

         Depreciation and amortization                           598     718
         Provision for losses on accounts receivable             388     627
         Provision for deferred income taxes                     322     157

         Change in assets and liabilities, net of effect of business combinations:

             Accounts receivable                                (470)   (661)
             Other current assets                                 18    (210)
             Accrued line costs                                  112    (206)
             Payable and other current liabilities               170    (752)
             Accounts payable to Worldcom group, net             408     480
                                                               -----   -----
     Net cash provided by operating activities                 2,805   1,616
                                                               -----   -----
     Cash flows from investing activities:

       Capital expenditures - dial modems                        (133)   (128)
       Capital expenditures - pagers                              (64)     (8)
       Capital expenditures - all other                          (404)   (234)
       Acquisitions and related costs                            (357)      -
       Increase in intangible assets                             (236)    (82)
       Proceeds from disposition of marketable                     -        4
        securities
       (Increase) decrease in other assets                          8     (21)

       Decrease in other liabilities                            (19)    (59)
                                                             ------   -----
     Net cash used in investing activities                   (1,205)   (528)
                                                             ------   -----
     Cash flows from financing activities:
       Advances to WorldCom group, net                       (1,571)  (1,082)
     Net cash used in financing activities                   (1,571)  (1,082)
                                                             ------   ------
     Net increase in cash and cash equivalents                   29        6
     Cash and cash equivalents at beginning of period            24       70
                                                              -----     ----
     Cash and cash equivalents at end of period               $  53     $ 76
                                                              =====     ====

     The accompanying notes are an integral part of these combined statements.

             MCI Group (an integrated business of WorldCom, Inc.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS

(A)  GENERAL

     References herein to the "Company" refer to WorldCom, Inc., a Georgia corporation, and its subsidiaries. Prior to May 1, 2000, the Company was named MCI WORLDCOM, Inc.

     The Company's Board of Directors has approved a proposal which, if approved by the Company's shareholders, will amend the Company's articles of incorporation to effect a recapitalization that will replace existing Company common stock with two new series of common stock: WorldCom group stock ("WorldCom stock") and MCI group stock ("MCI stock"). WorldCom stock is intended to reflect, or track, the performance of the Company's data, Internet, international and commercial voice businesses (the "WorldCom group"), and MCI stock is intended to reflect the performance of the Company's consumer, small business, wholesale long distance, wireless messaging and dial-up Internet businesses (the "MCI group"). If this proposal is approved by the Company's shareholders, each outstanding share of the Company's existing common stock will convert into one share of WorldCom stock and one twenty-fifth of a share of MCI stock (the "Recapitalization"). All assets reported in the accompanying combined financial statements are owned by the Company or one of its subsidiaries. These unaudited combined financial statements are based on the operations, attributed assets and attributed liabilities of MCI group and are not representative of any separately incorporated group.

     The MCI group combined financial statements will provide MCI group shareholders with financial information about MCI group's operations. Investors in WorldCom stock and MCI stock will be shareholders of the Company and will be subject to risks related to all of the Company's businesses, assets and liabilities. The Company retains ownership and control of the assets and operations of WorldCom group and MCI group. Financial effects of either group that affect the Company's results of operations or financial condition could affect the results of operations or financial position of the other group or the market price of the other group's stock. Net losses of either WorldCom group or MCI group and any dividends or distributions on, or repurchases of, WorldCom stock or MCI stock will reduce Company funds legally available for dividends on WorldCom stock or MCI stock. As a result, the MCI group combined financial statements should be read along with the Company's consolidated financial statements.

     The combined financial statements of MCI group reflect the results of operations, financial position, changes in allocated net worth and cash flows of MCI group as if MCI group was a separate group for the periods presented. The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in allocated net worth and cash flows of MCI group had it been a separate, stand-alone group during the periods presented.

     For financial reporting purposes, the Company has attributed all of its consolidated assets, liabilities, shareholders' investment, revenues, expenses and cash flows to either WorldCom group or MCI group. The separate financial statements give effect to the intergroup allocation policies adopted by the Company. Allocation and related party transaction policies adopted by the Company's Board of Directors can be rescinded or amended or new policies may be adopted at the discretion of the Board of Directors, without any prior approval of shareholders, although no such changes are currently contemplated.

     As integrated businesses, the Company has not historically prepared separate financial statements of WorldCom group and MCI group. The combined financial statements of MCI group reflect certain assets, liabilities, revenues and expenses directly attributable to MCI group as well as allocations based on methodologies deemed reasonable by management; however, the costs of such allocated services charged between WorldCom group and MCI group may not necessarily be indicative of the costs that would have been incurred if WorldCom group and MCI group had performed these functions entirely as stand-alone entities. The Company's Board of Directors will have the ability to control transfers of funds or other assets between WorldCom group and MCI group. The financial statements of MCI group are presented to provide additional disclosure related to the underlying businesses that comprise MCI group. Management anticipates providing annual audited financial statements and unaudited interim financial statements prepared in accordance with United States generally accepted accounting principles ("GAAP") for MCI group as long as MCI stock is outstanding.

     The financial statements included herein, are unaudited and have been prepared in accordance with GAAP for interim financial reporting and Securities and Exchange Commission ("SEC") regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments (of a normal and recurring nature) which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. These combined financial statements should be read in conjunction with the Annual Report of the Company on Form 10-K for the year ended December 31, 1999 (the "Form 10-K"), the consolidated financial statements of the Company for the nine months ended September 30, 1999 and 2000, and the combined financial statements of MCI group for the year ended December 31, 1999. The results for the nine-month period ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000.

(B)  BUSINESS COMBINATIONS

     On October 5, 1999, the Company announced that it had entered into an Agreement and Plan of Merger dated as of October 4, 1999, which was amended and restated on March 8, 2000 (the "Sprint Merger Agreement"), with Sprint Corporation ("Sprint"). On July 13, 2000, the Company and Sprint announced that they had agreed to terminate the Sprint Merger Agreement, effective immediately.

     On September 5, 2000, the Company announced that it had entered into an Agreement and Plan of Merger dated as of September 1, 2000 (the "Intermedia Merger Agreement"), between the Company, Wildcat Acquisition Corp., a wholly owned subsidiary of the Company, and Intermedia Communications Inc. ("Intermedia"). As a result of the merger (the "Intermedia Merger"), the Company will acquire a controlling interest in Digex, Incorporated ("Digex"), a leading provider of managed web and application hosting services for some of the world's fastest growing companies.

     Under the Intermedia Merger Agreement, each outstanding share of Intermedia common stock will be exchanged for common stock, par value, $.01 per share of the Company ("Common Stock") valued at $39.00, subject to a collar. The actual number of shares of Common Stock to be exchanged for each share of Intermedia common stock will be determined based on the average closing price of Common Stock for 15 days randomly selected from the 30 trading days ending on the third trading day prior to closing, but will not be less than 0.8904 (if the average trading price of Common Stock exceeds $43.80) or more than 1.1872 (if the average trading price of Common Stock equals or is less than $32.85). If the Common Stock falls below $36.50, the Company may exercise a cash election right to cause the exchange ratio to be fixed at 1.0685 and pay the value in cash of the difference between what the exchange ratio otherwise would have been and 1.0685. On November 1, 2000, there were 54,724,625 shares of Intermedia common stock outstanding. Holders of Intermedia preferred stock, other than Intermedia series B preferred stock, will receive one share of a class or series of the Company's preferred stock, with substantially identical terms, which will be established in connection with the Intermedia Merger. The Intermedia Merger will be accounted for as a purchase.

     Consummation of the Intermedia Merger is subject to various conditions set forth in the Intermedia Merger Agreement, including adoption of the Intermedia Merger Agreement by stockholders of Intermedia, certain U.S. regulatory approvals and other customary conditions. It is anticipated that the Intermedia Merger will close in the first half of 2001.

(C)  EARNINGS PER SHARE

     After the implementation of the Recapitalization, the consolidated financial statements of the Company will present basic and diluted earnings per share for WorldCom stock and MCI stock using the two-class method. The two-class method is an earnings formula that determines the earnings per share for WorldCom stock and MCI stock according to participation rights in undistributed earnings. The combined interim financial statements of MCI group will not present earnings per share because MCI stock is a series of common stock of the Company and MCI group is not a legal group with a capital structure.

     For purposes of the consolidated financial statements of the Company, basic earnings per share for MCI stock will be computed by dividing net income for the period by the number of weighted-average shares of MCI stock then outstanding. Diluted earnings per share of MCI stock will be computed by dividing net income for the period by the weighted-average number of shares of MCI stock outstanding, including the dilutive effect of MCI stock equivalents.

(D)  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Interest paid by MCI group during the nine months ended September 30, 1999 and 2000, amounted to $365 million and $427 million, respectively. Income taxes paid during the nine months ended September 30, 1999 and 2000, totaled $40 million and $48 million, respectively.

     In conjunction with business combinations during the nine months ended September 30, 1999 and 2000, assumed assets and liabilities, including revisions to previously recorded acquisitions, were as follows (in millions):

                                                         1999       2000
                                                         ----       ----

     Fair value of assets acquired                       $ 94       $  -
     Excess of cost over net tangible assets              302          -
     acquired
     Liabilities assumed                                  (39)         -
     Net cash paid                                       $357       $  -
                                                         ====       ====

(E)  RECLASSIFICATIONs

     Revenues and line costs for prior periods reflect a classification change for reciprocal compensation and COBRA (central office based remote access) equipment sales which are now being treated as offsets to cost of sales. Previously, the Company recorded these items on a gross basis as revenue. Results for all periods have also been adjusted to reflect the elimination of small business and consumer PICC (primary interexchange carrier charges) from both revenues and line costs as a result of the Coalition for Affordable Local and Long Distance Services ("CALLS") legislation which eliminated single line PICC as of July 1, 2000. Operating income, net income available to common shareholders and the balance sheet are not affected by these reclassifications.

     The effects of these reclassifications on the accompanying combined statements of operations for the nine months ended September 30, 1999 and 2000 are as follows (in millions):

                                              New Presentation
                                              ----------------
                                           1999              2000
                                          -------          -------
           Revenues                       $11,938          $12,565
           Line costs                      $5,131           $5,312


                                              Old Presentation
                                              ----------------
                                           1999            2000
                                         -------          -------
           Revenues                      $12,554          $13,229
           Line costs                     $5,747           $5,976

(F)  SEGMENT INFORMATION

     Based on its organizational structure, MCI group operates in five reportable segments: Consumer, Wholesale, Alternative channels and small business, Dial-up Internet, and Operations and technology. MCI group's reportable segments represent business units that primarily offer similar products and services; however, the business units are managed separately due to the type and class of customer as well as the geographic dispersion of their operations. Consumer includes domestic voice communications services for consumer customers. Wholesale includes voice and data domestic communications services for wholesale customers. Alternative channels and small business includes domestic long distance voice and data, agents, prepaid calling cards and paging services provided to alternative wholesale and small business customers. Dial-up Internet includes dial-up Internet access services. Operations and technology includes network operations, information services, engineering and technology and customer services.

     The Company's chief operating decision-maker utilizes revenue information in assessing performance and making overall operating decisions and resource allocations. Communications services are generally provided utilizing the Company's network facilities, which do not make a distinction between the types of services. Profit and loss information is reported only on a combined basis to the chief operating decision-maker and the Company's Board of Directors.

     Information about MCI group's segments for the nine months ended September 30, 1999 and 2000, is as follows (in millions):

                                                           Revenues
                                                        From External
                                                          Customers
                                                  ------------------------
                                                    1999             2000
                                                  -------          -------
     Wholesale                                     $2,965           $2,655
     Consumer                                       5,594            5,893
     Alternative channels and small                 2,310            2,792
     business
     Dial-up Internet                               1,069            1,225
     Operations and technology                          -                -
     Corporate                                          -                -
                                                  -------          -------
          Total                                   $11,938          $12,565
                                                  =======          =======
                                      F-191

                                                       Selling General
                                                     and Administrative
                                                          Expenses
                                                      ------------------

                                                   1999             2000
                                                  ------           ------
     Wholesale                                      $116              $90
     Consumer                                      1,909            1,608
     Alternative channels and small                  403              392
     business
     Dial-up Internet                                191              188
     Operations and technology                       906              885
     Corporate                                       251              282
     Corporate - Other charges                         -              345
                                                  ------           ------
          Total                                   $3,776           $3,790
                                                  ======           ======

     The following is a reconciliation of the segment information to income before income taxes for the nine months ended September 30,
     1999 and 2000 (in millions):
                                                     1999              2000
                                                    ------           ------
      Revenues                                     $11,938          $12,565
     Operating expenses                              9,457            9,756
                                                    ------           ------
     Operating income                                2,481            2,809
     Other income (expense):
       Interest expense                               (379)            (381)
       Miscellaneous                                     5
                                                    ------           ------
     Income before income taxes                     $2,107           $2,428
                                                    ======           ======

(G)  LONG-TERM DEBT

     As of January 1, 1999, $6.0 billion of the Company's outstanding debt was notionally allocated to MCI group with the remaining balance of the Company's outstanding debt notionally allocated to WorldCom group. The Company's debt was allocated between WorldCom group and MCI group based upon a number of factors including estimated future cash flows and the ability to pay debt service and dividends. In addition, the Company considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity in the allocation process. Management believes that the initial allocation is equitable and supportable by both WorldCom group and MCI group. The debt allocated to MCI group will bear interest at a rate indicative of the rate at which MCI group would borrow from third parties if it was a wholly owned subsidiary of the Company but did not have the benefit of any guarantee by the Company. Interest rates will be calculated on a quarterly basis. For purposes of these historical financial statements, debt allocated to MCI group was determined to bear an interest rate equal to the weighted average interest rate of the Company. Interest allocated to WorldCom group will reflect the difference between the Company's actual interest expense and the interest expense charged to MCI group. MCI group's debt will increase or decrease by the amount of any net cash generated by, or required to fund, the group's operating activities, investing activities, share repurchases and other financing activities.

     The following table sets forth the outstanding debt of the Company as of September 30, 2000 (in millions):


     Commercial paper and credit facilities                         $3,703
     Floating rate notes due 2001 through 2002                       1,560
     7.88% - 8.25% Notes Due 2003-2010                               3,500
     6.13% - 6.95% Notes Due 2001-2028                               6,100
     7.13% - 7.75% Notes Due 2004-2027                               2,000
     8.88% - 9.38% Senior Notes Due 2004-2006                          672
     7.13% - 8.25% Senior Debentures due 2023-2027                   1,437
     6.13% - 7.50% Senior Notes Due 2004-2012                        1,936
     Capital lease obligations (maturing through 2002)                 437
     Other debt (maturing through 2008)                              1,644
                                                                  --------
                                                                    22,989
     Notional debt allocated to WorldCom group                     (16,989)
                                                                  --------
     Notional debt allocated to MCI group                           $6,000
                                                                  ========

     See Note H of the Company's interim consolidated financial statements for additional debt descriptions.

(H)  CONTINGENCIES

     MCI group shareholders are subject to all of the risks related to an investment in the Company and MCI group, including the effects of any legal proceedings and claims against WorldCom group.

     See Note I to the Company's interim consolidated financial statements for information related to the Company's contingencies.

(I)  RELATED PARTY TRANSACTIONS

     See Note J to the Company's interim consolidated financial statements for information pertaining to the Company's related party transactions.

(J)  RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). In June 2000, the SEC issued an amendment to SAB 101 which allows registrants to wait until the fourth quarter of their fiscal year beginning after December 15, 1999 to implement SAB 101. SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. The deferral of telecommunications service activation fees and certain related costs are specifically addressed in SAB 101. The Company is currently assessing the impact of SAB 101 on its consolidated results of operations and financial position and there can be no assurance as to the effect on the MCI group's combined financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. This statement is currently effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively, although earlier adoption is encouraged. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the Company's election, before January 1, 1998). The Company believes that the adoption of this standard will not have a material effect on MCI group's combined results of operations or financial position.

(K)  SUBSEQUENT EVENT

     On November 1, 2000, the Company announced the Recapitalization proposal as more fully discussed in Note A to these interim combined financial statements.

     The Company intends to initially pay a quarterly dividend of approximately $75 million ($300 million per year) on the MCI stock. MCI group will initially be allocated notional debt of $6 billion and the remaining Company debt will be allocated on a notional basis to WorldCom group. The Company will report separate financial results for WorldCom group and MCI group in addition to the consolidated Company results. The Company does not expect that this transaction will have any impact on its credit ratings.

     Voting rights of WorldCom group and MCI group shareholders will be prorated based on the relative market values of WorldCom stock and MCI stock. The Company will conduct shareholder meetings that encompass all holders of voting stock. WorldCom group and MCI group shareholders will vote together as a single class on all matters brought to a vote of shareholders, including the election of the Company's directors.

     The Company's Board of Directors may convert each outstanding share of MCI stock into shares of WorldCom stock at 110% of the relative trading value of MCI stock for the 20 days prior to the announcement of the conversion. No premium will be paid on a conversion that occurs three years after the issuance of MCI stock.


     If all or substantially all of the WorldCom group or MCI group attributed assets are sold, the relevant shareholders will receive either: (i) a distribution equal to the fair value of the net proceeds of the sale, either by special dividend or by redemption of shares; or (ii) a number of shares of the Company's stock having been calculated in accordance with a predetermined conversion premium.

     The Company expects to hold its shareholder meeting to vote on the tracking stock plan in the first half of 2001, and to effect the implementation of the Recapitalization shortly after shareholder approval. No regulatory approvals are expected to be required.

                                                                  ANNEX I


                             ARTICLES OF AMENDMENT
                                 TO THE SECOND
                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                               OF WORLDCOM, INC.

     1.  The name of the Corporation is WorldCom, Inc.

     2. Effective the date hereof, Section A of Article Four of the Second Amended and Restated Articles of Incorporation of the Corporation is hereby amended by deleting the text thereof and substituting therefor the text of the amendments attached hereto as Exhibit A.

     3. All other provisions of the Second Amended and Restated Articles of Incorporation shall remain in full force and effect.

     4. The provisions of Section A of Article Four of the Second Amended and Restated Articles of Incorporation were duly approved by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Georgia Business
         Corporation Code on the        day of                       ,
         2001.

     5. The provisions of Section A of Article Four of the Second Amended and Restated Articles of Incorporation were duly adopted and authorized by the Board of Directors of the Corporation on
                                  , 2001.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer, this
             day of               , 2001.

                                         WORLDCOM, INC.


                                         By:________________________
                                            Name:
                                            Title:

                                                                EXHIBIT A

         A. COMMON STOCK. There shall be two series of common stock created, having the number of shares and the voting powers, preferences, designations, rights, qualifications, limitations or restrictions set forth below:

              (i) WORLDCOM STOCK. One series of common stock of the Corporation is hereby created and designated as "WorldCom, Inc. -- WorldCom Group Common Stock" ("WorldCom Stock") consisting of shares.

              (ii) MCI STOCK. One series of common stock of the Corporation is hereby created and designated as "WorldCom, Inc. -- MCI Group
     Common Stock" ("MCI Stock") consisting of            shares.

              (iii) Upon the date on which this Section A of Article 4 shall become effective, and without any further action on the part of the Corporation or its stockholders, each share of the Corporation's common stock, par value $0.01 per share, that is issued and outstanding shall be changed into one share of WorldCom Stock and 1/25 (0.04) of a share of MCI Stock.

              (iv) For the purpose of making "lawful and adequate provision" to implement the existing right of the holders of the Company's Series
     B Convertible Preferred Stock to acquire and receive upon the conversion of the Series B Convertible Preferred Stock such shares of stock issuable with respect to or in exchange for each outstanding share of the Company's "Common Stock" (as such term is defined in Exhibit B to these Second Amended and Restated Articles of Incorporation) as would have been received upon conversion of the Series B Convertible Preferred Stock at the "Conversion Rate"
     (as such term is defined in Section 5(a) of said Exhibit B) then in effect, all references to a share of "Common Stock" of the Company in Section 5 and Section 7 of Exhibit B shall be deemed, from and after the date on which this Section A of Article 4 shall become effective, to refer to one share of WorldCom Stock and 0.04 of a share of MCI Stock (or such other number and designation of shares as may then be applicable following lawful adjustment pursuant to
     Section 6 of Exhibit B).

                SECTION 1.  DISTRIBUTIONS AND SHARE DIVIDENDS.   Subject to
     the prior and superior or other rights of the holders of the preferred stock or any other shares of the Corporation and subject to the limitations provided for below in this Section 1, distributions and share dividends may be declared and paid upon either series of common stock, as the board of directors may determine and with the effects provided for in these Second Amended and Restated Articles of Incorporation.

         (A) DISTRIBUTIONS ON WORLDCOM STOCK. Distributions on WorldCom Stock may be declared and paid only out of the lesser of:

              (i)  the funds legally available for that purpose; and

              (ii)  the WorldCom Group Available Distribution Amount.

         (B) DISTRIBUTIONS ON MCI STOCK. Distributions on MCI Stock may be declared and paid only out of the lesser of:

              (i)  the funds legally available for that purpose; and

              (ii)  the MCI Group Available Distribution Amount.

         (C)  ADDITIONAL LIMITATIONS ON DISTRIBUTIONS AND SHARE DIVIDENDS.
     The board of directors may declare and pay share dividends of WorldCom Stock and MCI Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of WorldCom Stock or MCI Stock) or distributions of assets (including securities) or properties attributed to the WorldCom Group or the MCI Group on shares of common stock only as follows or as permitted by Section 4:

              (i) on shares of WorldCom Stock-share dividends of WorldCom Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of WorldCom Stock) or distributions of assets (including securities) or properties attributed to the WorldCom Group;

              (ii) on shares of MCI Stock-share dividends of MCI Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of MCI Stock) or distributions of assets (including securities) or properties attributed to the MCI Group;

              (iii) on shares of MCI Stock-share dividends of WorldCom Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of WorldCom Stock), but only if (x) the MCI Group is a Holder Group holding an Inter-Group Interest in the WorldCom Group and (y) the sum of:

                   (1) the number of shares of WorldCom Stock to be so issued (or the number of such shares that would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued); and

                   (2) the number of shares of WorldCom Stock that are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed as a liability to, or an equity interest in, the MCI Group is less than or equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the WorldCom Group held by the MCI Group;

              (iv) on shares of WorldCom Stock-share dividends of MCI Stock (or distributions of Convertible Securities convertible into or exchangeable or exercisable for shares of MCI Stock), but only if
         (x) the WorldCom Group is a Holder Group holding an Inter-Group Interest in the MCI Group and (y) the sum of:

                   (1) the number of shares of MCI Stock to be so issued (or the number of such shares that would be issuable upon conversion, exchange or exercise of any Convertible Securities to be so issued); and

                   (2) the number of shares of MCI Stock that are issuable upon conversion, exchange or exercise of any Convertible Securities then outstanding that are attributed as a liability to, or an equity interest in, the WorldCom Group is less than or equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the MCI Group held by the WorldCom Group;

              (v) on shares of MCI Stock-distributions of assets (including securities) or properties attributed as an asset to the WorldCom Group, but only if the number or amount of such assets (including securities) or properties to be so paid is less than or equal to the product of:

                   (1) the number or amount of such assets (including securities) or properties to be paid concurrently to holders of outstanding WorldCom Stock; and

                   (2) a fraction (which may be greater than one), the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the WorldCom Group held by the MCI Group and the denominator of which is equal to the number of outstanding shares of WorldCom Stock, in each case, on the record date for such distribution; and

              (vi) on shares of WorldCom Stock-distributions of assets (including securities) or properties attributed as an asset to the MCI Group, but only if the number or amount of such assets (including securities) or properties to be so paid is less than or equal to the product of:

                   (1) the number or amount of such assets (including securities) or properties to be paid concurrently to holders of outstanding MCI Stock; and

                   (2) a fraction (which may be greater than one), the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the MCI Group held by the WorldCom Group and the denominator of which is equal to the number of outstanding shares of MCI Stock, in each case, on the record date for such distribution.

              For purposes of this Section 1(C), any outstanding Convertible Securities that are convertible into or exchangeable or exercisable for any other Convertible Securities which are themselves convertible into or exchangeable or exercisable for any series of common stock (or other Convertible Securities that are so convertible, exchangeable or exercisable) shall be deemed to have been converted, exchanged or exercised in full for such Convertible Securities.

         (D) DISCRIMINATION BETWEEN SERIES OF COMMON STOCK. The board of directors, subject to the provisions of this Section 1, may at any time declare and pay distributions and share dividends exclusively on WorldCom Stock or exclusively on MCI Stock, in equal or unequal amounts, notwithstanding the relationship between the Available Distribution Amount with respect to either Group, the amount of distributions and share dividends previously declared or paid on either series, the respective voting or liquidation rights of either series or other factor.

         SECTION 2.  VOTING RIGHTS.

         (A) GENERAL. Except as otherwise provided by law, by the terms of any outstanding preferred stock or by any provision in these Second Amended and Restated Articles of Incorporation allocating the power to vote on a specified matter to other shareholders or in a different manner, the common stock shall together have unlimited voting rights. Both series of common stock shall vote on all matters together as a single voting group, except as otherwise provided by law or by any provision in these Second Amended and Restated Articles of Incorporation.

         (B) NUMBER OF VOTES FOR EACH SERIES OF COMMON STOCK. On each matter to be voted on by the holders of each series of common stock voting together as a single voting group, the number of votes per share of each series shall be as follows:

              (i) each outstanding share of WorldCom Stock shall have one vote; and

              (ii) each outstanding share of MCI Stock shall have a number of votes (including a fraction of one vote) equal to the quotient, rounded to the nearest 1/10,000 (.0001), of (1) the average Market Value of one share of MCI Stock during the 20-Trading Day period ending on the tenth Trading Day prior to the record date for determining the shareholders entitled to vote, divided by (2) the average Market Value of one share of WorldCom Stock during such 20-Trading Day period.

     Notwithstanding the foregoing provisions of this Section 2(B), if shares of only one series of common stock are outstanding on the record date for determining the holders of common stock entitled to vote on any matter, then each share of that series shall be entitled to one vote and, if either series of common stock is entitled to vote as a separate voting group with respect to any matter, each share of that series shall, for the purpose of such vote, be entitled to one vote on such matter.

         SECTION 3.  LIQUIDATION RIGHTS.

         (A) GENERAL. In the event of any voluntary or involuntary dissolution of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for any outstanding preferred stock and any other shares prior and superior to common stock as to payments upon dissolution (regardless of the Group to which such shares are attributed), the holders of WorldCom Stock and MCI Stock shall be entitled to receive the net assets of the Corporation remaining for distribution to holders of the common stock (regardless of the Group to which such assets are then attributed) in an amount determined on a per share basis in proportion to the liquidation units per share of such series.

              For purposes of this Section 3, neither (x) the voluntary sale, lease, exchange or other disposition of all or substantially all of the property or assets of the Corporation; (y) a merger of the Corporation or a share exchange by the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such merger or the acquiring company in such share exchange); nor (z) any transaction or event pursuant to

     Section 4 shall be deemed a voluntary or involuntary dissolution of the Corporation.

         (B) LIQUIDATION UNITS FOR EACH SERIES OF COMMON STOCK. The liquidation units per share of each series of common stock shall be as follows:

              (i) each share of WorldCom Stock shall have one liquidation unit; and

              (ii) each share of MCI Stock shall have 1/25 of one liquidation unit.

     provided that, if the Corporation shall in any manner subdivide (by stock split, reclassification or otherwise) or combine (by reverse stock split, reclassification or otherwise) the outstanding shares of either series of common stock, or declare and pay a share dividend of either series of common stock to holders of such series, the per share liquidation units of the series of common stock, as adjusted from time to time, shall be appropriately adjusted, as determined by the board of directors, so as to avoid any dilution in the aggregate, relative liquidation rights of the shares of either series of common stock.

         SECTION 4. SPECIAL DISTRIBUTIONS ON, AND CONVERSION OR REDEMPTION OF, WORLDCOM STOCK AND MCI STOCK.

         (A) SPECIAL DISTRIBUTIONS ON, AND CONVERSION OR REDEMPTION OF, WORLDCOM STOCK IF A DISPOSITION OF ALL OR SUBSTANTIALLY ALL ASSETS OF THE WORLDCOM GROUP OCCURS. (i) In the event of the Disposition, in one transaction or a series of related transactions (other than in one or a series of Excluded Transactions), by the Corporation and/or its subsidiaries of all or substantially all of the businesses, assets, properties and liabilities attributed to the WorldCom Group, the Corporation shall, on or prior to the 120th Trading Day after the Disposition Date, as determined by the board of directors in its sole discretion:

                   (1) provided that there are funds legally available for the purpose:

                        (a) subject to compliance with Section 1, pay to the holders of the shares of WorldCom Stock a distribution pro rata in accordance with the number of shares of WorldCom Stock held by each such holder in cash and/or securities or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                             (x)  the Outstanding Interest Fraction with
                        respect to WorldCom Stock as of the record date for determining holders entitled to receive such distribution; and

                             (y) the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

                        (b) (I)  subject to the last sentence of this
                   Section 4(A)(i), if such Disposition involves all (not merely substantially all) of the businesses, assets, properties and liabilities attributed to the WorldCom Group, redeem or exchange as of the Redemption Date, determined as provided by Section 4(G)(iii)(2), all outstanding shares of WorldCom Stock in exchange for, on a pro rata basis, cash and/or securities (other than shares of a series of common stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                             (x)  the Outstanding Interest Fraction with
                        respect to WorldCom Stock as of the record date for determining holders entitled to receive such distribution; and

                             (y) the Fair Value of the Disposition Date of the Net Proceeds of such Disposition; or

                          (II) subject to the last sentence of this Section 4(A)(i), if such Disposition involves substantially all (but not all) of the businesses, assets, properties and liabilities attributed to the WorldCom Group, redeem or exchange as of the Redemption Date, determined as provided by Section 4(G)(iv)(2), the number of whole shares of WorldCom Stock equal to the lesser of:

                             (x)  the number of shares of WorldCom Stock
                        outstanding; and

                             (y) such number of shares of WorldCom Stock as have in the aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the 51st Trading Day immediately succeeding the Disposition Date closest to the product of:

                                  (AA)  the Outstanding Interest Fraction with
                             respect to WorldCom Stock as of the record date for determining such shares selected for redemption or exchange; and

                                  (BB)   the Fair Value as of the Disposition
                             Date of the Net Proceeds of such Disposition,

     in exchange for, on a pro rata basis, cash and/or securities (other than shares of a series of the Corporation's common stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such product; or

                   (2) declare that each outstanding share of MCI Stock shall be converted as of the Conversion Date, determined as provided by
              Section 4(G)(v)(2), into a number of fully paid and nonassessable shares of WorldCom Stock, equal to the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of MCI Stock over the period of ten consecutive Trading Days beginning on the 51st Trading Day following the Disposition Date to the average Market Value of one share of WorldCom Stock during such ten-Trading Day period.

     Notwithstanding the foregoing provisions of this Section 4(A)(i), the Corporation shall redeem or exchange shares of WorldCom Stock as provided by Section 4(A)(i)(1)(b)(I) or (II) only if the amount to be paid in redemption or exchange of such stock is less than or equal to the WorldCom Group Available Distribution Amount as of the Redemption Date.

              (ii)  For purposes of this Section 4(A):

                   (1) as of any date, "substantially all of the businesses, assets, properties and liabilities" attributed to the WorldCom Group shall mean a portion of such businesses, assets, properties and liabilities that represents at least 80% of the Fair Value of the businesses, assets, properties and liabilities attributed to the WorldCom Group as of such date;

                   (2) in the case of a Disposition of the businesses, assets, properties and liabilities attributed to the WorldCom Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

                   (3) the board of directors may pay any distribution or redemption price referred to in Section 4(A)(i)(1) in cash, securities (other than shares of a series of the Corporation's common stock) or other property, regardless of the form or nature of the proceeds of the Disposition.

              (iii) After the payment of any distribution or redemption price with respect to the WorldCom Stock as provided for by Section 4(A)(i)(1), the board of directors may declare that each share of WorldCom Stock remaining outstanding shall be converted as of a Conversion Date, determined as provided by Section 4(G)(v)(2), into a number of fully paid and nonassessable shares of MCI
         Stock equal to the ratio, rounded to the nearest 1/10,000
         (.0001), of the average Market Value of one share of WorldCom
         Stock during the period of 20 consecutive Trading Days ending on the fifth Trading Day immediately preceding the date of the notice of such conversion required by Section 4(G)(v) to the average Market Value of one share of MCI Stock during such 20-Trading Day period.

         (B) SPECIAL DISTRIBUTIONS ON, AND CONVERSION AND REDEMPTION OF, MCI STOCK IF A DISPOSITION OF ALL OR SUBSTANTIALLY ALL ASSETS OF THE MCI GROUP OCCURS. (i) In the event of the Disposition, in one transaction or a series of related transactions (other than in one or a series of Excluded Transactions), by the Corporation and/or its subsidiaries of all or substantially all of the businesses, assets, properties and liabilities attributed to the MCI Group, the Corporation shall, on or prior to the 120th Trading Day after the Disposition Date, as determined by the board of directors in its sole discretion:

                   (1) provided that there are funds legally available for the purpose:

                        (a) subject to compliance with Section 1, pay to the holders of the shares of MCI Stock a distribution pro rata in accordance with the number of shares of MCI Stock held by each such holder, in cash and/or securities or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                             (x)  the Outstanding Interest Fraction with
                        respect to MCI Stock as of the record date for determining holders entitled to receive such distribution; and

                             (y) the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

                        (b) (I)  subject to the last sentence of this Section
                   4(B)(i), if such Disposition involves all (not merely substantially all) of the businesses, assets, properties and liabilities attributed to the MCI Group, redeem or exchange as of the Redemption Date, determined as provided by Section 4(G)(iii)(2), all outstanding shares of MCI Stock in exchange for, on a pro rata basis, cash and/or securities (other than shares of a series of common stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to the product of:

                             (x)  the Outstanding Interest Fraction with
                        respect to MCI Stock as of such Redemption Date; and

                             (y) the Fair Value as of the Disposition Date of the Net Proceeds of such Disposition; or

                        (II) subject to the last sentence of this Section 4(B)(i), if such Disposition involves substantially all (but not all) of the businesses, assets, properties and liabilities attributed to the MCI Group, redeem or exchange as of the Redemption Date, determined as provided by Section 4(G)(iv)(2), the number of whole shares of MCI Stock equal to the lesser of:

                             (x)  the number of shares of MCI Stock
                        outstanding; and

                             (y)  such number of MCI Stock as have in the
                        aggregate an average Market Value during the period of ten consecutive Trading Days beginning on the 51st Trading Day immediately succeeding the Disposition Date closest to the product of:

                                  (AA)  the Outstanding Interest Fraction with
                             respect to MCI Stock as of the record date for determining such shares selected for redemption or exchange; and

                                  (BB)  the Fair Value as of the Disposition
                             Date of the Net Proceeds of such Disposition,

         in exchange for, on a pro rata basis, cash and/or securities (other than shares of a series of the Corporation's common stock) or other property having a Fair Value as of the Disposition Date in the aggregate equal to such product; or

                   (2) declare that each outstanding share of MCI Stock shall be converted as of the Conversion Date, determined as provided by
              Section 4(G)(v)(2), into a number of fully paid and nonassessable shares of WorldCom Stock equal to 110% (if the disposition is consummated within three years of the date of the Initial Issuance Date or 100% thereafter), of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of MCI Stock over the period of ten consecutive Trading Days beginning on the 51st Trading Day following the Disposition Date to the average Market Value of one share of WorldCom Stock during such ten-Trading Day period.

     Notwithstanding the foregoing provisions of this Section 4(B)(i), the Corporation shall redeem or exchange shares of MCI Stock as provided by Section 4(B)(i)(1)(b)(I) or (II) only if the amount to be paid in redemption or exchange of such stock is less than or equal to the MCI Group Available Distribution Amount as of the Redemption Date.

              (ii)  For purposes of this Section 4(B):

                   (1) as of any date, "substantially all of the businesses, assets, properties and liabilities" attributed to the MCI Group shall mean a portion of such businesses, assets, properties and liabilities that represents at least 80% of the Fair Value of the businesses, assets, properties and liabilities attributed to the MCI Group as of such date;

                   (2) in the case of a Disposition of the businesses, assets, properties and liabilities attributed to the MCI Group in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions; and

                   (3) the board of directors may pay any distribution or redemption price referred to in Section 4(B)(i)(1) in cash, securities (other than shares of a series of the Corporation's common stock) or other property, regardless of the form or nature of the proceeds of the Disposition.

         (C) CONVERSION OF MCI STOCK AT CORPORATION'S OPTION AT ANY TIME OR IF A TAX EVENT OCCURS. (i) The Board of Directors may at any time declare that each outstanding share of MCI Stock shall be converted, as of the Conversion Date, determined as provided by Section 4(G)(v)(2), into a number of fully paid and nonassessable shares of WorldCom Stock, equal to the applicable percentage set forth in the following sentence of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market

     Value of one share of MCI Stock over the period of 20 consecutive Trading Days ending on the fifth Trading Day immediately preceding the date of the notice of conversion required by Section 4(G)(v) to the average Market Value of one share of WorldCom Stock during such 20-Trading Day period. The applicable percentage referred to in the preceding sentence shall equal:

                   (1) prior to the third anniversary of the Initial Issuance Date, 110%; and

                   (2) on or after the third anniversary of the Initial Issuance Date, 100%.

              (ii) If a Tax Event occurs, the board of directors may at any time declare that each outstanding share of MCI Stock shall be converted, as of the Conversion Date, determined as provided by
         Section 4(G)(v)(2), into a number of fully paid and nonassessable shares of WorldCom Stock equal to 100% of the ratio, rounded to the nearest 1/10,000 (.0001), of the average Market Value of one share of MCI Stock over the period of 20 consecutive Trading Days ending on the fifth Trading Day immediately preceding the date of the notice of conversion required by Section 4(G)(v) to the average Market Value of one share of WorldCom Stock or Additional Group Stock, as applicable, during such 20-Trading Day period.

         (D) REDEMPTION OF WORLDCOM STOCK FOR WORLDCOM SUBSIDIARY STOCK. At any time at which all of the businesses, assets, properties and liabilities attributed to the WorldCom Group (and no other businesses, assets, properties or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of the Corporation (each, a "WorldCom Subsidiary"), the board of directors may, subject to the satisfaction of such conditions that it determines are appropriate, provided that there are funds legally available for the purpose:

              (i) if neither Group holds an Inter-Group Interest in the other Group, redeem or exchange all of the outstanding shares of WorldCom Stock, on a Redemption Date of which notice is delivered in accordance with Section 4(G)(vi), in exchange for all of the shares of common stock of each WorldCom Subsidiary as will be outstanding immediately following such exchange of shares; such shares of common stock of each WorldCom Subsidiary shall be delivered to the holders of shares of WorldCom Stock on the Redemption Date either directly or indirectly through the delivery of shares of another WorldCom Subsidiary that owns directly or indirectly all such shares, and shall be divided among the holders of WorldCom Stock pro rata in accordance with the number of shares of WorldCom Stock held by each such holder on such Redemption Date; each share of common stock of such WorldCom Subsidiary shall be, upon such delivery, fully paid and nonassessable;

              (ii) if the MCI Group holds an Inter-Group Interest in the WorldCom Group, redeem or exchange all of the outstanding shares of WorldCom Stock, on a Redemption Date of which notice is delivered in accordance with Section 4(G)(vi), in exchange for the number of shares of common stock of each WorldCom Subsidiary equal to the product of:

                             (x)  the Outstanding Interest Fraction with
                        respect to WorldCom Stock; and

                             (y) the number of shares of common stock of such WorldCom Subsidiary as will be outstanding immediately following such exchange of shares;

         such shares of common stock of each WorldCom Subsidiary shall be delivered to the holders of shares of WorldCom Stock on the Redemption Date either directly or indirectly through the delivery of shares of another WorldCom Subsidiary that owns directly or indirectly all such shares, and shall be divided among the holders of WorldCom Stock pro rata in accordance with the number of shares of WorldCom Stock held by each such holder on such Redemption Date; each share of common stock of such WorldCom Subsidiary shall be, upon such delivery, fully paid and nonassessable; or

              (iii) if the WorldCom Group holds an Inter-Group Interest in the MCI Group, either:

                   (1) redeem or exchange all of the outstanding shares of WorldCom Stock, on a Redemption Date of which notice is delivered in accordance with Section 4(G)(vi), in exchange for:

                        (a) all of the shares of common stock of each WorldCom Subsidiary as will be outstanding immediately following such exchange of shares; and

                        (b) with respect to the MCI Group, a number of shares of MCI Stock equal to the related Number of Shares Issuable with Respect to the Inter-Group Interest in the MCI Group held by the WorldCom Group;

         such shares of common stock of each WorldCom Subsidiary shall be delivered to the holders of shares of WorldCom Stock on the Redemption Date either directly or indirectly through the delivery of shares of another WorldCom Subsidiary that owns directly or indirectly all such shares, and the shares of common stock of each WorldCom Subsidiary and the shares of MCI Stock equal to the related Number of Shares Issuable with Respect to the Inter-Group Interest in the MCI Group held by the WorldCom Group shall be divided among the holders of WorldCom Stock pro rata in accordance with the number of shares of WorldCom Stock held by each such holder on such Redemption Date; each share of common stock of each WorldCom Subsidiary and share of MCI Stock in respect of such Number of Shares Issuable with Respect to the Inter-Group Interest shall be, upon such delivery, fully paid and nonassessable; or

                   (2) (a) redeem or exchange all of the outstanding shares of
              WorldCom Stock as contemplated by clause (1)(a) above and
              (b) issue to one or more of the WorldCom Subsidiaries a number of shares of MCI Stock equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the MCI Group held by the WorldCom Group.

         (E) REDEMPTION OF MCI STOCK FOR MCI SUBSIDIARY STOCK. At any time at which all of the businesses, assets, properties and liabilities attributed to the MCI Group (and no other businesses, assets, properties or liabilities of the Corporation or any subsidiary thereof) are held directly or indirectly by one or more wholly owned subsidiaries of the Corporation (each, a "MCI Subsidiary"), the Board of Directors may, subject to the satisfaction of such conditions that it determines are appropriate, provided that there are funds legally available for the purpose:

              (i) if neither Group holds an Inter-Group Interest in the other Group, redeem or exchange all of the outstanding shares of MCI Stock, on a Redemption Date of which notice is delivered in accordance with
         Section 4(G)(vi), in exchange for all of the shares of common stock of each MCI Subsidiary as will be outstanding immediately following such exchange of shares; such shares of common stock of each MCI Subsidiary shall be delivered to the holders of shares of MCI Stock on the Redemption Date either directly or indirectly through the delivery of shares of another MCI Subsidiary that owns directly or indirectly all such shares, and shall be divided among the holders of MCI Stock pro rata in accordance with the number of shares of MCI Stock held by each such holder on such Redemption Date; each share of common stock of such MCI Subsidiary shall be, upon such delivery, fully paid and nonassessable;

              (ii) if the WorldCom Group holds an Inter-Group Interest in the MCI Group, redeem or exchange all of the outstanding shares of MCI Stock, on a Redemption Date of which notice is delivered in accordance with Section 4(G)(vi), in exchange for the number of shares of common stock of each MCI Subsidiary equal to the product of:

                             (x)  the Outstanding Interest Fraction with
                        respect to MCI Stock; and

                             (y) the number of shares of common stock of such MCI Subsidiary as will be outstanding immediately following such exchange of shares;

         such shares of common stock of each MCI Subsidiary shall be delivered to the holders of shares of MCI Stock on the Redemption Date either directly or indirectly through the delivery of shares of another MCI Subsidiary that owns directly or indirectly all such shares, and shall be divided among the holders of MCI Stock pro rata in accordance with the number of shares of MCI Stock held by each such holder on such Redemption Date; each share of common stock of such MCI Subsidiary shall be, upon such delivery, fully paid and nonassessable; or

              (iii) if the MCI Group holds an Inter-Group Interest in the WorldCom Group, either:

                   (1) redeem or exchange all of the outstanding shares of MCI Stock, on a Redemption Date of which notice is delivered in accordance with Section 4(G)(vi), in exchange for:

                        (a) all of the shares of common stock of each MCI Subsidiary as will be outstanding immediately following such exchange of shares; and

                        (b) with respect to the WorldCom Group, a number of shares of WorldCom Stock equal to the related Number of Shares Issuable with Respect to the Inter-Group Interest in the WorldCom Group held by the MCI Group;

         such shares of common stock of each MCI Subsidiary shall be delivered to the holders of shares of MCI Stock on the Redemption Date either directly or indirectly through the delivery of shares of another MCI Subsidiary that owns directly or indirectly all such shares, and the shares of common stock of each MCI Subsidiary and the shares of common stock of each series equal to the related

         Number of Shares Issuable with Respect to the Inter-Group Interest in the WorldCom Group held by the MCI Group shall be divided among the holders of MCI Stock pro rata in accordance with the number of shares of MCI Stock held by each such holder on such Redemption Date; each share of common stock of each MCI Subsidiary and share of common stock in respect of such Number of Shares Issuable with Respect to the Inter-Group Interest shall be, upon such delivery, fully paid and nonassessable; or

                   (2) (a) redeem or exchange all of the outstanding shares of
              MCI Stock as contemplated by clause (1)(a) above and (b) issue to one or more of the MCI Subsidiaries a number of shares of WorldCom Stock equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in the WorldCom Group held by the MCI Group.

         (F) TREATMENT OF CONVERTIBLE SECURITIES. After any Redemption Date or Conversion Date on which all outstanding shares of either WorldCom Stock or MCI Stock are redeemed or converted, any share of any series of common stock of the Corporation that is to be issued on exchange, conversion or exercise of any Convertible Securities shall, immediately upon such exchange, conversion or exercise and without any notice from or to, or any other action on the part of, the Corporation or its board of directors or the holder of such Convertible Security:

              (i) in the event the shares of such series of common stock outstanding on such Redemption Date were redeemed pursuant to
         Section 4(A)(i)(1)(b)(I), Section 4(B)(i)(1)(b)(I), Section 4(D) or
         Section 4(E), be redeemed, to the extent of funds legally available therefor, for $.01 per share in cash for each share of such series of common stock that otherwise would be issued upon such exchange, conversion or exercise; or

              (ii) in the event the shares of such series of common stock outstanding on such Conversion Date were converted into shares of another series of common stock pursuant to Section 4(A)(i)(2),
         Section 4(A)(iii), Section 4(B)(i)(2) or Section 4(C), be converted into the amount of cash and/or the number of shares of the kind of capital stock and/or other securities or property of the Corporation that shares of such series of common stock would have received had such shares been converted and outstanding on such Conversion Date.

     The provisions of the immediately preceding sentence of this
     Section 4 shall not apply to the extent that other adjustments or alternative provisions in respect of such conversion, exchange or redemption of a series of common stock are otherwise made or applied pursuant to the provisions of such Convertible Securities.

         (G) NOTICE AND OTHER PROVISIONS. (i) Not later than the 45th Trading Day following the Disposition Date referred to in Section 4(A)(i) (in the case of WorldCom Stock) or Section 4(B)(i) (in the case of MCI Stock), the Corporation shall announce publicly by press release:

                   (1)  the Net Proceeds of such Disposition;

                   (2) the number of shares outstanding of the series of common stock relating to the Group subject to such Disposition;

                   (3) the number of shares of such series of common stock into or for which Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

                   (4) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the series of common stock relating to such Group on the date of such notice.

     Not earlier than the 61st Trading Day and not later than the 65th Trading Day following the Disposition Date, the Corporation shall announce publicly by press release which of the actions specified in Section 4(A)(i) or Section 4(B)(i), as the case may be, it has irrevocably determined to take in respect of such Disposition.

              (ii) If the Corporation determines to pay a distribution pursuant to Section 4(A)(i)(1)(a) (in the case of WorldCom Stock) or
         Section 4(B)(i)(1)(a) (in the case of MCI Stock), the Corporation shall, not later than the 65th Trading Day following the Disposition Date, cause notice to be given to each holder of shares of the series of common stock relating to the Group subject to such Disposition and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such series of common stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth:

                   (1) the record date for determining holders entitled to receive such distribution, which shall be not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice;

                   (2) the anticipated payment date of such distribution (which shall not be more than 120 Trading Days following the Disposition Date);

                   (3) the type of property to be paid as such distribution in respect of the outstanding shares of such series of common stock;

                   (4)  the Net Proceeds of such Disposition;

                   (5) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the series of common stock relating to such Group on the date of such notice;

                   (6) the number of outstanding shares of such series of common stock and the number of shares of such series of common stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

                   (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive such distribution only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence.

              (iii) If the Corporation determines to undertake a redemption pursuant to Section 4(A)(i)(1)(b)(I) (in the case of WorldCom Stock) or Section 4(B)(i)(1)(b)(I) (in the case of MCI Stock), the Corporation shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Redemption Date, cause notice to be given to each holder of shares of the series of common stock relating to the Group subject to the Disposition referred to in such Section and to each holder of Convertible Securities convertible into or exchangeable or exercisable for shares of such series of common stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth:

                   (1) a statement that all shares of such series of common stock outstanding on the Redemption Date shall be redeemed;

                   (2) the Redemption Date (which shall not be more than 120 Trading Days following the Disposition Date);

                   (3) the type of property in which the redemption price for the shares of such series of common stock to be redeemed is to be paid;

                   (4)  the Net Proceeds of such Disposition;

                   (5) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the series of common stock relating to such Group on the date of such notice;

                   (6) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of cash and/or securities or other property;

                   (7) the number of outstanding shares of such series of common stock and the number of shares of such series of common stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof;

                   (8) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to participate in such redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date referred to in clause (1) of this sentence and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 4 if such holder thereafter converts, exchanges or exercises such Convertible Securities; and

                   (9) a statement to the effect that, except as otherwise provided by Section 4(G)(x), distributions on shares of such series of common stock shall cease to be paid as of such Redemption Date.

              (iv) If the Corporation determines to undertake a redemption pursuant to Section 4(A)(i)(1)(b)(II) (in the case of WorldCom Stock) or Section 4(B)(i)(1)(b)(II) (in the case of MCI Stock), the Corporation shall, not later than the 65th Trading Day following the Disposition Date referred to in such Section, cause notice to be given to each holder of shares of the series of common stock relating to the Group subject to such Disposition and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such series of common stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth:

                   (1) a date not earlier than the tenth Trading Day and not later than the 20th Trading Day following the date of such notice on which shares of such series of common stock shall be selected for redemption;

                   (2) the anticipated Redemption Date (which shall not be more than 120 Trading Days following the Disposition Date);

                   (3) the type of property in which the redemption price for the shares of such series of common stock to be redeemed is to be paid;

                   (4)  the Net Proceeds of such Disposition;

                   (5) if applicable for the Group subject to such Disposition, the Outstanding Interest Fraction for the series of common stock relating to such Group on the date of such notice;

                   (6) the number of outstanding shares of such series of common stock and the number of shares of such series of common stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof;

                   (7) in the case of notice to be given to holders of Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be eligible to participate in such selection for redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the record date referred to in clause (1) of this sentence, and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 4 if such holder thereafter converts, exchanges or exercises such Convertible Securities; and

                   (8) a statement that the Corporation will not be required to register a transfer of any shares of such series of common stock for a period of 15 Trading Days next preceding the date referred to in clause (1) of this sentence.

     Promptly following the date referred to in clause (1) of the preceding sentence, the Corporation shall cause a notice to be given to each holder of record of shares of such series of common stock to be redeemed setting forth:

                   (1) the number of shares of such series of common stock held by such holder to be redeemed;

                   (2) a statement that such shares of such series of common stock shall be redeemed;

                   (3)  the Redemption Date;

                   (4) the kind and per share amount of cash and/or securities or other property to be received by such holder with respect to each share of such series of common stock to be redeemed, including details as to the calculation thereof;

                   (5) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of such cash and/or securities or other property;

                   (6) if applicable, a statement to the effect that the shares being redeemed may no longer be transferred on the transfer books of the Corporation after the Redemption Date; and

                   (7)  a statement to the effect that, subject to
              Section 4(G)(x), dividends on such shares of such series of common stock shall cease to be paid as of the Redemption Date.

              (v) If the Corporation determines to convert WorldCom Stock or MCI Stock into the other series of common stock pursuant to
         Section 4(A)(iii) (in the case of WorldCom Stock) or
         Section 4(A)(i)(2), Section 4(B)(i)(2), Section 4(B)(iii) or
         Section 4(C) (in the case of MCI Stock), the Corporation shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Conversion Date, cause notice to be given to each holder of shares of the series of common stock to be so converted and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such series of common stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities) setting forth:

                   (1) a statement that all outstanding shares of such series of common stock shall be converted;

                   (2) the Conversion Date (which, in the case of a conversion after a Disposition, shall not be more than 120 Trading Days following the Disposition Date);

                   (3) the number of shares of the series of common stock to be received with respect to each share of such series of common stock, including details as to the calculation thereof;

                   (4) the place or places where certificates for shares of such series of common stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of such series of common stock;

                   (5) the number of outstanding shares of such series of common stock and the number of shares of such series of common stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof;

                   (6)  a statement to the effect that, subject to
              Section 4(G)(x), dividends on shares of such series of common stock shall cease to be paid as of such Conversion Date; and

                   (7) in the case of notice to holders of such Convertible Securities, a statement to the effect that a holder of such Convertible Securities shall be entitled to receive shares of such series of common stock upon such conversion only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to such Conversion Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 4 if such holder thereafter converts, exchanges or exercises such Convertible Securities.

              (vi) If the Corporation determines to redeem shares of WorldCom Stock pursuant to Section 4(D) or MCI Stock pursuant to Section 4(E), the Corporation shall, not earlier than the 45th Trading Day and not later than the 35th Trading Day prior to the Redemption Date, cause notice to be given to each holder of shares of such series of common stock to be redeemed and to each holder of Convertible Securities that are convertible into or exchangeable or exercisable for shares of such series of common stock (unless alternate provision for such notice to the holders of such Convertible Securities is made pursuant to the terms of such Convertible Securities), setting forth:

                   (1) a statement that all shares of such series of common stock outstanding on the Redemption Date shall be redeemed in exchange for shares of common stock of each WorldCom Subsidiary or MCI Subsidiary, as applicable (and, if such redemption is pursuant to Section 4(D)(iii)(1) or Section 4(D)(iv)(1) (in the case of WorldCom Stock) or pursuant to Section 4(E)(iii)(1) or
              Section 4(E)(iv)(1) (in the case of MCI Stock), shares of the series of common stock specified in such Sections);

                   (2) if such redemption is conditioned upon the satisfaction of one or more conditions on or prior to the Redemption Date, a description of such conditions and whether such conditions may be waived by the Corporation or another Person;

                   (3)  the Redemption Date;

                   (4) if applicable for the series of common stock subject to such redemption, the Outstanding Interest Fraction for such series of common stock on the date of such notice;

                   (5) the place or places where certificates for shares of the series of common stock to be redeemed, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement), are to be surrendered for delivery of certificates for shares of common stock of each WorldCom Subsidiary or MCI Subsidiary, as applicable (and, if such redemption is pursuant to Section 4(D)(iii)(1) or Section 4(D)(iv)(1) (in the case of WorldCom Stock) or pursuant to Section 4(E)(iii)(1) or
              Section 4(E)(iv)(1) (in the case of MCI Stock), shares of the series of common stock specified in such Sections);

                   (6)  a statement to the effect that, subject to
              Section 4(G)(x), dividends on shares of such series of common stock shall cease to be paid as of such Redemption Date;

                   (7) the number of outstanding shares of such series of common stock and the number of shares of such series of common stock into or for which outstanding Convertible Securities are then convertible, exchangeable or exercisable and the conversion, exchange or exercise price thereof; and

                   (8) in the case of notice to holders of Convertible Securities, a statement to the effect that a holder of Convertible Securities shall be entitled to receive shares of common stock of each WorldCom Subsidiary or MCI Subsidiary, as applicable (and, if such redemption is pursuant to Section 4(D)(iii)(1) or Section 4(D)(iv)(1) (in the case of a redemption of WorldCom Stock) or pursuant to Section 4(E)(iii)(1) or
              Section 4(E)(iv)(1) (in the case of a redemption of MCI Stock), shares of the series of common stock specified in such Sections), upon redemption only if such holder properly converts, exchanges or exercises such Convertible Securities on or prior to the Redemption Date and a statement as to what, if anything, such holder will be entitled to receive pursuant to the terms of such Convertible Securities or, if applicable, this Section 4, if such holder thereafter converts, exchanges or exercises such Convertible Securities.

              (vii) Any notice required to be given each holder of shares of common stock or Convertible Securities pursuant to this Section 4(G) shall be sent by first-class mail, postage prepaid, to each such holder at such holder's address as the same appears on the transfer books of the Corporation or the Corporation's transfer agent or registrar on the record date fixed for such notice. Neither the failure to mail any notice required by this Section 4(G) to any particular holder of the common stock or of Convertible Securities nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of the common stock or of Convertible Securities or the validity of any such redemption or conversion.

              (viii) If less than all of the outstanding shares of either series of common stock are to be redeemed pursuant to Section 4(A)(i)
         (1)(b)(II) (in the case of WorldCom Stock) or Section 4(B)(i)(1)(b)
         (II) (in the case of MCI Stock), the shares to be redeemed by the Corporation shall be selected from among the holders of shares of such series of common stock outstanding at the close of business on the record date for such redemption on a pro rata basis among all such holders or by lot or by such other method as may be determined by the Board of Directors to be equitable.

              (ix) The Corporation shall not be required to issue or deliver fractional shares of any capital stock or of any other securities to any holder of either series of common stock upon any dividend or other distribution, redemption or conversion pursuant to this Section 4. If more than one share of a series of common stock shall be held at the same time by the same holder, the Corporation may aggregate the number of shares of any capital stock that shall be issuable or any other securities or property that shall be distributable in respect of such series to such holder upon any dividend or other distribution, redemption or conversion (including any fractional shares). If there are fractional shares of any capital stock or of any other securities remaining to be issued or distributed to the holders of any series of common stock, the Corporation shall, if such fractional shares are not issued or distributed to the holder, pay cash in respect of such fractional shares in an amount equal to the Fair Value thereof (without interest).

              (x) No adjustments in respect of dividends shall be made upon the redemption or conversion of shares of either series of common stock; provided, however, that if the Redemption Date or Conversion Date, as the case may be, with respect to shares of either series of common stock shall be subsequent to the record date for the payment of a dividend or other distribution thereon or with respect thereto, the holders of such series of common stock at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on or with respect to such shares on the date set for payment of such dividend or other distribution, in each case without interest, notwithstanding the subsequent conversion or redemption of such shares.

              (xi) Before any holder of shares of either series of common stock shall be entitled to receive any cash payment and/or certificates or instruments representing shares of any capital stock and/or other securities or property to be distributed to such holder with respect to such series of common stock pursuant to this Section 4, such holder shall surrender at such place as the Corporation shall specify certificates for such shares of the common stock, properly endorsed or assigned for transfer (unless the Corporation shall waive such requirement). The Corporation shall as soon as practicable after receipt of certificates representing such shares of the common stock deliver to the person for whose account such shares of the common stock were so surrendered, or to such person's nominee or nominees, the cash and/or the certificates or instruments representing the number of whole shares of the kind of capital stock and/or other securities or property to which such person shall be entitled as aforesaid, together with any payment in respect of fractional shares contemplated by Section 4(G)(ix), in each case without interest. If less than all of the shares of either series of common stock represented by any one certificate are to be redeemed, the Corporation shall issue and deliver a new certificate for the shares of such series of common stock not redeemed.

              (xii) From and after any applicable Redemption Date or Conversion Date, as the case may be, all rights of a holder of shares of either series of common stock that were converted or redeemed shall cease except for the right, upon surrender of the certificates representing such shares of the common stock as required by Section 4(G)(xi), to receive the certificates representing shares of the kind and amount of capital stock and/or other securities or property for which such shares were redeemed or converted, together with any payment in respect of fractional shares contemplated by Section 4(G)
         (ix) and rights to dividends as provided in Section 4(G)(x), in each case without interest. No holder of a certificate that immediately prior to the applicable Redemption Date or Conversion Date represented shares of a series of common stock shall be entitled to receive any dividend or other distribution or interest payment with respect to shares of any kind of capital stock or other security or instrument for which such series of common stock was redeemed or converted until the surrender as required by this Section 4 of such certificate in exchange for a certificate or certificates or instrument or instruments representing such capital stock or other security. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable on any class or series of capital stock of the Corporation as of a record date after the Conversion Date, but that were not paid by reason of the foregoing, with respect to the number of whole shares of the kind of capital stock represented by the certificate or certificates issued upon such surrender. From and after a Redemption Date or Conversion Date, the Corporation shall be entitled, however, to treat the certificates for a series of common stock that have not yet been surrendered for conversion as evidencing the ownership of the number of whole shares of the kind or kinds of capital stock of the Corporation for which the shares of such series of common stock represented by such certificates shall have been converted, notwithstanding the failure to surrender such certificates.

               (xiii) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issuance or delivery of any shares of capital stock and/or other securities upon redemption or conversion of shares of any series of common stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares of such series of common stock so redeemed or converted were registered, and no such issuance or delivery shall be made unless the person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

               (xiv) The board of directors may establish such rules and requirements to facilitate the effectuation of the transactions contemplated by this Section 4 as the Board of Directors shall determine to be appropriate.

     SECTION 5. INTER-GROUP INTEREST AND RELATED TRANSFERS BETWEEN AND AMONG GROUPS.

         (A) CHANGES IN INTER-GROUP INTEREST. The Number of Shares Issuable with Respect to the Inter-Group Interest in any Issuer Group held by any Holder Group shall from time to time be:

              (i) adjusted, if before such adjustment such number is greater than zero, as determined by the board of directors to be appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of the series of common stock related to such Issuer Group;

              (ii) decreased (but to not less than zero), if before such adjustment such number is greater than zero, by action of the board of directors by:

                    (1) such the number of shares of the series of common stock related to such Issuer Group issued or sold by the Corporation that, immediately prior to such issuance or sale, was included in the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group held by such Holder Group;

                    (2) the number of shares of such series of common stock issued upon the conversion, exchange or exercise of any Convertible Securities that, immediately prior to the issuance or sale of such Convertible Securities, were included in the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group held by such Holder Group;

                    (3) the number of shares of such series of common stock issued by the Corporation as a share dividend or in connection with any reclassification or exchange of shares, including an exchange offer, to holders of the series of common stock related to such Holder Group;

                    (4) the number of shares of such series of common stock issued upon the conversion, exchange or exercise of any Convertible Securities issued by the Corporation as a distribution or in connection with any reclassification or exchange of shares, including an exchange offer, to holders of the series of common stock related to such Holder Group;

                    (5) the number of shares (rounded, if necessary, to the nearest whole number) of such series of common stock equal to the product of (x) the number of shares of such series of common stock redeemed or exchanged pursuant to Section 4(A)(i)(1)(b)(I) or (II) or Section 4(B)(i)(1)(b)(I) or (II) and (y) a fraction (which may be greater than one), the numerator of which is the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group held by such Holder Group, and the denominator of which is the number of shares of series of common stock outstanding, in each case, on the record date for determining such shares selected for such redemption or exchange; and

                    (6) the number of shares (rounded, if necessary, to the
             nearest whole number) of such series of common stock equal to the quotient of (x) the aggregate Fair Value as of the date of transfer of (i) businesses, assets (including cash) or properties transferred from such Issuer Group to such Holder Group or (ii) liabilities transferred from such Holder Group to such Issuer Group, in either case, for the purpose of reducing the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group held by such Holder Group, divided by (y) the average Market Value of one share of the series of common stock related to such Issuer Group during the period of 20 consecutive Trading Days ending on the date of such contribution or transfer,

              (iii) increased by action of the Board of Directors by:

                    (1) the number of outstanding shares of the series of
             common stock related to such Issuer Group repurchased by the Corporation for consideration that was attributed as an asset as provided by Section 7(O) or 7(CC) to such Holder Group;

                    (2) the number of shares of such series of common stock
             equal to the product of (x) the quotient of (i) the number of shares of such series of common stock issued by the Corporation as a share dividend or in connection with any reclassification to holders of such series of common stock divided by (ii) the number of shares of such series of common stock outstanding on the record date for such share dividend or reclassification and (y) the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group on such record date;

                   (3) the number of shares of such series of common stock into or for which Convertible Securities attributed as a liability to, or equity interest in, such Issuer Group are deemed converted, exchanged or exercised by such Holder Group pursuant to Section 5(C); and

                   (4) the number of shares (rounded to the nearest whole number) of such series of common stock equal to the quotient of
             (x) the aggregate Fair Value as of the date of (i) contribution of businesses, assets (including cash) or properties transferred from such Holder Group to such Issuer Group or (ii) transfer of liabilities from such Issuer Group to such Holder Group, in consideration of an increase in the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group held by such Holder Group, divided by (y) the average Market Value of one share of the series of common stock related to such Issuer Group during the period of 20 consecutive Trading Days ending on the date of such contribution or transfer;

              (iv) increased or decreased under such other circumstances as the board of directors determines appropriate to reflect the economic substance of any other event or circumstance; provided that, in each case, the adjustment shall be made in a manner that is fair and equitable to holders of common stock and intended to reflect the relative economic interest in one Group held by the other Group.

          (B) REATTRIBUTION UPON CERTAIN DISTRIBUTIONS. (i) If the Corporation shall make a distribution with respect to shares of either series of common stock (payable in consideration other than securities of the Corporation), effective on the payment date of such distribution, the Holder Group holding an Inter-Group Interest in the Issuer Group in respect of which such distribution has been paid shall be attributed as an asset an amount of assets or properties, previously attributed to such Issuer Group, of the same kind as were paid in such distribution, as have a Fair Value on the record date for such distribution equal to the product of:

                   (1) the Fair Value on such record date of the aggregate
              distribution to holders of shares of such series of common stock; and

                   (2) a fraction (which may be greater than one), the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group held by such Holder Group and the denominator of which is equal to the number of outstanding shares of the series of common stock related to such Issuer Group, in each case, on the record date for such distribution.

              (ii) If the Corporation shall make a distribution with respect to shares of either series of common stock payable in securities of the Corporation that are attributed to the related Issuer Group as a liability of, or an equity interest in, such Issuer Group, the Holder Group holding an Inter-Group Interest in such Issuer Group shall be attributed as assets the number or amount of such securities equivalent to such liability or equity interest that is equal to the product of:

                              (x)  the number or amount of securities so
                     distributed to holders of outstanding shares of the series of common stock related to such Issuer Group; and

                              (y) a fraction (which may be greater than one), the numerator of which is equal to the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group held by such Holder Group and the denominator of which is equal to the number of outstanding shares of the series of common stock related to such Issuer Group, in each case, on the record date for such dividend or other distribution;

     and, to the extent interest is or distributions are paid on the securities so distributed, the Holder Group shall be attributed at the time of such payment a corresponding ratable amount of the kind of assets paid as such interest or distributions as would have been paid in respect of such securities so deemed to be held by such Holder Group if such securities were outstanding.

          (C) DEEMED CONVERSION OF CERTAIN CONVERTIBLE SECURITIES HELD BY THE HOLDER GROUP. To the extent Convertible Securities are paid as a distribution to the holders of either series of common stock, the Corporation may (in addition to making an adjustment pursuant to Section 5(B)(ii)) when at any time such Convertible Securities are convertible into or exchangeable or exercisable for shares of such series of common stock, treat such Convertible Securities as converted, exchanged or exercised for purposes of determining the increase in the Number of Shares Issuable with Respect to the Inter-Group Interest in such Issuer Group pursuant to Section 5(A)(iii)(3), and must do so to the extent such Convertible Securities are mandatorily converted, exchanged or exercised (and to the extent the terms of such Convertible Securities require payment of consideration for such conversion, exchange or exercise, such Holder Group shall then no longer be attributed as an asset an amount of the kind of assets or properties required to be paid as such consideration for the amount of Convertible Securities deemed converted, exchanged or exercised (and such Issuer Group shall be attributed such assets or properties)), in which case, from and after such time, the shares of common stock into or for which such Convertible Securities were so considered converted, exchanged or exercised shall be deemed held by such Holder Group and such Convertible Securities shall no longer be deemed to be held by such Holder Group. A statement setting forth the election to effectuate any such deemed conversion, exchange or exercise of Convertible Securities and the assets or properties, if any, to be attributed to the other Group in consideration of such conversion, exchange or exercise shall be filed in the records of the actions of the board of directors and, upon such filing, such deemed conversion, exchange or exercise shall be effectuated.

          (D) PERMITTED INTER-GROUP INTERESTS. Either Group may hold an Inter-Group Interest in the other Group; provided that neither Group may hold an Inter-Group Interest in the other Group if, immediately after the creation of such Inter-Group Interest, the Groups would hold Inter-Group Interests in each other.

     SECTION 6.  APPLICATION OF THE PROVISIONS OF SECTION A OF ARTICLE 4.

          (A) CERTAIN DETERMINATIONS BY THE BOARD OF DIRECTORS. The board of directors shall make such determinations with respect to (a) the businesses, assets, properties and liabilities to be attributed to the WorldCom Group and the MCI Group, (b) the application of the provisions of these Second Amended and Restated Articles of Incorporation to transactions to be engaged in by the Corporation and (c) the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of either series of common stock or of the holders thereof, as may be or become necessary or appropriate to the exercise of, or to give effect to, such voting powers, preferences, desig-nations, rights, qualifications, limitations or restrictions, including, without limiting the foregoing, the determinations referred to in this
Section 6. A record of any such determination shall be filed with the records of the actions of the board of directors.

              (i) Upon any acquisition by the Corporation or its subsidiaries of any businesses, assets or properties, or any assumption of liabilities, outside of the ordinary course of business of either Group, the board of directors shall determine whether such businesses, assets, properties and liabilities (or an interest therein) shall be for the benefit of the WorldCom Group or the MCI Group or both and, accordingly, shall be attributed to such Group or Groups, in accordance with Section 7(O) or 7(CC), as the case may be.

             (ii) Upon any issuance of shares of any series of common stock at a time when the Number of Shares Issuable with Respect to the Inter-Group Interest in the Issuer Group related to such series is greater than zero, the Board of Directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether all or any part of the shares of such series so issued shall reduce such Number of Shares Issuable with Respect to the Inter-Group Interest.

              (iii) Upon any issuance by the Corporation or any subsidiary thereof of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of either series of common stock, if at the time such Convertible Securities are issued the Number of Shares Issuable with Respect to the Inter-Group Interest in the Issuer Group related to such series is greater than zero, the board of directors shall determine, based on the use of the proceeds of such issuance and any other relevant factors, whether, upon con-version, exchange or exercise thereof, the issuance of shares of such series of common stock pursuant thereto shall, in whole or in part, reduce such Number of Shares Issuable with Respect to the Inter-Group Interest.

              (iv) Upon any issuance of any shares of preferred stock (or stock other than common stock) of any series, the board of directors shall attribute, based on the use of proceeds of such issuance of shares of preferred stock (or stock other than common stock) in the business of either Group and any other relevant factors, the shares so issued entirely to the WorldCom Group, entirely to the MCI Group, or partly to both Groups, in such proportion as the Board of Directors shall determine.

              (v) Upon any redemption or repurchase by the Corporation or any subsidiary thereof of shares of preferred stock (or stock other than common stock) of any class or series or of other securities or debt obligations of the Corporation, the board of directors shall determine, based on the property used to redeem or purchase such shares, other securities or debt obligations, which, if any, of such shares, other securities or debt obligations redeemed or repurchased shall be attributed to the WorldCom Group, to the MCI Group, or both, and, accordingly, how many of the shares of such series or class of preferred stock (or stock other than common stock) or of such other securities, or how much of such debt obligations, that remain outstanding, if any, are thereafter attributed to each Group.

              (vi) Upon any transfer to either Group of businesses, assets, properties or liabilities attributed to either Group to the other Group, the consideration therefor to be attributed to the transferring

         Group in exchange therefor, including, without limitation, cash, securities or other property of such other Group or, if permitted by Section 5(D), a decrease or an increase in the Number of Shares of Shares Issuable with Respect to the Inter-Group Interest in such other Group, as described in
Section 5(A)(ii)(6) or Section 5(A)(iii)(4).

        (B) CERTAIN DETERMINATIONS NOT REQUIRED. Notwithstanding the fore-going provisions of this Section 6 or any other provision in these Second Amended and Restated Articles of Incorporation, at any time when there are not outstanding more than one series of common stock (or Convertible Securities convertible into or exchangeable or exercisable for more than one series of common stock), the Corporation need not:

             (i) attribute any of the businesses, assets, properties or liabilities of the Corporation or any of its subsidiaries to the WorldCom Group or the MCI Group; or

            (ii) make any determination required in connection therewith, nor shall the board of directors be required to make any of the deter-minations otherwise required by this Section A of Article 4, and in such circumstances the holders of the shares of WorldCom Stock and MCI Stock outstanding, as the case may be, shall (unless otherwise specifically provided in these Second Amended and Restated Articles of Incorporation) be entitled to all the voting powers, preferences, designations, rights, qualifications, limitations or restrictions of common stock of the Corporation.

        (C) BOARD DETERMINATIONS BINDING. Any determinations made in good faith by the board of directors of the Corporation under any provision of this
Section 6 or otherwise in furtherance of the application of this Article 4A shall be final and binding on all shareholders.

     SECTION 7. CERTAIN DEFINITIONS AND RULES OF INTERPRETATION. As used in this Section A of Article 4, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless the context otherwise requires. For purposes of this Section A of Article 4, the WorldCom Stock, when issued, shall be considered issued in respect of or related to the WorldCom Group, and the MCI Stock, when issued, shall be considered issued in respect of or related to the MCI Group. As used in this Section 7, a "contribution" or "transfer" of businesses, assets, properties or liabilities from one Group to the other shall refer to the reattribution of such businesses, assets, properties or liabilities from the contributing or transferring Group to the other Group and correlative phrases shall have correlative meanings.

        (A) "Available Distribution Amount" shall mean, as the context requires, a reference to the WorldCom Group Available Distribution Amount and MCI Group Available Distribution Amount.

        (B) "Conversion Date" shall mean the date fixed by the board of directors as the effective date for the conversion of shares of WorldCom Stock into shares of MCI Stock or shares of MCI Stock into shares of WorldCom Stock, as shall be set forth in the notice to holders of shares of the series of common stock subject to such conversion and to holders of any Convertible Securities that are convertible into or exchangeable or exercisable for shares of the series of common stock subject to such conversion requirements pursuant to Section 4(G)(v).

        (C) "Convertible Securities" shall mean, at any time, any securities of the Corporation or of any subsidiary thereof (other than shares of common stock), including warrants and options, outstanding at such time that by their terms are convertible into or exchangeable or exercisable for or evidence the right to acquire any shares of any series of common stock, whether convertible, exchangeable or exercisable at such time or a later time or only upon the occurrence of certain events, but in respect of antidilution provisions of such securities only upon the effectiveness thereof.

        (D) "Disposition" shall mean a sale, conveyance, assignment or other disposition (whether by merger, share exchange, sale or contribution of assets or stock or otherwise) of businesses, assets (including stock, other securities and goodwill), properties or liabilities.

        (E) "Disposition Date," with respect to the WorldCom Group or the MCI Group, shall mean the date of consummation of the Disposition of such Group referred to in Section 4(A)(i) or Section 4(C)(i), as applicable.

        (F) "Distribution" shall mean a direct or indirect transfer of money or other property (except its own shares or rights to acquire its own shares) or incurrence of indebtedness by the Corporation to or for the benefit of its shareholders in respect of any of its shares. A distribution may be in the form of: (i) a declaration or payment of a dividend; (ii) a purchase, redemption, or other acquisition of shares; (iii) a distribution of indebtedness; or otherwise; provided that for purposes of this Section A of
Article 4 a distribution shall not include (x) payments made pursuant to
Section 3 or (y) for purposes of Section 1(C)(v) and 1(C)(vi), a repurchase of shares of common stock.

        (G) "Excluded Transaction" shall mean, with respect to the WorldCom Group or the MCI Group, as applicable:

              (i) the Disposition by the Corporation of all or substantially all of its businesses, assets, properties and liabilities in one transaction or a series of related transactions in connection with the dissolution of the Corporation and the distribution of assets to shareholders as referred to in Section 3;

             (ii) the Disposition of the businesses, assets, properties and liabilities of such Group as contemplated by Section 4(D) or 4(E) or otherwise (x) to all holders of shares of the series of common stock related to such Group, divided among such holders on a pro rata basis in accordance with the number of shares of common stock of such series outstanding or (y) if the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group is greater than zero, to all holders of shares of the series of common stock related to such Group and the Corporation or subsidiaries thereof, divided among such holders and the Corporation or subsidiaries thereof on a pro rata basis in accordance with the number of shares of common stock of such series outstanding and the Number of Shares Issuable with Respect to the Inter-Group Interest in such Group;

             (iii) the Disposition to any person or entity controlled (as determined by the board of directors) by the Corporation;

             (iv) the Disposition in connection with a Related Business Transaction in respect of such Group; or

             (v) a Disposition conditioned upon the approval of the holders of common stock related to such Group, voting as a separate voting group.

        (H)  "Fair Value" shall mean:

             (i) in the case of equity securities or debt securities of a class or series that has previously been Publicly Traded for a period of at least 15 months, the Market Value thereof (if such Market Value, as so defined, can be determined);

            (ii) in the case of an equity security or debt security that has not been Publicly Traded for at least 15 months or the Market Value of which cannot be determined, the fair value per share of stock or per other unit of such security, on a fully distributed basis, as determined by an independent investment banking firm experienced in the valuation of securities selected in good faith by the board of directors, or, if no such investment banking firm is, as determined in the good faith judgment of the board of directors, available to make such determination, in good faith by the board of directors;

            (iii) in the case of cash denominated in U.S. dollars, the face amount thereof and in the case of cash denominated in other than U.S. dollars, the face amount thereof converted into U.S. dollars at the rate published in The Wall Street Journal on the date for the determination of Fair Value or, if not so published, at such rate as shall be determined in good faith by the board of directors based upon such information as the board of directors shall in good faith determine to be appropriate; and

            (iv) in the case of property other than securities or cash, the "Fair Value" thereof shall be determined in good faith by the board of directors based upon such appraisals, valuation reports or opinions of such experts as the board of directors shall in good faith determine to be appropriate.

Any such determination of Fair Value shall be described in a statement filed with the records of the actions of the board of directors.

          (I) "Group" shall mean, as of any date, the WorldCom Group or the MCI Group.

          (J) "Holder Group" shall mean any Group which holds or, as a result of the issuance of Convertible Securities, may hold an Inter-Group Interest in the other Group.

          (K) "Initial Issuance Date" shall mean the date of first issuance of WorldCom Stock and MCI Stock.

          (L) "Inter-Group Interest" shall mean, as of any date, the Number of Shares Issuable with Respect to the Inter-Group Interest in either Issuer Group that are held or permitted to be held, as applicable, as of such date by the other Holder Group.

          (M) "Issuer Group" shall mean any Group in which the other Group holds or, as a result of the issuance of Convertible Securities, may hold an Inter-Group Interest.

          (N) "Market Value" shall mean, with respect to a share of any class or series of capital stock of the Corporation on any day,

                (i) the average of the high and low reported sales prices of a share of such class or series on such Trading Day, as reported on the Nasdaq National Market; or

               (ii) in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of a share of such class or series on such Trading Day, as reported on the Nasdaq National Market; or

              (iii) if the shares of such class or series are not listed or admitted to trading on the Nasdaq National Market on such Trading Day, on the principal national securities exchange in the United States on which the shares of such class or series are listed or admitted to trading; or

              (iv) if the shares of such class or series are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market on such Trading Day, the average of the closing bid and asked prices of a share of such class or series in the over-the-counter market on such Trading Day, as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation; or

               (v) if such closing bid and asked prices are not made available by any such Nasdaq National Market broker/dealer on such Trading Day, the Fair Value of a share of such class or series as set forth in clause (ii) of the definition of Fair Value;

provided that, for purposes of determining the market value of a share of any class or series of capital stock for any period:

                             (x) the "Market Value" of a share of capital stock on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (y)(2) of this sentence) paid or to be paid with respect to such capital stock shall be reduced by the Fair Value of the per share amount of such dividend or distribution; and

                             (y) the "Market Value" of any share of capital stock on any day prior to:

                    (1) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such class or series of capital stock occurring during such period; or

                    (2) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to such capital stock to be made in shares of such class or series of capital stock or Convertible Securities that are convertible, exchangeable or exercisable for such class or series of capital stock;

shall be appropriately adjusted, as determined by the board of directors, to reflect such subdivision, combination, dividend or distribution.

         (O)  "MCI Group" shall mean, as of any date:

              (i) the interest of the Corporation and any of its subsidiaries on such date in all of the businesses, assets, properties and liabilities reflected in the combined financial statements of the MCI Group as of September 30, 2000, which were publicly filed by the Corporation with the Securities and Exchange Commission in
          Registration Statement on Form S-4, as amended (File No. 333--      );

             (ii) the interest of the Corporation or any of its subsidiaries in any business, asset or property acquired and any liabilities assumed by the Corporation or any of its subsidiaries and attributed to the MCI Group, as determined by the board of directors as contemplated by Section 6(A);

            (iii) all businesses, assets, properties and liabilities transferred to the MCI Group from the WorldCom Group (other than in a transaction pursuant to clause (v) or (vi) of this Section 7(O)) pursuant to transactions in the ordinary course of business of the MCI Group and the WorldCom Group or otherwise as the board of directors may have directed as permitted by these Second Amended and Restated Articles of Incorporation;

            (iv) a proportionate undivided interest in each and every business, asset, property and liability attributed to the WorldCom Group equal to the Inter-Group Interest in the WorldCom Group held by the MCI Group as of such date;

             (v) all businesses, assets, properties and liabilities transferred to the MCI Group from the WorldCom Group in connection with an increase in the Inter-Group Interest in the MCI Group held by the WorldCom Group;

            (vi) all businesses, assets, properties and liabilities transferred to the MCI Group from the WorldCom Group in connection with a decrease in the Inter-Group Interest in the WorldCom Group held by the MCI Group;

           (vii) any assets (including securities) or properties attributed to the MCI Group pursuant to Section 5(B) or Section 5(C); and

              (viii) all net income and net losses arising in respect of the foregoing and proceeds of the Disposition thereof;

provided that from and after any transfer of any businesses, assets, properties or liabilities from the MCI Group to the WorldCom Group as permitted by these Second Amended and Restated Articles of Incorporation, the MCI Group shall no longer include such businesses, assets, properties or liabilities so contributed or transferred (other than as reflected, to the extent applicable, in respect of such a transfer by the Inter-Group Interest in the WorldCom Group held by the MCI Group).

         (P) "MCI Group Available Distribution Amount" shall mean, on any date the product of:

              (i)  the Outstanding Interest Fraction with respect to MCI Stock;
         and

             (ii)  the lesser of:

                        (x) any amount in excess of the minimum amount necessary to pay debts attributed to the MCI Group as they become due in the usual course of business; and

                        (y) the total assets attributed to the MCI Group, less the sum of its total liabilities plus (unless these Second Amended and Restated Articles of Incorporation provide otherwise) the amount that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shares of stock attributed to the MCI Group superior to the MCI Stock.

Notwithstanding the foregoing provisions of this Section 7(P), and consistent with Section 6(B), at any time when there are not outstanding both:

              (i) one or more shares of MCI Stock or Convertible Securities convertible into or exchangeable or exercisable for MCI Stock; and

             (ii) one or more shares of WorldCom Stock or Convertible Securities convertible into or exchangeable or exercisable for WorldCom Stock,

the "Available Distribution Amount," on any calculation date during such time period, with respect to the MCI Stock or the WorldCom Stock (depending on which of such series of common stock or Convertible Securities convertible into or exchangeable or exercisable for such series of common stock is outstanding), shall mean the amount available for the payment of dividends on such common stock in accordance with law.

          (Q) "NET PROCEEDS" shall mean, as of any date with respect to any Disposition of any of the businesses, assets, properties and liabilities attributed to either the WorldCom Group or the MCI Group, an amount, if any, equal to what remains of the gross proceeds of such Disposition after payment of, or reasonable provision is made as determined by the board of directors for:

              (i) any taxes the Corporation estimates will be payable by the Corporation (or which the Corporation estimates would have been payable but for the utilization of tax benefits attributable to the other Group) in respect of such Disposition or in respect of any resulting dividend or redemption pursuant to Section 4(A)(i)(1)(a),
         Section 4(A)(i)(1)(b), Section 4(B)(i)(1)(a) or Section 4(B)(i)(1)(b);

             (ii) any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

            (iii) any liabilities (contingent or otherwise) of or attributed to such Group, including, without limitation, any liabilities for deferred taxes or any indemnity or guarantee obligations of the Corporation incurred in connection with the Disposition or otherwise, and any liabilities for future purchase price adjustments and any preferential amounts plus any accumulated and unpaid dividends in respect of the preferred stock attributed to such Group.

For purposes of this definition, any businesses, properties and assets attributed to the Group, the businesses, assets, properties and liabilities of which are subject to such Disposition, remaining after such Disposition shall constitute "reasonable provision" for such amount of taxes, costs and liabilities (contingent or otherwise) as the Board of Directors determines can be expected to be supported by such businesses, properties and assets.

          (R) "NUMBER OF SHARES ISSUABLE WITH RESPECT TO THE INTER-GROUP INTEREST" shall mean with respect to any Issuer Group, a number of shares of the series of common stock related to such Issuer Group that are deemed to be held by a Holder Group. The Number of Shares Issuable with Respect to the Inter-Group Interest with respect to the WorldCom Stock and MCI Stock shall initially each be zero and in each case shall be adjusted, increased or decreased from time to time pursuant to Section 5.

          (S) "OUTSTANDING INTEREST FRACTION" shall mean, as of any date with respect to WorldCom Stock or MCI Stock, the fraction (which may simplify to 1/1), the numerator of which shall be the number of outstanding shares of such series of common stock on such date and the denominator of which shall be the sum of the number of outstanding shares of such series of common stock on such date and the Number of Shares Issuable with Respect to the Inter-Group Interest in the Group related to such series of common stock on such date. A statement setting forth the Outstanding Interest Fraction for any series of common stock as of the record date for the payment of any distribution or share dividend on any series of common stock shall be filed by the secretary of the Corporation in the records of the actions of the board of directors not later than ten days after such date.

          (T) "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

          (U)  "PUBLICLY TRADED" shall mean, with respect to any security:

               (i)  registered under Section 12 of the Securities
          Exchange Act of 1934, as amended (or any successor provision of law); and

               (ii) listed for trading on the New York Stock Exchange or the American Stock Exchange (or any national securities exchange registered under Section 7 of the Securities Exchange Act of 1934, as amended (or any successor provision of law), that is the successor to either such exchange) or quoted in the Nasdaq National Market (or any successor market system).

          (V) "REDEMPTION DATE" shall mean the date fixed by the board of directors as the effective date for a redemption of shares of any series of common stock, as set forth in a notice to holders thereof required pursuant to Section 4(G)(iii), Section 4(G)(iv) or Section 4(G)(vi).

          (W) "RELATED BUSINESS TRANSACTION" shall mean any Disposition of all or substantially all of the businesses, assets, properties and liabilities attributed to the WorldCom Group or the MCI Group, as the case may be, in a transaction or series of related transactions that result in the Corporation, one or more of its Subsidiaries or the holders of common stock receiving in consideration of such businesses, assets, properties and liabilities primarily equity securities (including, without limitation, capital stock, debt securities convertible into or exchangeable for equity securities or interests in a general or limited partnership or limited liability company, without regard to the voting power or other management or governance rights associated therewith) of any entity which:

               (i)  acquires such assets or properties or succeeds
          (by merger, formation of a joint venture or otherwise) to the business conducted with such assets or properties or controls such acquiror or successor; and

              (ii) the board of directors determines is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by such Group prior to such Disposition.

          (X) "SHARE DIVIDEND" shall have the meaning contained in the Georgia Business Corporation Code, as in effect on the Initial Issuance Date.

          (Y) "SUBSIDIARY" shall mean, with respect to any Person, any corporation, limited liability company or partnership 50% or more of whose outstanding voting securities or membership or partnership interests, as the case may be, are, directly or indirectly, owned by such Person.

          (Z) "SUBSTANTIALLY ALL OF THE BUSINESSES, ASSETS, PROPERTIES AND LIABILITIES" shall have the meaning specified in Section 4(A)(ii) or
     Section 4(B)(ii), as applicable.

          (AA) "TAX EVENT" shall mean receipt by the Corporation of an opinion of its tax counsel to the effect that, as a result of any amendment to, clarification of, or change or proposed change in, the laws (or any interpretation or application of the laws) of the United States or any political subdivision or taxing authority thereof or therein (including, but not limited to, the enactment of any legislation, the publication of any judicial or regulatory decision, determination or pronouncement or any announced proposed change in law by an applicable legislative committee or the chair thereof), regardless of whether such amendment, clarification, change or proposed change is issued to or in connection with a proceeding involving the Corporation, the WorldCom Group or the MCI Group and whether or not subject to appeal, there is more than an insubstantial risk that:

               (i) for tax purposes, any issuance of WorldCom Stock or MCI Stock would be treated as a sale or other taxable disposition by the Corporation or any of its subsidiaries of any of the assets, operations or relevant subsidiaries to which the WorldCom Stock or MCI Stock relates;

               (ii) the issuance or existence of WorldCom Stock or MCI Stock would subject the Corporation, its subsidiaries or affiliates, or any of their respective successors or shareholders to the imposition of tax or to other adverse tax consequences; or

               (iii) for tax purposes, either WorldCom Stock or MCI Stock is not or, at any time in the future will not be, treated solely as common stock of the Corporation.

     For purposes of rendering such opinion, tax counsel shall assume that any legislative or administrative proposals will be adopted or enacted as proposed.

               (BB) "TRADING DAY" shall mean each weekday other than any day on which the relevant series of common stock is not traded on any national securities exchange or quoted on the Nasdaq National Market or otherwise in the over-the-counter market.

               (CC)  "WORLDCOM GROUP" shall mean, as of any date:

                    (i) the interest of the Corporation and any of its subsidiaries on such date in all of the businesses, assets, properties and liabilities of the Corporation and any of its subsidiaries (and any successor companies), other than any businesses, assets, properties and liabilities attributed in accordance with these Second Amended and Restated Articles of Incorporation to the MCI Group pursuant to Section 7(O)(i);

                   (ii) the interest of the Corporation or any of its subsidiaries in any business, asset or property acquired and any liabilities assumed by the Corporation or any of its subsidiaries and attributed to the WorldCom Group, as determined by the board of directors as contemplated by Section 6(A);

                  (iii) all businesses, assets, properties and liabilities transferred to the WorldCom Group from the MCI Group (other than in a transaction pursuant to clause (v) and (vi) of this Section 7(CC)) pursuant to transactions in the ordinary course of business of the WorldCom Group and the MCI Group or otherwise as the board of directors may have directed as permitted by these Second Amended and Restated Articles of Incorporation;

                   (iv) a proportionate undivided interest in each and every business, asset, property and liability attributed to the MCI Group equal to the Inter-Group Interest in the MCI Group held by the WorldCom Group as of such date;

                   (v) all businesses, assets, properties and liabilities transferred to the WorldCom Group from the MCI Group in connection with an increase in the Inter-Group Interest in the WorldCom
          Group held by the MCI Group;

                   (vi) all businesses, assets, properties and liabilities transferred to the WorldCom Group from the MCI Group in connection with a decrease in the Inter-Group Interest in the MCI Group held by the WorldCom Group;

                    (vii) any assets (including securities) or properties attributed to the WorldCom Group pursuant to Section 5(B) or Section 5(C); and

                   (viii) all net income and net losses arising in respect of the foregoing and proceeds of the Disposition thereof;

     provided that from and after any transfer of any businesses, assets, properties or liabilities from the WorldCom Group to the MCI Group as permitted by these Second Amended and Restated Articles of Incorporation, the WorldCom Group shall no longer include such businesses, assets, properties or liabilities so contributed or transferred (other than as reflected, to the extent applicable, in respect of such a transfer by the Inter-Group Interest in the MCI Group held by the WorldCom Group).

               (DD) "WORLDCOM GROUP AVAILABLE DISTRIBUTION AMOUNT" shall mean, on any date, the product of:

                    (i) the Outstanding Interest Fraction with respect to WorldCom Stock; and

                   (ii)  the lesser of:

                         (x) any amount in excess of the minimum amount necessary for the WorldCom Group to pay debts attributed to the WorldCom Group as they become due in the usual course of business; and

                         (y) the total assets attributed to the WorldCom Group, less the sum of its total liabilities plus (unless these Second Amended and Restated Articles of Incorporation provide otherwise) the amount that would be needed if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shares of stock attributed to the WorldCom Group superior to the WorldCom Stock.

     Notwithstanding the foregoing provisions of this Section 7(DD), and consistent with Section 6(B), at any time when there are not outstanding both:

               (i) one or more shares of WorldCom Stock or Convertible Securities convertible into or exchangeable or exercisable for WorldCom Stock; and

              (ii) one or more shares of MCI Stock or Convertible Series convertible into or exchangeable or exercisable for MCI Stock,

     the "Available Distribution Amount," on any calculation date during such time period, with respect to the WorldCom Stock or the MCI Stock (depending on which of such series of common stock or Convertible Securities convertible into or exchangeable or exercisable for such series of common stock is outstanding), shall mean the amount available for the payment of dividends on such common stock in accordance with law.

               SECTION 8.  SEVERABILITY OF PROVISIONS.   If any term of any
     provision with respect to voting powers, preferences, designations, rights, qualifications, limitations or restrictions of the WorldCom Stock or the MCI Stock set forth in this Section A of Article 4 (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms and provisions with respect to voting powers, preferences, designations, rights, qualifications, limitations or restrictions of the WorldCom Stock or the MCI Stock set forth in this Section A of Article 4 (as it may be amended from time to time) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences, designations, rights, qualifications, limitations or restrictions of such series shall, nevertheless, remain in full force and effect, and no term of such series of common stock herein set forth shall be deemed dependent upon any other terms with respect to such voting powers, preferences, designations, rights, qualifications, limitations or restrictions of the WorldCom Stock or the MCI Stock unless so expressed herein.

                                                                 ANNEX II

       ARTICLES OF AMENDMENT TO THE SECOND AMENDED AND RESTATED ARTICLES OF
                         INCORPORATION OF WORLDCOM, INC.

                                      1.

     The name of the Corporation is WorldCom, Inc.

                                      2.

     Effective the date hereof, Article Eleven of the Second Amended and Restated Articles of Incorporation of the Corporation is hereby amended by deleting the text thereof and substituting therefor the text of the amendments attached hereto as Exhibit A.

                                      3.

     All other provisions of the Second Amended and Restated Articles of Incorporation shall remain in full force and effect.

                                      4.

     The provisions of Article Eleven of the Second Amended and Restated Articles of Incorporation were duly approved by the shareholders of the Corporation in accordance with the provisions of Section
     14-2-1003 of the Georgia Business Corporation Code on the
     day of                    , 2001.

                                      5.

     The provisions of Article Eleven of the Second Amended and Restated Articles of Incorporation were duly adopted and authorized by the
     Board of Directors of the Corporation on                    , 2001.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer, this
       day of                    , 2001.

                                   WORLDCOM, INC.

                                   By: __________________
                                       Name:
                                       Title:

                                                                Exhibit A

                                    ELEVEN

               (a) In addition to the requirements of the provisions of any series of preferred stock which may be outstanding, and whether or not a vote of the shareholders is otherwise required, the
     affirmative vote of the holders of not less than seventy percent
     (70%) of the voting power of the Corporation's Voting Stock shall
                  ---------------------------------
     be required for the approval or authorization of any Business Transaction with a Related Person, or any Business Transaction in which a Related Person has an interest (other than only a proportionate interest as a shareholder of the corporation);
     provided, however, that the seventy percent (70%) voting requirement shall not be applicable if (i) the Business Transaction is Duly Approved by the Continuing Directors, or (ii) all of the following conditions are satisfied:

                   (i) the aggregate amount of cash and the fair market value of the property, securities or other consideration to be received per share for a particular class or series of a class if there is more
                ------------------------------------------------------------
          than one series in a class (on the date of effectiveness of such
          --------------------------
          Business Transaction) by holders of capital stock of the
          Corporation (other than such Related Person) in connection with such Business Transaction is at least equal in value to such
          Related Person's Highest Stock Purchase Price for such class or
                                         --------       -----------------
          series;
          ------

                   (ii) the consideration to be received by holders of capital stock of the Corporation in connection with such Business Transaction is in (a) cash, or (b) if the majority of the shares of any particular class or series of stock of the Corporation as to which the Related Person is the Beneficial Owner shall have been acquired for a consideration in a form other than cash, in the same form of consideration used by the Related Person to acquire the largest number of shares of such class or series of stock;

                   (iii) after such Related Person has become a Related Person and prior to the consummation of such Business Transaction, such Related Person shall not have become the Beneficial Owner of any additional shares of capital stock of the Corporation or securities convertible into capital stock of the Corporation, except (i) as a part of the transaction which resulted in such Related Person becoming a Related Person or (ii) as a result of a pro rata stock dividend or stock split;

                   (iv) prior to the consummation of such Business Transaction, such Related Person shall not have, directly or indirectly, except as Duly Approved by the Continuing Directors (i) received the benefit (other than only a proportionate benefit as a shareholder of the corporation) of any loans, advances, guarantees, pledges or other financial assistance or tax credits or tax advantages provided by the Corporation or any of its subsidiaries, (ii) caused any material change in the Corporation's business or equity capital structure, including, without limitation, the issuance of shares of capital stock of the Corporation, or other securities convertible into or exercisable for such shares, or (iii) caused the Corporation to fail to declare and pay at the regular date therefor quarterly cash dividends on the outstanding capital stock of the Corporation entitled to receive dividends, on a per share basis at least equal to the cash dividends being paid thereon by the corporation immediately prior to the date on which the Related
          Person became a Related Person; and

                   (v) a proxy or information statement describing the proposed Business Transaction and complying with the requirements of the Securities Exchange Act of 1934, as amended (the "Act"), and the rules and regulations thereunder (or any subsequent provisions replacing the Act or such rules or regulations) shall be mailed to shareholders of the Corporation at least thirty (30) days prior to the consummation of such Business Transaction (whether or not such proxy or information statement is required to be mailed pursuant to the Act and such rules and regulations or subsequent provisions).

          (b) For the purpose of this Article ELEVEN:

                   (i) The term "Affiliate", used to indicate a relationship to a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

                  (ii) The term "Associate", used to indicate a relationship with a specified person, shall mean (A) any corporation, partnership or other organization of which such specified person is an officer or partner, (B) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (C) any relative or spouse of such specified person who has the same home as such specified person or who is a director or officer of the corporation or any of its subsidiaries, and (D) any person who is a director, officer or partner of such specified person or of any corporation (other than the corporation or any wholly-owned subsidiary of the corporation), partnership or other entity which is an Affiliate of such specified person.

                 (iii) The term "Beneficial Owner" shall be defined by reference to Rule 13d-3 under the Act as in effect on September 15, 1993; provided, however, that any individual, corporation, partnership, group, association or other person or entity which has the right to acquire any capital stock of the corporation having voting power at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such capital stock.

                  (iv) The term "Business Transaction" shall mean: (A) any merger, share exchange or consolidation involving the Corporation or a subsidiary of the Corporation; (B) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions), including, without limitation, a mortgage, pledge or any other security device of all or any Substantial Part of the assets either of the Corporation or of a subsidiary of the Corporation; (C) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or any Substantial Part of the assets of any entity to the Corporation or a subsidiary of the Corporation; (D) the issuance, sale, exchange, transfer or other disposition (in one transaction or a series of related transactions) by the Corporation or a subsidiary of the Corporation of any securities of the Corporation or any subsidiary of the Corporation in exchange for cash, securities or other property, or a combination thereof, having an aggregate fair market value of $15 million or more; (E) any merger, share exchange or consolidation of the Corporation with any of its subsidiaries or any similar transaction in which the Corporation is not the survivor and the charter or certificate or articles of incorporation of the consolidated or surviving Corporation do not contain provisions substantially similar to those in this Article ELEVEN; (F) any recapitalization or reorganization of the Corporation or any reclassification of the securities of the Corporation (including, without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person or reducing the number of shares of each class of voting securities outstanding; (G) any liquidation, spin-off, split-off, split-up or dissolution of the Corporation; and (H) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction or having a similar purpose or effect.

                   (v) The term "Continuing Director" shall mean a director who either was a member of the Board of Directors of the Corporation on September 15, 1993, or who became a director of the Corporation subsequent to such date and whose election or nomination for election by the Corporation's shareholders was Duly Approved by the Continuing Directors then on the Board, either by a specific vote or by approval of the proxy statement issued by the Corporation on behalf of the Board of Directors in which such person is named as nominee for director; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person has an interest (other than only a proportionate interest as a shareholder of the Corporation).

                  (vi) The term "Duly Approved by the Continuing Directors" shall mean an action approved by the vote of at least a majority of the Continuing Directors then on the Board; provided, however, that if the votes of such Continuing Directors in favor of such action would be insufficient to constitute an act of the Board of Directors (if a vote by the entire Board of Directors were to have been taken), then such term shall mean an action approved by the unanimous vote of the Continuing Directors so long as there are at least three (3) Continuing Directors on the Board of Directors at the time of such unanimous vote.

                (vii) The term "Fair Market Value", in the case of stock, means the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith.

               (viii) The term "Highest Stock Purchase Price" with respect to shares of a particular class, or series of a class if there are more than one series in a class, shall mean the greatest of the following:

                    (A) the highest amount of consideration paid by a Related
               Person for a share of such class or series of capital stock of the Corporation (including any brokerage commissions, transfer taxes and soliciting dealers' fees) in the transaction which resulted in such Related Person becoming a Related Person or within two years prior to the first public announcement of the Business Transaction (the "Announcement Date"), whichever is higher; provided, however, that the Highest Stock Purchase Price calculated under this subsection (A) shall be appropriately adjusted to reflect the occurrence of any reclassification, recapitalization, stock-split, reverse stock-split or other similar corporate readjustment in the number or kind of outstanding shares of capital stock of the Corporation between the last date upon which such Related Person paid the Highest Stock Purchase Price up to the effective date of the merger, share exchange or consolidation or the date of distribution to shareholders of the Corporation of the proceeds from the sale of substantially all of the assets of the Corporation referred to in subparagraph (i) of Section (a)(ii) of this Article Eleven;

                    (B) the Fair Market Value per share of such classes or
               series of stock of the Corporation on the Announcement Date;

                    (C) the Fair Market Value per share of such classes or
               series of stock of the Corporation on the date that the Related Person becomes a Related Person;

                    (D) if applicable, the Fair Market Value per share
               determined pursuant to subsection (b)(viii)(B) or (C) of this Article ELEVEN, whichever is higher, multiplied by the ratio of
               (i) the highest price per share (including any brokerage commissions, transfer taxes or soliciting dealers' fees and adjusted for any subsequent stock dividends, splits, combinations, recapitalizations, reclassifications or other such reorganizations) paid to acquire any shares of such classes or series Beneficially Owned by the Related Person within the two years prior to the Announcement Date, to (ii) the Fair Market Value per share (adjusted for any subsequent stock dividends, splits, combinations, recapitalizations, reclassifications or other such reorganizations) of shares of such classes or series on the first day in the two-year period ending on the Announcement Date on which such shares Beneficially Owned by the Related Person were acquired; or

                    (E) the amount per share of any preferential payment to
              which holders of shares of such classes or series are entitled in the event of a liquidation, dissolution or winding up of the Corporation.

              (ix) The phrase "property, securities or other consid-eration to be received", for the purpose of subparagraph (i) of Section (a)(ii) of this Article ELEVEN and in the event of a merger in which the corporation is the surviving corporation, shall include, without limitation, common stock of the Corporation retained by its shareholders (other than such Related Person).

              (x) The term "Related Person" shall mean and include (A) any individual, corporation, partnership, group, association or other person or entity which, together with its Affiliates and Associates, is the Beneficial Owner of not less than ten percent (10%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote or was the Beneficial Owner of not less than ten percent (10%) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote (x) at the time the definitive agreement providing for the Business Transaction (including any amendment thereof) was entered into, (y) at the time a resolution approving the Business Transaction was adopted by the Board of Directors of the Corporation, or (z) as of the record date for the determination of shareholders entitled to notice of and to vote on or consent to the Business Transaction, and (B) any Affiliate or Associate of any such individual, corporation, partnership, group, association or other person or entity; provided, however, and notwithstanding any thing in the foregoing to the contrary, that the term "Related Person" shall not include the Corporation, a more than 90% owned subsidiary of the Corporation, any employee stock ownership or other employee benefit plan of either the Corporation or any more than 90% owned subsidiary of the Corporation, or any trustee of or fiduciary with respect to any such plan when acting in such capacity.

             (xi) The term "Substantial Part" shall mean more than twenty percent (20%) of the total assets of the entity in question, as reflected on the most recent consolidated balance sheet of such entity existing at the time the shareholders of the Corporation would be required to approve or authorize the Business Transaction involving the assets constituting any such Substantial Part.

            (xii) The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation whose holders are present at a meeting of shareholders, in person or by proxy, and which entitle their holders to vote generally in the election of directors, and considered for the purpose of this Article ELEVEN as one class.

          (c) For the purpose of this Article ELEVEN, so long as Continuing Directors constitute at least two-thirds (2/3) of the entire Board of Directors of the Corporation, the Board of Directors shall have the power to make a good faith determination, on the basis of information known to them, of (i) the number of shares of Voting
     Stock of which any person is the Beneficial Owner, (ii) whether a person is a Related Person or is an Affiliate or Associate of another, (iii) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of Beneficial Owner herein, (iv) whether the assets subject to any Business Transaction constitute a Substantial Part,
     (v) whether any Business Transaction is with a Related Person or is one in which a Related Person has an interest (other than only a proportionate interest as a shareholder of the corporation), (vi) whether a Related Person has, directly or indirectly, received the benefits or caused any of the changes referred to in subparagraph
     (iv) of clause (ii) of Section (a) of this Article ELEVEN, (vii) the fair market value of any consideration to be received in a Business Transaction and (viii) such other matters with respect to which a determination is required under this Article ELEVEN; and such determination by the Board of Directors shall be conclusive and binding for all purposes of this Article ELEVEN.

          (d) Nothing contained in this Article ELEVEN shall be construed to relieve any Related Person of any fiduciary obligation imposed by law.

          (e) The fact that any Business Transaction complies with the provisions of Section (a) of this Article ELEVEN shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Transaction or recommend its adoption or approval to the shareholders of the corporation.

          (f) Notwithstanding any other provisions of these Second Amended and Restated Articles of Incorporation or the Bylaws of the corporation (and notwithstanding that a lesser percentage may be permitted by law), the provisions of this Article ELEVEN may not be repealed or amended, directly or indirectly in any respect, unless such action is approved by the affirmative vote of the holders of not less than seventy percent (70%) of the voting power of the Corporation's Voting Stock.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "GBCC") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director; provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the GBCC. Section 14-2-202(b)(4) also does not eliminate or limit the rights of WorldCom or any shareholder to seek an injunction or other no monetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

     The provisions of Article Ten of WorldCom's Second Amended and Restated Articles of Incorporation, as amended, are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the GBCC as outlined above. Article Ten further provides that the liability of directors of WorldCom shall be limited to the fullest extent permitted by amendments to Georgia law. Sections 14-2-850 to 14-2-859, inclusive, of the GBCC govern the indemnification of directors, officers, employees, and agents.
     Section 14-2-851 of the GBCC permits indemnification of an individual for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of WorldCom) in which the individual is made a party because he or she is or was a director of WorldCom, or, while a director of WorldCom, such individual is or was serving at the request of WorldCom, as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. This Section permits indemnification if the director acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (c) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

     A Georgia corporation may not indemnify a director under Section 14-2-851: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding, provided it is determined that such director met the relevant standard of conduct set forth above, or (2) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit, whether or not involving action in his or her official capacity.

     Prior to indemnifying a director under Section 14-2-851 of the GBCC, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made under
     Section 14-2-855 of the GBCC by: (1) a majority vote of a quorum consisting of disinterested directors; (2) a duly designated committee of disinterested directors; (3) duly selected special legal counsel; or (4) a vote of the shareholders, excluding shares owned by or voted under the control of directors who do not qualify as disinterested directors.

     Section 14-2-856 of the GBCC provides that a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the GBCC, and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the GBCC provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of WorldCom, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

     The GBCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable: (1) for any appropriation, in violation of his or her duties, of any business opportunity of WorldCom; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful distributions under Section 14-2-832 of the GBCC; or (4) for any transaction in which the director obtained an improper personal benefit.

     Section 14-2-857 of the GBCC provides that an officer of WorldCom (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under
     Section 14-2-852, subject to the same limitations as described above. In addition, WorldCom may, as provided by either WorldCom's Second Amended and Restated Articles of Incorporation, as amended, WorldCom's Restated Bylaws, general or specific actions by its board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

     The indemnification provisions of Article X of WorldCom's Restated bylaws and Article Twelve of WorldCom's Second Amended and Restated Articles of Incorporation, as amended, are consistent with the foregoing provisions of the GBCC. However, WorldCom's Second Amended and Restated Articles of Incorporation, as amended, prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not opposed to, WorldCom's best interests, or to have improperly received a personal benefit, or in the case of a criminal proceeding, if such director had reasonable cause his or her conduct was unlawful, or in the case of a proceeding by or in the right of WorldCom, to which such director was adjudged liable to WorldCom, unless a court shall determine that the director is fairly and reasonably entitled to indemnification in view of all the circumstances. WorldCom's Restated Bylaws extend the indemnification available to officers under the GBCC to employees and agents.

     ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     2.1 Agreement and Plan of Merger between WorldCom, Inc., Wildcat Acquisition Corp. and Intermedia Communications, Inc. dated as of September 1, 2000 (filed as Annex A to the Proxy Statement/Prospectus included in WorldCom's Registration Statement on Form S-4, Registration No. 333-48012 and incorporated herein by reference).

     3.1 Form of Articles of Amendment to the Second Amended and Restated Articles of Incorporation of WorldCom, Inc. (included as Annex I and Annex II to the Proxy Statement/Prospectus).

     3.2 Second Amended and Restated Articles of Incorporation of WorldCom (including preferred stock designations), as amended as of May 1, 2000 (incorporated herein by reference to Exhibit 4.1 of WorldCom's Quarterly Report on Form 10-Q dated March 31, 2000 (File No.0-11258).

     3.3 Restated bylaws of WorldCom. (incorporated by reference to Exhibit 3.2 to WorldCom's Current Report on Form 8-K dated September 14, 1998) (filed September 29, 1998)) (File No. 0-11258).

     4.1 Rights Agreement dated as of August 25, 1996, between WorldCom and The Bank of New York, which includes the form of Certificate of Designations, setting forth the terms of the Series 3 Junior Participating Preferred Stock, par value $.01 per share, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Preferred Stock Purchase Rights as Exhibit C (incorporated herein by reference to Exhibit 4 to the Current Report on Form 8-K dated August 26, 1996 filed by the Company with the Securities and Exchange Commission on August 26, 1996 (as amended on Form 8-K/A filed on August 31, 1996) (File No. 0-11258)).

     4.2 Amendment No. 1 to Rights Agreement dated as of May 22, 1997, by and between WorldCom and The Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated May 22, 1997 (filed June 5, 1997) (File No. 0-11258)).

     4.3*    Form of Restated Rights Agreement.

     5.1* Opinion of Alston & Bird LLP as to the validity of the WorldCom group stock and MCI group stock.

     8.1*    Opinion of Simpson Thacher & Bartlett as to tax matters.

     10.1 Amended and Restated Facility A Revolving Credit Agreement among WorldCom, NationsBank, N.A., NationsBanc Montgomery Securities LLC, Bank of America NT & SA, Barclays Bank PLC, The Chase Manhattan Bank, Citibank, N.A., Morgan Guaranty Trust Company of New York, and Royal Bank of Canada and the lenders named therein dated as of August 6, 1998 (incorporated herein by reference to Exhibit 10.1 to WorldCom's Current Report on Form 8-K dated August 6, 1998 (filed August 7, 1998) (File No. 0-011258)).

     10.2 Amended and Restated 364-Day Revolving Credit and Term Loan Agreement among the Company and Bank of America, N.A., Administrative Agent; Bank of America Securities, LLC, Sole Lead Arranger and Book Manager; Barclays Bank PLC, The Chase Manhattan Bank, Citibank, N.A., Morgan Guaranty Trust Company of New York, and Royal Bank of Canada, Co-Syndication Agents; and the lenders named therein dated as of August 5, 1999 (incorporated herein by reference to Exhibit 10.1 of WorldCom's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999) (File No. 0-11258)).

     10.3 First Amendment and Renewal of the Amended and Restated 364-Day Revolving Credit and Term Loan Agreement entered into as of August 3, 2000, among WorldCom, certain Purchasing Lenders named therein, certain Increasing Lenders as named therein, Bank of America, N.A., as a Lender and as Administration Agent for itself and the Accepting Lenders (as therein defined) with Banc of America Securities, LLC, as the Sole Lead Arranger and Book Manager (incorporated herein by reference to Exhibit 10.3 of WorldCom's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000) (File No. 0-11258).

     10.4 WorldCom 1999 Stock Option Plan (incorporated herein by reference to Exhibit A to WorldCom's Proxy Statement dated April 23, 1999 (File No. 0-11258)) (compensatory plan).

     10.5    WorldCom, Inc. Third Amended and Restated 1990 Stock
             Option Plan (incorporated herein by reference to Exhibit A to WorldCom's Proxy Statement dated April 22, 1996
             (File No. 0-11258)) (compensatory plan).

     10.6 LDDS Communications, Inc. 1988 Nonqualified Stock Option Plan (incorporated herein by reference to the exhibits to LDDS-TN's Registration Statement on Form S-4 (File No. 33-29051) (compensatory plan).

     10.7 LDDS Annual Performance Bonus Plan (incorporated by reference to WorldCom's Proxy Statement used in connection with WorldCom's 1994 Annual Meeting of Shareholders (File No. 1-10415)) (compensatory plan).

     10.8 WorldCom, Inc. Special Performance Bonus Plan (incorporated herein by reference to Exhibit B to WorldCom's Proxy Statement dated April 22, 1996 used in connection with WorldCom's 1996 Annual Meeting of the Shareholders (File No. 0-11258)) (compensatory plan).

     10.9 WorldCom, Inc. Performance Bonus Plan (incorporated herein by reference to Exhibit A to WorldCom's Proxy
             Statement dated April 21, 1997 (File No. 0-11258))
             (compensatory plan).

     10.10   WorldCom/MFS/UUNET 1995 Performance Option Plan
             (incorporated herein by reference to Exhibit 10.17 to WorldCom's Annual Report on Form 10-K for the period ended December 31, 1996 (File No. 0-11258))
             (compensatory plan).

     10.11 WorldCom/MFS/UUNET Equity Incentive Plan (incorporated herein by reference to Exhibit 10.18 to WorldCom's
             Annual Report on Form 10-K for the period ended December 31, 1996 (File No. 0-11258)) (compensatory plan).

     10.12 WorldCom/MFS/UUNET Incentive Stock Plan (incorporated herein by reference to Exhibit 10.19 to WorldCom's
             Annual Report on Form 10-K for the period ended December 31, 1996 (File No. 0-11258)) (compensatory plan).

     10.13 MCI 1979 Stock Option Plan as amended and restated (incorporated by reference to Exhibit 10(a) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1988 (File No. 0-6457)) (compensatory plan).

     10.14 Supplemental Retirement Plan for Employees of MCI Communications Corporation and Subsidiaries, as amended (incorporated by reference to Exhibit 10(b) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-6457)) (compensatory plan).

     10.15 Description of Executive Life Insurance Plan for MCI Communications Corporation and Subsidiaries (incorporated by reference to "Remuneration of Officers" in MCI's Proxy Statement for its 1992 Annual Meeting of Stockholders (File No. 0-6457)) (compensatory plan).

     10.16   MCI Communications Corporation Executive Incentive
             Compensation Plan (incorporated by reference to Exhibit 10(e) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-6457))
             (compensatory plan).

     10.17 Amendment No. 1 to MCI Communications Corporation Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10(e) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.18 1988 Directors' Stock Option Plan of MCI (incorporated by reference to Exhibit D to MCI's Proxy Statement for its 1989 Annual Meeting of Stockholders (File No.
             0-6457)) (compensatory plan).

     10.19 Amendment No. 1 to the 1988 Directors' Stock Option Plan of MCI (incorporated by reference to Appendix D to MCI's Proxy Statement for its 1996 Annual Meeting of
             Stockholders (File No. 0-6457)) (compensatory plan).

     10.20 Amendment No. 2 to 1988 Directors' Stock Option Plan of MCI (incorporated by reference to Exhibit 10(i) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996) (File No. 0-6457)) (compensatory plan).

     10.21 Amendment No. 3 to 1988 Directors' Stock Option Plan of MCI (incorporated by reference to Exhibit 10(j) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.22 Stock Option Plan of MCI (incorporated by reference to Exhibit C to MCI's Proxy Statement for its 1989 Annual Meeting of Stockholders (File No. 0-6457)) (compensatory plan).

     10.23 Amendment No. 1 to the Stock Option Plan of MCI (incorporated by reference to Exhibit 10(l) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.24   Amendment No. 2 to the Stock Option Plan of MCI
             (incorporated by reference to Appendix B to MCI's Proxy Statement for its 1996 Annual Meeting of Stockholders (File No. 0-6457)) (compensatory plan).

     10.25 Amendment No. 3 to the Stock Option Plan of MCI (incorporated by reference to Exhibit 10(n) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.26 Amendment No. 4 to the Stock Option Plan of MCI (incorporated by reference to Exhibit 10(o) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.27 Amendment No. 5 to the Stock Option Plan of MCI (incorporated by reference to Exhibit 10(p) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.28 Board of Directors Deferred Compensation Plan of MCI (incorporated by reference to Exhibit 10(i) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 0-6457)) (compensatory plan).

     10.29 The Senior Executive Incentive Compensation Plan of MCI (incorporated by reference to Appendix A to MCI's Proxy Statement for its 1996 Annual Meeting of Stockholders (File No.0-6457)) (compensatory plan).

     10.30 Amendment No. 1 to the Senior Executive Incentive Compensation Plan of MCI (incorporated by reference to Exhibit 10(s) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.31   Executive Severance Policy (incorporated by reference to
             Exhibit 10(a) to MCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (File No. 0-6457)) (compensatory plan).

     10.32 Form of employment agreement, effective as of November 2, 1996, between MCI and Messrs. Bert C. Roberts and Timothy F. Price (incorporated by reference to Exhibit 10(u) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.33 Employment Agreement between UUNET and John W. Sidgmore dated May 13, 1994 (incorporated herein by reference to UUNET's Registration on Form S-1 (Registration
             No.33-91028)) (compensatory plan).

     10.34 Amendment to employment agreement dated February 29, 2000 between WorldCom and Timothy F. Price.

     10.35 Change of Control Severance Agreement effective April 8, 1997 between Brooks Fiber Properties, Inc. ("BFP") and James C. Allen (incorporated herein by reference from Exhibit 10.1 to BFP's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 (File No. 0-28036)) (compensatory plan).

     10.36   Promissory Note dated September 8, 2000 between Bernard
             J. Ebbers (the "Borrower") and the Company (incorporated herein by reference from Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000) (File No. 0-11258).

     10.37   Promissory Note dated November 1, 2000 between the
             Borrower and the Company (incorporated herein by reference from Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the first quarter ended
             September 30, 2000) (File No. 0-11258).

     10.38 Letter Agreement dated November 1, 2000 between Borrower and the Company (incorporated herein by reference from Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for the first quarter ended September 30, 2000) (File No. 0-11258).

     23.1    Consent of Arthur Andersen LLP.

     23.2    Consent of KPMG LLP.

     23.3    Consent of Alston & Bird LLP (contained in Exhibit 5.1).

     23.4    Consent of Simpson Thacher & Bartlett (contained in
             Exhibit 8.1)

     24.1    Powers of Attorney (included on signature pages hereof).

     99.1*   Form of Proxy.

     _________________
     *  To be filed by amendment.

     ITEM 22. UNDERTAKINGS.

              (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of

     1933, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

               (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or
     (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               (e) The undersigned registrant here y undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date corresponding to the request.

               (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of Mississippi, on December 28, 2000.

                                            WORLDCOM, Inc.


                                            By:  /s/ Scott D. Sullivan
                                                 -----------------------
                                                 Scott D. Sullivan
                                                 Chief Financial Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Bernard J. Ebbers, Scott D. Sullivan, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Name                        Title               Date

     /s/ Clifford L. Alexander, Jr.         Director         December 28, 2000
     --------------------------
     Clifford L. Alexander, Jr.

     /s/ James C. Allen                     Director         December 28, 2000
     ---------------------------
     James C. Allen

     /s/ Judith Areen                       Director         December 28, 2000
     ---------------------------
     Judith Areen

     /s/ Carl J. Aycock                     Director         December 28, 2000
     ---------------------------
     Carl J. Aycock

     /s/ Max E. Bobbitt                     Director         December 28, 2000
     ---------------------------
     Max E. Bobbitt

     /s/ Bernard J. Ebbers
     --------------------------             Director,        December 28, 2000
     Bernard J. Ebbers                      President and
                                            Chief Executive
                                            Officer
                                            (Principal
                                            Executive
                                            Officer)

     /s/ Francesco Galesi                   Director         December 28, 2000
     --------------------------
     Francesco Galesi

     /s/ Stiles A. Kellett, Jr.             Director         December 28, 2000
     --------------------------
     Stiles A. Kellett, Jr.

     /s/ Gordon S. Macklin                  Director         December 28, 2000
     --------------------------
     Gordon S. Macklin

     /s/ Bert C. Roberts, Jr.               Director         December 28, 2000
     --------------------------
     Bert C. Roberts, Jr.

     /s/ John W. Sidgmore                   Director         December 28, 2000
     --------------------------
     John W. Sidgmore

     /s/ Scott D. Sullivan                  Director and     December 28, 2000
     --------------------------             Chief Financial
     Scott D. Sullivan                      Officer
                                            (Principal
                                            Financial
                                            Officer and
                                            Principal
                                            Accounting
                                            Officer)

                                 EXHIBIT INDEX

     2.1 Agreement and Plan of Merger between WorldCom, Inc., Wildcat Acquisition Corp. and Intermedia Communications, Inc., dated as of September 1, 2000 (filed as Annex A to the Proxy Statement/Prospectus included in WorldCom's Registration Statement on Form S-4, Registration No. 333-48012 and incorporated herein by reference).

     3.1 Form of Articles of Amendment to the Second Amended and Restated Articles of Incorporation of WorldCom, Inc.
             (included as Annex I and Annex II to the Proxy Statement/ Prospectus).

     3.2 Second Amended and Restated Articles of Incorporation of WorldCom (including preferred stock designations), as amended as of May 1, 2000 (incorporated herein by reference to Exhibit 4.1 of WorldCom's Quarterly Report on Form 10-Q dated March 31, 2000) (Filed May 15, 2000) (File No. 0-11258)).

     3.3 Restated bylaws of WorldCom. (incorporated by reference to Exhibit 3.2 to WorldCom's Current Report on Form 8-K dated September 14, 1998) (filed September 29, 1998) (File
             No. 0-11258)).

     4.1 Rights Agreement dated as of August 25, 1996, between WorldCom and the Bank of New York, which includes the form of Certificate of Designations, setting forth the terms of the Series 3 Junior Participating Preferred Stock, par value $.01 per share, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Preferred Stock Purchase Rights as Exhibit C (incorporated herein by reference to Exhibit 4 to the Current Report on Form 8-K dated August 26, 1996 filed by the Company with the Securities and Exchange Commission on August 26, 1996 (as amended on Form 8-K/A filed on August 31, 1996) (File No. 0-11258))

     4.2 Amendment No. 1 to Rights Agreement dated as of May 22, 1997, by and between WorldCom and The Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit
             4.2 of the Company's Current Report on Form 8-K dated May 22, 1997 (filed June 5, 1997) (File No. 9-11258))

     4.3*    Form of Restated Rights Agreement.

     5.1*    Opinion of Alston & Bird LLP as to the validity of the
             WorldCom group stock and MCI group stock.
     8.1*    Opinion of Simpson Thacher & Bartlett as to tax matters.

     10.1 Amended and Restated Facility A Revolving Credit Agreement among WorldCom, NationsBank, N.A., NationsBanc Montgomery Securities LLC, Bank of America NT & SA, Barclays Bank PLC, The Chase Manhattan Bank, Citibank, N.A., Morgan Guaranty Trust Company of New York, and Royal Bank of Canada and the lenders named therein dated as of August 6, 1998 (incorporated herein by reference to Exhibit 10.1 to WorldCom's Current Report on Form 8-K dated August 6, 1998 (filed August 7, 1998) (File No. 0-011258)).

     10.2 Amended and Restated 364-Day Revolving Credit and Term Loan Agreement among the Company and Bank of America, N.A., Administrative Agent; Bank of America Securities, LLC, Sole Lead Arranger and Book Manager; Barclays Bank PLC, The Chase Manhattan Bank, Citibank, N.A., Morgan Guaranty Trust Company of New York, and Royal Bank of Canada, Co-Syndication Agents; and the lenders named therein dated as of August 5, 1999 (incorporated herein by reference to Exhibit 10.1 of WorldCom's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999) (File No. 0-11258)).

     10.3 First Amendment and Renewal of the Amended and Restated 364-Day Revolving Credit and Term Loan Agreement entered into as of August 3, 2000, among WorldCom, certain Purchasing Lenders named therein, certain Increasing Lenders as named therein, Bank of America, N.A., as a Lender and as Administration Agent for itself and the Accepting Lenders (as therein defined) with Banc of America Securities, LLC, as the Sole Lead Arranger and Book Manager (incorporated herein by reference to Exhibit 10.3 of WorldCom's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000) (File No. 0-11258).

     10.4 WorldCom 1999 Stock Option Plan (incorporated herein by reference to Exhibit A to WorldCom's Proxy Statement dated April 23, 1999 (File No. 0-11258)) (compensatory plan).

     10.5 WorldCom, Inc. Third Amended and Restated 1990 Stock Option Plan (incorporated herein by reference to Exhibit A to WorldCom's Proxy Statement dated April 22, 1996 (File
             No. 0-11258)) (compensatory plan).

     10.6 LDDS Communications, Inc. 1988 Nonqualified Stock Option Plan (incorporated herein by reference to the exhibits to LDDS-TN's Registration Statement on Form S-4 (File
             No. 33-29051) (compensatory plan).

     10.7 LDDS Annual Performance Bonus Plan (incorporated by reference to WorldCom's Proxy Statement used in connection with WorldCom's 1994 Annual Meeting of Shareholders (File No. 1-10415)) (compensatory plan).

     10.8 WorldCom, Inc. Special Performance Bonus Plan (incorporated herein by reference to Exhibit B to WorldCom's Proxy
             Statement dated April 22, 1996 used in connection with WorldCom's 1996 Annual Meeting of the Shareholders (File No. 0-11258)) (compensatory plan).

     10.9 WorldCom, Inc. Performance Bonus Plan (incorporated herein by reference to Exhibit A to WorldCom's Proxy Statement dated April 21, 1997 (File No. 0-11258)) (compensatory plan).

     10.10   WorldCom/MFS/UUNET 1995 Performance Option Plan
             (incorporated herein by reference to Exhibit 10.17 to WorldCom's Annual Report on Form 10-K for the period ended December 31, 1996 (File No. 0-11258)) (compensatory plan).

     10.11 WorldCom/MFS/UUNET Equity Incentive Plan (incorporated herein by reference to Exhibit 10.18 to WorldCom's Annual Report on Form 10-K for the period ended December 31, 1996 (File No. 0-11258)) (compensatory plan).

     10.12 WorldCom/MFS/UUNET Incentive Stock Plan (incorporated herein by reference to Exhibit 10.19 to WorldCom's Annual Report on Form 10-K for the period ended December 31, 1996 (File No. 0-11258)) (compensatory plan).

     10.13   MCI 1979 Stock Option Plan as amended and restated
             (incorporated by reference to Exhibit 10(a) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1988 (File No. 0-6457)) (compensatory plan).

     10.14   Supplemental Retirement Plan for Employees of MCI
             Communications Corporation and Subsidiaries, as amended (incorporated by reference to Exhibit 10(b) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 (File No. 0-6457)) (compensatory plan).

     10.15   Description of Executive Life Insurance Plan for MCI
             Communications Corporation and Subsidiaries (incorporated by reference to "Remuneration of Officers" in MCI's Proxy Statement for its 1992 Annual Meeting of Stockholders (File No. 0-6457)) (compensatory plan).

     10.16   MCI Communications Corporation Executive Incentive
             Compensation Plan (incorporated by reference to Exhibit 10(e) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-6457))
             (compensatory plan).

     10.17 Amendment No. 1 to MCI Communications Corporation Executive Incentive Compensation Plan (incorporated by reference to
             Exhibit 10(e) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.18 1988 Directors' Stock Option Plan of MCI (incorporated by reference to Exhibit D to MCI's Proxy Statement for its 1989 Annual Meeting of Stockholders (File No. 0-6457)) (compensatory plan).

     10.19 Amendment No. 1 to the 1988 Directors' Stock Option Plan of MCI (incorporated by reference to Appendix D to MCI's Proxy Statement for its 1996 Annual Meeting of Stockholders (File No. 0-6457)) (compensatory plan).

     10.20 Amendment No. 2 to 1988 Directors' Stock Option Plan of MCI (incorporated by reference to Exhibit 10(i) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31,
             1996) (File No. 0-6457)) (compensatory plan).

     10.21 Amendment No. 3 to 1988 Directors' Stock Option Plan of MCI (incorporated by reference to Exhibit 10(j) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.22 Stock Option Plan of MCI (incorporated by reference to Exhibit C to MCI's Proxy Statement for its 1989 Annual Meeting of Stockholders (File No. 0-6457)) (compensatory plan).

     10.23   Amendment No. 1 to the Stock Option Plan of MCI
             (incorporated by reference to Exhibit 10(l) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.24   Amendment No. 2 to the Stock Option Plan of MCI
             (incorporated by reference to Appendix B to MCI's Proxy Statement for its 1996 Annual Meeting of Stockholders (File No. 0-6457)) (compensatory plan).

     10.25   Amendment No. 3 to the Stock Option Plan of MCI
             (incorporated by reference to Exhibit 10(n) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.26   Amendment No. 4 to the Stock Option Plan of MCI
             (incorporated by reference to Exhibit 10(o) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.27   Amendment No. 5 to the Stock Option Plan of MCI
             (incorporated by reference to Exhibit 10(p) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.28   Board of Directors Deferred Compensation Plan of MCI
             (incorporated by reference to Exhibit 10(i) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 0-6457)) (compensatory plan).

     10.29 The Senior Executive Incentive Compensation Plan of MCI (incorporated by reference to Appendix A to MCI's Proxy Statement for its 1996 Annual Meeting of Stockholders (File No.0-6457)) (compensatory plan).

     10.30   Amendment No. 1 to the Senior Executive Incentive
             Compensation Plan of MCI (incorporated by reference to Exhibit 10(s) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.31   Executive Severance Policy (incorporated by reference to
             Exhibit 10(a) to MCI's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (File No. 0-6457)) (compensatory plan).

     10.32 Form of employment agreement, effective as of November 2, 1996, between MCI and Messrs. Bert C. Roberts and Timothy
             F. Price (incorporated by reference to Exhibit 10(u) to MCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-6457)) (compensatory plan).

     10.33 Employment Agreement between UUNET and John W. Sidgmore dated May 13, 1994 (incorporated herein by reference to UUNET's Registration on Form S-1 (Registration
             No.33-91028)) (compensatory plan).

     10.34 Amendment to employment agreement dated February 29, 2000 between WorldCom and Timothy F. Price.

     10.35 Change of Control Severance Agreement effective April 8, 1997 between Brooks Fiber Properties, Inc. ("BFP") and James C. Allen (incorporated herein by reference from Exhibit 10.1 to BFP's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 (File No. 0-28036)) (compensatory plan).

     10.36 Promissory Note dated September 8, 2000 between Bernard J. Ebbers (the "Borrower") and the Company (incorporated herein by reference from Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended
             September 30, 2000) (File No. 0-11258).

     10.37 Promissory Note dated November 1, 2000 between the Borrower and the Company (incorporated herein by reference from Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the first quarter ended September 30, 2000) (File No. 0-11258).

     10.38 Letter Agreement dated November 1, 2000 between Borrower and the Company (incorporated herein by reference from Exhibit 10.6 to the Company's Quarterly Report on Form 10-Q for the first quarter ended September 30, 2000) (File No. 0-11258).

     23.1    Consent of Arthur Andersen LLP.

     23.2    Consent of KPMG LLP.

     23.3    Consent of Alston & Bird LLP (contained in Exhibit 5.1).

     23.4    Consent of Simpson Thacher & Bartlett (contained in Exhibit
             8.1).

     24.1    Powers of Attorney (included on signature pages hereof).

     99.1*   Form of Proxy.

     ________________
     *  To be filed by amendment.